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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 31, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Isola Group Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	3672 (Primary Standard Industrial Classification Code Number)	38-3853493 (I.R.S. Employer Identification No.)

3100 West Ray Road, Suite 301
Chandler, Arizona 85226
(480) 893-6527
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Raymond P. Sharpe
President and Chief Executive Officer
Isola Group Ltd.
3100 West Ray Road, Suite 301
Chandler, Arizona 85226
(480) 893-6527
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven D. Pidgeon, Esq. DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016 (480) 606-5100 Fax: (480) 606-5101	Julia Cowles, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000 Fax: (650) 752-2111

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement.

          If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Ordinary Shares, $0.0001 par value	$100,000,000	$11,460

(1)
Includes ordinary shares issuable upon exercise of an option to purchase additional shares from us granted to the underwriters.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                        Subject to completion,                         Dated October 31, 2011

                      Shares

Ordinary shares

This is the initial public offering of our ordinary shares. No public market currently exists for our ordinary shares. It is currently estimated that the initial public offering price will be between $             and $             per share.

We intend to apply to have our ordinary shares listed on the Nasdaq Global Market under the symbol "ISLA".

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our ordinary shares in "Risk Factors" beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

The underwriters have the option, exercisable on or before the thirtieth day after the date of this prospectus, to purchase up to an additional                           ordinary shares from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

The underwriters are offering the ordinary shares as set forth under "Underwriting". Delivery of the shares will be made on or about                           , 2011.

UBS Investment Bank	Piper Jaffray

Needham & Company, LLC	Oppenheimer & Co.

The date of this prospectus is                           , 2011

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, or such other dates as are stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

Prospectus

Through and including                               (25 days after the commencement of the offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

 MARKET RANKING AND INDUSTRY DATA

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys, including market research firms and government sources, and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. In addition, certain market and industry data included in this prospectus, and our position and the positions of our competitors within these markets, are based on estimates of our management, which are primarily based on our management's knowledge and experience in the markets in which we operate. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

Throughout this prospectus, when we refer to our "addressable" market for PCB laminate materials, or segments of our "addressable" market for PCB laminate materials, we exclude paper and composite laminate segments, and the internal Japanese market, none of which are addressed by Isola.

TRADEMARKS AND TRADE NAMES

This prospectus contains registered and unregistered trademarks and service marks of us and our subsidiaries, as well as trademarks and service marks of third parties. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

CONVENTIONS THAT APPLY IN THIS PROSPECTUS

Fiscal Year

In this prospectus, unless the context requires otherwise, references to fiscal 2011 are for the fiscal year ending December 31, 2011, references to fiscal 2010 are for the fiscal year ended January 1, 2011, references to fiscal 2009 are for the fiscal year ended December 26, 2009, references to fiscal 2008 are for the fiscal year ended December 27, 2008, references to fiscal 2007 are for the fiscal year ended December 29, 2007, references to fiscal 2006 are for the fiscal year ended December 30, 2006, references to fiscal 2005 are for the fiscal year ended December 31, 2005, and references to fiscal 2004 are for the fiscal year ended December 31, 2004.

Technical Terms

–>
"Dielectric" refers to an electrical insulator that can be polarized by an applied electric field. When a dielectric is placed in an electric field, electric charges do not flow through the material, as in a conductor, but only slightly shift from their average equilibrium positions causing dielectric polarization.

–>
"Dielectric Constant" refers to a measure of how close a material comes to free space (air) conditions and how constant these conditions hold through the material.

–>
"Glass Transition Temperature" or "Tg" refers to the temperature in Celsius at which the laminate begins to change between a hard, relatively brittle condition and a viscous, or rubbery, condition.

–>
"Lead-free" refers to laminates or prepreg that are suitable for lead-free soldering in the assembly of finished printed circuit boards. No laminates or prepreg actually contain the element lead. The distinction is important, however, as lead-free solders melt at higher temperatures than solders containing lead, which require laminates and prepreg capable of withstanding the stresses of a higher temperature environment.

ii

–>
"Loss", in the context of a material's characteristics, refers to the ratio of energy dissipated to energy stored.

–>
"Prepreg" is an industry term derived from the contraction of "previously impregnated". Prepreg is a dielectric material that provides electrical insulation properties. It is manufactured, as the term suggests, by the impregnation of fabric with specially formulated resin systems that confer specific electrical, thermal and physical properties to the prepreg. While modern prepreg is generally made from fiberglass fabric, some simple consumer electronics still use prepreg made from paper or paper composite. Prepreg is both a final product and an intermediate-stage product in the manufacture of copper-clad laminate.

iii

Prospectus Summary

This summary highlights important information about our business and about this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled "Risk Factors" and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. Unless the context indicates otherwise, we use the terms "Isola", "we", "our", the "Company", and "us" in this prospectus to refer to Isola Group Ltd., and, where appropriate, its consolidated subsidiaries. Unless otherwise indicated, the information contained in this prospectus assumes the completion of the reorganization as described in this prospectus under "Concurrent Transactions" immediately prior to the consummation of this offering.

 ISOLA GROUP LTD.

Overview

Isola is a leading global material sciences company that designs, develops and manufactures copper-clad laminate ("CCL") and prepreg (collectively, "laminate materials") used to fabricate advanced multilayer printed circuit boards ("PCBs"). PCBs provide the physical platform for the semiconductors, passive components and connection circuitry that power and control virtually all modern electronics. We focus on the market for high-performance laminate materials, developing proprietary resins that are critical to the performance of PCBs used in advanced electronic applications. We continually invest in research and development and believe that our industry-leading resin formulations, many of which are patented, provide us with a competitive advantage. With 11 manufacturing facilities and three research centers worldwide, as well as a global sales force, we are the largest supplier of laminate materials to PCB fabricators in the United States and Europe, and we are one of the larger suppliers in our addressable Asian market, based on revenue for fiscal year 2010.

Our high-performance PCB laminate materials are used in a variety of advanced electronics, including network and communications equipment and high-end consumer electronics, as well as advanced automotive, aerospace, military and medical applications. Demand in these markets is driven by the rapid growth of bandwidth-intensive high-speed data transmission, the expansion of the internet, the emergence of cloud computing and the evolution of increasingly complex communications technology. This has led to an urgent need for the development of the underlying infrastructure to support this growth, including faster and more efficient semiconductor technology. In addition, increasingly pervasive environmental regulations are driving a need for lead-free compatible, high-performance laminate materials.

We sell our products globally to leading PCB fabricators, including DDi, Ruwel, Sanmina, TTM Technologies, Viasystems and WUS Printed Circuit. These fabricators produce PCBs incorporating our laminate materials for electronic equipment designed or produced by a broad group of major original equipment manufacturers, or OEMs, including Alcatel-Lucent, Brocade, Cisco, Google, Hewlett-Packard, Huawei, IBM and Sun Microsystems (now Oracle). We work closely with these leading PCB fabricators and major OEMs to ensure that our high-performance laminate materials incorporating our proprietary resins meet the thermal, electrical and physical performance criteria of each new generation of electronic equipment.

We were acquired in 2004 by a group of investors led by TPG Capital, a global private equity firm, and Redfern Partners, a strategic partner and investor in the laminate materials industry. Under the direction of TPG Capital and our management, we have undertaken a number of operational changes that have increased manufacturing efficiencies and improved business processes. We believe that these measures, together with our focus on higher margin high-performance products, provide us with the operating leverage to take advantage of improving economic conditions.

Our history dates back nearly 100 years to the founding of Isola Werke AG in Germany in 1912. Isola Werke AG manufactured insulators utilizing the then-revolutionary Bakelite plastic technology, which provided superior insulating and heat resistance properties. We began production of copper-clad epoxy laminates, the direct predecessors of today's PCB laminate products, in the 1960s. In 2006, we acquired the assets of Polyclad Laminates, Inc., which extended our product portfolio and expanded our business in the growing Asian markets.

For the six months ended July 2, 2011, our revenue was $316.6 million, Adjusted EBITDA was $49.2 million, and our net loss was $19.1 million, as compared to revenue of $307.0 million, Adjusted EBITDA of $49.2 million and a net loss of $30.5 million for the six months ended June 26, 2010. For fiscal 2010, our revenue was $612.0 million, our Adjusted EBITDA was $89.7 million and our net income was $5.1 million, as compared to revenue of $416.1 million, Adjusted EBITDA of $39.0 million and net loss of $100.7 million in fiscal 2009. For an understanding of our primary non-GAAP metric, Adjusted EBITDA, including reconciliation to net income, see our discussion of non-GAAP financial measures in "Selected Historical Consolidated Financial and Other Data", included elsewhere in this prospectus.

Industry Overview and Market Opportunity

Current trends and drivers in the PCB laminate materials industry include:

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rapidly expanding infrastructure requirements for high-speed data transmission and increasing demand for high-performance PCB laminate materials;

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increased performance requirements of advanced electronics requiring high-performance PCB laminate materials;

–>
growing demand for environmentally friendly, lead-free compatible laminate materials; and

–>
greater emphasis on collaboration with OEMs and PCB fabricators.

High-performance PCB laminate materials are defined by their superior performance capabilities achieved primarily through the use of advanced resin formulations. These products compete primarily on their technological capabilities and are used in circuit boards that combine eight or more layers, with some applications requiring circuit boards with more than 20 layers. Our high-performance laminate materials have a variety of applications in the markets for servers and storage devices, network communications, advanced automotive electronics, high-end consumer electronics, military/aerospace equipment, medical equipment and satellite television receivers.

Significant barriers to entry exist within the high-performance PCB laminate materials industry, including capital intensity, long-term customer relationships characterized by pre-production collaboration, and lengthy periods (often up to one year) taken by OEMs to qualify laminates for new products. Once a particular PCB laminate material is designed in or qualified for use in a specific product line and one or more particular laminate suppliers are selected, these suppliers tend to remain suppliers of choice, even as the PCBs for these products change to address OEM product line improvements, extensions or next generation developments.

Based on data from Prismark, an independent research firm, we estimate that our addressable market for high-performance PCB laminate materials was $4.6 billion in 2010. According to BPA, another independent research firm, the market for multilayer PCB laminate materials (predominantly comprised of the high-performance market segment) is expected to make up approximately 55% of the worldwide PCB laminate materials market in 2011 (measured in square meters) and remains the fastest growing segment with an expected compound annual growth rate, or CAGR, of 12.4% from 2010 to 2014 for PCB production value.

Our Competitive Strengths

We believe that we possess the following competitive strengths, which will enable us to continue to grow our business globally:

Product technology leadership.    Our significant technology expertise enables us to produce market-leading high-performance PCB laminate materials. We possess an extensive portfolio of patent and other intellectual property rights covering our proprietary resin formulations and we believe we have pioneered the development of several product categories with "best in class" technology. Our proprietary resin formulations are capable of supporting complex circuit boards used in the most demanding electronic equipment and differentiate our products from commonly available, lower-performance materials. We continue to devote considerable efforts to research and develop new resin formulations and other PCB laminate materials to meet evolving market needs.

Recognized market leadership.    We maintain a leading market share, based on revenues, in each of our larger addressable markets for high-performance laminate materials. We have an established reputation as an industry leader and product innovator with strong brand recognition, which we believe will play a significant role in our future growth.

Blue-chip customer base served by global strategic manufacturing locations.    We have developed strong, long-term relationships with leading global PCB fabricators and the major OEMs they serve. We believe that these collaborative relationships provide us with a competitive advantage and assist us in bringing new products to market in a timely manner. We own state-of-the-art equipment in manufacturing facilities that are strategically located around the world in close proximity to these key industry participants. Our global network of plants facilitates quick-turn manufacturing and delivery of product, which reduces our customers' inventory levels and shipping costs.

Streamlined manufacturing with significant operating leverage.    We seek to achieve continual improvement in our manufacturing and business processes. We use "six sigma" processes and "lean" best practices, and we recently completed the implementation of a sophisticated SAP-based enterprise resource planning ("ERP") and analytical system across our global operations. In 2009, we closed three of our manufacturing facilities to improve factory utilization and lowered our fixed costs. Together with other measures, these closures are estimated to result in permanent fixed cost savings of approximately $30 million annually.

Experienced management team.    We have a highly experienced management team comprised of well-respected industry veterans who possess an average of over 20 years of experience in the electronics industry. Our management team has a proven track record of implementing sound business practices, including focusing our product development on higher margin products, improving the efficiency of our manufacturing facilities and successfully integrating acquired businesses.

Our Growth Strategies

We intend to extend our market leadership in the higher margin, high-performance laminate materials market through the following growth strategies:

Leverage collaborative relationships and technology leadership to develop innovative solutions.    We have implemented focused product development teams to further expand our relationships with leading PCB fabricators and the OEMs they serve. Our product development teams include members of our research and development, technical support and OEM marketing groups, all working under the direction of our Chief Technology Officer. Our teams actively monitor OEM product developments and engage in regular dialog with OEMs and their PCB fabricators in order to anticipate and plan for future electrical, thermal and physical product specifications. Through this collaborative effort we seek to develop innovative laminate materials solutions that meet future OEM product requirements.

Further penetrate the Asian market.    Many OEMs and PCB fabricators are migrating manufacturing of increasingly complex electronic equipment to Asia. In addition, several Asian markets are simultaneously undergoing infrastructure build-outs as their economies grow and develop. To supply this market, six of our 11 manufacturing facilities are located in Asia, and we maintain a sales force dedicated to serving this region. We will seek to capitalize on the opportunities presented by the very large and fast growing Asian markets for high-performance laminate materials based on the high quality of our products and technology.

Extend high-performance products into new applications.    We believe that other markets will benefit from our laminate materials and proprietary resin formulations, including the markets for advanced automotive equipment and consumer devices such as next generation smart phones and tablets. In addition, we believe that environmental regulations will become increasingly global and expand the addressable market for our high-performance, lead-free compatible and halogen-free PCB laminate materials. We intend to devote sales and technical resources to address these growing potential markets.

Opportunistically pursue strategic acquisitions and alliances.    We have grown through select acquisitions since we were acquired in 2004. While we believe that our future success will depend primarily on product innovation from collaborative relationships with our major customers and the OEMs they serve, we may pursue strategic acquisitions that provide complementary products or technologies.

Risk Factors

An investment in our ordinary shares involves risks. For a discussion of factors you should consider before deciding to invest in our ordinary shares, we refer you to "Risk Factors" and the following summary:

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the markets for our customers' products are volatile, which can cause wide swings in the demand for our products;

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we depend upon a relatively small number of customers for a large portion of our sales, and a decline in sales to major customers could harm our results of operations;

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we sell on a purchase order basis and are subject to uncertainties and variability in demand by our customers that could decrease revenues and harm our results of operations;

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we depend on a small number of suppliers for the raw materials and certain components used to manufacture our products. If these suppliers fail to provide an adequate supply of raw materials or components of sufficient quality, or these suppliers become unavailable to us, we may experience significant delays in the manufacturing and shipping of our products to customers and our business could suffer;

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we face intense competition in the PCB materials industry, including from diversified manufacturers and suppliers, which could negatively impact our results of operations and cause our market share to decline;

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if demand for high-performance, higher margin products does not increase, our future gross margins and operating results may be worse than expected; and

–>
our failure to respond timely or adequately to market changes may render our existing technology less competitive or obsolete, and our operating results may suffer.

The Principal Sponsors

Our current principal sponsors (the "Principal Sponsors") are:

TPG Capital.    TPG Capital, L.P. (together with its affiliates, "TPG Capital") is the global buyout group of TPG, a leading private investment firm founded in 1992 with approximately $48 billion of assets under management as of June 30, 2011 and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG

Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG Capital's investments span a variety of industries including financial services, travel and entertainment, technology, industrials, retail, consumer, media and communications, and healthcare.

Oaktree.    Oaktree Capital Management, L.P. (together with its affiliates, "Oaktree") is a premier global alternative and non-traditional investment manager with approximately $80 billion of assets under management as of June 30, 2011. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, high-yield bonds, convertible securities, senior loans, corporate control, real estate, emerging market equities and mezzanine finance. Oaktree was founded in 1995 by a group of principals who have worked together since the mid-1980s. Headquartered in Los Angeles, the firm has over 600 staff members and offices in 13 cities worldwide.

Concurrent Transactions

Corporate Reorganization

Currently, we operate through Isola Group S.a.r.l., a holding company incorporated in Luxembourg (the "Luxembourg Holding Company"), a low-tax jurisdiction. The Luxembourg Holding Company is owned by investors that include TPG Capital, Oaktree, Clearlake Capital and its affiliates, Tennenbaum Capital and its affiliates, The Blackstone Group LP and its affiliates, Redfern Partners, LLC and its affiliates and certain members of our management (collectively, the "Sponsors"). The Sponsors hold their investment in the Luxembourg Holding Company through two parent entities: TPG Hattrick Partners, L.P. (the "Sponsor Limited Partnership") and TPG Hattrick Holdco, LLC (the "Sponsor Holding Company"). The Sponsor Holding Company is the general partner of the Sponsor Limited Partnership.

The Sponsor Limited Partnership currently owns all of the issued and outstanding securities of the Luxembourg Holding Company, including 500 common shares and three classes of convertible preferred certificates (420,455 Class A convertible preferred certificates, 95,788,400 Class B convertible preferred certificates and 43,500,666 Class C convertible preferred certificates) that are accounted for as debt.

In preparation for our initial public offering, the Sponsor Limited Partnership recently formed a new company in the Cayman Islands, a tax-exempt jurisdiction, called Isola Group Ltd. Immediately prior to the completion of our initial public offering, we will undergo a corporate reorganization that includes the following steps:

–>
all of the outstanding securities of the Luxembourg Holding Company, including the common shares and convertible preferred certificates described above, will be contributed by the Sponsor Limited Partnership to Isola Group Ltd., which will result in Isola Group Ltd. becoming our new holding company and the Luxembourg Holding Company becoming a subsidiary of Isola Group Ltd.;

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both the Sponsor Limited Partnership and the Sponsor Holding Company will be liquidated and the ordinary shares of Isola Group Ltd. will be distributed to our Sponsors; and

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all outstanding management equity awards in the Sponsor Limited Partnership and the Sponsor Holding Company will be terminated and replaced with new equity awards for ordinary shares of Isola Group Ltd. that have the same value and substantially the same terms.

At the completion of our initial public offering:

–>
Isola Group Ltd. will be a public company;

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assuming the underwriters do not exercise their over-allotment option, the Principal Sponsors will together own approximately         % of our outstanding ordinary shares, investors in our initial public offering will own approximately         % of our outstanding ordinary shares and there will be options outstanding to purchase approximately         % of our outstanding ordinary shares; and

–>
the Sponsors and Isola Group Ltd. will enter into a shareholders agreement that provides for certain board representation rights and registration rights with respect to their ordinary shares.

Refinancing

In connection with this offering, we intend to enter into a new senior secured credit facility consisting of a $              million senior secured term loan and a $              million senior secured revolving credit facility. The proceeds of the new term loan will be used to repay the outstanding balances under the existing senior secured credit agreement and mezzanine credit agreement that are not repaid from the proceeds of this offering. We expect the new senior secured credit facility to be completed concurrently with the closing of this offering. Our entry into the new senior secured credit facility is conditioned on the completion of this offering. See "Description of Indebtedness".

Corporate Information about Isola Group Ltd.

Isola Group Ltd. was incorporated under the laws of the Cayman Islands on September 20, 2011. Our principal executive offices are located at 3100 W. Ray Road, Suite 301, Chandler, Arizona 85226. The telephone number of our principal executive offices is (480) 893-6527, and we maintain a website at www.isola-group.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Issuer	Isola Group Ltd.
Ordinary Shares Offered by Issuer	shares.
Option to Purchase Additional Shares	We have granted the underwriters a 30-day option to purchase up to an additional ordinary shares at the initial public offering price less the underwriting discount.
Ordinary Shares to Be Outstanding Immediately After this Offering	shares.
Ordinary Shares to be Beneficially Owned by the Sponsors Immediately After this Offering	shares. See "Principal Shareholders".
Use of Proceeds
We intend to use the net proceeds of this offering, together with the proceeds of the term loan under a new senior secured credit facility that we expect to enter into at the completion of this offering, to prepay all of the term loans outstanding under our existing senior secured credit agreement and mezzanine credit agreement at a redemption price of 100% plus interest to the prepayment date.

As of July 2, 2011, we had $210.0 million aggregate principal amount of senior secured term loans outstanding that currently bear interest at a rate of 10% per annum and mature on September 30, 2015, and $185.7 million aggregate principal amount of unsecured term loans outstanding that currently bear interest at a rate of 16% per annum and mature on March 24, 2016. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".
Dividend Policy	We do not intend to pay cash dividends on our ordinary shares for the foreseeable future. See "Dividend Policy".
Lock-up
We, our executive officers and directors and certain holders of our outstanding ordinary shares, stock options and other equity awards that together hold at least % of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise, directly or indirectly, dispose of or hedge any of our ordinary shares or securities convertible into or exchangeable or exercisable for our ordinary shares for a period of 180 days after the date of this prospectus. See "Underwriting" for more information.
Proposed Nasdaq Global Market Symbol	ISLA.

The number of ordinary shares to be outstanding immediately after this offering as set forth above is based on the number of ordinary shares outstanding at                            , 2011, and excludes an aggregate of                  additional ordinary shares that will be available for future awards pursuant to our 2011 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' option to purchase additional ordinary shares from us.

Summary Historical Consolidated Financial and Other Data

The following table presents our summary historical consolidated financial and other data. The consolidated statements of operations data and other financial data for fiscal 2010, 2009 and 2008, and the consolidated balance sheet data as of the end of fiscal 2010, are derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statements of operations and other financial data for the six months ended July 2, 2011 and June 26, 2010, and the consolidated balance sheet data as of July 2, 2011, are derived from our unaudited interim financial statements for those periods included elsewhere in this prospectus. These unaudited interim financial statements have been prepared on a basis consistent with the respective audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

The summary historical financial data below should be read in conjunction with "Use of Proceeds", "Capitalization", "Selected Historical Consolidated Financial and Other Data", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Six months ended
			Fiscal year
		June 26, 2010
	July 2, 2011		2010	2009	2008

	(dollars in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$316,583	$306,957	$611,987	$416,140	$570,333
Cost of goods sold	240,433	231,908	467,751	330,584	487,052

Gross profit	76,150	75,049	144,236	85,556	83,281

Operating expenses:
Sales, general and administrative	38,371	31,343	65,271	59,656	62,763
Research and development	5,193	4,817	9,532	9,244	10,663
Restructuring	177	3,464	4,782	18,129	7,692
Goodwill impairment	—	—	—	—	8,513

Total operating expenses	$43,741	$39,624	$79,585	$87,029	$89,631

Operating income / (loss)	32,409	35,425	64,651	(1,473)	(6,350)
Other income—net	1,031	3,005	2,020	224	2,768
Embedded derivative gain / (loss)	17,472	(58,162)	25,030	(27,513)	115,352
Interest expense(1)	(39,032)	(26,997)	(72,134)	(54,620)	(58,478)
Interest income	94	159	339	453	1,307
Foreign exchange gain / (loss)—net	(20,402)	27,863	9,596	(2,116)	(341)

Income / (loss) from continuing operations before income taxes	(8,428)	(18,707)	29,502	(85,045)	54,258
Provision for income taxes	(10,679)	(11,818)	(24,420)	(6,504)	(6,804)
Loss from discontinued operations, net of tax	—	—	—	(9,177)	(11,655)

Net income / (loss)	(19,107)	(30,525)	5,082	(100,726)	35,799
Net income / (loss) per common share
Basic	$(38.21)	$(61.05)	$10.16	$(201.45)	$71.60
Diluted	$(38.21)	$(61.05)	$10.16	$(201.45)	$71.60
Weighted average number of common and common equivalent shares outstanding
Basic	500	500	500	500	500
Diluted	500	500	500	500	500

	Six months ended	Fiscal year
	July 2, 2011	2010

	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$56,010	$36,733
Current assets	228,537	201,208
Current liabilities	149,242	131,603
Working capital	79,295	69,605
Long-term debt and capital lease obligations	319,784	306,547
Convertible preferred certificates	224,679	199,136
Embedded derivative liability	54,087	66,395
Total liabilities	820,260	774,758
Common stock and additional paid in capital	31,879	30,667
Total stockholders' deficiency	(417,894)	(397,564)

	Six months ended		Fiscal year
	July 2, 2011	June 26, 2010	2010	2009	2008

	(dollars in thousands, except per share amounts)
Other Financial Data:
Adjusted EBITDA(2)	$49,180	$49,186	$89,661	$38,983	$37,647

(1)
Interest expense for the six months ended July 2, 2011 was $39.0 million (comprised of cash interest expense of $18.0 million and non-cash interest expense of $21.0 million). Non-cash interest expense includes the amortization of deferred loan origination costs, the amortization of original issue discount, the accretion of interest paid-in-kind on our debt under our mezzanine credit agreement and the accretion of interest on our convertible preferred certificates. We intend to use the proceeds of this offering to reduce our current indebtedness and to refinance the remaining balance of our current indebtedness with $              million borrowed under a new senior secured credit facility bearing interest at         % per annum. If such transactions had occurred as of the end of fiscal 2010, our total interest expense for the six months ended July 2, 2011 would have been $              million.

(2)
Adjusted EBITDA is a supplemental non-GAAP measure used by management and external users of our consolidated financial statements. We define adjusted EBITDA as net income / (loss) less (A) loss from discontinued operations, net of tax, plus (B) (i) interest expense and interest income, net, (ii) provision for income taxes, (iii) depreciation and amortization and (iv) certain additional adjustments. These additional adjustments include stock-based compensation, restructuring charges, foreign exchange gain / (loss)—net, goodwill impairment, management fees paid to TPG Capital, embedded derivatives gain / (loss), gain related to a settlement of a patent infringement matter and pre-IPO expenses. For more information on Adjusted EBITDA and a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted EBITDA for the periods presented, see footnote 4 to "Selected Historical Consolidated Financial and Other Data". Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

 Risk Factors

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before buying our ordinary shares. If any of the following risks or uncertainties occur, our business, results of operations and financial condition could be materially adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or a part of the money you paid to buy our ordinary shares.

 RISKS RELATED TO OUR INDUSTRY AND BUSINESS

The markets for our customers' products are volatile, which can cause wide swings in the demand for our products.

Our business depends on the electronics industry, which is cyclical and subject to significant downturns characterized by diminished product demand, rapid declines in average selling prices and over-capacity. This industry has experienced periods characterized by relatively low demand and price depression and is likely to experience recessionary periods in the future. Economic conditions affecting the electronics industry in general, or specific market segments, such as computers and communications, have adversely affected our operating results in the past and may do so in the future.

Over the past three years, the global economy has been greatly impacted by the recessionary conditions linked to rising default levels in the U.S. home mortgage sector, volatile fuel prices, and a changing political and economic landscape. These factors have contributed to historically low consumer confidence levels, resulting in a significantly intensified downturn in demand for products incorporating PCBs, which in turn lowered demand for our products and adversely affected our operating results. When we experience excess capacity, variable margins from our revenues may not fully cover our fixed overhead expenses, and our gross margins may fall. A lasting economic recession, excess manufacturing capacity, or a prolonged decline in the electronics industry could negatively affect our business, results of operations, and financial condition.

In order to respond to quick-turn orders and offer short lead times at some of our production facilities, in some cases as little as 12-48 hours, these facilities must operate at less than full capacity. However, if we do not receive as many quick-turn orders as we expect at these facilities and have foregone other production, we may underutilize our manufacturing capacity.

We depend upon a relatively small number of customers for a large portion of our sales, and a decline in sales to major customers could harm our results of operations.

A small number of customers, which include PCB manufacturers and distributors, are responsible for a significant portion of our sales. While only one of our customers accounted for more than 10% of our revenues in each of fiscal 2010, fiscal 2009 and fiscal 2008 and the six months ended July 2, 2011 and June 26, 2010, we believe that our ten largest customers accounted for the majority of our revenues in each of these periods. Although we cannot assure you that our principal customers will continue to purchase our products at past levels, we expect to continue to depend upon a relatively small number of customers for a significant portion of our sales. Our customer concentration could fluctuate, depending on future customer requirements, which will depend in large part on conditions in the end-markets in which our customers operate. The loss of one or more significant customers or a decline in sales to our significant customers could harm our business, results of operations, and financial condition and lead to declines in the trading price of our ordinary shares.

In addition, during industry downturns, we may need to reduce prices and we may be unable to collect payments from our customers. There can be no assurance that key customers will not cancel orders, or that

Risk Factors

they will continue to place orders with us in the future at the same levels as experienced by us in prior periods, or that they will be able to meet their payment obligations. This concentration of customers may materially and adversely affect our operating results due to the loss or cancellation of business from any of these key customers, significant changes in scheduled deliveries to any of these customers, or decreases in the prices of the products sold to any of these customers.

We sell on a purchase order basis and are subject to uncertainties and variability in demand by our customers that could decrease revenues and harm our operating results.

We sell to customers on a purchase order basis and not pursuant to long-term contracts. Customers may cancel their orders, reduce production quantities or delay production at any time for a number of reasons. Many of our customers have, over the past several years, experienced significant decreases in demand for their products and services. The uncertain economic conditions in the global economy and in several of the markets in which our customers operate have in the past prompted some of our customers to cancel orders, delay the delivery of some of the products that we manufacture or order fewer products than we previously anticipated. Consequently, our sales are subject to short-term variability in demand by our customers. In the past, we have been required to increase staffing and other expenses in order to meet the anticipated demand of our customers. The level and timing of orders placed by our customers may vary due to:

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changes in our customers' inventory levels;

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changes in customers' manufacturing strategies;

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demand fluctuations for our customers' products; and

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changes in new product introductions.

Future terminations, reductions, or delays in our customers' orders could harm our business, results of operations, and financial condition. Variability in demand from our customers may contribute to fluctuations in our quarterly results, which may make our revenues more difficult to accurately forecast.

We depend on a small number of suppliers for the raw materials and certain components used to manufacture our products. If these suppliers fail to provide an adequate supply of raw materials or components of sufficient quality, or these suppliers become unavailable to us, we may experience significant delays in the manufacturing and shipping of our products to customers and our business could suffer.

We depend on a small number of suppliers for the raw materials, including copper, resin and fiberglass, as well as certain components, used in the manufacture of our products. These suppliers must comply with Isola's stringent specifications and technical requirements. Our reliance on these suppliers involves significant risks and uncertainties, including whether they will provide an adequate supply of required raw materials or components of sufficient quality, will not increase prices for the raw materials or components and will perform their obligations on a timely basis. If we are unable to obtain raw materials or components from third-party suppliers in the quantities and of the quality that we require on a timely basis and at acceptable prices, we may not be able to deliver our products on a timely or cost-effective basis to our customers, which could cause customers to end their business with us, reduce our gross profit and seriously harm our business, results of operations and financial condition. Moreover, if any of our suppliers becomes financially unstable, we may have to find new suppliers. It may take several months to locate alternative suppliers, if required. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources. We cannot predict if we will be able to obtain replacement raw materials and components within the time frames that we require at an affordable cost, or at all.

Risk Factors

 There may be shortages of, or price fluctuations with respect to, raw materials or components, which would cause us to curtail our manufacturing or incur higher than expected costs.

We purchase the raw materials and certain components we use in producing our products, and we may be required to bear the risk of price fluctuations of raw materials or components. Shortages of raw materials and price fluctuations have occurred in the past and may occur in the future. Copper prices have been particularly volatile in the last four years, declining to less than $3,000 per ton in late 2008 and increasing to more than $10,000 per ton during the six months ended July 2, 2011. Although historically we have been able to pass through a substantial portion of the raw material cost increases to our customers, we may not continue to be able to do so in the future if we experience significant supply disruptions or excess levels of industry capacity or due to other factors outside of our control, in which case our profitability could suffer. Our ability to pass through raw material price increases may be limited by the level of industry excess capacity, competitive practices and other regional-specific factors which are out of our control. In addition, if we experience a shortage of materials or components, we may not be able to produce products for our customers in a timely fashion.

We are vulnerable to an increase in the cost of energy.

Our production processes require us to use substantial amounts of power. In the past several years, there has been a significant increase in global energy prices. Changes in the cost or availability of energy resources, including oil, gas and electricity, are beyond our control and could materially increase our cost of operations. We maintain only limited back-up power generation facilities at some of our manufacturing locations. In the event of a power shortage, we could be required to cease operations at an affected facility until power is restored. There can be no assurance that our facilities will avoid material utility-based interruptions, which could have a material effect on our results of operations and financial condition.

We may experience significant fluctuations in results of operations from period to period.

Our quarterly results may vary significantly depending on various factors, many of which are beyond our control. These factors include:

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the volume of customer orders;

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changes in demand for customers' and OEMs' products;

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pricing and other competitive pressures;

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our effectiveness in managing manufacturing processes;

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changes in cost and availability of raw materials and labor;

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changes in our product mix;

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changes in political and economic conditions; and

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local factors and events that may affect our production volume, such as local holidays.

Our sales may, from time to time, shift from one quarter to the next, affecting anticipated results.

Risk Factors

 If demand for high-performance, higher margin products does not increase, our future gross margins and operating results may be worse than expected.

We typically earn lower gross margins on certain of our base, low-Tg products and higher gross margins on certain of our high-performance laminate materials. We experience continued pressure from customers to reduce prices, and competition remains intense, particularly in Asia. This pricing pressure has affected, and could continue to adversely affect, our gross margins. If demand for our high-performance, higher margin products does not increase in the future, our gross margins and operating results may be worse than expected.

Our failure to respond timely or adequately to market changes may render our existing technology less competitive or obsolete, and our operating results may suffer.

The market for our products is characterized by continuing product development and changing technologies. The success of our business depends in part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs and successfully anticipate or respond to technological product platform changes on a cost-effective and timely basis. There can be no assurance that we will effectively respond to the technological product requirements of the changing market, including having sufficient cash flow to make additional capital expenditures that may be required as a result of those changes. To the extent we are unable to respond to such technological product requirements, our operating results may suffer.

Our customers require our products to undergo a lengthy and expensive qualification process which does not assure follow-on product sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, our business and operating results would suffer.

In general, OEMs require that our products undergo an extensive qualification process, which may involve testing of our products for performance and reliability. This qualification process may continue for several months or even up to one year in certain cases. Moreover, qualification of a product by a customer does not assure any sales of the product to that customer. After our products are qualified, it can take several months or more before the customer commences volume production of components or systems that incorporate our products. Despite these uncertainties, we devote substantial resources, including design, engineering, sales, marketing and management efforts, to qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, sales of those products to the customer may be precluded or delayed, which may impede our growth and cause our business to suffer.

In addition, we work closely with OEMs to develop products that are well suited to their changing needs. We will not recover the cost of this product development directly even if we are actually engaged as a supplier to an OEM's product line, and there can be no guarantee that such collaborations will result in any sales of our products to such OEM.

Our products may contain design or manufacturing defects, which could result in reduced demand for our services and liability claims against us.

We manufacture products that are highly complex and need to meet increasingly demanding technical and quality requirements. These products may contain design or manufacturing errors or failures, despite our quality control and quality assurance efforts. Defects in the products we manufacture, whether caused by a design, manufacturing, or materials failure or error, may result in delayed shipments, customer dissatisfaction, a reduction or cancellation of purchase orders, or liability claims against us. If these defects occur frequently or in large quantities, our reputation may be impaired. Although our invoices and sales

Risk Factors

arrangements contain provisions designed to limit our exposure to product liability and related claims, existing or future laws or unfavorable judicial decisions could negate these provisions. Product liability litigation against us, even if it were unsuccessful, would be time-consuming and costly to defend. We may not maintain technology errors and omissions insurance at any given time for all or certain of our operations, and we may not be able to purchase such insurance coverage in the future on terms that are satisfactory to us, if at all. Moreover, such coverage may not be sufficient to cover actual losses.

We face intense competition in the PCB materials industry, including from diversified manufacturers and suppliers, which could negatively impact our results of operations and cause our market share to decline.

The PCB materials industry is intensely competitive, and we compete worldwide in the markets for such materials. Our principal competitors are substantially larger and have greater financial resources than us, and our operating results may be affected by our ability to maintain our competitive positions in these markets. Some of our competitors and potential competitors may have advantages over us, including:

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greater financial and manufacturing resources that can be devoted to the development, production, and sale of their products;

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more established and broader sales and marketing channels;

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manufacturing facilities that are located in countries with lower production costs;

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more manufacturing facilities worldwide, some of which are closer in proximity to PCB fabricators;

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lower capacity utilization, which in peak market conditions can result in shorter lead times to customers;

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ability to add additional capacity faster or more efficiently;

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preferred vendor status with existing and potential customers;

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greater name recognition; and

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larger customer bases.

In addition, these competitors may respond more quickly to new or emerging technologies, adapt more quickly to changes in customer requirements or devote greater resources to the development, promotion, and sale of their products than we do.

Consolidation trends among our customers could adversely affect our business.

In recent years, a number of our customers have consolidated and further consolidation of customers may continue. If an existing customer is not the controlling entity of the supply chain function following a consolidation, we may not be retained as a preferred or approved supplier. In addition, product duplication could result in the termination of a product line that we currently support. While there is potential for increasing our position with the combined customer, our revenues may decrease if we are not retained as a supplier. We may also be subject to increased pricing pressure from the combined customer because of its increased market share.

Our international sales and operations subject us to additional risks that could adversely affect our operating results.

We derive, and expect to continue to derive, a significant portion of our revenue from international sales in various Asian and European markets. Moreover, we manufacture a significant portion of our products in

Risk Factors

manufacturing facilities outside of the United States. Our international revenue and operations are subject to a number of material risks, including, but not limited to:

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difficulties in staffing, managing and supporting operations in multiple countries;

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rising costs of labor in certain countries;

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difficulties in enforcing agreements and collecting receivables through foreign legal systems and other relevant legal issues;

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fewer legal protections for intellectual property;

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foreign and U.S. taxation issues and international trade barriers;

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difficulties in obtaining any necessary governmental authorizations for the export of our products to certain foreign jurisdictions;

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potential fluctuations in foreign economies;

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government currency control and restrictions on repatriation of earnings;

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fluctuations in the value of foreign currencies and interest rates;

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general economic and political conditions in the markets in which we operate;

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domestic and international economic or political changes, social unrest, hostilities and other disruptions in regions where we currently operate or may operate in the future; and

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different and changing legal and regulatory requirements in the jurisdictions in which we currently operate or may operate in the future.

Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, threats to our intellectual property, difficulty in collecting receivables, and a higher cost of doing business, any of which could negatively impact our business, financial condition or results of operations. Moreover, our sales, including sales to customers outside the United States, are primarily denominated in U.S. dollars, and downward fluctuations in the value of foreign currencies relative to the U.S. dollar may make our products more expensive than other products, which could harm our business.

We operate in countries that have experienced political unrest or instability or government controls over the conduct of business, including China and countries in Southeast Asia. Recently, in China, labor disputes and strikes based partly on wages have slowed or stopped production at certain manufacturers. In some cases, employers have responded by significantly increasing the wages of workers at such plants. In addition, regulatory authorities and others have increased their scrutiny of labor conditions in countries in which we operate. To the extent such developments result in more burdensome labor laws and regulations or require us to increase the wages of employees, our ability to adequately staff our plants and the costs associated with the manufacture and shipping of our products in those jurisdictions could be adversely affected, which would have a material adverse effect on our business and operating results.

Our leverage and our debt service obligations may adversely affect our cash flow.

As of July 2, 2011, we had total indebtedness of approximately $543.9 million, and a stockholders' deficiency of $417.9 million. After giving effect to the application of the proceeds from this offering (at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus) and the proceeds of the new term loan we expect to enter into at the closing of this offering, as set forth in "Use of Proceeds", we expect our total indebtedness to be $          million.

Risk Factors

Our indebtedness and resulting financial leverage could have significant negative consequences, including:

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increasing our vulnerability to general adverse economic and industry conditions;

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requiring the use of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

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limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

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placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

Our current credit agreements contain financial and operating covenants that limit our management's discretion with respect to certain business matters. Among other things, these covenants restrict our ability and our subsidiaries' ability to incur additional debt, create liens or other encumbrances, make investments, change the nature of our business, sell or otherwise dispose of assets and merge or consolidate with other entities. At the end of fiscal 2010, we were in compliance with these covenants. If we are not able to comply with all of these covenants, for any reason, some or all of our outstanding debt could become immediately due and payable.

If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Our success depends in part on our ability to protect our intellectual property and other proprietary rights. We rely primarily on patents, trademarks, copyrights, trade secrets and unfair competition laws to protect our intellectual property and other proprietary rights. Significant technology used in our products, however, is not the subject of any patent protection, and we may be unable to obtain patent protection on such technology in the future. Moreover, existing U.S. legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and may be challenged by third parties. In addition, the laws of foreign countries in which we manufacture and market our products may afford little or no effective protection of our intellectual property. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. In addition to the legal methods that we use to protect our intellectual property described above, we may elect to manufacture certain of our products in the United States, where manufacturing costs are higher, in order to better protect our intellectual property. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. This could result in third parties manufacturing and selling competitive products that employ our technologies. If we fail to protect our intellectual property and other proprietary rights, our business, results of operations or financial condition could be materially harmed.

In addition, defending our intellectual property rights may entail significant expense. We have, from time to time, resorted to legal proceedings to protect our intellectual property and may continue to do so in the future. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we were to prevail. If unsuccessful, these efforts could also result in the limitation or invalidation of the intellectual property rights we sought to enforce. Finally, during the course of any patent litigation, there may be public announcements of the results of hearings,

Risk Factors

motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the market price of our ordinary shares may decline. General proclamations or statements by key public figures may also have a negative impact on the perceived value of our intellectual property.

We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming to defend and limit our ability to use certain technologies in the future.

Because our competitors and others actively seek patent protections, we may in the future be subject to claims that our technologies infringe upon third parties' intellectual property or other proprietary rights. In addition, the vendors from which we license technology used in our products or our customers could become subject to similar infringement claims. Any claims, with or without merit, could be time-consuming and expensive to defend, and could divert our management's attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, or at all; that we would be able to develop alternative technology on a timely basis, if at all; or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. In addition, we may be required to indemnify our vendors or customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling in such a claim. An adverse determination could also prevent us from offering our products to others. Infringement claims asserted against us or our vendors or customers may have a material adverse effect on our business, results of operations or financial condition.

Our confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely substantially upon proprietary information, trade secrets and know-how to conduct our manufacturing operations and research and development activities. We take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our commercial relationships, including with distributors and customers. However, these steps may be inadequate. Confidentiality agreements used in some of our commercial relationships expire after a stated term. Moreover, our confidentiality agreements may be violated, and there may be no adequate remedy available for any such violation. We cannot assure you that our proprietary information will be kept confidential or that we can meaningfully protect our trade secrets. Our competitors may independently develop substantially equivalent proprietary information or may otherwise gain access to our trade secrets, which could adversely affect our ability to compete in the market.

We depend on the experience and expertise of our senior management team and key technical employees, and the loss of any key employee may impair our ability to operate effectively.

Our success depends upon the continued services of our senior management team and key technical employees, particularly in our research and development department. Each of our executive officers, key technical personnel and other employees could terminate his or her relationship with us at any time. The loss of any member of our senior management team might significantly delay or prevent the achievement of our business objectives and could materially harm our business and customer relationships. In addition, because of the highly technical nature of our business, the loss of any significant number of our existing

Risk Factors

engineering and project management personnel could have a material adverse effect on our business and operating results.

Furthermore, our manufacturing process requires a skilled labor force. Although we are not generally dependent on any one employee or a small number of employees involved in our manufacturing process, we have in the past experienced periods of high employee turnover and may in the future experience significantly high employee turnover at our Asian facilities. If we are not able to replace these people with new employees with comparable capabilities, our operations could suffer as we may be unable to keep up with innovations in the industry or the demands of our customers. As a result, we may not be able to continue to compete effectively.

Unfavorable tax law changes, unfavorable government reviews of our tax returns, changes in our geographical earnings mix, or imposition of withholding taxes on repatriated earnings could adversely affect our effective tax rate and our operating results.

Our operations are subject to income and transaction taxes in the United States and other jurisdictions. A change in the tax laws in the jurisdictions in which we do business, including an increase in tax rates or an adverse change in the treatment of an item of income or expense, could result in a material increase in the amount of taxes we incur. In particular, proposals have been made to change certain U.S. tax laws relating to foreign entities with U.S. connections. Legislation has been proposed that would require treating certain foreign corporations as U.S. domestic corporations (and therefore taxable on all of their worldwide income) if the management and control of the foreign corporation occurs, directly or indirectly, primarily within the United States. In addition, the U.S. government has proposed various other changes to the U.S. international tax system, certain of which could adversely impact foreign-based multinational corporate groups, and increased enforcement of U.S. international tax laws. Although these U.S. tax law changes may not be enacted in their current forms, it is possible that these or other changes in the U.S. tax laws could significantly increase our U.S. income tax liability in the future.

We are subject to periodic audits or other reviews by tax authorities in the jurisdictions in which we conduct our activities. Audits can result in increased tax payments, penalties and interest, which would affect our results of operation and cash position.

Because we conduct operations in multiple jurisdictions, our effective tax rate is influenced by the amounts of income and expense attributed to each such jurisdiction. If such amounts were to change so as to increase the amounts of our net income subject to taxation in higher-tax jurisdictions, or if we were to commence operations in jurisdictions assessing relatively higher tax rates, our effective tax rate could be adversely affected.

In addition, we may determine that it is advisable from time to time to repatriate earnings from subsidiaries, under circumstances which could give rise to the imposition of potentially significant withholding taxes by the jurisdictions in which such amounts were earned, without our receiving the benefit of any offsetting tax credits, which also could adversely impact our effective tax rate.

We are subject to risks of currency fluctuations.

A portion of our cash and other current assets is held in currencies other than the U.S. dollar. As of the end of fiscal 2010, we had approximately $36.7 million of current assets held by subsidiaries with a functional currency other than the U.S. dollar. Changes in exchange rates among other currencies and the U.S. dollar will affect the value of these assets as translated to U.S. dollars in our balance sheet. To the extent that we ultimately decide to repatriate some portion of these funds to the United States, the actual value transferred could be impacted by movements in exchange rates. Any such type of movement could negatively impact the

Risk Factors

amount of cash available to fund operations or to repay debt. Significant inflation or disproportionate changes in foreign exchange rates could occur as a result of general economic conditions, acts of war or terrorism, changes in governmental monetary or tax policy, or changes in local interest rates. The impact of future exchange rate fluctuations between the U.S. dollar and other currencies cannot be predicted. To the extent that we may have outstanding indebtedness denominated in other currencies, the appreciation of other currencies against the U.S. dollar will have an adverse impact on our financial condition and results of operations.

Our failure to comply with the requirements of environmental laws could result in litigation, fines and revocation of permits necessary to our manufacturing processes.

Our operations are regulated under a number of international, federal, state, local, and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of such materials. Because we use hazardous materials and generate hazardous wastes in our manufacturing processes, we may be subject to potential financial liability for costs associated with the investigation and remediation of our own sites, or sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable.

Any material violations of environmental laws or failure to maintain required environmental permits could subject us to fines, penalties, and other sanctions, including the revocation of our effluent discharge permits, which could require us to cease or limit production at one or more of our facilities, and harm our business, results of operations, and financial condition. Even if we ultimately prevail, environmental lawsuits against us would be time consuming and costly to defend.

Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. We operate in environmentally sensitive locations, and we are subject to potentially conflicting and changing regulatory agendas of political, business, and environmental groups. We are increasingly required to certify compliance with various material content restrictions in our products based on laws of various jurisdictions or territories such as the Restriction of Hazardous Substances ("RoHS") and Registration, Evaluation, Authorization and Restriction of Chemicals ("REACH") directives in the European Union and China's RoHS legislation. In addition, our customers or the OEMs they supply may adopt more stringent environmental requirements for their products in response to political or social pressure. Changes or restrictions on discharge limits, emissions levels, material storage, handling or disposal or increasingly stringent certification requirements might require a high level of unplanned capital investment or facility or materials relocation. It is possible that environmental compliance costs and penalties from new or existing regulations may harm our business, results of operations, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Legal Proceedings".

Our business and operations could be adversely impacted by climate change initiatives.

Our manufacturing processes require that we purchase significant quantities of energy from third parties, which results in the generation of greenhouse gasses, either directly on-site or indirectly at electric utilities. Both domestic and international legislation to address climate change by reducing greenhouse gas emissions and establishing a price on carbon could create increases in energy costs and price volatility. Considerable international attention is now focused on development of an international policy framework to guide international action to address climate change. Proposed and existing legislative efforts to control or limit greenhouse gas emissions could affect our energy source and supply choices as well as increase the cost of energy and raw materials derived from sources that generate greenhouse gas emissions.

Risk Factors

 Damage to our manufacturing facilities due to fire, natural disaster, or other events could harm our financial results.

We have manufacturing facilities in the United States in Arizona, California and South Carolina. We also have manufacturing facilities in Germany, Italy, China, Singapore, Malaysia and Taiwan. The destruction or closure of any of our facilities for a significant period of time as a result of fire, explosion, blizzard, act of war or terrorism, flood, tornado, earthquake, lightning, or other natural disaster could harm us financially, increasing our costs of doing business and limiting our ability to deliver our products on a timely basis.

We may engage in future acquisitions or dispositions that could disrupt our business, cause dilution to our shareholders or adversely impact our financial condition and operating results.

In the future we may acquire companies or assets of companies or dispose of portions of our business in order to enhance our market position or strategic strengths. We are not currently a party to any agreements or commitments, and we have no understandings with respect to any such acquisitions or dispositions. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions or dispositions on favorable terms, if at all, even after devoting substantial resources to them. If we do complete acquisitions or dispositions, we cannot be sure that they will ultimately strengthen our competitive position or that they will not be viewed negatively by customers, financial markets, or investors. In addition, any acquisitions that we make could lead to difficulties in integrating personnel and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions or dispositions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses, and adversely impact our operating results or financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to finite-lived intangible assets acquired, potentially dilutive issuances of equity securities, or the incurrence of debt, any of which could adversely affect our financial condition and operating results.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In preparation for our initial public offering, we have increased our personnel devoted to legal, accounting and human resources matters and have implemented additional procedures to improve compliance and effectiveness in these functional areas. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, and rules subsequently implemented and yet to be implemented by the Securities and Exchange Commission and Nasdaq have imposed and will impose various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance

Risk Factors

will require us to increase our general and administrative expense in order to pay added compliance personnel, outside legal counsel and public accountants to assist us in, among other things, external reporting, instituting and monitoring a more comprehensive compliance function and board governance function, establishing and maintaining internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports in compliance with our obligations under the U.S. federal securities laws. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by Nasdaq, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources.

We have identified a material weakness in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

During the preparation of our consolidated financial statements for fiscal 2010, we and our independent registered public accounting firm identified deficiencies in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. These internal control deficiencies resulted in material adjustments to our previously issued consolidated financial statements for fiscal 2004 through 2009, as well as to our consolidated financial statements for fiscal 2010 that were subsequently issued, and affected the periods covered by such statements. Management determined the control deficiencies constitute a material weakness in our internal control over financial reporting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting".

We are in the process of remediating the material weakness, but we have not yet been able to complete our remediation efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting". It will take additional time to design, implement and test the controls and procedures required to enable our management to conclude that our internal control over financial reporting is effective. We cannot at this time estimate how long it will take to complete our remediation efforts or the cost of those efforts. We cannot assure you that measures we plan to take will be effective in mitigating or preventing significant deficiencies or material weaknesses in our internal control over financial reporting. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses or cause us to fail to meet our periodic reporting obligations. Beginning with our Annual Report on Form 10-K for our 2012 fiscal year ending December 29, 2012 (to be filed in early 2013) when the SEC's rules under Section 404 of Sarbanes-Oxley become applicable to us, such a failure could also result in a conclusion that our internal controls over financial reporting were not effective. The existence of a material weakness could result in errors in our financial statements that could result in further restatements of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in the trading price of our stock.

We are subject to the Foreign Corrupt Practices Act ("FCPA"). A determination that we violated this act may affect our business and operations adversely.

We are subject to the regulations imposed by the FCPA, which generally prohibits companies that are publicly listed in the U.S. and their intermediaries from making improper payments to foreign officials for

Risk Factors

the purpose of obtaining or keeping business. In connection with our initial public offering, we are implementing policies and procedures to train our personnel in FCPA compliance matters. Any determination that we have violated the FCPA could have a material adverse effect on our financial position, operating results and cash flows.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR ORDINARY SHARES

We are controlled by the Sponsors, whose interests may not be aligned with yours.

Prior to the completion of this offering, the Sponsors own, directly or indirectly,         % of our outstanding ordinary shares. After giving effect to this offering, assuming an offering of                  ordinary shares, the Sponsors will control, directly or indirectly, approximately         % of our ordinary shares, assuming no exercise of the underwriters' option to purchase additional shares. In addition, at the completion of this offering, we will enter into a shareholders agreement with our Sponsors that will give each of TPG Capital and Oaktree the right to nominate representatives to our board of directors, and require all of our Sponsors to vote for the election of these nominees to our board of directors, so long as TPG Capital and Oaktree own specified percentages of our outstanding voting securities. See "Certain Relationships and Related Party Transactions—Agreements with Our Sponsors—Shareholders and Registration Rights Agreement". As a result, the Sponsors will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other shareholders, the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. The Sponsors will also have sufficient voting power to amend our organizational documents. The interests of the Sponsors may not coincide with the interests of other holders of our ordinary shares.

Furthermore, each of the Sponsors is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Our memorandum and articles of association do not prohibit the Sponsors, or any of their respective officers, directors, agents, employees, shareholders, members, partners, affiliates and subsidiaries, or any of our directors, from acquiring an interest or expectancy in corporate opportunities, and do not impose upon such persons or entities any duty to disclose such potential corporate opportunities to us or refrain from competing with us, even if such opportunities are ones we or our subsidiaries might reasonably be deemed to have pursued or had the desire to pursue. Furthermore, such persons or entities may take such corporate opportunities for themselves or offer them to other persons or entities. Our Sponsors may also consider combining our operations with those of another company. So long as the Sponsors continue to own a significant amount of our outstanding ordinary shares, they will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

We will be a "controlled company" within the meaning of Nasdaq rules and, as a result, will qualify for and will rely on exemptions from certain corporate governance requirements.

After completion of this offering, the Sponsors will continue to control a majority of the voting power of our outstanding ordinary shares. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of Nasdaq. Under Nasdaq rules, a company of which more than 50% of the voting power is held by a person or group of persons acting together is a "controlled company" and may

Risk Factors

elect not to comply with certain corporate governance requirements of Nasdaq, including the requirements that:

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a majority of the board of directors consist of independent directors;

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the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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the compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

We have adopted charters for our audit, nominating and corporate governance and compensation committees, intend to conduct annual performance evaluations for these committees, and initially expect all of our committee members and a majority of our board of directors to be considered independent directors under the independence criteria of Nasdaq. Although we intend to comply with these listing requirements whether or not we are a controlled company, there is no guarantee that we will not take advantage of the exemptions available to "controlled companies" in the future. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

We are a company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, by the Companies Law (2010 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. In particular, some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, we could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Also, our Cayman Islands counsel is not aware of a significant number of reported class actions or derivative actions having been brought in Cayman Islands courts. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or the Sponsors than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court. See "Description of Share Capital—Differences in Corporate Law".

Risk Factors

 Certain provisions of our charter documents could discourage, delay or prevent a merger or acquisition at a premium price.

Our memorandum and articles of association will contain provisions that:

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permit us to issue, without any further vote or action by our shareholders, 25,000,000 preferred shares in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

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at such time as we are no longer a "controlled company", will allow our board of directors to establish a classified board, and limit the ability of shareholders to call extraordinary general meetings or act by written consent in lieu of a meeting (we believe that such action by written consent would be impractical after the consummation of this offering, even while we are a "controlled company," because it requires unanimous shareholder approval under the laws of the Cayman Islands).

The foregoing provisions may impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing shareholders.

As a holder of the ordinary shares, you may have difficulty obtaining or enforcing a judgment against us because we are incorporated under the laws of the Cayman Islands.

Because we are a Cayman Islands company, there is uncertainty as to whether the Grand Court of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands against us predicated upon the securities laws of the United States or any state thereof.

An active trading market for our ordinary shares may not develop, and you may not be able to sell your ordinary shares at or above the initial public offering price.

Prior to this offering, there has been no public market for our ordinary shares. Although we have applied to have our ordinary shares quoted on the Nasdaq Global Market, an active trading market for our ordinary shares may never develop or be sustained following this offering. If no trading market develops, securities analysts may not initiate or maintain research coverage of our Company, which could further depress the market for our ordinary shares. As a result, investors may not be able to sell their ordinary shares at or above the initial public offering price or at the time that they would like to sell.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Risk Factors

 The market price of our ordinary shares may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

The initial public offering price for our ordinary shares will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our ordinary shares after the offering. Some of the factors that may cause the market price of our ordinary shares to fluctuate include:

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the failure of securities analysts to cover our ordinary shares after this offering, or changes in financial estimates or recommendations by analysts;

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actual or anticipated variations in our or our competitors' operating results;

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failure by us or our competitors to meet analysts' projections or guidance that we or our competitors may give the market;

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volatility in our operating performance;

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future sales of our ordinary shares;

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investor perceptions of us and the industry;

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the public's reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission;

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general economic conditions; and

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the other factors described elsewhere in these "Risk Factors".

In addition, if the market for stocks of companies in our industry or the stock market in general experiences a loss of investor confidence, the trading price of our ordinary shares could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our shareholders.

We anticipate that the net proceeds of this offering, together with current cash, cash equivalents, cash provided by operating activities and funds available from our new senior secured credit facility that we expect to enter into concurrent with this offering, including a $          million senior secured term loan with a $          million senior secured revolving credit facility, will be sufficient to meet our current and anticipated needs for general corporate purposes. It is possible, however, that we may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs, refinance our indebtedness or take advantage of acquisition opportunities. If this occurs, we may need additional financing to execute on our current or future business strategies, including to:

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hire additional engineers and other personnel;

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develop new or enhance existing products;

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enhance our operating infrastructure;

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acquire complementary businesses or technologies; or

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otherwise respond to competitive pressures.

If we raise additional funds through the issuance of convertible debt or equity securities, the percentage ownership of our shareholders could be significantly diluted, and these newly issued securities may have

Risk Factors

rights, preferences or privileges senior to those of existing shareholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, or otherwise respond to competitive pressures would be significantly limited.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our ordinary shares in the public market could occur at any time after the expiration of the lock-up agreements described in "Underwriters". These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. After this offering, we will have                  ordinary shares outstanding based on the number of shares outstanding as of                           , 2011. This includes the                  shares that we are selling in this offering, which may be resold in the public market immediately. The remaining                  shares, or         % of our outstanding shares after this offering, will be able to be sold, subject to any applicable volume limitations under U.S. federal securities laws, in the near future as set forth below.

In addition, the Sponsors have certain registration rights, which they may exercise in order to sell their shares through a registration statement filed by us on their behalf. For more information, see "Certain Relationships and Related Party Transactions—Agreements with Our Sponsors—Shareholders and Registration Rights Agreement".

We plan to offer stock awards, which have the potential to dilute shareholder value and cause the price of our ordinary shares to decline.

We expect to offer stock awards to our directors, officers and employees, some of which may be vested at the time of this offering. If the stock awards are vested and exercised, and those shares are sold into the public market, the market price of our ordinary shares may decline. In addition, the availability of ordinary shares for award under any equity incentive plan that we adopt, or the grant of stock awards, may adversely affect the market price of our ordinary shares.

If you purchase ordinary shares sold in this offering, you will experience immediate and substantial dilution because our existing holders of ordinary shares paid substantially less than the initial public offering price for your shares.

You will experience immediate and substantial dilution of $         in pro forma net tangible book value per share because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire, based on the net tangible book value per share as of                           , 2011. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares.

We do not currently intend to pay dividends on our ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

Isola Group Ltd. has never declared or paid any cash dividends on its ordinary shares. We currently intend to invest our future earnings, if any, to fund our growth and do not anticipate paying cash dividends on our ordinary shares in the future. In addition, the instruments currently governing our indebtedness contain covenants that place limitations on the amount of dividends we may pay. Therefore, you are not likely to receive any dividends on your ordinary shares for the foreseeable future.

 Forward-looking Statements

This prospectus contains "forward-looking statements". All statements other than statements of historical fact are "forward-looking" statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward-looking terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "potential", "predict", "should" or "will" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

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adverse developments in the global economy;

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our dependence on growth in our customers' businesses;

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our ability to remain competitive in the markets we serve;

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our inability to continue to develop, manufacture and market innovative, customized products and services that meet customers' requirements for performance and reliability;

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any failure of our suppliers to provide us with raw materials;

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termination of our key contracts, including technology license agreements, or loss of our key customers;

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our inability to protect our intellectual property;

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our failure to realize anticipated benefits from completed acquisitions, divestitures or restructurings, or the possibility that such acquisitions, divestitures or restructurings could adversely affect us;

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the loss of key employees;

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our exposure to foreign currency exchange rate risks;

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terrorist acts or acts of war; and

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other risks and uncertainties, including those listed under the caption "Risk Factors".

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason, except as required by law.

 Use of Proceeds

We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $              million, assuming the shares are offered at $             per ordinary share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We intend to use the net proceeds as follows:

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$              million of the net proceeds will be used to prepay $              million in aggregate principal amount of indebtedness under our existing senior secured credit agreement, at a redemption price of 100% plus interest to the prepayment date; and

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$              million of the net proceeds will be used to prepay $              million in aggregate principal amount of indebtedness under our mezzanine credit agreement, at a redemption price of 100% plus interest to the prepayment date.

As of July 2, 2011, we had $210.0 million aggregate principal amount of secured term loans outstanding under our senior credit agreement which currently bear interest at a rate of 10% per annum and mature on September 30, 2015, and $185.7 million aggregate principal amount of unsecured loans outstanding under our mezzanine credit agreement which currently bear interest at a rate of 16% per annum and mature on March 24, 2016.

After application of the proceeds of this offering, the remaining balances of the loans under the senior and mezzanine credit agreements will be repaid with borrowings under a new senior secured credit facility, which we intend to enter into concurrently with the completion of this offering.

The following table summarizes the estimated sources and uses of proceeds in connection with the sale of ordinary shares by us and borrowings under our new senior secured credit facility consisting of a $              million senior secured term loan and a $          million senior secured revolving credit facility, assuming this offering and the refinancing had occurred on July 2, 2011. You should read the following together with the information set forth under "Prospectus Summary—Concurrent Transactions".

Sources	Amount

(dollars in millions)
Ordinary shares offered hereby	$
New senior secured credit facility

Total Sources	$

Uses	Amount

(dollars in millions)
Repay existing secured term loans	$
Repay existing unsecured term loans

Total Uses	$

 Dilution

Dilution represents the difference between the amount per share paid by investors in this offering and the as adjusted net tangible book value per share of our ordinary shares immediately after this offering.

Our net tangible book value as of                           , 2011 was a surplus of $              million, or $             per ordinary share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of ordinary shares outstanding.

After giving effect to our receipt of the estimated net proceeds from our sale of ordinary shares in this offering, and after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us, our net tangible book value, as adjusted, as of                           , 2011 would have been $              million, or $             per ordinary share. This represents an immediate increase in net tangible book value of $             per common share to our existing shareholders and an immediate dilution of $             per share to new investors purchasing our ordinary shares in this offering. The following table illustrates this per share dilution to the later investors:

Initial public offering price per share	$
Pro forma net tangible book value per share as of , 2011
Increase per share attributable to investors purchasing our ordinary shares in this offering

As adjusted net tangible book value per share after this offering

Dilution in net tangible book value per share to new investors purchasing our ordinary shares in this offering	$

The following table summarizes, as of                           , 2011, the number of shares purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing shareholders and new investors purchasing our ordinary shares in this offering at an assumed offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing shareholders paid.

	Shares purchased			Total consideration
Average price per share
	Number	Percent		Amount	Percent

Existing shareholders			%			%	$
New investors
Total		100%			100%

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the total consideration paid by new investors by $              million and increase (decrease) the percent of total consideration paid by new investors by         % assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same.

The number of ordinary shares to be outstanding after this offering is based on                           ordinary shares outstanding as of                           , 2011. Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters' option to purchase additional shares, and no exercise of any of our outstanding stock awards. If the underwriters' option to purchase additional shares is exercised in full, the number of ordinary shares held by existing shareholders will be reduced to         % of the total

Dilution

number of ordinary shares to be outstanding upon completion of this offering which would be increased to                           shares, or         %, of the total number of ordinary shares to be outstanding upon completion of this offering.

In addition, effective immediately upon the signing of the underwriting agreement for this offering, an aggregate of                           of our ordinary shares will be reserved for issuance under our 2011 Equity Incentive Plan. To the extent that any of our outstanding stock awards are exercised, new options are issued under our 2011 Equity Incentive Plan or we issue additional ordinary shares or other equity securities in the future, there will be further dilution to investors participating in this offering. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

 Dividend Policy

Isola Group Ltd. has never declared or paid any cash dividends on its ordinary shares. We currently intend to retain earnings, if any, to finance the development and growth of our business and do not anticipate paying cash dividends on our ordinary shares in the future. Our payment of any future dividends is restricted by our current credit agreements. The declaration and payment of dividends also is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

In addition, under the Companies Law of the Cayman Islands, our board of directors may declare dividends only out of our accumulated net profits, out of share premium, provided that immediately following the date on which the dividend is to be paid we can pay our debts as they come due in the ordinary course of business, or (subject to the same solvency test as applies to payments from premium) out of any distributable capital reserve resulting from contributed surplus paid in to us.

 Capitalization

Prior to this offering, a substantial amount of the investment in Isola is represented by convertible preferred certificates issued by Isola's current Luxembourg Holding Company to the Sponsor Limited Partnership, which is controlled by our Sponsors. Immediately prior to this offering, we will reorganize as Isola Group Ltd., a Cayman Islands company, and all of the outstanding securities of the Luxembourg Holding Company, including the common shares and these convertible preferred certificates, will be effectively converted into ordinary shares of Isola Group Ltd., as described in "Concurrent Transactions—Corporate Reorganization" (the "Corporate Reorganization and Conversion").

The following table sets forth both our cash and cash equivalents and our capitalization as of July 2, 2011:

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on an actual basis;

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on a pro forma basis to give effect to the Corporate Reorganization and Conversion;

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on a pro forma as adjusted basis to give effect to:

–>
the Corporate Reorganization and Conversion;

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the sale of ordinary shares by us in this offering at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the front cover page of this prospectus; and

–>
the application of the net proceeds of this offering and our new senior secured credit facility as described under "Use of Proceeds".

This table should be read in conjunction with our consolidated financial statements and accompanying notes thereto, "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included elsewhere in this prospectus.

	As of July 2, 2011
	Actual	Pro forma	Pro forma as adjusted

	(dollars in thousands, except per share data)
Cash and cash equivalents	$56,010

Debt and borrowings
Secured term loans issued under existing senior secured credit agreement, net of unamortized discount of $25.3 million	184,656
Unsecured term loans issued under mezzanine credit agreement, net of unamortized discount of $66.2 million	119,512
Secured term loans issued under new senior secured credit facility	—
Loans issued under new revolving credit facility	—
Convertible preferred certificates	224,679
Other indebtedness	15,017

Total debt and borrowings	$543,864	$	$

Stockholders' equity
Common shares of Isola Group S.a.r.l., €25 par value ($31), 500 shares authorized, issued and outstanding (actual)	15
Ordinary shares of Isola Group Ltd., 100,000,000 shares authorized, shares issued and outstanding (pro forma), and shares issued and outstanding (pro forma as adjusted)
Additional paid-in capital	31,864
Accumulated deficit	(413,709)
Accumulated other comprehensive income / (loss)	(36,064)

Total stockholders' deficiency	(417,894)

Total capitalization	$125,970	$	$

 Selected Historical Consolidated Financial and Other Data

The following table presents our selected historical consolidated financial and other data. The consolidated statements of operations data, balance sheet data and other financial data as of and for fiscal 2010, 2009, 2008, 2007 and 2006 are derived from our audited consolidated financial statements which, except for fiscal 2007 and 2006 and balance sheet data as of the end of fiscal 2008, are included elsewhere in this prospectus. The consolidated statements of operations data, balance sheet data and other financial data as of and for the six months ended July 2, 2011 and June 26, 2010 are derived from our unaudited interim financial statements for those periods included elsewhere in this prospectus and have been prepared on a basis consistent with the respective audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of that information for such periods. The financial data presented for the interim periods is not necessarily indicative of the results for the full year. The selected historical consolidated financial and other data below should be read in conjunction with "Use of Proceeds", "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Six months ended		Fiscal year
	July 2, 2011	June 26, 2010	2010	2009	2008	2007	2006(3)

	(dollars in thousands, except per share amounts)(1)
Consolidated Statement of Operations Data:
Revenues	$316,583	$306,957	$611,987	$416,140	$570,333	$631,233	$642,622
Cost of goods sold	240,433	231,908	467,751	330,584	487,052	523,517	527,018

Gross profit	76,150	75,049	144,236	85,556	83,281	107,716	115,604

Operating expenses:
Sales, general and administrative	38,371	31,343	65,271	59,656	62,763	63,875	75,141
Research and development	5,193	4,817	9,532	9,244	10,663	8,518	7,257
Restructuring	177	3,464	4,782	18,129	7,692	1,736	4,385
Goodwill impairment					8,513

Total operating expenses	$43,741	$39,624	$79,585	$87,029	$89,631	$74,129	$86,783

Operating income / (loss)	32,409	35,425	64,651	(1,473)	(6,350)	33,587	28,821
Other income / (loss)—net	1,031	3,005	2,020	224	2,768	3,211	(1,076)
Embedded derivative gain / (loss)	17,472	(58,162)	25,030	(27,513)	115,352	59,707	(71,582)
Interest expense(2)	(39,032)	(26,997)	(72,134)	(54,620)	(58,478)	(49,097)	(26,905)
Interest income	94	159	339	453	1,307	2,511	1,646
Foreign exchange gain / (loss)–net	(20,402)	27,863	9,596	(2,116)	(341)	(27,000)	(1,929)

Income / (loss) from continuing operations before income taxes	(8,428)	(18,707)	29,502	(85,045)	54,258	22,919	(71,025)
Provision for income taxes	(10,679)	(11,818)	(24,420)	(6,504)	(6,804)	(11,136)	(7,807)
Loss from discontinued operations, net of tax				(9,177)	(11,655)	(7,328)	(5,630)

Net income / (loss)	$(19,107)	$(30,525)	$5,082	$(100,726)	$35,799	$4,455	$(84,462)
Net income / (loss) per common share
Basic	$(38.21)	$(61.05)	$10.16	$(201.45)	$71.60	$8.91	$(168.92)
Diluted	$(38.21)	$(61.05)	$10.16	$(201.45)	$71.60	$8.91	$(168.92)
Weighted average number of common and common equivalent shares outstanding
Basic	500	500	500	500	500	500	500
Diluted	500	500	500	500	500	500	500

Selected Historical Consolidated Financial and Other Data

	As of		Fiscal year
	July 2, 2011	June 26, 2010	2010	2009	2008	2007	2006

	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$56,010	$58,182	$36,733	$38,932	$74,084	$88,564	$83,380
Current assets	228,537	251,300	201,208	178,362	213,435	277,742	300,160
Total assets	402,366	413,071	377,194	357,852	424,324	528,482	535,188
Current liabilities	149,242	537,389	131,603	480,461	467,488	215,994	222,236
Working capital (deficit)	79,295	(286,089)	69,605	(302,099)	(254,053)	61,748	77,924
Long-term debt and capital lease obligations	319,784	13,968	306,547	16,408	30,254	313,325	310,463
Convertible preferred certificates	224,679	155,860	199,136	176,595	162,567	152,700	126,565
Total liabilities	820,260	841,611	774,758	756,210	726,882	852,935	862,629
Common stock and additional paid in capital	31,879	28,978	30,667	28,175	26,418	25,196	22,846
Total stockholders' deficiency	(417,894)	(428,542)	(397,564)	(398,358)	(302,558)	(324,453)	(327,441)
Other Financial Data:
Adjusted EBITDA(4)	$49,180	$49,186	$89,661	$38,983	$37,647	$66,170	$52,956

(1)
For factors that may affect the comparability of financial information included in this table to future results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Factors Affecting Comparability".

(2)
Interest expense for the six months ended July 2, 2011 was $39.0 million (comprised of cash interest expense of $18.0 million and non-cash interest expense of $21.0 million). Non-cash interest expense includes the amortization of deferred loan origination costs, the amortization of original issue discount, the accretion of interest paid-in-kind on our debt under our mezzanine credit agreement and the accretion of interest on our convertible preferred certificates. We intend to use the proceeds of this offering to reduce our current indebtedness and to refinance the remaining balance of our current indebtedness with $              million borrowed under a new senior secured credit facility bearing interest at         % per annum. If such transactions had occurred as of the end of fiscal 2010, our interest expense for the six months ended July 2, 2011 would have been $          million.

(3)
We acquired the Polyclad Laminates ("Polyclad") business segment from Cookson Electronics on April 21, 2006. The acquisition of Polyclad was accounted for as a purchase transaction. Polyclad's operating results have been included since the date of acquisition.

(4)
Adjusted EBITDA is defined as net income / (loss) less (A) loss from discontinued operations, net of tax, plus (B) (i) interest expense and interest income, net, (ii) provision from income taxes, (iii) depreciation and amortization and (iv) certain additional adjustments. These additional adjustments include stock-based compensation, restructuring charges, foreign exchange gain / (loss)–net, goodwill impairment, management fees paid to TPG Capital, embedded derivatives gain / (loss), gain related to a settlement of a patent infringement matter and pre-IPO expenses.

Adjusted EBITDA is a measure used by management and external users of our consolidated financial statements to evaluate operating performance, but it is not a recognized term under U.S. GAAP and is not an alternative to net income as a measure of overall financial performance or to Cash Flows from Operating Activities as a measure of cash generated from operating activities. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as for tax payments and debt service requirements, nor does it consider the need for incremental working capital or capital expenditures.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending on accounting methods and book values of assets, capital structure and the method by which assets were acquired. We further believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA or Adjusted EBITDA measure when reporting their results. We use non-GAAP financial measures to supplement U.S. GAAP measures to provide a further understanding of the factors and trends affecting the business that U.S. GAAP measures alone can not provide. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Selected Historical Consolidated Financial and Other Data

The following table presents a reconciliation of net income / (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted EBITDA for the periods presented.

	Six months ended		Fiscal year
	July 2, 2011	June 26, 2010	2010	2009	2008	2007	2006

	(dollars in thousands)
Net income / (loss):	$(19,107)	$(30,525)	$5,082	$(100,726)	$35,799	$4,455	$(84,462)
Less loss from discontinued operations, net of tax				9,177	11,655	7,328	5,630

Income / (loss) from continuing operations	(19,107)	(30,525)	5,082	(91,549)	47,454	11,783	(78,832)
Interest expense	39,032	26,997	72,134	54,620	58,478	49,097	26,905
Interest income	(94)	(159)	(339)	(453)	(1,307)	(2,511)	(1,646)
Provision for income taxes	10,679	11,818	24,420	6,504	6,804	11,136	7,807
Depreciation and amortization	8,683	8,464	16,937	18,296	21,752	23,001	17,044
Stock-based compensation	1,212	803	2,219	1,757	1,222	2,350	1,752
Restructuring charges	177	3,464	4,782	18,129	7,692	1,736	4,385
Foreign exchange translation (gain) / loss	20,402	(27,863)	(9,596)	2,116	341	27,000	1,929
Goodwill impairments					8,513
Management fee expense—TPG Capital	1,024	1,025	2,052	2,050	2,050	2,285	2,030
Embedded derivative (gain) / loss	(17,472)	58,162	(25,030)	27,513	(115,352)	(59,707)	71,582
Gain related to settlement of a patent infringement matter		(3,000)	(3,000)
Pre-IPO expenses	4,644

Adjusted EBITDA	$49,180	$49,186	$89,661	$38,983	$37,647	$66,170	$52,956

 Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and related footnotes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the sections titled "Risk Factors" and "Forward-Looking Statements" included elsewhere in this prospectus. You should read the following discussion together with the sections titled "Risk Factors", "Selected Historical Consolidated Financial and Other Data" and our consolidated financial statements, including the related footnotes, included elsewhere in this prospectus.

 OVERVIEW

Business

Isola is a leading global material sciences company that designs, develops and manufactures copper-clad laminate ("CCL") and prepreg (collectively, "laminate materials") used to fabricate advanced multilayer printed circuit boards ("PCBs"). PCBs provide the physical platform for the semiconductors, passive components and connection circuitry that power and control virtually all modern electronics. We focus on the market for high-performance laminate materials, developing proprietary resins that are critical to the performance of PCBs used in advanced electronic applications. We continually invest in research and development and believe that our industry-leading resin formulations, many of which are patented, provide us with a competitive advantage. With 11 manufacturing facilities and three research centers worldwide, as well as a global sales force, we are the largest supplier of laminate materials to PCB fabricators in the United States and Europe, and we are one of the larger suppliers in our addressable Asian market, based on revenue for fiscal year 2010.

Our high-performance PCB laminate materials are used in a variety of advanced electronics, including network and communications equipment and high-end consumer electronics, as well as advanced automotive, aerospace, military and medical applications. Demand in these markets is driven by the rapid growth of bandwidth-intensive, high-speed data transmission, the expansion of the internet, the emergence of cloud computing and the evolution of increasingly complex communications technology. This has led to an urgent need for the development of the underlying infrastructure to support this growth, including faster and more efficient semiconductor technology. In addition, increasingly pervasive environmental regulations are driving a need for lead-free compatible, high-performance laminate materials.

We sell our laminate materials globally to leading PCB fabricators, including DDi, Ruwel, Sanmina, TTM Technologies, Viasystems and WUS Printed Circuit. These fabricators produce PCBs incorporating our laminate materials for electronic equipment designed or produced by a broad group of major original equipment manufacturers, or OEMs, including Alcatel-Lucent, Brocade, Cisco, Google, Hewlett-Packard, Huawei, IBM and Sun Microsystems (now Oracle). We work closely with these leading PCB fabricators and major OEMs to ensure that our high-performance laminate materials incorporating our proprietary resins meet the thermal, electrical and physical performance criteria of each new generation of electronic equipment.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 Recession and Response

Over the past three years, we have improved our manufacturing capacity utilization and business processes, focused on designing and manufacturing higher margin, high-performance products, and refinanced our indebtedness. Many of these improvements were a result of our response to the global recession.

We entered into two credit facilities in 2006, referred to as our first- and second-lien facilities. The leverage covenants set forth in these facilities became more restrictive over time, requiring periodic increases in our EBITDA (as defined under those facilities) relative to our indebtedness outstanding. At the end of the second quarter of 2008, we were unable to comply with the tightened covenants. In August 2008, we negotiated amendments to these facilities that provided us with more flexible financial covenants, but also resulted in increased interest expense and additional loan amortization payments.

In the wake of the global recession that began in 2008, our revenues and EBITDA declined significantly in the last two quarters of 2008, and in January 2009 we notified the lenders under our first- and second-lien facilities that we had defaulted under the revised leverage covenants and were suspending cash interest payments. With the assistance of an outside advisor, we took aggressive measures to reduce fixed expenses and cash outflows. The more significant measures were the closure of our manufacturing facilities in Fremont, California, Dalian, China and Bottegone, Italy, and the transfer of production from these closed facilities to other nearby manufacturing sites. We also suspended matching grants for U.S. employee 401(k) contributions and our annual company-wide bonus plan and initiated mandatory salary reductions. We estimate that the consolidation of manufacturing and related actions permanently reduced our annual fixed operating costs by an estimated $30.0 million and significantly improved our manufacturing capacity utilization.

When global demand for electronic products began to improve in mid-2009, our enhanced operational leverage, in combination with our increased emphasis on higher margin, high-performance products, led to improved profits and cash flow. In September 2010, based on these improvements, we paid in full the principal and accrued interest on our first- and second-lien credit facilities from cash on hand and loans under two new credit agreements: a $210.0 million senior credit and guaranty agreement, referred to as our senior secured credit agreement, and a mezzanine credit and guaranty agreement in an initial principal amount of $175.0 million, referred to as our mezzanine credit agreement.

Immediately prior to this offering, Isola Group S.a.r.l. (our current Luxembourg holding company) will reorganize as a Cayman Islands company, Isola Group Ltd. The reorganization is expected to be a tax-free transaction and the Company does not anticipate that there will be any material income tax expense as a result of the restructuring or any material change to the Company's ongoing tax position.

KEY FINANCIAL MEASURES

Revenue

Revenue consists primarily of sales of our laminate materials: copper-clad laminates and prepreg. We sell these materials to major PCB fabricators primarily through our direct global sales force, and we sell to smaller fabricators primarily through third-party distribution arrangements. We have no long-term customer agreements and sell to customers on a purchase order basis. Consequently, we maintain very little backlog, and our revenue is subject to short-term variability in demand. Although we do not maintain long-term agreements with our customers, we have developed close relationships with them and the major OEMs that they serve. Through these relationships, we seek to ensure that our PCB laminate materials are qualified for use in an OEM's product line. In some cases, OEMs may specify Isola laminates as the preferred material. Once a particular PCB laminate material is "designed in" or qualified for use in a specific product line and one or more particular laminate suppliers are selected, these suppliers tend to remain

Management's Discussion and Analysis of Financial Condition and Results of Operations

suppliers of choice, even as PCBs for these products change to address OEM product line improvements or extensions or next generation developments.

Revenue in the laminate materials industry tends to reflect broad economic trends, as well as trends in the semiconductor industry. Historically, revenue has been disproportionally affected (both positively and negatively) by such trends due to adjustments of inventory levels within the supply chain in response to changing economic conditions. In particular, PCB fabricators tend to discontinue laminate purchases at the perceived onset of economic downturns and tend to wait to restock supplies until they reach critical levels following recessionary conditions. Revenue was $570.3 million for fiscal 2008, $416.1 million for fiscal 2009 and $612.0 million for fiscal 2010, and $307.0 million for the six months ended June 26, 2010 as compared to $316.6 million for the six months ended July 2, 2011, reflecting the decline into, and beginning of a recovery from, the global recession.

Our sales prices are affected primarily by competitive factors, as well as changing costs of raw materials used in production, especially copper. Copper is a globally traded commodity subject to ongoing market fluctuations. When feasible, we pass on changes in costs of raw materials to our customers. We believe that the high-performance segment of the PCB materials industry is more resilient to economic downturns and that customers are generally more willing to absorb, or share, increases in raw materials costs for such products.

A significant percentage of our revenue has historically been concentrated in a limited number of larger customers. While only one of our customers accounted for more than 10% of our revenues in each of fiscal 2010, fiscal 2009 and fiscal 2008 and the six months ended July 2, 2011 and June 26, 2010, we believe that our ten largest customers accounted for the majority of our revenues in each of these periods. Though the composition of our top ten customers varies from year to year, we expect that sales to a limited number of customers will continue to account for a significant percentage of our total revenue for the foreseeable future.

Cost of Goods Sold

Our cost of goods sold includes raw materials, direct and indirect labor and overhead costs such as rent, supplies, and utilities. Cost of goods sold was $240.4 million in the six months ended July 2, 2011 (75.9% of total revenue) as compared to $231.9 million in the six months ended June 26, 2010 (75.6% of total revenue). Cost of goods sold was $467.8 million in fiscal 2010 (76.4% of total revenue), $330.6 million in fiscal 2009 (79.4% of total revenue) and $487.1 million in fiscal 2008 (85.4% of total revenue). The changes in cost of goods sold as compared to revenue are discussed in the "Gross Margin" section below.

Gross Margin

Gross margin, which is gross profit as a percentage of total revenue, has historically been, and is expected in the future to be, affected by a variety of factors, including the mix of products we sell, competitive pricing pressures, changes in the costs of raw materials (and our ability to pass through these changes to our customers), labor costs, overhead costs, production volume and manufacturing capacity utilization.

Our high-performance products, which address technically challenging applications, typically have higher average selling prices and higher gross margins than our standard products. In addition, when we provide products on a "quick-turn" basis we are often able to command a pricing premium, which results in higher gross margin than products provided on a standard lead-time basis.

Our overall gross margin was 24.1% in the six months ended July 2, 2011 as compared to 24.4% in the six months ended June 26, 2010; overall gross margin was 23.6% in fiscal 2010, 20.6% in fiscal 2009 and 14.6% in fiscal 2008. The first six months of fiscal 2010 were positively impacted by the restocking of our

Management's Discussion and Analysis of Financial Condition and Results of Operations

materials by PCB manufacturers as economic conditions improved. The improvement in gross margin from fiscal 2008 to fiscal 2010 reflects the operational improvements we made during fiscal 2008 and 2009 and our ongoing focus on higher margin, high-performance products. We expect overall gross margin to continue to improve over time as demand expands in a strengthening economy and high-performance products become an increasing percentage of our overall revenue. However, our revenues and gross margin will continue to be subject to general economic conditions and cyclical factors affecting our industry.

Operating Expenses

Our operating expenses include the following:

Sales, general and administrative expense.    Our sales, general and administrative, or SG&A, expense includes expenses incurred in the selling and marketing of our products to customers, as well as corporate administrative expenses. Sales expenses consist primarily of compensation, benefits and other expenses for sales and marketing personnel, as well as expenses related to advertising, marketing and trade shows, plus bad debt expense. General and administrative expenses consist primarily of compensation and associated expenses for executive management, human resources, finance and administrative personnel. SG&A expense was $38.4 million in the six months ended July 2, 2011 (12.1% of total revenue) as compared to $31.3 million in the six months ended June 26, 2010 (10.2% of total revenue). The increase in SG&A expense for the six months ended July 2, 2011 was due to higher professional fees associated with this offering. SG&A expense was $65.3 million in fiscal 2010 (10.7% of total revenue), $59.7 million in fiscal 2009 (14.3% of total revenue) and $62.8 million in fiscal 2008 (11.0% of total revenue). The percentage reduction in fiscal 2010 compared to fiscal 2009 was primarily attributable to the increase in revenue. We expect SG&A expense to decrease as a percentage of revenue in the future as the economy continues to strengthen and demand for our products increases.

Research and development expense.    Research and development, or R&D, expense consists of the compensation, benefits and other expenses of R&D personnel, as well as other product development costs, such as direct product design, development and process engineering expenses, legal fees related to the defense of intellectual property and the depreciation of the capital equipment and facilities used by R&D staff. All R&D costs are recorded as expenses when incurred. Our investments in R&D were $5.2 million in the six months ended July 2, 2011 (1.6% of total revenue) as compared to $4.8 million in the six months ended June 26, 2010 (1.6% of total revenue). R&D expenses were $9.5 million in fiscal 2010 (1.6% of total revenue), $9.2 million in fiscal 2009 (2.2% of total revenue), and $10.7 million in fiscal 2008 (1.9% of total revenue). We are committed to adding more technical resources to this important function and expect that R&D expense will increase over time. However, R&D expense as a percentage of our total revenue is expected to decline in the future as demand for our products increases.

Based on input from OEMs and PCB fabricators, we develop new resin formulations that achieve specific needs for electrical, thermal and physical performance. We undertake very little exploratory research not directly linked to particular market or customer needs. Our OEM marketing and R&D efforts are tightly integrated, with both functions reporting to our Chief Technology Officer. However, the expense of these OEM marketing efforts, which we estimate totaled approximately $2.1 million in the six months ended July 2, 2011 as compared to approximately $2.0 million in the six months ended June 26, 2010, and we estimate totaled approximately $4.4 million in fiscal 2010, approximately $3.6 million in fiscal 2009 and approximately $3.8 million in fiscal 2008, is included in SG&A expense.

Restructuring expense.    We identify separately the expenses related to restructuring activities, including the cost of site closures and attendant severance expenses, as well as professional fees incurred in connection with restructuring activities. As described above, in 2008 and 2009 we initiated a number of measures centered on streamlining our organizational structure, reducing labor costs and improving manufacturing

Management's Discussion and Analysis of Financial Condition and Results of Operations

capacity utilization. In this regard, we recorded restructuring expenses of $0.2 million in the six months ended July 2, 2011 as compared to $3.5 million in the six months ended June 26, 2010. Restructuring expenses were $4.8 million in fiscal 2010, $18.1 million in fiscal 2009 and $7.7 million in fiscal 2008. Our major restructuring initiatives have been largely completed. We expect to incur minimal restructuring charges in the remainder of 2011, principally in connection with our reorganization as a Cayman Islands company and immaterial residual costs associated with various prior site closures.

Goodwill impairment charges.    We test our goodwill asset for possible impairment at least annually and recognize any related losses when incurred. If the carrying value of goodwill exceeds its fair value, a second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. Circumstances that may lead to impairment of goodwill include, but are not limited to, the loss of a significant customer or customers and unforeseen reductions in customer demand, future operating performance or industry demand. As a result of recession-induced reductions in industry demand, we recognized a goodwill impairment charge in 2008 of $8.5 million. This charge eliminated all goodwill from our balance sheet.

Non-operating Expenses

Other income—net.    Other income—net consists of royalty income and other various forms of non-operating income and expenses. Other income—net was $1.0 million in the six months ended July 2, 2011, as compared to $3.0 million in the six months ended June 26, 2010, which included a $3.0 million gain on the successful settlement of an intellectual property dispute. Other income–net was $2.0 million in fiscal 2010, $0.2 million in fiscal 2009 and $2.8 million in fiscal 2008.

Embedded derivative gain / (loss).    The conversion feature of our convertible preferred certificates is considered an embedded derivative. In addition, the mandatory pre-payment features of our senior secured credit agreement and our mezzanine credit agreement are also considered embedded derivatives. The value of each of these embedded derivatives is measured quarterly, and any changes in the values are reflected in embedded derivative gain / (loss). Changes in the value of these derivatives have no impact on cash flow.

The embedded derivative gain / (loss) associated with the convertible preferred certificates and debt in any period reflects changes in the valuation of our company which we determine with the assistance of a third party consultant using both income and market approaches to arrive at our enterprise value. The income approach estimates our enterprise value by discounting our expected future cash flows to present value. The market approach estimates our total enterprise value by comparing our business to similar businesses whose securities are actively traded in public markets, or businesses that are involved in a public or private transaction. Valuation multiples are derived from trading multiples of public companies that participate in our industry. These valuation multiples are then applied to the equivalent financial metrics of our business, giving consideration to differences between our company and similar companies for such factors as size, financial leverage, and growth prospects.

When the estimated enterprise value of our company increases from period to period, the value of the embedded derivatives liability associated with the convertible preferred certificates increases and we record an embedded derivative loss. Conversely, when the estimated enterprise value of our company decreases from period to period, we record an embedded derivative gain.

The embedded derivative gain on the convertible preferred certificates was $11.9 million in the six months ended July 2, 2011, as compared to a loss of $58.2 million in the six months ended June 26, 2010. In fiscal 2010 we recorded an embedded derivative gain of $21.7 million, in fiscal 2009 we recorded a loss of $27.5 million and in fiscal 2008 we recorded a gain of $115.4 million.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The embedded derivative gain on loans under the senior secured credit agreement and mezzanine credit agreement was $5.6 million for the six months ended July 2, 2011, as compared to zero for the six months ended June 26, 2010, which preceded the date of our senior secured credit agreement and mezzanine credit agreement (these credit agreements were effective on September 30, 2010, which fell into our fiscal fourth quarter of 2010). The embedded derivative gain related to the mandatory pre-payment features of our senior secured credit agreement and mezzanine credit agreement was $3.3 million in fiscal 2010.

Interest expense.    Interest expense consists of cash and non-cash interest expense. Non-cash interest expense includes the amortization of deferred loan origination costs, the amortization of original issue discount ("OID"), the accretion of interest paid-in-kind ("PIK") on our mezzanine debt and the accretion of interest on our convertible preferred certificates. See "Description of Indebtedness—Our Existing Credit Agreements".

Total interest expense was $39.0 million in the six months ended July 2, 2011, as compared to $27.0 million in the six months ended June 26, 2010. This $12.0 million increase was primarily due to higher interest rates as well as higher OID amortization. Non-cash interest expense was $21.0 million in the six months ended July 2, 2011, as compared to $5.4 million in the six months ended June 26, 2010. In the six months ended July 2, 2011, the non-cash interest included $7.2 million of PIK interest on our mezzanine debt and $5.0 million of OID amortization expense, (of which $2.1 million was attributable to loans under the senior secured credit agreement and $2.9 million was attributable to loans under the mezzanine agreement), and $1.0 million amortization of deferred loan origination costs. Non-cash interest also includes accreted interest on the convertible preferred certificates of $7.8 million in the six months ended July 2, 2011 and $4.7 million in the six months ended June 26, 2010.

Total interest expense was $72.1 million in fiscal 2010, $54.6 million in fiscal 2009 and $58.5 million in fiscal 2008. Interest expense increased $17.5 million in fiscal 2010 compared to fiscal 2009, which amount included $9.5 million of "interest on unpaid interest" under the previous first- and second-lien credit facilities. Non-cash interest expense was $21.2 million in fiscal 2010, $11.7 million in fiscal 2009 and $20.5 million in fiscal 2008. Of the non-cash interest expense in fiscal 2010, $3.6 million was PIK interest on our mezzanine debt and $2.3 million was OID amortization, of which $1.0 million was attributable to loans under the senior secured credit agreement and $1.3 million was attributable to loans under the mezzanine agreement. $4.6 million of non-cash interest in 2010 was attributable to deferred loan origination costs of which $2.8 million was due to the write-off of deferred loan origination costs related to our prior first- and second-lien credit facilities which were repaid in the fourth quarter of fiscal 2010. Non-cash interest expense also includes interest on the convertible preferred certificates of $10.7 million in fiscal 2010, $10.5 million in fiscal 2009 and $15.1 million in fiscal 2008.

We intend to prepay in full our outstanding senior secured and mezzanine debt with the proceeds of this offering and with the proceeds of borrowings under a new senior secured credit facility, which will accelerate the amortization of OID and deferred loan origination costs associated with our current credit agreements. See "—Factors Affecting Comparability—Reduction of Interest Expense Through Debt Repayment" and "Use of Proceeds".

Foreign Exchange Effects

Our functional currency and reporting currency is the U.S. dollar. Gains or losses resulting from foreign currency transactions (transactions denominated in a currency other than our subsidiaries' functional currencies) are included in foreign exchange gains and losses in the consolidated statement of operations in the period they occur.

Foreign currency transaction gains and losses, unrealized translation gains and losses associated with certain of our foreign subsidiaries with a U.S. dollar functional currency that maintain their books of record

Management's Discussion and Analysis of Financial Condition and Results of Operations

in a currency other than the U.S. dollar and unrealized translation gains and losses on short-term intercompany and operating receivables and payables denominated in a currency other than the functional currency are included in foreign exchange gains and losses in the consolidated statement of operations.

For each foreign subsidiary whose functional currency is the local currency, assets and liabilities are translated into U.S. dollars using exchange rates prevailing at the end of each reporting period, while revenues and expenses are translated at average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income / (loss) within equity on the consolidated balance sheet.

Foreign exchange gain / (loss)—net totaled a loss of $20.4 million in the six months ended July 2, 2011 as compared to a gain of $27.9 million in the six months ended June 26, 2010, and totaled a gain of $9.6 million in fiscal 2010, a loss of $2.1 million in fiscal 2009, and a loss of $0.3 million in fiscal 2008.

Discontinued Operations

Discontinued operations reflect the operations and the loss on the disposal of our closed Italian laminate facility, Mas Italia. We have completed the liquidation of this subsidiary pursuant to a formal legal process. In connection with our plan to close the facility in 2009, we reclassified the financial results of Mas Italia as discontinued operations. Accordingly, we reported a loss from discontinued operations of $5.6 million in 2009 and $11.7 million in 2008, and a loss on disposal of discontinued operations of $3.6 million in 2009. We do not expect to incur any further significant losses in connection with closure of this facility or liquidation of its related subsidiary.

FACTORS AFFECTING COMPARABILITY

We anticipate that the following factors, which are described in greater detail above, will affect the comparability of our historic and future financial performance:

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our major restructuring activities have been largely completed, and we expect to incur minimal charges related to these activities in the future;

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financial results attributable to our discontinued operations were minimal in the three months ended July 2, 2011, and are expected to be immaterial for the remainder of 2011; and

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as a result of the effective conversion of our Sponsors' investment in Isola from convertible preferred certificates to ordinary shares in connection with our initial public offering, we will not incur financial effects (principally accreted non-cash interest expense) related to these securities subsequent to the effective date of the offering.

The following sets forth additional factors that may affect the comparability of our historic and future results:

Fiscal Year and 53rd Week Impact

We operate on either a 52- or 53-week fiscal year. References to fiscal 2010 are for the fiscal year ended January 1, 2011; references to fiscal 2009 are for the fiscal year ended December 26, 2009; and references to fiscal 2008 are for the fiscal year ended December 27, 2008.

Each quarterly period of the fiscal year typically has 13 weeks, except for the occasional 53-week year when the fourth quarter has 14 weeks. This 53-week year occurs every five to six years to keep the fiscal and calendar quarters in approximate alignment. Our fiscal years 2009 and 2008 each consisted of 52 weeks. Our 2010 fiscal year consisted of 53 weeks, which had a favorable impact on revenue and operating income. Fiscal year 2011 is a 52-week year.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 Reduction of Interest Expense

Immediately prior to the completion of our initial public offering, we will undergo a corporate reorganization that includes the effective conversion of all of our outstanding convertible preferred certificates to ordinary shares. As a result of this conversion, we will no longer record accreted interest expense related to the convertible preferred certificates, which was $10.7 million in fiscal 2010. In the fiscal quarter in which the conversion takes place, we will reclassify the embedded derivative liability which has a balance of $              million at                           , 2011 to stockholder's equity in the consolidated balance sheet. We will also reclassify approximately $              million of OID incurred in connection with the Class C convertible preferred certificates to stockholder's equity in the consolidated balance sheet.

We intend to use the proceeds of this offering to reduce our current indebtedness and to refinance the remaining balance of our current indebtedness with $              million borrowed under a new senior secured credit facility bearing interest at         % per annum. We expect to reduce our annualized cash interest expense by $              million and our total interest expense by $              million. Both annualized interest expense savings are based on our annualized actual cash and non-cash interest expense for the six month period ended July 2, 2011. Also, in the fiscal quarter in which we pay down our current debt, as a result of refinancing our current indebtedness we will amortize to interest expense approximately $              million of OID incurred in connection with these financings and write off approximately $              million of deferred financing costs. We expect that our interest expense will benefit from the termination of the amortization of OID and deferred loan origination costs described above.

Management Fees and Expense

In connection with the acquisition and investment in the Isola Group by TPG Capital, we entered into a management agreement with TPG Capital, which remains one of our Principal Sponsors. In each of the six months ended July 2, 2011 and June 26, 2010, we accrued approximately $1.0 million in management fees payable to TPG Capital under this agreement. Management fees and related expenses were $2.1 million annually in fiscal 2010, 2009 and 2008, and were paid in full by mid-year 2011. Concurrently with the closing of this offering, the management agreement will be terminated, provided that we will remain obligated to pay TPG Capital an $8.0 million transaction fee plus approximately $1.0 million in accrued management fees and related expenses through such date. See "Certain Relationships and Related Transactions—Agreements with Our Sponsors".

Public Company Expense

Upon consummation of this public offering, we will become a public company and our ordinary shares will be listed for trading on the Nasdaq Global Market. As a result, we will need to comply with numerous additional laws, regulations, and requirements. In 2011, we hired a General Counsel, a Director of External Reporting and a Senior Tax Director, and we plan to hire other tax, finance, accounting and human resources personnel, as needed, to enhance our internal compliance capabilities. We will also be adding new independent board members, who will be compensated in accordance with market practice, and we have procured more comprehensive director and officer liability insurance covering our increased exposure as a public company. We estimate that incremental annual public company costs will be approximately $3.0 million.

We expect that we will incur approximately $9.0 million in expenses in connection with this offering, including our reorganization as a Cayman Islands company. We have incurred $4.6 million in expenses in connection with this offering as of July 2, 2011, which we have elected to expense rather than defer and apply as a reduction of net proceeds to be received from this offering.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 Non-cash Stock-based Compensation Charges

Upon consummation of the offering and capitalization of our new Cayman holding company, outstanding management equity awards will be converted to equivalent awards in the new, publicly traded company. In addition, we adopted our 2011 Equity Incentive Plan under which we may make future equity awards to directors, executives, and other employees.

Upon the closing, we anticipate granting restricted stock to our independent directors and various equity awards to officers and key employees. These equity awards will result in a non-cash compensation charge to the consolidated statement of operations in future fiscal periods as the awards vest.

Tax Contingencies

The Company and its subsidiaries file income tax returns with U.S. federal, state and local and non-U.S. jurisdictions and are subject to audits of those returns. Currently, the Internal Revenue Service ("IRS") is examining the 2008 and 2009 federal income tax returns. The Company and its subsidiaries are no longer subject to IRS examination for periods prior to 2007, although carryforward attributes that were generated prior to 2007 may still be adjusted upon examination by the IRS if they either have been or will be used in a future period. Income tax returns filed by the Company's German subsidiaries are also under examination for the years 2004 through 2007. With a few exceptions, the Company and its subsidiaries are no longer subject to examination for years prior to 2004.

The Company has recorded $56.4 million and $53.4 million related to uncertain tax positions in the consolidated balance sheet as of July 2, 2011 and January, 1, 2011, respectively. In this regard, an uncertain tax position represents the Company's expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim that has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, the Company does not recognize the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated balance sheet. Much of the recorded liability for uncertain tax positions is associated with tax jurisdictions where we have experienced significant net operating losses in the past and accordingly, a significant portion of the recorded liability, if settled unfavorably, would not be settled in cash.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Overview

As a result of becoming a public company, we will have to comply with the standards adopted by the Public Company Accounting Oversight Board. More specifically, pursuant to Section 404 of the Sarbanes-Oxley Act, management will be required to report on, among other things, the effectiveness of our internal control over financial reporting. This reporting requirement will begin with our Annual Report on Form 10-K for our 2012 fiscal year ending December 29, 2012 (to be filed in early 2013). Management's assessment of the effectiveness of our internal controls will have to include disclosure of any material weaknesses identified in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal controls over financial reporting. Prior to becoming a public company, we are not required to be compliant with the requirements of Section 404 of the Sarbanes-Oxley Act.

Material Weakness

In preparation for this offering, we and our independent registered public accounting firm identified a material weakness in our internal controls over financial reporting. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of

Management's Discussion and Analysis of Financial Condition and Results of Operations

deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected and corrected in a timely manner. Our internal control deficiencies resulted in material adjustments to the Company's previously issued consolidated financial statements for fiscal years 2004 through 2009 and to its consolidated financial statements for fiscal 2010. These material adjustments were not previously identified by us because we had limited resources within the accounting function possessing a requisite level of technical experience in the selection and application of certain accounting principles.

Our accounting determinations with respect to our more complex transactions reflected research by our financial and accounting management and the review and vetting of management's preliminary conclusions with external technical resources. These efforts, however, were not sufficient to ensure that we reached the proper conclusions and accounting determinations regarding the following accounting topics issued by the Financial Accounting Standards Board's Accounting Standards Codification ("ASC"):

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ASC Topic 480: "Distinguishing Liabilities from Equity".  We have convertible preferred certificates as part of our capital structure. These are hybrid securities, often issued by companies chartered in Luxembourg, which have characteristics of both debt and equity. Previously, we had accounted for these convertible preferred certificates as equity. In 2011, it was determined that these securities are properly accounted for as debt instruments based upon their legal form under Luxembourg law. Further, we completed a financing in 2010 that included the issuance of senior secured term loans, unsecured term loans and Class C convertible preferred certificates, with a syndicate of lenders, the majority of which are partial owners in the Sponsor Limited Partnership. We did not allocate the total arrangement proceeds among the underlying instruments based upon relative fair value. Our outstanding convertible preferred certificates will be effectively converted into ordinary shares of Isola Group Ltd. upon the completion of this offering as described in "Concurrent Transaction—Corporate Reorganization."

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ASC Topic 815: "Derivatives and Hedging".  We completed a refinancing in September 2010, but we failed to recognize at that time that the prepayment options of the new credit agreements constituted embedded derivatives for financial reporting purposes. The conversion feature within our convertible preferred certificates also represents an embedded derivative. It was also determined during 2011 that the fair value associated with the conversion feature had not taken into account the rights and privileges associated with our capital structure.

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ASC Topic 830: "Foreign Currency Matters".  In 2011, it was determined that we had not changed our corporate functional currency from the euro to the U.S. dollar coincident with a leveraged recapitalization that changed the currency of our primary financing from the euro to the U.S. dollar. Further analysis uncovered that two operating subsidiaries had used incorrect local functional currencies.

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ASC Topic 718: "Compensation—Stock Compensation".  The Sponsor Limited Partnership, which is the parent entity that owns Isola Group S.a.r.l. (Isola's current Luxembourg holding company) and is not part of the consolidated Isola group, issued stock-based awards to certain members of executive management. In 2011, it was subsequently determined that we should have recorded an appropriate expense for stock-based compensation related to the awards issued by the Sponsor Limited Partnership to certain members of our executive management and that the related compensation expense determination should have considered the rights and preferences of our ownership structure as well as the ownership structure of the Sponsor Limited Partnership.

Management has determined that these control deficiencies constitute a material weakness in the design and operation of internal controls.

Management's Discussion and Analysis of Financial Condition and Results of Operations

In light of the material weakness in our internal control over financial reporting, we performed additional analysis and other post-closing procedures in an effort to ensure that our consolidated financial statements included in this filing have been prepared in accordance with GAAP.

Our Chief Financial Officer, under the supervision of our Chief Executive Officer and with the oversight of our board of directors, is responsible for implementing changes and improvements in our internal control over financial reporting and remediating the control deficiencies that gave rise to the material weakness. To date, we have hired a Director of External Reporting, who has experience working in the accounting departments of public companies.

In addition, beginning in the third quarter of 2011, we began to formulate a plan to remediate the underlying causes of our material weakness. The plan includes the following actions:

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redefine the organizational structure, roles and responsibilities of the accounting and finance staff and establish additional layers of oversight and quality review, especially with respect to the accounting for complex transactions, including derivatives and financing transactions;

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continue to recruit additional accounting and finance personnel with the necessary technical skills to fulfill the more demanding accounting and reporting standards required of a public company;

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engage outside technical accounting and financial advisors on an ongoing basis to assist our accounting and finance staff to determine proper accounting for more complex transactions, including derivatives and financing transactions;

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enhance and extend the documentation, policies and procedures, including documentation of internal controls, required for the timely financial closing and reporting processes that will be required of us as a public company;

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require our accounting and financial staff to attend professional courses or seminars to remain abreast of the ever evolving accounting pronouncements and the additional complexities and reporting requirements of a public company;

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review and rewrite, as appropriate, our current accounting manual; and

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continue to cross-train accounting and financial staff to ensure coverage and continuity in key positions.

Although we believe that these actions will improve our internal control over financial reporting, and our disclosure controls and procedures, additional time is required to fully implement these remediation efforts and to demonstrate they have resulted in the effective operation of our internal controls. Our management will closely monitor and modify, as appropriate, the remediation plan outlined above to eliminate the identified material weakness.

If the steps we take do not correct the material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there would continue to be a reasonable possibility that a material misstatement of the Company's financial statements would not be prevented or detected on a timely basis.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. During the preparation of these financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions, including those discussed below, that are used to prepare our financial statements. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form

Management's Discussion and Analysis of Financial Condition and Results of Operations

the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to our financial statements.

While our significant accounting policies are described in more detail in the notes to our audited financial statements included later in this prospectus, we believe that the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

We recognize revenue from sales of our products net of estimated returns and allowances, when persuasive evidence of an arrangement exists, including where the agreement of a fixed price to our customers has been reached and collectability is reasonably assured. Customer purchase orders are used to determine the existence of an arrangement. Our sales terms do not include rights of return or subsequent price discounts; therefore, we recognize revenue on products sold at the time of shipment or delivery, based on the terms of the agreement. Shipping and handling costs charged to customers are included in revenue, and the associated shipping and handling costs incurred by us are recorded as cost of goods sold.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based on each customer's creditworthiness, as determined by our review of current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience, our anticipation of uncollectible accounts receivable and any specific customer collection issues that we have identified. While our credit losses have historically been insignificant (other than a $6.7 million loss in fiscal 2008 which was a result of the softening of the economic environment), we may experience higher credit loss rates in the future than we have in the past. Our receivables are concentrated in relatively few customers. Therefore, a significant change in the liquidity or financial position of any one significant customer could make collection of our accounts receivable more difficult, require us to increase our allowance for doubtful accounts and negatively affect our working capital.

Inventories

Inventories include the cost of materials, direct labor, and related manufacturing overhead and are stated at the lower of cost (computed using the first-in, first-out method) or market. We continually assess the recoverability of inventory based on assumptions about demand and market conditions. Inventory carrying value is reduced for estimated excess and obsolescence by the difference between cost and estimated market value. This estimate is based on assumptions regarding future demand and market conditions. Forecasted demand is determined based on historical sales and expected future sales.

Long-lived Assets, Goodwill and Intangibles

Long-lived assets, including property and equipment, and intangible assets subject to amortization, are assessed for impairment whenever events and circumstances have occurred that indicate the remaining estimated useful lives may warrant revision, or that the remaining balance of these assets may not be recoverable. In performing the review for recoverability, we estimate the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If an asset is impaired, the amount of the impairment loss would be calculated based on the excess of the carrying amount of the asset over its estimated fair value. Factors we consider important that could trigger an impairment review include continued operating losses, significant negative industry trends, significant underutilization of the assets and significant changes in the way we plan to use the assets. The estimation of future cash flows involves numerous assumptions, which require our judgment, including, but not limited to, future use of the assets

Management's Discussion and Analysis of Financial Condition and Results of Operations

for our operations versus sale or disposal of the assets, future selling prices for our products and future production and sales volumes. We must use our judgment in determining the groups of assets for which impairment tests are separately performed.

Depreciation and amortization of intangible assets and other long-lived assets is provided using the straight-line method over the assets' respective estimated useful lives, reflecting the pattern of economic benefits associated with these assets. Changes in circumstances such as technological advances, or changes to our business model could cause the actual useful lives of long-lived assets and other intangible assets to differ from our initial estimates. If we determine that the useful life of an asset should be revised, we depreciate the remaining net book value over the new estimated useful life.

In 2010, we did not record any asset impairments and there were no indications of impairment suggesting a requirement to test the long-lived assets for impairment. In 2009, we recorded $4.1 million in asset impairments associated with the closure of our manufacturing facilities in Fremont, California and Dalian, China. In 2008, we recorded $3.3 million in asset impairments in connection with our Fremont facility.

Goodwill, which represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination and is not subject to amortization, is evaluated, at a minimum, on an annual basis and whenever events or circumstances have occurred that indicate that the carrying value may not be recoverable. Our testing approach utilizes a discounted cash flow analysis and comparative market multiples to determine each reporting unit's fair value for comparison to its carrying value. In fiscal 2008, we recorded $8.5 million in goodwill impairments which reduced our goodwill balance to zero; this impairment was attributable primarily to the reduction in our revenues and profits due to the general decline of the economy.

Litigation and Loss Contingencies

From time to time, we may be involved in claims, lawsuits and other proceedings. Such matters involve uncertainty as to the eventual outcomes and any gains or losses we may ultimately realize when one or more future events occur or fail to occur. We record expenses for litigation and loss contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We estimate the probability of such losses based on the advice of internal and external counsel, outcomes from similar litigation, status of the lawsuits (including settlement initiatives), legislative developments and other factors.

Due to the numerous variables associated with these judgments and assumptions, both the precision and reliability of the resulting estimates of the related loss contingencies are subject to substantial uncertainties. We regularly monitor our estimated exposure to these contingencies and, as additional information becomes known, may change our estimates accordingly.

Fair Value Measurement

We apply fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy has three levels based on the reliability of the inputs as follows:

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Level 1—Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in active markets that we have the ability to access.

Management's Discussion and Analysis of Financial Condition and Results of Operations

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Level 2—Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

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Level 3—Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect our own assumptions about the inputs that market participants would use.

Financial instruments consist of cash, trade receivables, bank lines of credit, short-term bank debt, trade payables, long-term debt, including convertible preferred certificates, and derivative instruments. With the exception of our derivative instruments, which are recorded at fair value, and our long-term debt and convertible preferred certificates, the carrying value of these other financial instruments approximates fair value either because of the short maturities of these instruments or because the interest rates are based upon variable reference rates.

We engage a third party consultant to assist in the determination of the estimated fair value of our long-term debt, convertible preferred certificates and embedded derivative liabilities.

The most significant asset or liability recorded at fair value on a recurring basis is our derivative liability, specifically as related to our convertible preferred certificates. The fair value of our embedded derivatives related to our convertible preferred certificates and our stock-based compensation awards is most sensitive to our determination of the enterprise value of our Company. The enterprise value inputs associated with the Company's valuation were derived using the income and market approaches. The inputs that significantly impact the enterprise value determination include, but are not limited to, the following:

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our projected financial performance and operating results;

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the market performance of comparable companies;

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changes in the probability of various scenarios towards higher valuation outcomes;

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discount and illiquidity rates; and

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the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions.

A more detailed description of the valuation methodologies used for our long-term debt, convertible preferred certificates and for our assets and liabilities measured at fair value is included in the footnotes to the consolidated financial statements pertaining the each asset and liability.

Valuation methodologies used for stock-based awards are included in the footnotes to the consolidated financial statements and in "—Stock-based Compensation Expense" below.

Income Taxes

We are subject to income taxes in the United States and foreign jurisdictions, and we use estimates in determining our provision for income taxes. We account for taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax-basis reporting of assets and liabilities that are measured using the enacted tax rates and laws that are expected to be in effect when differences are expected to reverse. We are required to adjust our deferred tax assets and liabilities in the period when tax rates or provisions of the income tax laws are enacted.

Our effective income tax rate for fiscal 2010 was 82.8%, resulting in a provision for income taxes of $24.4 million compared to pretax income of $29.5 million. Our effective tax rate for fiscal 2010 was higher than our statutory income tax rate for fiscal 2010, which was 28.6%. While changes in our effective tax rates are attributable to the mix of taxable income across the geographies in which we conduct business, our

Management's Discussion and Analysis of Financial Condition and Results of Operations

effective income tax rate for fiscal 2010 was adversely impacted by several items such as the accruals for uncertain tax positions and fluctuations in the level of income or loss earned in loss-making jurisdictions for which we do not expect to realize tax benefits. The effective tax rate in fiscal year 2010 was greater than the statutory rate due to the accrual for uncertain tax positions that increased the effective tax rate 115.3%. This was offset by a release of the valuation allowance associated with a reduction in deferred tax assets in certain loss-making jurisdictions, including the U.S., which reduced the effective tax rate by 60.8%.

Our effective tax rate in fiscal year 2009 was lower than the statutory rate primarily as a result of net operating losses incurred in certain jurisdictions, including in the U.S., for which we do not expect to realize an associated tax benefit. The effective tax rate in fiscal year 2008 was lower than the statutory rate because of the accrual for uncertain tax positions, which increased the effective tax rate by 11.3%. This was offset by the release of the valuation allowance associated with a reduction in deferred tax assets in certain loss-making jurisdictions, including the U.S., which resulted in a net reduction of the effective tax rate by 37.4%.

We recorded a valuation allowance of $104.9 million at July 2, 2011 to reduce our deferred tax assets to the amount we believe is more likely than not to be realized. We have recorded valuation allowances on deferred tax assets in a number of tax jurisdictions, the most significant of which are the U.S., Luxembourg and Italy. The most significant tax jurisdictions with deferred tax assets and no valuation allowances are China and Taiwan. If our assumptions change and we determine we will more likely than not be able to realize those deferred tax assets, the tax benefits related to any reversal of the valuation allowance will be accounted for in the period in which we make such determination. Likewise, should we determine that we would be able to realize our deferred tax assets in the future in excess of our recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

A tax benefit from an uncertain tax position may only be recognized based on the technical merits when it is more likely than not that the position will be sustained upon examination. The recognition and measurement of tax benefits requires significant judgment that might change as new information becomes available. If our financial results or other relevant facts change, thereby impacting the likelihood of realizing the tax benefit of an uncertain tax position, significant judgment would be applied in determining the effect of the change on our valuation allowance.

Pension and Other Post-retirement Benefits

We sponsor several pension plans for certain salaried and hourly employees, and bargaining unit pension plans covering retirees and vested former employees of the Company. Accounting for pensions and other post-retirement benefits involves estimating the cost of future benefits and attributing the cost over the employees' expected periods of employment with the Company. The determination of our obligation and expense for these costs requires certain assumptions (see Note 7 to the consolidated financial statements). These assumptions include, among others, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates and are subject to change. While we believe that the assumptions used are appropriate, significant differences in results or significant changes in our assumptions may materially affect the pension and other post-retirement obligations and related future expense.

Changes in key assumptions for our pension and other post-retirement benefits plans would have the following effects for the year ended January 1, 2011:

Discount Rate—Holding all other assumptions constant, a one percentage point increase or decrease in the discount rate assumption for fiscal 2010 would have decreased or increased net periodic benefit cost in fiscal 2011 by approximately $0.8 million with no impact on post-retirement benefits. In addition, a one percentage point increase in the discount rate would decrease the pension and other post-retirement benefits obligation recorded at January 1, 2011 by approximately $13.5 million, of which $0.1 million relates to

Management's Discussion and Analysis of Financial Condition and Results of Operations

post-retirement benefits, and a one percentage point decrease would increase the pension and other post-retirement benefits obligations recorded at January 1, 2011 by approximately $16.4 million, of which $0.1 million relates to post-retirement benefits.

Expected Long-Term Rate of Return—A one percentage point increase or decrease in the expected long-term rate of return assumption for fiscal 2010, holding all other assumptions constant, would increase or decrease our net periodic benefit cost for the year ended January 1, 2011 by approximately $0.6 million, with no impact on post-retirement benefits.

Health Care Cost Trend Rates—A one percentage point increase or decrease in the initial assumed health care trend rate through ultimate assumed health care trend rates would have an immaterial effect on the accumulated post-retirement benefit obligation at January 1, 2011.

Stock-based Compensation Expense

Awards granted

Certain of our employees and directors have been granted awards to purchase limited partner common units in the Sponsor Limited Partnership ("partnership units"). These awards include options to purchase partnership units ("options") and restricted partnership units ("restricted units").

The exercise prices of the options granted were established by the non-executive directors of the Sponsor Holding Company's board of managers who have historically functioned as the Company's compensation committee.

Award valuation and recognition of compensation expense

The fair values of all option and restricted unit awards, which we refer to as stock-based payment awards, are determined as of their grant date. We estimate the fair value of each option award using the Black-Scholes option pricing model. This model requires the use of the following assumptions: (i) expected volatility, which is based on a peer group of publicly traded entities over a period consistent with the expected terms of the options; (ii) expected life of the option award, which is determined based on management's best estimate of when vested awards are expected to be exercised; (iii) expected dividend yield, which is 0%, as we do not anticipate paying dividends in the foreseeable future; (iv) the risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant consistent with the option's expected life; and (v) the fair value of the partnership units, which is based on the determination of our enterprise value. If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation for future awards may differ materially from previously granted awards.

The weighted average assumptions used in the Black-Scholes model for fiscal 2008 and 2010 and for the six months ended July 2, 2011 are as follows:

	Fiscal 2008	Fiscal 2010	Six months ended July 2, 2011

Expected volatility	72%	65%	80%
Risk-free interest rate	3.2%	1.4%	2.4%
Expected term (in years)	6.5	6.0	6.0
Dividend yield	0.0%	0.0%	0.0%

No options were granted during fiscal 2009.

The grant date fair value of stock-based payment awards is recognized as compensation expense using the straight line method, net of estimated forfeitures, over the vesting period. Option and restricted unit awards

Management's Discussion and Analysis of Financial Condition and Results of Operations

vest ratably over a 2- to 5-year period beginning with the first anniversary of the grant date. We estimate forfeitures based on our historical forfeiture of stock-based payment awards adjusted to reflect future changes in facts and circumstances, if any. We will revise our estimated forfeiture rate if actual forfeitures differ from our initial estimates.

Exchange event

On October 8, 2010, certain employees and directors holding options (vested or unvested at that date) were given an offer to either retain their existing options with the originally issued terms or surrender their options for $0.53 in cash for each vested option payable immediately as well as $0.53 in cash for each unvested option payable upon completion of that unvested option's original service-based vesting condition.

Also on October 8, 2010, the remaining employees and directors holding options (vested or unvested at that date) were given an offer to surrender all of their existing options (vested or unvested at that date) in exchange for a combination of new options and new restricted units. As of October 8, 2010, 4,562,000 options were outstanding and the holders thereof elected the following:

Action taken	Options

Vested options surrendered for cash	565,000
Unvested options surrendered for cash upon vesting	331,000
Options exchanged for new options and restricted units	3,630,000
Original options retained	36,000

As a result, employees received $299,450 in cash for vested options surrendered and were entitled to $175,430 in cash for unvested options to be paid as those options vest under their original terms. The consideration given for the vested options surrendered was in excess of the surrender date fair value by $175,610, and this amount was recognized as compensation expense in 2010. As future service is required for payment of the options unvested as of October 8, 2010, we determined that the transaction was a modification under ASC 718 that changes the award classification from equity to liability. Incremental compensation cost for these modified awards, measured as the excess of their fair value over the fair value of the original awards immediately before the terms were modified, was not material.

A total of 13,460,500 new options were issued and 3,337,500 new restricted units were issued in connection with the exchanges. We determined the issuance of new options and new restricted units was a modification under ASC 718 for substantially all of the exchanged options. Accordingly, we measured the incremental fair value of consideration given for these modified awards over that of the options tendered and determined there to be $6.8 million of additional value. This additional stock-based compensation, as well as $1.6 million of unrecognized stock-based compensation related to the options tendered in the modification, will be recognized over the vesting period of the new options and new restricted units using the straight-line method.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Options granted

During fiscal 2010 and 2008 and the six months ended July 2, 2011, we granted options with exercise prices as follows:

Grant date	Options granted	Exercise price per option	Partnership unit fair value	Option grant date fair value per option

January 29, 2008	1,145,000	$1.22	$2.07	$1.46
April 30, 2008	1,625,000	$1.22	$1.45	$1.08
October 8, 2010	13,460,500	$0.49	$0.63	$0.41
January 22, 2011	96,100	$0.49	$0.83	$0.64

Restricted units granted

During fiscal 2010 and the six months ended July 2, 2011, we granted restricted units as follows:

Grant date	Restricted units granted	Partnership unit fair value	Restricted unit grant date fair value per unit

October 8, 2010	3,337,500	$0.63	$0.63
January 22, 2011	54,700	$0.83	$0.83

Stock-based compensation recognized

We recorded stock-based compensation expense of $2.2 million, $1.8 million, $1.2 million, and $1.2 million for fiscal 2010, 2009, 2008 and the six months ended July 2, 2011, respectively.

Based upon the assumed initial public offering price of $             per share, the aggregate intrinsic value of the 13,496,500 options outstanding as of July 2, 2011 was $              million, of which $              million related to vested options and $              million related to unvested options. The aggregate intrinsic value of the 12,296,500 options outstanding as of July 2, 2011 was $              million, of which $              million related to vested options and $              million related to unvested options.

Approach to valuation of partnership units

In conducting the valuation of the partnership units, we used a methodology that is consistent with the methods outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the "Practice Aid"). These valuations were prepared contemporaneous with the grant of stock-based payment awards granted by us. In preparing the 2010 consolidated financial statements, we determined the contemporaneous valuations did not appropriately consider the rights and preferences of the Company's and the Sponsor Limited Partnership's share and partner unit classes, respectively. Accordingly, during 2011, we performed retrospective valuations to estimate the fair value of the partnership units underlying the stock-based payment awards at each significant historical stock-based payment award date. The revised fair values were utilized to prepare our financial statements for all periods affected.

The enterprise value inputs associated with our valuations were derived using the income and market approaches. The income approach estimates our enterprise value by discounting the expected future cash flows to present value. Under the market approach, our total enterprise value is estimated by comparing our business to similar businesses whose securities are actively traded in public markets, or businesses that are involved in a public or private transaction. We have selected valuation multiples derived from trading

Management's Discussion and Analysis of Financial Condition and Results of Operations

multiples of public companies that participate in our industry. These valuation multiples were then applied to the equivalent financial metric of our business, giving consideration to differences between our Company and similar companies for such factors as company size, financial leverage, and growth prospects.

We prepared financial forecasts to be used in the computation of the enterprise value for the income approach for each valuation date. The financial forecasts took into account our past experience and future expectations. There is inherent uncertainty in these estimates. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates. If different discount rates had been used, the valuations would have been different. The fair value of our debt was then subtracted from the calculated enterprise value. The resulting equity value was then allocated among the instruments that comprise our capital structure based upon rights and preferences of the instruments using the option-pricing method. As all of the allocated value associated with these instruments would be available to the Sponsor Limited Partnership, the option-pricing method was used to allocate the equity value of the Company among the varying partner interests of the Sponsor Limited Partnership, including the partnership units underlying our stock-based payment awards. The allocation was based on a series of call options using the Black-Scholes option pricing model.

The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event such as a sale of our Company or an initial public offering, and estimates of the volatility of the partnership units. The anticipated timing is based on the plans of our board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of the partnership units based on available information on volatility of stocks of publicly traded companies in the industry. Had we used different estimates of volatility, the resulting value of the partnership units would have been different.

A discussion of significant factors and assumptions in determining the estimated fair value of our stock-based payment awards granted between December 27, 2007 and July 2, 2011 is provided below:

Valuation of partnership units as of January 29, 2008

We performed a retrospective valuation of the partnership units of the Sponsor Limited Partnership as of January 29, 2008 and estimated the fair market value to be $2.07 per unit as of that date. To estimate our enterprise value, we used the discounted cash flow ("DCF") methodology for the income approach and a combination of the guideline public company methodology and the guideline transaction methodology for the market approach, as described above.

For the DCF methodology, we prepared annual forecasts of our future cash flows through December 2015 and applied a terminal value based on the constant growth dividend model to estimate the total value of the cash flows beyond the final year. Our forecasts of future cash flows were based on our estimated net debt-free cash flows. These cash flows were then discounted to the valuation date at an estimated weighted average cost of capital. Our cost of capital was derived by applying the widely-used capital asset pricing model ("CAPM"). We believe that the procedures employed in the DCF methodology, including estimating the net debt-free cash flows, weighted average cost of capital, discount rate and terminal value, were reasonable and consistent with the Practice Aid.

For the guideline public company methodology, we selected, as of the valuation date, a range of trading multiples for a group of comparable public companies manufacturing components of printed circuit boards such as laminates and related materials that, at the time, we considered to be most comparable to us based on size and business model. We focused primarily on a subset of companies within the broader company group, as we believe their operations are the most comparable to our own.

Management's Discussion and Analysis of Financial Condition and Results of Operations

For the guideline transaction methodology, we observed a range of implied multiples reflecting the ratio of the purchase price paid in the transactions to the target companies' trailing 12 months financial metrics prior to the acquisition date for comparable companies in the laminate and electronics industry that had recently been sold. We selected a multiple consistent with our relative profitability compared with the transaction companies.

The valuations resulting from the foregoing methodologies were then combined to determine an estimated overall enterprise value. In estimating our enterprise value, we weighted the income and market approaches equally. Within the market approach, we gave greater weight to the guideline public company method compared with the guideline transaction methodology based on the relative reliability of the methods and underlying data.

For the January 29, 2008 retrospective valuation, we calculated total allocable equity value by subtracting the fair value of our debt from the enterprise value. We then allocated the equity value using the option-pricing method based upon rights and preferences of the various financial instruments. Accordingly, the value of the partnership units was determined by calculating its allocation of value based on their rights. In order to determine the allocation break points, we made estimates of the anticipated timing of a potential liquidity event and estimates of the volatility of our equity securities. The anticipated timing was based on our plans toward the liquidity event and on our board of directors' judgment. Estimating the volatility of the stock price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our stock based on available information on volatility of stocks of publicly traded companies in the industry.

After allocating the value of the Company's equity classes, and applying a marketability discount of 22%, we determined the estimated fair value attributable to the partnership units was $2.07 per unit as of January 29, 2008. The discount for lack of marketability reflects the lower value placed on securities that are not freely transferable, as compared to those that trade frequently in an established market. The marketability discount was based on an at-the-money Black-Scholes put option analysis, assuming a dividend yield of zero; a maturity of one year; a risk-free rate of 2.3%, which was equal to the rate on U.S. Treasury bills matching the expected term; and an annualized volatility of 60%, which was the average volatility of the comparable public companies adjusted for relative leverage over a period equal to the expected term.

The methodology and factors used in estimating the partnership unit value on other stock award grant dates were largely consistent with the discussion above. Significant changes in assumptions and factors impacting partnership unit value for other stock award grant dates are discussed below.

Valuation of partnership units as of April 30, 2008

On April 30, 2008, the fair value of a partnership unit of the Sponsor Limited Partnership was determined to be $1.45 per unit. Volatility of the selected guideline public companies increased as compared with January 29, 2008 as stock prices recovered somewhat from the prior period declines. The weighted average cost of capital also increased primarily due to the increased volatility in guideline stock prices.

Our overall outlook for the Company was also decreasing at this time due to the declining revenue and profitability. As a result, we selected lower multiples for the guideline public company method.

We calculated total allocable equity value by subtracting the fair value of our debt from the enterprise value. We then allocated the equity value using the option-pricing method based upon rights and preferences of the various equity classes and applied a marketability discount of 30%, which was higher due to increased volatility. The resulting estimated fair value attributable to the partnership units was $1.45 per unit, which we determined to be the fair value of our partnership units as of April 30, 2008.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Valuation of partnership units as of October 8, 2010

On October 8, 2010, the fair value of a partnership unit of the Sponsor Limited Partnership was determined to be $0.63 per unit. Compared with April 2008, our historical financial results and future outlook were improving. Volatility and cost of capital inputs were similar compared with April 2008. Stock prices of reference guideline companies and their financial performance continued to be relatively low, resulting in lower market price multiples that were offset by our better performance than in the prior periods. As a result, the market-based methods indicated higher values for the business enterprise value of the Company.

We calculated total allocable equity value by subtracting the fair value of our debt from the enterprise value. While debt increased, the primary reason for the decline in per unit value compared to April 2008 was the issuance of additional partnership units in conjunction with the financing transaction that took place in September 2010 (see Note 4 of the annual financial statements). The total economic interests at the partnership unit level increased over 2.5 times, which diluted the per unit value. After allocating the value of the equity classes, and applying a marketability discount of 28%, the estimated fair value attributable to the partnership units was determined to be $0.63 per unit as of October 8, 2010.

Valuation of partnership units as of January 22, 2011

On January 22, 2011, we granted stock options and restricted units to certain key employees. The fair value of a partnership unit as of that date was determined to be $0.83 per unit, and was based upon retrospective valuations performed as of January 1, 2011 and April 2, 2011. The financial statement impact of these stock-based awards is immaterial.

The judgments made in determining the volatility and risk-free rate assumptions to be used in calculating the estimated grant date fair value of the stock option awards are consistent with the judgments made in determining such inputs for the partnership units valuations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 RESULTS OF OPERATIONS

The following table sets forth selected results of operations data for the periods presented and as a percentage of our revenue for those periods:

	Six months ended				Fiscal year
	July 2, 2011		June 26, 2010		2010		2009		2008
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue

	(dollars in thousands)
Revenue	$316,583	100%	$306,957	100%	$611,987	100.0%	$416,140	100.0%	$570,333	100.0%
Cost of goods sold	240,433	75.9%	231,908	75.6%	467,751	76.4%	330,584	79.4%	487,052	85.4%
Gross profit	76,150	24.1%	75,049	24.4%	144,236	23.6%	85,556	20.6%	83,281	14.6%
Operating expenses
Sales, general and administrative	38,371	12.1%	31,343	10.2%	65,271	10.7%	59,656	14.3%	62,763	11.0%
Research and development	5,193	1.6%	4,817	1.6%	9,532	1.6%	9,244	2.2%	10,663	1.9%
Restructuring	177	0.1%	3,464	1.1%	4,782	0.8%	18,129	4.4%	7,692	1.3%
Goodwill impairment	—	0.0%	—	0.0%	—	0.0%	—	0.0%	8,513	1.5%

Total operating expenses	43,741	13.8%	39,624	12.9%	79,585	13.0%	87,029	20.9%	89,631	15.7%
Operating income / (loss)	32,409	10.2%	35,425	11.5%	64,651	10.6%	(1,473)	(0.4)%	(6,350)	(1.1)%
Other income—net	1,031	0.3%	3,005	1.0%	2.020	0.3%	224	0.1%	2,768	0.5%
Embedded derivative gain / (loss)	17,472	5.5%	(58,162)	(18.9)%	25,030	4.1%	(27,513)	(6.6)%	115,352	20.2%
Interest expense	(39,032)	(12.3)%	(26,997)	(8.8)%	(72,134)	(11.8)%	(54,620)	(13.1)%	(58,478)	(10.3)%
Interest income	94	0.0%	159	0.1%	339	0.1%	453	0.1%	1,307	0.2%
Foreign exchange gain / (loss)—net	(20,402)	(6.4)%	27,863	9.1%	9,596	1.6%	(2,116)	(0.5)%	(341)	(0.1)%

Income / (loss) from continuing operations, before income taxes	(8,428)	(2.7)%	(18,707)	(6.1)%	29,502	4.8%	(85,045)	(20.4)%	54,258	9.5%
Provision for income taxes	(10,679)	(3.4)%	(11,818)	(3.9)%	(24,420)	(4.0)%	(6,504)	(1.6)%	(6,804)	(1.2)%

Net income / (loss) from continuing operations	$(19,107)	(6.0)%	$(30,525)	(9.9)%	$5,082	0.8%	$(91,549)	(22.0)%	$47,454	8.3%

Six Months Ended July 2, 2011 Compared to Six Months Ended June 26, 2010

Overview—Although unit demand was less robust, overall revenues increased modestly for the six months ended July 2, 2011 compared to the six months ended June 26, 2010; however, the six months ended July 2, 2011 were unfavorably affected by incremental $4.6 million operating expenses related to preparation for our initial public offering, and overall operating income was $3.0 million, or 8.5%, lower than in the comparable prior year period.

Revenue—

	Six months ended
			Change
		June 26, 2010
	July 2, 2011		Amount	%

	(dollars in thousands)
Asia	$185,165	$176,480	$8,685	4.9%
Americas	56,856	63,747	(6,891)	(10.8)%
Europe	74,562	66,730	7,832	11.7%

Total revenue	$316,583	$306,957	$9,626	3.1%

Management's Discussion and Analysis of Financial Condition and Results of Operations

Total revenue was $316.6 million for the six months ended July 2, 2011 compared to $307.0 million for the six months ended June 26, 2010, an increase of $9.6 million, or 3.1%.

Revenues in Asia for the six months ended July 2, 2011 increased $8.7 million, or 4.9%, over the comparable prior year period, driven by improved unit volumes of high-performance products, even though unit volumes of non-high-performance products and overall unit volumes lagged compared to the prior year period. Revenue for the six months ended July 2, 2011 also benefited from higher pricing to recover increased costs of raw materials.

Revenues in the Americas were $6.9 million, or 10.8%, lower for the six months ended July 2, 2011 versus last year's comparable period. Lower unit volumes and lower revenues reflect the weaker economic conditions in the United States in the current year period. In contrast, fundamental demand for electronics in the comparable prior year period was bolstered by inventory restocking of basic materials within the supply chain.

Revenues in Europe were $7.8 million, or 11.7%, higher for the six months ended July 2, 2011 versus the comparable period of 2010. Revenues for the current year were bolstered by sales to customers in the solar energy and industrial sectors. A stronger euro to U.S. dollar exchange rate in the current year period accounted for approximately $4.2 million, or just more than half, of the increased revenue.

Demand for our high-performance products continued to outpace demand for standard products. The relatively stronger demand for our high-performance products reflects our continued marketing focus on these products and success in getting them qualified for new applications. Demand for these high-performance products is also relatively price-inelastic, providing better opportunities to pass through material cost increases.

Cost of goods sold and gross profit—

	Six months ended
	July 2, 2011		June 26, 2010
					Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Cost of goods sold	$240,433	75.9%	$231,908	75.6%	$8,525	3.7%
Gross profit	$76,150	24.1%	$75,049	24.4%	$1,101	1.5%

Cost of goods sold was $240.4 million for the six months ended July 2, 2011, an increase of $8.5 million, or 3.7%, over the comparable prior period driven mainly by higher costs for raw material and labor, partially offset by lower unit volumes and lower attendant variable manufacturing costs. Our gross margin was slightly lower for the six months ended July 2, 2011 at 24.1% compared to 24.4% gross margin achieved in the comparable prior year period due to the higher costs for raw material and labor; however, these increased costs were partially offset by an increased percentage of sales of higher margin, high-performance products in 2011, as well as from pricing actions to pass through higher raw material costs to our customers.

Operating expenses—Overall, operating expenses increased by $4.1 million, or 10.4%, for the six months ended July 2, 2011 compared to the six months ended June 26, 2010. The increase in operating expenses

Management's Discussion and Analysis of Financial Condition and Results of Operations

was due to higher sales, general and administrative expenses and research and development expenses, partially offset by lower restructuring expenses, as more fully described below.

	Six months ended
	July 2, 2011		June 26, 2010
					Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Sales, general and administrative expense	$38,371	12.1%	$31,343	10.2%	$7,028	22.4%
Research and development expense	5,193	1.6%	4,817	1.6%	376	7.8%
Restructuring expense	177	0.1%	3,464	1.1%	(3,287)	(94.9)%

Total operating expenses	$43,741	13.8%	$39,624	12.9%	$4,117	10.4%

Sales, general and administrative expense.    SG&A expense increased to $38.4 million (12.1% of revenue) for the six months ended July 2, 2011 from $31.3 million (10.2% of revenue) in the comparable prior year period. The increase in SG&A expense was primarily due to higher audit fees, which increased $3.1 million, and legal and consulting fees, which were $1.7 million higher than the prior year period. The increase in these fees is primarily related to this offering.

Research and development expense.    R&D expense increased 7.8% to $5.2 million for the six months ended July 2, 2011 from $4.8 million for the six months ended June 26, 2010. The increase in R&D expense was primarily due to higher personnel-related expenses.

Restructuring expense.    Restructuring expense was $0.2 million for the six months ended July 2, 2011, versus $3.5 million in the comparable prior year period. This steep reduction of $3.3 million reflects the substantial completion of our restructuring activities in the prior year. The minimal restructuring expense for the six months ended July 2, 2011 is primarily for ongoing maintenance expenses related to the previous closures of various facilities.

Operating income / (loss)

	Six months ended
	July 2, 2011		June 26, 2010
					Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Asia	$32,569	10.3%	$33,997	11.1%	$(1,428)	(4.2)%
Americas	7,957	2.5%	9,696	3.2%	(1,739)	(17.9)%
Europe	6,299	2.0%	1,775	0.6%	4,524	254.9%
Corporate	(14,416)	(4.6)%	(10,043)	(3.3)%	(4,373)	43.5%

Total operating income / (loss)	$32,409	10.2%	$35,425	11.5%	$(3,016)	(8.5)%

Operating income was $3.0 million, or 8.5%, lower in the first half of 2011 compared to the first half of 2010. Revenue and operating income in the current period benefited from an improved product mix and more aggressive pricing actions to recover higher costs of raw materials than in the prior year period, all of which more than offset the impacts of lower unit volume. Operating income was also unfavorably impacted by the increase in audit, legal and consulting fees related to this offering.

Management's Discussion and Analysis of Financial Condition and Results of Operations

In Asia, despite higher revenues in the current year period, operating income was $1.4 million lower than in the prior year period as a result of lower gross margins, despite an improved product mix, due to higher material costs not fully passed through to customers and inflationary pressures on utilities and other factory inputs.

Operating income in the Americas in the 2011 period was $1.7 million below the comparable prior year period as a result of the unfavorable profit impact of lower revenues. This was moderated by an improved gross margin, arising from a favorable product mix, and lower operating expenses. However, pricing to pass through material cost increases, without an additional profit component, has the arithmetic effect of diluting gross margin.

Operating income in Europe was $4.5 million higher in the first half of 2011 compared to the first half of 2010. Revenue and operating income in the first half of 2011 benefited from more aggressive pricing actions to recover higher costs of raw materials than in the comparable prior year period, which offset the impact of lower unit volumes.

Corporate reflects administrative, legal, sales and marketing, and research and development expenses. The increased Corporate operating loss for the first six months of 2011 compared to the first six months of 2010 was primarily due to higher SG&A expense incurred for outside professional services related to the Company's decision to proceed with an IPO.

Other non-operating income / (expense)

	Six months ended
	July 2, 2011		June 26, 2010
					Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Other income—net	$1,031	0.3%	$3,005	1.0%	$(1,974)	(65.7)%
Embedded derivative gain / (loss)	17,472	5.5%	(58,162)	(18.9)%	75,634	130.0%
Interest expense	(39,032)	(12.3)%	(26,997)	(8.8)%	(12,035)	(44.6)%
Interest income	94	0.0%	159	0.1%	(65)	(40.9)%
Foreign exchange gain / (loss)—net	(20,402)	(6.4)%	27,863	9.1%	(48,265)	(173.2)%

Total non-operating income / (expense)	$(40,837)	(12.9)%	$(54,132)	(17.6)%	$13,295	24.6%

Other income—net.    Other income—net decreased to $1.0 million for the six months ended July 2, 2011 from $3.0 million for the six months ended June 26, 2010. The comparable prior year period included a gain of $3.0 million from a favorable settlement of a matter related to our intellectual property rights.

Embedded derivative gain / (loss).    The embedded derivative gain / (loss) reflects any change in the values of the embedded derivatives in some of our financial instruments. The change in value is determined quarterly. The conversion feature of the convertible preferred certificates and the mandatory pre-payment features of the senior secured credit agreement and mezzanine credit agreement are considered embedded derivatives. There was an embedded derivative gain of $17.5 million for the six months ending July 2, 2011, of which $11.9 million related to the convertible preferred certificates and $5.6 million related to the loans under the senior secured credit agreement and mezzanine credit agreement. For the six months ended June 25, 2010, we recorded an embedded derivative loss of $58.2 million, all of which related to the convertible preferred certificates.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Our Sponsors will effectively convert their investments in Isola from convertible preferred certificates to ordinary shares in connection with this offering, and thereafter we will not incur further financial effects related to the convertible preferred certificates. However, any change in the value of the embedded derivative of the convertible preferred certificates as of the date the offering is completed will be included in this account in the period in which the offering occurs.

Interest expense and interest income.    Total interest expense increased $12.0 million, or 44.6%, to $39.0 million for the six months ended July 2, 2011 from $27.0 million for the six months ended June 26, 2010. The increase in interest expense is due to the amortization in the current quarter of OID and deferred loan origination fees related to our senior secured and mezzanine credit agreements as well as the higher outstanding principal debt balances under these facilities compared to the amounts outstanding under the credit agreements in place last year. Interest expense for the six months ended July 2, 2011 included $5.0 million of OID amortization ($2.1 million related to our senior secured debt and $2.9 million related to our mezzanine debt) as well as $1.0 million amortization of loan origination costs.

Foreign exchange gain / (loss)—net.    We recorded a net foreign exchange loss of $20.4 million for the six months ended July 2, 2011 compared to a net foreign exchange gain of $27.9 million for the six months ended June 26, 2010. The change was primarily driven by the weakened euro versus the U.S. dollar in the current period.

Provision for income taxes

	Six months ended
	July 2, 2011		June 26, 2010
					Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Net income / (loss) before tax	$(8,428)	(2.7)%	$(18,707)	(6.1)%	$10,279	54.9%
Tax provision	$(10,679)	(3.4)%	$(11,818)	(3.9)%	$1,139	9.6%
Effective tax rate	(126.7)%		(63.2)%		(63.5)%

The effective tax rates for each of the six months ended July 2, 2011 and June 26, 2010 was based on our forecasted annualized effective tax rates and adjusted for discrete items that occurred within the periods. The forecasted annualized effective rates are (146.3%) and (60.3%) for the six months ended July, 2, 2011 and June 26, 2010, respectively. Our provision for income taxes decreased primarily as a result of the change in the mix of earnings among the tax jurisdictions in which we operate.

Fiscal Year 2010 Compared to Fiscal Year 2009

Overview—The worldwide demand for our products, which had begun to recover in the third quarter of 2009, continued to improve in 2010. The Company was well-positioned to benefit from the economic recovery as a result of improved manufacturing capacity utilization and cost reduction measures implemented in the prior year.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Revenue—

	Fiscal year		Change
	2010	2009	Amount	%

	(dollars in thousands)
Asia	$349,421	$226,588	$122,833	54.2%
Americas	129,109	100,275	28,834	28.8%
Europe	133,457	89,277	44,180	49.5%

Total revenue	$611,987	$416,140	$195,847	47.1%

Total revenue increased by $195.8 million, or 47.1%, from 2009 to 2010, reflecting improvement in the global economy boosted by the restocking of inventory within the electronics supply chain. Revenue in each geographic segment benefited from higher unit volumes, higher pricing, and a more favorable sales mix, reflecting an increased percentage of sales of high-performance products in 2010 as compared to 2009. Revenue in Asia increased $122.8 million, or 54.2%; revenue in the Americas increased $28.8 million, or 28.8%; and revenue in Europe increased $44.2 million, or 49.5%. The revenue increase in Europe was moderated by the weaker average euro to U.S. dollar exchange rate during 2010 compared to 2009.

Demand for our high-performance products outpaced demand for standard products, with gross sales for our high-performance products increasing 52.9% year-over-year. Gross sales from our high-Tg, lead-free and high-speed digital product lines, as described in "Business—Product Markets and Product Applications", increased by 63.2% and 98.7%, respectively, in 2010.

Gross sales for our high-performance and standard products are shown below:

	Fiscal year		Change
Gross Sales(1)	2010	2009	Amount	%

	(dollars in thousands)
High-performance
High-Tg, lead-free	$285,635	$175,066	$110,569	63.2%
High-speed digital	94,662	47,630	47,032	98.7%
Military, specialty and other	117,615	103,026	14,589	14.2%
Total high-performance	497,912	325,722	172,190	52.9%

Standard	131,023	102,444	28,579	27.9%
Total gross sales	$628,935	$428,166	$200,769	46.9%

(1)
Gross sales represents total revenue excluding certain adjustments for cash discounts, rebates, and other sales adjustments that cannot be allocated to a specific product segment. These adjustments totaled $16.9 million in 2010 and $12.1 million in 2009 respectively. Total revenue was $612.0 million for 2010 and $416.1 million in 2009. Management uses gross sales as a measure of operating performance.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Cost of goods sold and gross profit—

	Fiscal year
	2010		2009
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Cost of goods sold	$467,751	76.4%	$330,584	79.4%	$137,167	41.5%
Gross profit	$144,236	23.6%	$85,556	20.6%	$58,680	68.6%

Cost of goods sold increased by $137.2 million, or 41.5%, from 2009 to 2010, primarily as a result of increased manufacturing volumes. Our gross profit increased to 23.6% in 2010 from 20.6% in 2009, representing a 3.0 percentage point improvement. This improvement in gross profit resulted primarily from the better manufacturing capacity utilization combined with an increased percentage of sales of our higher margin, high-performance products in 2010.

Operating expenses.    Overall, operating expenses decreased $7.4 million from 2009 to 2010, representing an 8.6% decrease, primarily due to lower restructuring expense, as described below.

	Fiscal year
	2010		2009
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Sales, general and administrative expense	$65,271	10.7%	$59,656	14.3%	$5,615	9.4%
Research and development expense	9,532	1.6%	9,244	2.2%	288	3.1%
Restructuring expense	4,782	0.8%	18,129	4.4%	(13,347)	(73.6)%

Total operating expenses	$79,585	13.0%	$87,029	20.9%	$(7,444)	(8.6)%

Sales, general and administrative expense.    SG&A expense increased by $5.6 million from 2009 to 2010, representing a 9.4% increase. The increase in SG&A expense is attributable to higher personnel costs, due to higher variable incentive compensation (bonus), and professional fees which were offset by a decrease in bad debt expense. In fiscal 2009, cost reduction measures, including compensation-related measures, were taken as our revenue declined. In fiscal 2010, we saw an increase in sales and were able to reinstitute our bonus program which allowed us to award $4.1 million in bonuses and increase salaries by $3.6 million worldwide. Other professional fees increased by $0.9 million in fiscal 2010 as we began investing in new information technology projects. Fiscal 2009 also was adversely impacted by the write-off of $2.8 million of uncollectible accounts receivable.

Restructuring expense.    Restructuring expense decreased by $13.3 million from 2009 to 2010. In 2009, we incurred substantial expenses in connection with the closure of facilities in Fremont, California, and Dalian, China, and professional fees related to these closures. In 2010, restructuring expense consisted primarily of professional fees related to financial restructuring activities and some residual expenses related to the previous year's facility closures.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating income / (loss)

	Fiscal year
	2010		2009
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Asia	$58,777	9.6%	$21,755	5.2%	$37,022	170.2%
Americas	16,900	2.8%	2,561	0.6%	14,339	559.9%
Europe	3,958	0.6%	(8,578)	(2.1)%	12,536	146.1%
Corporate	(14,984)	(2.4)%	(17,211)	(4.1)%	2,227	12.9%

Total operating income / (loss)	$64,651	10.6%	$(1,473)	(0.4)%	$66,124	4,489.1%

Consolidated operating income increased to $64.7 million in fiscal 2010, up substantially from a loss of $1.5 million in the prior year. Operating income improved in each geographic segment due to higher revenue in fiscal 2010 compared to fiscal 2009, as a result of rebounding economic conditions, increasing demand for electronic products and restocking of depleted PCB material inventories by some of our customers.

Operating income in each segment also benefitted from higher rates of manufacturing capacity utilization and the increased percentages in overall sales of higher margin, high-performance products. The Corporate operating loss decreased to a loss of $15.0 million in fiscal 2010 from a loss of $17.2 million in the prior year. This was primarily a result of lower restructuring expense in 2010, partially offset by greater expense associated with variable incentive compensation awards that were reinstituted in 2010.

Other non-operating income / (expense)

	Fiscal year
	2010		2009
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Other income / (expense)—net	$2,020	0.3%	$224	0.1%	$1,796	801.8%
Embedded derivative gain / (loss)	25,030	4.1%	(27,513)	(6.6)%	52,543	191.0%
Interest expense	(72,134)	(11.8)%	(54,620)	(13.1)%	(17,514)	(32.1)%
Interest income	339	0.1%	453	0.1%	(114)	(25.2)%
Foreign exchange gain / (loss)—net	9,596	1.6%	(2,116)	(0.5)%	11,712	553.5%

Total non-operating income (expense)	$(35,149)	(5.7)%	$(83,572)	(20.1)%	$48,423	57.9%

Other income—net.    Other income—net increased by $1.8 million from 2009 to 2010, primarily due to a gain of $3.0 million in the current year from a favorable settlement of a matter related to our intellectual property rights.

Embedded derivative gain / (loss).    There was an embedded derivative gain of $25.0 million in 2010 compared to a loss of $27.5 million in 2009. The conversion feature of the convertible preferred certificates and the mandatory pre-payment features of the senior secured credit agreement and mezzanine credit agreement are considered embedded derivatives. In 2010, the embedded derivative gain related to the convertible preferred certificates was $21.7 million and the embedded derivative gain related to the senior

Management's Discussion and Analysis of Financial Condition and Results of Operations

secured credit agreement and mezzanine credit agreement was $3.3 million. In 2009, there was an embedded derivative loss of $27.5 million, all of which was related to the convertible preferred certificates. Changes in the valuations of the Company from period to period account for the gains or losses in this account.

Interest expense and interest income.    Total interest expense increased by $17.5 million, or 32.1%, from 2009 to 2010. In fiscal 2010, we recorded $9.5 million of additional interest on accrued interest on our first- and second-lien credit facilities. In addition, fiscal 2010 interest expense included $3.6 million of PIK interest on our mezzanine debt, as well as $2.3 million of OID amortization expense, of which $1.0 million was attributable to the senior credit agreement and $1.3 million was attributable to the mezzanine credit agreement in 2010. We also expensed $2.8 million of loan origination costs in 2010. At the end of fiscal 2010, the cash interest rate on our senior credit agreement was 10.0%, and the interest rate on our mezzanine credit agreement was 16.0%, half payable in cash and half payable-in-kind ("PIK").

Foreign exchange gain / (loss)—net.    We recorded a net foreign exchange gain of $9.6 million in 2010, compared to a net foreign exchange loss of $2.1 million in 2009. This change was primarily due to the strengthening of the U.S. dollar against the euro in 2010.

Provision for income taxes

	Fiscal year
	2010		2009
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Net income / (loss) before tax	$29,502	4.8%	$(85,045)	(20.4)%	$114,547	134.7%
Tax provision	$(24,420)	(4.0)%	$(6,504)	(1.6)%	$(17,916)	(275.5)%
Effective tax rate	82.8%		(7.6)%		90.4%

Our provision for income taxes increased by approximately $17.9 million from 2009 to 2010, primarily due to an increase in the reserve recorded for uncertain tax positions, and an increase of income earned in the taxable jurisdictions. Our effective tax rate was (7.6)% for 2009, as compared to 82.8% in 2010.

Fiscal Year 2009 Compared to Fiscal Year 2008

Overview—Our operating results for 2009 were significantly impacted by the global recession that began in 2008 and continued to deepen into the first half of 2009. We continued the implementation of various programs initiated in 2008 to improve manufacturing capacity utilization and lower costs, and our operating results improved in the second half of 2009 as a result of the combination of these measures and improving economic conditions.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Revenue—

	Fiscal year		Change
	2009	2008	Amount	%

	(dollars in thousands)
Asia	$226,588	$310,379	$(83,791)	(27.0)%
Americas	100,275	132,987	(32,712)	(24.6)%
Europe	89,277	126,967	(37,690)	(29.7)%

Total revenue	$416,140	$570,333	$(154,193)	(27.0)%

Total revenue decreased by $154.2 million to $416.1 million in 2009 from $570.3 million in 2008, a decrease of 27.0%. The reduction in revenue was primarily attributable to the recessionary conditions that prevailed for most of 2009. Revenue in each geographic segment declined. Revenue in Asia decreased $83.8 or 27.0%; revenue in the Americas decreased $32.7 million or 24.6%; and revenue in Europe decreased $37.7 million or 29.7%.

Demand for our high-performance products proved more resilient to recessionary conditions than standard products, with gross sales of our high-performance products decreasing 21.0% year-over-year. Gross sales from our high-Tg, lead-free and high-speed digital product lines as described in "Business—Product Markets and Product Applications" decreased by 14.1% and 2.1%, respectively, in 2009.

Gross sales for our high-performance and standard products are shown below:

	Fiscal year		Change
Gross Sales(1)	2009	2008	Amount	%

	(dollars in thousands)
High-performance
High-Tg, lead-free	$175,066	$203,834	$(28,768)	(14.1)%
High-speed digital	47,630	48,635	(1,005)	(2.1)%
Military, specialty and other	103,026	159,967	(56,941)	(35.6)%
Total high-performance	325,722	412,436	(86,714)	(21.0)%

Standard	102,444	170,020	(67,576)	(39.7)%
Total gross sales	$428,166	$582,456	$(154,290)	(26.5)%

(1)
Gross sales represents total revenue excluding certain adjustments for cash discounts, rebates, and other sales adjustments that cannot be allocated to a specific product segment. These adjustments totaled $12.1 million in 2009 and $12.2 million in 2008 respectively. Total revenue was $416.1 million for 2009 and $570.3 million in 2008. Management uses gross sales as a measure of operating performance.

Cost of goods sold and gross profit—

	Fiscal year
	2009		2008
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Cost of goods sold	$330,584	79.4%	$487,052	85.4%	$(156,468)	(32.1)%
Gross profit	$85,556	20.6%	$83,281	14.6%	$2,275	2.7%

Management's Discussion and Analysis of Financial Condition and Results of Operations

Total cost of goods sold in 2009 decreased by $156.5 million, or 32.1%, compared to 2008, primarily as a result of lower levels of sales and production in a recessionary environment. Gross margin, however, improved to 20.6% in 2009 from 14.6% in 2008. The improvement in gross margin resulted from the higher levels of manufacturing capacity utilization in our remaining facilities following the closure of three facilities during 2009. Gross margin in 2009 also benefited from an improved product mix with revenue of higher margin, high-performance products comprising a greater percentage of overall revenue. Although raw materials costs (especially for copper) increased steadily throughout 2009, we were generally successful in passing through these increased costs to our customers.

Operating expenses.    Total operating expenses in 2009 decreased by $2.6 million, or 2.9%, from the prior year to $87.0 million. The absence in 2009 of the goodwill impairment charge incurred in the prior year, lower expenditures for SG&A (arising from lower bad debt expense and a number of cost containment actions), and lower R&D expenses were only partially offset by higher restructuring costs arising from the closure of two of our manufacturing facilities, as more fully described below.

	Fiscal year
	2009		2008
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Sales, general and administrative expense	$59,656	14.3%	$62,763	11.0%	$(3,107)	(5.0)%
Research & development expense	9,244	2.2%	10,663	1.9%	(1,419)	(13.3)%
Restructuring expense	18,129	4.4%	7,692	1.3%	10,437	135.7%
Goodwill impairment	—		8,513	1.5%	(8,513)	100.0%

Total operating expenses	$87,029	20.9%	$89,631	15.7%	$(2,602)	(2.9)%

Sales, general and administrative expense.    SG&A expense decreased by $3.1 million from 2008 to 2009, a 5.0% reduction. This was primarily attributable to lower bad debt expense in 2009 compared to 2008. Bad debt expense in fiscal 2009 was $2.8 million compared to $8.2 million in fiscal 2008, a reduction of $5.4 million. A number of our customers became insolvent during 2008 as a result of the recession. SG&A expense in fiscal 2009 also benefited approximately $1.9 million from a number of cost-saving measures, including the suspension of matching grants for U.S. employees' 401(k) contributions, elimination of a company-wide bonus plan, mandatory salary reductions (where legally possible), staff reductions and other cost-saving measures. Fiscal 2008 SG&A expense included a gain of $2.8 million related to the sale of land and buildings in the Philippines.

Research and development expense.    R&D expense decreased by $1.4 million, or 13.3%, from 2008 to 2009, primarily due to reduced purchases of materials, supplies and services and lower personnel-related expense in Asia, all of which was partially offset by increased expense incurred in connection with the successful legal defense of our intellectual property rights.

Restructuring expense.    Restructuring expense in 2009 increased $10.4 million, or 135.7%, over the prior year, reflecting the costs of closing manufacturing facilities in Fremont, California and Dalian, China, and related professional fees.

Goodwill impairment.    In fiscal 2008 we recorded a non-cash charge of $8.5 million for the impairment of goodwill. The goodwill impairment was a result of the reduction in business related to the general decline of the global economy. This charge reduced the goodwill balance to zero.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating income / (loss)

	Fiscal year
	2009		2008
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Asia	$21,755	5.2%	$27,684	4.9%	$(5,929)	(21.4)%
Americas	2,561	0.6%	(11,884)	(2.1)%	14,445	121.5%
Europe	(8,578)	(2.1)%	(6,523)	(1.1)%	(2,055)	(31.5)%
Corporate	(17,211)	(4.1)%	(15,627)	(2.7)%	(1,584)	(10.1)%

Total operating income / (loss)	$(1,473)	(0.4)%	$(6,350)	(1.1)%	$4,877	76.8%

There was an operating loss of $1.5 million in fiscal 2009 compared to an operating loss of $6.4 million in the prior year. The profit impact of lower revenue in 2009 was partially offset by improved gross margins as a percentage of revenues and lower operating expenses. Gross profits benefited from increased sales of high-performance products in 2009 and improved manufacturing capacity utilization. Lower operating expenses were primarily due to a decrease in SG&A expense, offset by higher restructuring expenses associated with the closure of three manufacturing facilities in 2009 and the absence of further impairments of goodwill.

In Asia, operating income in fiscal 2009 decreased to $21.8 million from $27.7 million in fiscal 2008, a decline of $5.9 million, or 21.4%. This decline in operating income was primarily due to the profit impact of lower revenue, partially offset by improved gross profit, which arose from higher levels of manufacturing capacity utilization following the closure of the facility in Dalian, China and an increased percentage of higher margin, high-performance products in the overall revenue mix.

In the Americas, there was modest operating income in fiscal 2009 of $2.6 million, which compared favorably to the operating loss of $11.9 million in the prior year. Although revenue decreased nearly 24.6%, lower fixed manufacturing cost and lower operating expenses, both primarily due to the closure of our Fremont facility and other cost reduction measures taken during the year, more than offset the profit impact of lower revenue.

In Europe, the operating loss widened in fiscal 2009 to $8.6 million, an increase of $2.1 million from the operating loss of $6.5 million in fiscal 2008. The higher operating loss in 2009 resulted from the profit impact of lower revenue, only partially offset by a higher gross profit and lower operating expenses following the discontinuance of operations at the Mas Italia facility and the consolidation of European laminate production in Germany in 2009.

The operating loss attributable to Corporate was $17.2 million in fiscal 2009, an increase of $1.6 million over the prior year. The increase was primarily due to higher restructuring charges which increased $10.4 million, offset to a significant extent by lower SG&A expense.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Other non-operating income / (expense)

	Fiscal year
	2009		2008
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Other income (expense), net	$224	0.1%	$2,768	0.5%	$(2,544)	(91.9)%
Embedded derivative gain / (loss)	(27,513)	(6.6)%	115,352	20.2%	(142,865)	(123.9)%
Interest expense	(54,620)	(13.1)%	(58,478)	(10.3)%	3,858	6.6%
Interest income	453	0.1%	1,307	0.2%	(854)	(65.3)%
Foreign exchange gain / (loss)—net	(2,116)	(0.5)%	(341)	0.1%	(1,775)	(520.5)%

Total non-operating income / (expense)	$(83,572)	(20.1)%	$60,608	10.6%	$(144,180)	(237.9)%

Other income—net.    Other income—net decreased in 2009 by $2.5 million, or 91.9%, over the prior year. Other income—net in 2009 and 2008 consisted primarily of royalty income. Royalty income decreased in fiscal 2009 on lower industry-wide demand for the technologies on which royalties are based.

Embedded derivative gain / (loss).    There was an embedded derivative loss of $27.5 million in 2009 compared to a gain of $115.4 million in 2008. The embedded derivative gain / (loss) in both years was related to the convertible preferred certificates.

Interest expense.    Interest expense declined in 2009 by $3.9 million, or 6.6%, over the prior year. The decline reflects the absence in 2009 of the partial write-off of deferred loan origination costs required in 2008 as a result of amendments to the first- and second-lien credit agreements.

Foreign exchange gain / (loss)—net.    We recorded a net foreign exchange loss of $2.1 million in 2009 and $0.3 million in 2008. The difference was due to strengthening of the euro against the U.S. dollar.

Provision benefit for income taxes

	Fiscal year
	2009		2008
					Change
		% of revenue		% of revenue
	Amount		Amount		Amount	%

	(dollars in thousands)
Net income / (loss) before tax	$(85,045)	(20.4)%	$54,258	9.5%	$(139,303)	(256.7)%
Tax provision	$(6,504)	(1.6)%	$(6,804)	(1.2)%	$300	4.4%
Effective tax rate	(7.6)%		12.5%		(20.1)%

Our provision for income taxes decreased by $0.3 million, or 4.4%, from 2008 to 2009, primarily due to fluctuations in income earned in taxable jurisdictions.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 LIQUIDITY AND CAPITAL RESOURCES

Liquidity

We have historically financed our operations, including requirements for our working capital, fixed capital and pension funding, through cash generated from operations, including operations outside of the U.S., and various lending arrangements. Tax consequences resulting from the transfer of earnings from the Company's various non-U.S. operating subsidiaries to the Company's U.S. subsidiaries would have an immaterial effect on our financial position, results of operations and cash flows.

At July 2, 2011 we had working capital (current assets less current liabilities) of $79.3 million. Of this amount, unrestricted cash and cash equivalents was $56.0 million. Restricted cash at July 2, 2011 was $2.0 million (primarily to support letters of credit and retirement obligations in Germany).

Based on our current level of operations and anticipated growth, we believe that our cash flow from operations and other sources of liquidity, including cash and cash equivalents and current borrowings, will provide adequate funds for ongoing operations, planned capital expenditures, debt service and other requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our growth rate and related working capital requirements, the timing and extent of our research and development efforts, the level of our sales and marketing activities and capital expenditures.

We have budgeted $14.3 million for cash expenditures related to capital expenditures for 2011, primarily for cost reduction projects in the areas of process and quality improvements, of which we expended $4.8 million for the six months ended July 2, 2011. Our cash expenditures related to capital expenditures totaled $15.7 million in 2010 and $6.2 million in 2009.

Our Credit Agreements Prior to the Offering

Prior to the offering, our primary lending arrangements consist of a senior secured credit agreement and a mezzanine credit agreement entered into with a syndicate of lenders, including our Sponsors. We intend to fully repay all loans outstanding under both of these agreements with the proceeds of this offering and the proceeds of a new senior secured term loan that we intend to enter into concurrently with the closing of this offering.

Senior secured credit agreement.    Our senior secured credit agreement provides for a senior secured term loan of $210.0 million, the full amount of which was drawn at closing on September 30, 2010. Loans under the senior credit agreement were issued at a discount of $28.5 million. The proceeds were used to refinance part of our then-existing first- and second-lien term loans, as well as to pay other fees and expenses related to our senior secured credit agreement. Loans under the senior secured agreement bear interest, at our option, at a rate per annum equal either to a base rate (that can be no less than 3%) plus 7%, or an adjusted Eurodollar rate (that can be no less than 2%) plus 8%. As of July 2, 2011, we had principal of $210.0 million outstanding under the senior secured credit agreement, bearing interest at 10% per annum and $25.3 million of unamortized original issue discount resulting in a net balance of $184.7 million. Loans under this agreement mature on September 30, 2015. The borrower under this agreement is our wholly-owned subsidiary, Isola USA Corp., and loans under the agreement are guaranteed by various Isola Group Ltd. subsidiaries.

Mezzanine credit agreement.    On September 30, 2010, we issued an initial principal amount of $175.0 million in unsecured term loans pursuant to our mezzanine credit agreement. The unsecured term loans were issued at a discount of $70.4 million. The proceeds were used in part to refinance our then-existing first- and second-lien term debt, as well as to pay other fees and expenses related to the mezzanine credit agreement. The unsecured term loans issued pursuant to the mezzanine credit agreement bear interest at a rate of 16% per annum, with half (8% per annum) payable in cash and the other half (8%

Management's Discussion and Analysis of Financial Condition and Results of Operations

per annum) payable by accreting such amount to the outstanding principal amount of the unsecured term loans. The accretion of interest is referred to as payment-in-kind, or PIK, interest expense. As of July 2, 2011, we had principal of $185.7 million outstanding under the mezzanine credit agreement, which included $10.7 million of accreted PIK interest. The unamortized original issue discount was $66.2 million, resulting in a net balance of $119.5 million.

The Company incurred $19.2 million of loan origination costs pursuant to the senior secured credit agreement and the mezzanine credit agreement. Recognition of these costs has been deferred and is amortized to interest expense over the terms of the agreements. As of July 2, 2011, we had $17.4 million of unamortized loan origination costs of which $2.9 million was included in current assets and $14.5 million was included in long-term assets on our consolidated balance sheet.

The senior secured credit agreement and mezzanine credit agreement require us to maintain certain covenants that restrict our ability to operate our business, including, but not limited to, restrictions on the ability of the borrower and certain Isola group subsidiaries to (i) dispose of assets or stock; (ii) incur additional indebtedness and guarantee obligations; (iii) pay certain dividends; (iv) create liens on assets; (v) make investments, loans or advances; (vi) restrict distributions to the borrowers or guarantors from their subsidiaries; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; (ix) incur additional negative pledges; (x) incur capital expenditures; (xi) change our fiscal year or accounting practices or the lines of business in which we and our subsidiaries are involved; (xii) enter into sale-leaseback transactions; (xiii) prepay principal of, premium, or interest on, or redeem, purchase, retire, defease, or create a sinking fund or make a similar payment with respect to, any subordinated indebtedness and certain other debt; (xiv) change the conduct of business; (xv) conduct activities of any parent holding company; (xvi) amend our organizational documents; (xvii) cease to keep in full force and effect our corporate existence and all rights, franchises, licenses and permits material to our business; (xviii) not pay our taxes or certain claims when they are due; or (xix) allow insurance to expire.

In addition, our senior secured credit agreement requires us to maintain certain financial and operating covenants, including compliance with an interest coverage ratio and a leverage ratio. The interest coverage ratio is the ratio of Consolidated Adjusted EBITDA to consolidated interest expense for a rolling four-fiscal quarter period. At July 2, 2011, the required interest coverage ratio was at 1.75:1.00, and our actual ratio was 2.81:1.00. The required interest coverage ratio increases over time, to 2.00:1.00 effective March 31, 2012 and increasing to 2.25:1.00 effective December 28, 2013.

The leverage ratio is the ratio of consolidated total secured debt to Consolidated Adjusted EBITDA for a rolling four-fiscal quarter period. At July 2, 2011, the maximum allowed leverage ratio was at 3.35:1.00, and our actual leverage ratio was 2.19:1.00. The maximum leverage ratio decreases over time, to 3.25:1.00 effective December 31, 2012 and decreasing to 2.25:1.00 effective June 28, 2014.

The definition of Consolidated Adjusted EBITDA under the senior secured credit agreement differs from Adjusted EBITDA used elsewhere in the prospectus. Under our senior secured credit agreement, Consolidated Adjusted EBITDA includes additional add-backs to net income for certain pension costs, property and other taxes, and certain other expenses.

Our Credit Facilities Following the Offering

In connection with this offering, we intend to enter into a new senior secured credit facility consisting of a $              million senior secured term loan with a $              million senior secured revolving credit facility. The proceeds of the new term loan will be used to repay the portion of the loans under our existing senior secured credit and mezzanine agreements that are not repaid with the proceeds of this offering. We expect the new senior secured credit facility to be completed substantially concurrently with the closing of this offering. Our entry into the new senior secured credit facility is conditioned on the completion of this offering.

We anticipate that the new senior secured credit facility will reduce our annual interest expense and subject us to less restrictive financial covenants. For additional information on the principal terms of this facility, see "Description of Indebtedness—Our New Credit Facilities".

Management's Discussion and Analysis of Financial Condition and Results of Operations

 Cash Flows

The table below sets forth selected cash flow data for the periods presented:

	Six months ended
			Fiscal year
	July 2, 2011	June 26, 2010
			2010	2009	2008

	(dollars in thousands)
Net cash provided by / (used in) operating activities	$23,726	$23,726	$(55,348)	$(15,099)	$(16,837)
Net cash provided by / used in investing activities	1,073	(1,538)	(9,278)	(6,974)	(3,758)
Net cash provided by / (used in) financing activities	(6,696)	(486)	60,642	(13,072)	5,758
Effect of exchange rates on cash and cash equivalents	1,174	(2,452)	1,785	(7)	357

Net increase / (decrease) in cash and cash equivalents	$19,277	$19,250	$(2,199)	$(35,152)	$(14,480)

Operating Activities.    Cash provided by or (used in) operating activities is the cash we generate through running the business and reflects change in the balances of operating assets and liabilities as well as adjustments to net income for non-cash income and expense items.

For the six months ended July 2, 2011, net cash provided by operating activities was $23.7 million. The operating cash in-flow was provided by earnings from operations as well as lower investment in inventories which more than offset an increase in accounts receivable.

For the six months ended June 26, 2010, net cash provided by operating activities was $23.7 million. Increased receivables and inventories in support of increased revenues were partially financed by higher levels of accounts payable as well as higher accrued interest payable under our then-defaulted loan agreements which was paid in the fourth quarter of fiscal 2010.

In fiscal 2010, net cash used in operating activities was $55.3 million. The payment on September 30, 2010 of $76.4 million of interest expense which had been accrued since the start of fiscal 2009 was the primary reason for the negative operating cash flows in 2010. Higher receivables and inventories also led to an increase in the cash used in operations.

Net cash used in operating activities was $15.1 million in fiscal 2009. Net cash used in operations was affected by increases in receivables and inventory and reduced accounts payable as several vendors shortened their credit terms to us. Cash outflows were partially offset by an increase of $42.7 million in accrued liabilities, most of which was due to the accrual of interest expense on the loans related to the then-defaulted first- and second-lien credit facilities that we were unable to pay.

For fiscal 2008, net cash used in operating activities was $16.8 million. As revenues slowed in the last two quarters of 2008, we were able to reduce our balances in receivables and inventories; however this was offset by lower accounts payable.

Investing Activities.    Cash used in investing activities relates primarily to payments to, or proceeds from, restricted cash accounts, and payments for capital expenditures. Most of our capital expenditures are to improve manufacturing productivity, to improve the quality of our products, to address environmental health and safety considerations or to replace aging equipment.

Management's Discussion and Analysis of Financial Condition and Results of Operations

For the six months ended July 2, 2011, cash provided by investing activities was $1.1 million. Purchases of property, plant and equipment were $4.8 million, which was more than offset by the release of restricted cash of $5.5 million related to the closure of our Dalian, China facility and repayment of an entrustment loan in the second quarter of 2011. We also had a small amount of proceeds from the disposition of property, plant and equipment.

For the six months ended June 26, 2010, net cash used in investing activities was $1.5 million. Purchases of property, plant and equipment were $4.2 million, which was partially offset by the release of restricted cash of $2.4 million.

In fiscal 2010, net cash used in investing activities was $9.3 million. Purchases of property, plant and equipment were $15.7 million, which was offset in part by proceeds from the sale of property, plant and equipment of $4.4 million and the release of restricted cash of $2.0 million following the partial repayment of an entrustment loan by the Dalian, China facility.

In fiscal 2009, net cash used in investing activities was $7.0 million. Net cash used in investing activities in fiscal 2009 was primarily for the acquisitions of property, plant and equipment in the amount of $6.2 million; cash used was affected by significantly lower than normal annual investment in capital expenditures due to the severity of the worldwide recession and our need to conserve cash.

In fiscal 2008, net cash used in investing activities was $3.8 million. Purchases of property, plant and equipment of $11.3 million were mostly offset by proceeds from the sale of property, plant and equipment of $4.9 million and the release of restricted cash of $3.5 million.

Financing Activities.    Cash provided by (used in) financing activities relates primarily to proceeds and payments from capital and debt raising transactions and payments under agreements and facilities, including capital lease obligations.

For the six months ended July 2, 2011, net cash used in financing activities was $6.7 million. Financing activities include $1.7 million of expenses, primarily legal and accounting, related to this offering. The remaining financing activities occurred in our overseas subsidiaries and reflect the roll-over of various term loans and the payoff of the entrustment loan by the Dalian, China facility in the amount of $5.5 million.

For the six months ended June 26, 2010, net cash used in financing activities was $0.5 million and consisted of payments on capital lease obligations.

In fiscal 2010, net cash provided by financing activities was $60.6 million. We completed a major refinancing in fiscal 2010, entering into new senior secured and mezzanine credit agreements as well as issuing convertible preferred certificates. We received gross proceeds from these transactions of $376.4 million, which was allocated among the three forms of financing based on their relative fair values. The funds received from these transactions along with $32.7 million of cash were used to repay the principal and accrued interest of the then-outstanding first- and second-lien credit facilities. We incurred $19.2 million of debt issuance costs related to the new senior secured and mezzanine credit agreements

In fiscal 2009, net cash used in financing activities was $13.1 million. We received proceeds of $30.7 million which reflected the renewal of short-term credit facilities at our overseas subsidiaries. Debt repayments similarly reflected the repayments of these short-term credit facilities. We made a $6.3 million repayment of principal on our first-lien credit facility in the U.S. as well as a reduction of $2.2 million in the entrustment loan by our Dalian, China entity.

In fiscal 2008, net cash provided by financing activities was $5.8 million. Proceeds of $77.1 million included a $31.9 million draw-down in the U.S. under the revolving credit facility of the first-lien credit agreement. Debt payments included $12.8 million of principal repayments under the first-lien credit agreement and a $3.0 million reduction of the entrustment loan by the Dalian, China facility. The remaining debt proceeds

Management's Discussion and Analysis of Financial Condition and Results of Operations

and payments were related to the roll-over of short-term credit facilities at our overseas subsidiaries. Debt issuance costs of $3.3 million were incurred to amend the first- and second-lien credit agreements in August 2008.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table sets forth, as of January 1, 2011, the aggregate amounts of our significant contractual obligations and commitments with definitive payment terms due in each of the periods presented:

	Payments due by period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years

	(dollars in thousands)
Secured term loans under senior secured credit agreement(1)	$311,209	$21,292	$37,275	$252,642	$0
Unsecured term loans under mezzanine credit agreement(2)	359,461	14,716	28,411	37,409	278,925
Short-term debt(3)	21,710	21,710
Interest rate swaps(4)	1,259	365	723	171	0
Capital leases(5)	19,460	1,337	2,674	2,674	12,775
Operating leases(5)	5,943	1,404	1,877	857	1,805
Purchase obligations(6)	21,071	4,905	7,061	3,687	5,418
Convertible preferred certificates(7)	1,933,597	0	0	0	1,933,597
Total	$2,673,710	$65,729	$78,021	$297,440	$2,232,520

(1)
Represents future principal and interest payments on the senior secured credit agreement entered into on September 30, 2010. Includes projected interest of $101.2 million based on the interest rate as of January 1, 2011. Refer to Note 4 "Debt" in the consolidated financial statements.

(2)
Represents future principal and interest payments on the mezzanine credit agreement entered into on September 30, 2010. Includes projected interest of $184.5 million based on the interest rate as of January 1, 2011. Of this amount, $94.0 million represents interest "payable in kind" and $90.5 million represents interest payable in cash. Refer to Note 4 "Debt" in the consolidated financial statements.

(3)
Represents future principal and interest payments on short-term debt. Includes projected interest of $0.7 million based on interest rates as of January 1, 2011. Refer to Note 4 "Debt" in the consolidated financial statements.

(4)
Represents obligations related to interest rate swaps entered into in February 2007, May 2007 and December 2010. Each interest rate swap is based on variable rates. The projected obligation is based on the interest rate as of January 1, 2011. Refer to Note 6 "Interest Rate Swaps" in the consolidated financial statements.

(5)
Represents obligations under capital and operating leases. Includes imputed interest of $4.2 million. Refer to Note 8 "Commitments and Contingencies" in the consolidated financial statements.

(6)
Includes amounts associated with agreements to purchase goods or services that are enforceable and legally binding on us and specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of contracts for electricity, gas and other utilities.

(7)
Represents future principal and interest payments associated with our convertible preferred certificates, which constitute legal debt instruments in Luxembourg, the jurisdiction of issuance. The convertible preferred certificates are denominated in Euro and earn interest based on variable rates. The obligation includes projected interest of $1,747.0 million and is based on interest rates as of January 1, 2011. Refer to Note 5 "Convertible Preferred Certificates" in the consolidated financial statements. Immediately prior to this offering, all of the convertible preferred certificates will be effectively converted into ordinary shares of Isola Group Ltd., and the principal and interest on the convertible preferred certificates will no longer be payable in cash. See the "Pro forma payments due by period" table that follows, which illustrates the pro forma effect of this conversion.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  The above table excludes the following items:

(a)
Amounts potentially payable to taxing authorities for uncertain tax positions taken on returns. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments. As of January 1, 2011, we had accrued $53.5 million related to uncertain tax positions. While each of our uncertain tax positions could be settled in cash at a future date, a significant portion of the uncertain tax positions relates to jurisdictions in which we have incurred net operating losses. Refer to Note 12 "Income Taxes" in the consolidated financial statements.

(b)
Amounts payable to TPG Capital pursuant to an agreement whereby TPG Capital provides financial, advisory and consulting services to us. There are no minimum levels of service required to be provided pursuant to the agreement and the agreement is in effect until cancelled by either party or the consummation of this offering. The annual amount due under the agreement is $2.1 million. Refer to Note 13 "Related Party Transactions" in the consolidated financial statements.

(c)
Estimated minimum funding requirements and expected voluntary contributions for retiree benefit plans as set forth by ERISA in relation to our pension and post-retirement benefit obligations. Refer to Note 7 "Pension and Other Retirement Benefits" in the consolidated financial statements.

The following table sets forth, as of July 2, 2011, the aggregate amounts of our significant contractual obligations and commitments with definitive payment terms due in each of the periods presented on a pro forma basis to give effect to (i) the reorganization and effective conversion of the convertible preferred certificates to ordinary shares and (ii) the application of $          million of the net proceeds from this offering and borrowings of $          million of indebtedness under a new senior secured credit facility to prepay the secured term loans made under our senior secured credit agreement and the unsecured term loans made under our mezzanine credit agreement as described in "Use of Proceeds":

Pro forma payments due by period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years

(dollars in thousands)
Secured term loans under new senior secured credit facility(1)	$	$	$	$	$
Short-term debt(2)
Interest rate swaps(3)
Capital leases(4)
Operating leases(4)
Purchase obligations(5)
Total	$	$	$	$	$

(1)
Represents future principal and interest payments on our new senior secured credit facility. Includes projected interest of $          million.

(2)
Represents future principal and interest payments on short-term debt. Includes projected interest of $          million based on interest rates as of July 2, 2011. Refer to Note 4 "Debt" in the consolidated financial statements.

(3)
Represents obligations related to interest rate swaps entered into in February 2007, May 2007 and December 2010. Each interest rate swap is based on variable rates. The projected obligation is based on the interest rate as of July 2, 2011. Refer to Note 6 "Interest Rate Swaps" in the consolidated financial statements.

(4)
Represents obligations under capital and operating leases. Includes imputed interest of $          million. Refer to Note 8 "Commitments and Contingencies" in the consolidated financial statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations

(5)
Purchase obligations include amounts associated with agreements to purchase goods or services that are enforceable and legally binding on us and specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of contracts for electricity, gas and other utilities.

  The above table excludes the following items:

(a)
Amounts potentially payable to taxing authorities for uncertain tax positions taken on returns. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments. As of July 2, 2011, we had accrued $56.4 million related to uncertain tax positions. While each of our uncertain tax positions could be settled in cash at a future date, a significant portion of the uncertain tax positions relates to jurisdictions in which we have incurred net operating losses. Refer to Note 12 "Income Taxes" in the consolidated financial statements.

(b)
Amounts payable to TPG Capital represent a transaction fee of $8.0 million and accrued management fees of $1.0 million associated with financial, advisory and consulting services provided to the Company. The amounts payable do not have scheduled repayment terms.

(c)
Estimated minimum funding requirements and expected voluntary contributions for retiree benefit plans as set forth by ERISA in relation to the our pension and post-retirement benefit obligations. Refer to Note 7 "Pension and Other Retirement Benefits" in the consolidated financial statements.

PENSION PLANS

Pension Plans.    We sponsor several pension plans and provide various medical and life insurance benefits to certain retirees at a minimal cost to Isola. Although we have terminated or curtailed select benefits or plans, including our U.S. pension plans, several others are expected to continue, including pension plans required by collective bargaining agreements outside of the United States. Some of these plans are underfunded. Based on various assumptions, in the aggregate our pension plans were underfunded by $43.0 million at January 1, 2011. We expect to make annual pension contributions of approximately $4.5 million for the foreseeable future. For additional information on our pension plans and postretirement benefits, see Note 7 to the Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

Interest Rate Risk, Derivative Instruments

We are exposed to certain risks relating to our ongoing business operations. The primary risk managed by using derivative instruments is interest rate risk. We do not use derivative financial instruments for trading or speculation purposes.

We are subject to interest rate risk in connection with borrowings under our existing senior secured credit agreement. As of July 2, 2011, we had $210.0 million in senior secured term loans outstanding under our existing senior secured credit agreement, the unhedged portion of which is subject to variable interest rates. We can elect to lock in interest rates on the existing senior secured debt for one, two, three or six months. The interest rates vary based upon the loan type, which is either a base rate loan or an adjusted Eurodollar rate. As of July 2, 2011, we had elected to accrue interest for three months using the adjusted Eurodollar rate, which resulted in an interest rate of 10%. Under the existing senior agreement, the adjusted Eurodollar rate would need to increase above 2% to have an impact on future interest expense.

On December 30, 2010, we entered into an interest rate swap agreement with a notional amount of $25 million under which we pay a fixed 2.8% and receive the greater of three-month LIBOR or 2%. The swap is set to expire December 31, 2013. Settlement dates occur quarterly. We did not designate this swap

Management's Discussion and Analysis of Financial Condition and Results of Operations

agreement as a hedge and, therefore, the change in its fair value will be recorded in our consolidated statement of operations in interest expense, along with the quarterly settlement amounts. This derivative instrument addresses a requirement of our senior secured credit agreement to have 50% of all indebtedness for borrowed money subject to interest rate agreements and/or fixed rates. The fair value of this interest rate swap at the end of the six months ended July 2, 2011 was immaterial.

Foreign Currency Risk

While the Company generates revenues in several currencies, a majority of its operating expenses are in U.S. dollars. Therefore depreciation in these other currencies against the U.S. dollar would negatively impact revenue upon translation to the U.S. dollars; however, the impact on operating expenses would be less. For example, for fiscal 2010, a 10% decrease in the euro against the U.S. dollar would have resulted in a $13.9 million decrease in revenue and an increase of $0.2 million in the net loss in fiscal 2010.

Inflation Risk

Inflationary factors, such as increases in our cost of goods sold and operating expenses, may adversely affect our results of operations. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, an increase in the rate of inflation in the future, particularly in Europe and China, may have an adverse affect on our levels of gross profit and operating expenses as a percentage of revenue if the sales prices for our products do not proportionately increase with these increased expenses.

Commodity Risk

We are subject to commodity risks related to the prices of the raw materials used in the manufacture of our advanced PCB laminate materials, including copper, glass and resin. These raw materials, especially copper, are subject to price fluctuations. We have been able to pass through to our customers a substantial portion of the raw material cost increases in the past, although our ability to do so to the same degree in the future is not guaranteed. Historically, we have been able to pass through raw material price increases more readily in connection with our high-performance products.

OFF-BALANCE SHEET ARRANGEMENTS

We do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities that would be expected to have a material current or future effect upon our results of operations and financial condition.

SEASONALITY

Historically, our business has not been subject to recurring seasonal patterns. Revenue and earnings from quarter-to-quarter within a fiscal year are driven primarily by general economic factors and the demand for electronic products.

RECENT ACCOUNTING PRONOUNCEMENTS

Changes to accounting principles generally accepted in the United States of America ("U.S. GAAP") are established by the FASB in the form of accounting standards updates ("ASUs") to the FASB's Accounting Standards Codification.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and were either determined to be not applicable or are expected to have minimal impact on our consolidated financial position and results of operations.

In January 2010, FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements" ("ASU 2010-06"). ASU 2010-06 requires new disclosures regarding significant transfers in and out of Levels 1 and 2, as well as information about activity in Level 3 fair value measurements, including presenting information about purchases, sales, issuances and settlements on a gross versus a net basis in the Level 3 activity roll forward. In addition, ASU 2010-06 clarifies existing disclosures regarding input and valuation techniques, as well as the level of disaggregation for each class of assets and liabilities. ASU No. 2009-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to purchases, sales, issuances and settlements in the roll forward of Level 3 activity; those disclosures are effective for interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 in fiscal 2010 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issued an amendment to the existing guidance on the presentation of comprehensive income. Under the amended guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Entities no longer have the option of presenting the components of other comprehensive income within the statement of changes in stockholders' equity. This amendment is effective on a retrospective basis for interim and annual periods beginning after December 15, 2011, which for the Company begins with the first quarter of 2012. The adoption of this amendment will result in a change to the Company's current presentation of comprehensive income, but will not have any impact on the Company's consolidated financial position or results of operations.

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OUR COMPANY

Isola is a leading global material sciences company that designs, develops and manufactures copper-clad laminate ("CCL") and prepreg (collectively, "laminate materials") used to fabricate advanced multilayer printed circuit boards ("PCBs"). PCBs provide the physical platform for the semiconductors, passive components and connection circuitry that power and control virtually all modern electronics. We focus on the market for high-performance laminate materials, developing proprietary resins that are critical to the performance of PCBs used in advanced electronic applications. We continually invest in research and development and believe that our industry-leading resin formulations, many of which are patented, provide us with a competitive advantage. With 11 manufacturing facilities and three research centers worldwide, as well as a global sales force, we are the largest supplier of laminate materials to PCB fabricators in the United States and Europe, and we are one of the larger suppliers in our addressable Asian market, based on revenue for fiscal year 2010.

Our high-performance PCB laminate materials are used in a variety of advanced electronics, including network and communications equipment and high-end consumer electronics, as well as advanced automotive, aerospace, military and medical applications. Demand in these markets is driven by the rapid growth of bandwidth-intensive high-speed data transmission, the expansion of the internet, the emergence of cloud computing and the evolution of increasingly complex communications technology. This has led to an urgent need for the development of the underlying infrastructure to support this growth, including faster and more efficient semiconductor technology. In addition, increasingly pervasive environmental regulations are driving a need for lead-free compatible, high-performance laminate materials.

We sell our products globally to leading PCB fabricators, including DDi, Ruwel, Sanmina, TTM Technologies, Viasystems and WUS Printed Circuit. These fabricators produce PCBs incorporating our laminate materials for electronic equipment designed or produced by a broad group of major original equipment manufacturers, or OEMs, including Alcatel-Lucent, Brocade, Cisco, Google, Hewlett-Packard, Huawei, IBM and Sun Microsystems (now Oracle). We work closely with these leading PCB fabricators and major OEMs to ensure that our high-performance laminate materials, which incorporate our proprietary resins, meet the thermal, electrical and physical performance criteria of each new generation of electronic equipment.

We were acquired in 2004 by a group of investors led by TPG Capital, formerly known as Texas Pacific Group, a global private equity firm, and Redfern Partners, a strategic partner and an investor in the laminate materials industry. Under the direction of TPG Capital and our management, we have undertaken a number of operational changes designed to increase manufacturing efficiencies and improve business processes. We believe that these measures, together with our focus on higher margin high-performance products, provide us with the operating leverage to take advantage of improving economic conditions.

Our history dates back nearly 100 years to the founding of Isola Werke AG in Germany in 1912. Isola Werke AG manufactured insulators utilizing the then-revolutionary Bakelite plastic technology, which provided superior insulating and heat resistance properties. We began production of copper-clad epoxy laminates, the direct predecessors of today's high-performance PCB laminate products, in the 1960s. In 2006, we acquired the assets of Polyclad Laminates, Inc., which extended our product portfolio and expanded our business in the growing Asian markets.

For the six months ended July 2, 2011, our revenue was $316.6 million, Adjusted EBITDA was $49.2 million and our net loss was $19.1 million, as compared to revenue of $307.0 million, Adjusted EBITDA of $49.2 million and a net loss of $30.5 million for the six months ended June 26, 2010. For fiscal 2010, our revenue was $612.0 million, our Adjusted EBITDA was $89.7 million and our net income was

Business

$5.1 million, as compared to revenue of $416.1 million, Adjusted EBITDA of $39.0 million and a net loss of $100.7 million in fiscal 2009. For a discussion of our primary non-GAAP metric, Adjusted EBITDA, including reconciliation to net income, see our discussion of non-GAAP financial measures in "Selected Historical Consolidated Financial and Other Data", included elsewhere in this prospectus.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

High-performance laminate materials are used in a variety of advanced electronics, including network and communications equipment, high-end consumer electronics, as well as advanced automotive, aerospace, military and medical applications. The increasingly complex performance and environmental requirements of advanced electronics are driving greater demand for higher performance PCBs, which require laminate materials with resins specifically formulated to satisfy demanding performance criteria.

Based on data from Prismark, an independent research firm, we estimate that our addressable market for high-performance PCB laminate materials was $4.6 billion in 2010. According to BPA, another independent research firm, the market for multilayer PCB laminate materials (predominately comprised of the high-performance market segment) is expected to make up approximately 55% of the worldwide PCB laminate materials market in 2011 (measured in square meters) and remains the fastest growing segment with an expected CAGR of 12.4% from 2010 to 2014 for PCB production value.

PCB Laminate Materials and Fabrication

Prepreg and CCL are the primary laminate materials used in the construction of multilayer PCBs, and we estimate that these materials represent greater than 40% of the material cost required to fabricate a PCB.

Prepreg is an industry term derived from the contraction of "previously impregnated". Prepreg is a dielectric material that provides electrical insulation and other properties. Prepreg is manufactured by the impregnation of fiberglass fabric with specially formulated resins. The resin confers specific electrical, thermal and physical properties to the prepreg and is critical to the proper functioning of a PCB. Prepreg may be incorporated into a CCL or sold as a separate product.

CCL consists of an inner layer of prepreg laminated on both sides with a thin layer of copper foil. The lamination is achieved by pressing together one or more plies of copper and prepreg under intense heat, pressure and vacuum conditions.

PCB fabricators use prepreg and CCL to construct multilayered PCBs in a complex process comprised of multiple operations that are often repeated. In general, the copper surfaces of the laminate are etched to create an electronic circuit. These etched laminates are assembled into a multilayer configuration by inserting one or more plies of insulating prepreg between each etched laminate. Holes are then drilled and plated in the PCB to establish electrical connections among the layers. The resulting multilayer PCB is an intricate interconnection device on which semiconductors and other components are mounted, which is then incorporated into an end-market product.

Although end products and PCB designs often evolve rapidly as a result of product line improvements or extensions, the lifespan of the underlying PCB laminate materials is relatively long. The same laminate materials can be used in successive generations of PCBs within a product line or be adapted to new products having similar performance specifications.

PCB Laminate Materials Segments and Properties

PCB laminate materials can be categorized as either high-performance, standard or paper-based.

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High-performance PCB laminate materials are defined by their superior performance capabilities achieved primarily through the use of advanced resin formulations and materials. These products compete primarily on their technological capabilities and secondarily on the price of PCB laminate materials with similar performance characteristics. High-performance products are used in circuit boards that combine eight or more layers, with some applications requiring circuit boards with more than 20 layers. In the high-performance market, the following properties are critical:

–>
Electrical:  This property refers to the speed with which an electric current moves through the circuit and the signal loss, or dissipation. Signal speed of a material is expressed by its dielectric constant; signal loss is expressed by its dissipation factor.

–>
Thermal:  This property refers to the stability of the material at various temperatures. This is important for dimensional stability over the expected range of temperatures that a PCB will be exposed to during its final assembly (i.e., soldering process), as well as the operating temperature of the particular electronic device. Thermal stability of a material is measured by its glass transition temperature (expressed as "Tg").

–>
Physical:  This property refers to a number of factors, including peel strength (i.e., susceptibility to de-lamination), flammability, moisture absorption, ease of processing, drilling and reliability.

Standard PCB laminate materials are based on proven, though relatively less sophisticated, resin chemistry. These products compete primarily on price and are produced in high volumes and at a low cost. Standard PCB laminate materials involve minimal proprietary technology and are used in applications requiring lower layer counts and less complexity.

Paper-based PCB laminate materials are used in very simple consumer electronics, are very low-cost and typically rely upon somewhat rudimentary chemical formulations. Isola does not participate in this market segment.

End-market Overview

The market for high-performance PCB laminate materials is influenced by a number of factors, including developments in the markets for servers and storage, network communications and advanced automotive electronics as discussed below.

Servers and storage.    The need for additional server and data storage capacity has significantly increased due to the proliferation of digital data and the widespread adoption of cloud computing applications. Cloud computing entails the use of virtual servers which are accessed through the internet and deliver hosted services that have traditionally been deployed in-house, including software as a service, platform as a service and infrastructure as a service. According to IDC, a leading independent research organization, as reported in its Digital Universe Study of June 2011 (sponsored by EMC), the amount of digital data created, replicated and stored by 2015 will reach 7.9 trillion gigabytes, which is 6.4 times the amount of data in 2010, representing a CAGR of 45%. Storing and utilizing vast amounts of data will require significant increases in server and storage capacity and capability, as well as more robust cloud computing technology. As servers and storage equipment become more sophisticated and technically demanding, manufacturers will need more effective PCB laminate materials comprised of high-performance resin formulations to achieve the required performance in PCBs.

Network communications.    Enterprise routers and wireless infrastructure form the network foundation required for high-speed data transmission and internet access over wired and wireless servers, including the 4G wireless services that are now being rolled out globally. Currently deployed network infrastructure will require significant investment in more sophisticated equipment with greater speed, processing power and performance characteristics in order to provide the increased capacity needed to address increased volumes

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of traffic and data driven by social networking, increased mobile internet access and increased transmission of high-bandwidth content such as high-definition videos. The Cisco Visual Networking Index estimates that global IP traffic will grow at a CAGR of approximately 32% from 2010 to 2015, largely driven by the increase in mobile internet demand.

Advanced automotive electronics.    While traditional automotive electronics utilize standard PCB laminate materials, the emergence of more sophisticated features, such as vehicle information systems, engine and power train electronics and vehicle control systems, are driving demand for more advanced automotive electronics. These electronics require higher-performing PCBs that incorporate high-performance laminate materials. Prismark estimates that automotive electronic applications represented 5.5% of the global PCB market in 2011, and that the high-performance PCB market for automotive electronics is expected to grow at a 6.9% CAGR from 2010 to 2015.

Other markets.    Other markets include military/aerospace equipment, advanced mobile devices and satellite television receivers. High-performance PCBs are used in military/aerospace applications, including radar, guidance control, communications and navigation, warfare and electro-optical equipment. Advanced mobile devices such as smart phones and tablets incorporate PCBs made with high-performance halogen-free laminate materials. Satellite receivers require advanced high frequency PCB laminate materials that efficiently transform signals to high quality, low frequency signals suitable for transmission over indoor cables.

Trends and Drivers in the Global PCB Laminate Industry

Current trends and drivers in the global industry for PCB laminate materials include the following:

Rapidly expanding data infrastructure and increasing demand for high-performance PCB laminate materials.    Higher volumes of high-performance PCB laminate materials will be required as OEMs sell more enterprise-level servers, storage solutions, routers, switches and other high-performance electronics. Growth in these products continues due to fast-growing applications such as cloud computing, social networking and online video streaming combined with ubiquitous internet access. This trend is expected to continue as developed nations continually improve upon existing technologies and developing nations further adopt and rely on high-performance electronics.

Increasing performance requirements of advanced electronics require high-performance PCB laminate materials.    To meet continually increasing performance requirements of advanced electronics, semiconductor and component manufacturers regularly introduce successive generations of higher performance microprocessors, memory and logic devices and electronic components. High-performance multi-layer PCBs and laminate materials are required to facilitate fast interconnect speeds and deliver superior electrical properties, enabling semiconductors and components to optimally function as a system. As a result, the PCB laminate materials industry must continually develop better performing, more cost effective laminate and resin formulations to meet the growing requirements of new semiconductor and component technologies.

Growing demand for environmentally friendly lead-free compatible PCB laminate materials.    Increased regulation applicable to electronic equipment requires manufacturers to consider use of lead-free materials in products and manufacturing processes. While these regulatory measures do not have a direct impact on PCB laminate materials, which do not contain lead or other prohibited chemicals, they do change the thermal requirements of the laminates used in the lead-free soldering of PCBs. Lead-free applications have been gaining momentum globally with many companies introducing products to meet the new regulations, and some converting exclusively to lead-free compatible assemblies in order to avoid having separate bills of material and dedicated product lines.

Business

Greater emphasis on closer collaboration with OEMs and materials suppliers.    Time-to-market for new products has become increasingly important as the rate of technology advancement accelerates and competition increases. OEMs are more frequently working directly with laminate materials suppliers early in the product lifecycle to qualify specific laminates to be used in the PCBs incorporated into the end product. This collaboration allows OEMs to accelerate the product development process and bring products to market faster. In addition, just-in-time inventory stocking by PCB fabricators results in a need for quick-turn availability of laminate materials. Laminate materials producers benefit from these trends, partnering closely with customers to accommodate their demands, while obtaining higher margins on quick-turn orders.

OUR COMPETITIVE STRENGTHS

We believe that we possess the following competitive strengths, which will enable us to continue to grow our business globally.

Product technology leadership.    Our significant technology expertise enables us to produce market-leading high-performance PCB laminate materials. We possess an extensive portfolio of patent and other intellectual property rights covering our proprietary resin formulations, and have pioneered the development of several product categories with "best in class" technology. Our proprietary resin formulations are capable of supporting complex circuit boards used in the most demanding electronic equipment. We believe that our technology provides a competitive advantage, and differentiates our products from commonly available, lower performance materials. We continue to devote considerable efforts to research and develop new resin formulations and other PCB laminate materials to meet evolving market needs.

Recognized market leadership.    We maintain a leading market share, based on revenues, in each of our larger addressable markets for high-performance laminate materials. We have an established reputation as an industry leader and product innovator with strong brand recognition. We believe that our products are known for their performance, quality and long product life cycles. We believe that our reputation and brand awareness provide meaningful advantages when developing and marketing new and existing products and will play a significant role in our future growth.

Blue-chip customer base served by global strategic manufacturing locations.    We have developed strong, long-term relationships with leading global PCB fabricators and the major OEMs they serve. We believe that the collaborative relationships provide us with a competitive advantage and assist us in bringing new products to market in a timely manner. We own state-of-the-art equipment in manufacturing facilities that are strategically located around the world in close proximity to these key industry participants. Our global network of plants facilitates quick-turn manufacturing and delivery of product, which reduces our customers' inventory levels and shipping costs.

Streamlined manufacturing with significant operating leverage.    We seek to achieve continual improvement in our manufacturing and business processes. We use "six sigma" processes and "lean" best practices, and recently completed the implementation of a sophisticated SAP-based ERP and analytical system across our global operations. In 2009, we closed three of our manufacturing facilities to improve factory utilization and lowered our fixed costs. Together with other measures, these closures are estimated to result in permanent fixed cost savings of approximately $30 million annually.

Experienced management team.    We have a highly experienced management team comprised of well-respected industry veterans who possess an average of over 20 years of experience in the electronics industry. Our management team has a proven track record of implementing sound business practices, which include focusing our product development on higher margin products, improving the efficiency of our manufacturing facilities and successfully integrating acquired businesses.

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 OUR GROWTH STRATEGIES

We intend to extend our market leadership in the higher margin, high-performance laminate materials market through the following growth strategies:

Leverage collaborative relationships and technology leadership to develop innovative solutions.    We have implemented focused product development teams to further expand our relationships with leading PCB fabricators and the OEMs they serve. Our product development teams include members of our research and development, technical support and OEM marketing groups, all working under the direction of our Chief Technology Officer. Our teams actively monitor product developments for OEMs and engage in regular dialog with them and their PCB fabricators, in order to anticipate and plan for required technical product specifications. Through this collaborative effort we seek to develop innovative laminate materials solutions that meet future OEM product requirements.

Further penetrate the Asian market.    Many OEMs and PCB fabricators are increasingly migrating the manufacturing of complex electronic equipment to Asia. In addition, several Asian markets are simultaneously undergoing infrastructure build-outs as their economies grow and develop. To supply this market, six of our 11 manufacturing facilities are located in Asia, and we maintain a sales force dedicated to serving this region. We will seek to capitalize on the opportunities presented by the very large and fast growing Asian markets for high-performance PCB laminate materials based on the high quality of our products and our technology.

Extend high-performance products into new applications.    We believe that other markets could benefit from our PCB laminate materials and proprietary resin formulations, including the markets for next generation automotive equipment and consumer devices such as smart phones and tablets. In addition, we believe that environmental regulations will become increasingly global and expand the addressable market for our high-performance, lead-free compatible and halogen-free PCB laminate materials. We intend to devote marketing and technical resources to address these growing potential markets.

Opportunistically pursue strategic acquisitions and alliances.    We have grown through select acquisitions since we were acquired in 2004. While we believe that our future success will depend primarily on product innovation from collaborative relationships with our major customers and the OEMs they serve, we may pursue strategic acquisitions that provide products or technology complementary to our current operations.

PRODUCT MARKETS AND PRODUCT APPLICATIONS

Product Markets.    Isola focuses on the high-performance segments of the market for PCB laminate materials, which are expected to provide the greatest growth opportunities. Currently the largest of the markets we serve include:

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High-Tg.  High-Tg products exhibit superior thermal, electrical and physical performance characteristics, including the ability to withstand fabrication processes involving temperatures of 170°C or more. They are used in the communications, industrial, medical, automotive, military, aerospace and computing industries.

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High-Tg, lead-free.  High-Tg, lead-free compatible products incorporate resins specially formulated to withstand thermal stresses arising in higher temperature lead-free PCB fabrication. Demand for lead-free products is driven by growing environmental concerns, including lead-free initiatives in major geographies. We maintain an extensive portfolio of proprietary technology and we believe we have significant market share in this product segment.

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High-speed digital.  High-speed digital, or high-frequency, products provide superior electrical properties, specifically low dissipation factors and low dielectric constants. Demand for these products

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  is driven by a need for increased circuit speeds for servers, storage application networks, network infrastructure and military electronics. We have a leading market position and an extensive portfolio of proprietary technology addressing this market.

We also participate in the following high-performance markets:

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Halogen-free.  Halogen-free products satisfy consumer demand for "green" products because they do not contain halogen-derived flame retardants. This market is currently growing primarily in the consumer electronics sector with specific applications ranging from smart phones to tablets and LCD displays. Although the current market for these products is extremely price competitive, newer and more demanding applications are emerging. We are currently developing more advanced halogen-free materials utilizing resin formulations with improved thermal and electrical properties to address the emerging needs of this market, and we expect that these next generation halogen-free products are likely to command higher prices and provide improved margins.

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Military/specialty.  These laminate materials find specialized uses within the military and aerospace industries. Typically they have high glass-transition temperatures, very high decomposition temperatures and low expansion rates—all attributes required for demanding military and aerospace applications. We work through licensed government contractors to address existing and emerging applications.

We also provide the following standard products to our customers:

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Low- and mid-Tg.  These laminate materials are used in less demanding applications within the consumer, automotive and industrial industries. Our revenues in the low- and mid-Tg markets are expected to decline as we continue to focus on the more attractive, high-performance markets.

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Product Applications.    The below chart shows the characteristics and some major applications of various high-performance products and standard products that we offer.

Market	Segment	Major Isola products	Characteristics	Major applications

High-performance	High-Tg	-FR406	- High thermal limits (170[o]C or higher)	- Advanced automotive applications - Communications and computing - Medical, military and aerospace
	High-Tg, lead-free	-370HR -410HR	- High thermal limits (170[o]C or higher) - Lead-free variant compatible with automated lead-free soldering	- Enterprise class servers - Entry-level routers and storage solutions - Mid-range computers - Advanced automotive electronics
	High-speed digital	-FR408 -FR408HR -IS415	- High thermal limits (170[o]C or higher) - Better electrical properties - Greater transmission efficiency - More robust materials	- Enterprise class servers and storage applications - High-speed routers and communication equipment
	Halogen-free	-DE156	- Do not use halogen compounds to impart fire retardants - "Green" alternative	- Smart phones - Tablets - Other high-end consumer products
	Military / specialty	-P95 -P96 -406N	- High thermal limits - Very low expansion	- Aerospace equipment - Military and other specialty applications
Standard	Mid-Tg	-IS400	- Moderate thermal limits (under 170[o]C)	- Automotive electronics
	Base low-Tg	-DE104 -FR402	- Low thermal limits (125[o]C or less)	- Basic automotive electronics - Entry-level consumer devices

We are able to customize our PCB laminate materials to meet particular customer requirements and maintain over 25,000 SKUs, or Stock Keeping Units.

CUSTOMERS AND SALES STRATEGY

Sales and Distribution

Isola's products are primarily sold through our direct sales forces located in Asia, Europe and the United States. As of August 1, 2011, we employed approximately 62 direct sales and technical service representatives. In addition, we use third party distribution channels in the United States, Canada and Europe, as well as in select Asian countries, primarily to address smaller PCB fabricators.

Strategic Customer and OEM Relationships

As a global leader in the high-performance segments of the PCB laminate materials industry, we have developed long-term customer relationships with leading PCB fabricators such as AT&S, DDi, Gold Circuit

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Electronics, Hitachi, Ibiden, Multek, Ruwel, Sanmina, TTM Technologies, Unimicron, Viasystems and WUS Printed Circuit. While only one of our customers accounted for more than 10% of our revenues in each of fiscal 2010, fiscal 2009 and fiscal 2008 and the six months ended July 2, 2011 and June 26, 2010, we believe that our ten largest customers accounted for the majority of our revenues in each of these periods.

We also maintain strategic relationships with the OEMs our customers serve, such as Alcatel-Lucent, Bosch, Brocade, Cisco, Ericsson, Google, Hewlett-Packard, Huawei, IBM, Motorola, Nokia, Siemens and Sun Microsystems (now Oracle). We work with OEMs to deliver highly customized products that meet their specific performance requirements on a cost-effective basis.

We have established industry-specific marketing teams dedicated to collaborating with key players in particular end-markets on new product introductions. These teams collaborate with major OEMs and their PCB fabricators, as well as with our research and development personnel, to specify proprietary resins that meet the specific performance criteria of next generation products. While OEMs do not purchase laminate materials directly from Isola, they are an important part of the design process, significantly influencing the specific performance requirements of the laminates and prepreg to be used in new products and in some cases pre-qualifying a limited number of approved suppliers whose materials may be incorporated into the product. In cases where materials are pre-qualified, PCB fabricators or OEMs will select a particular laminate material among the pre-qualified materials, typically based on price, service and performance. Once a particular PCB laminate material is designed in or qualified for use in a specific product line and one or more particular laminate suppliers are selected, these suppliers tend to remain suppliers of choice, even as the PCBs for these products change to address OEM product line improvements or extensions or next generation developments.

We generally sell our products directly to our customers. We do limited advertising in select trade publications, and we actively participate in major trade shows as our principal form of sales promotion.

RESEARCH AND DEVELOPMENT

Isola's business strategy depends on the continued improvement of our PCB laminate technologies. As of August 1, 2011, we had approximately 64 employees engaged in research and development, with an additional 24 employees engaged in technical support and additional 19 employees engaged in OEM marketing activities. We maintain a major research and development facility near our corporate headquarters in Chandler, Arizona, as well as facilities in Germany and Singapore to serve Europe and Asia, respectively. In addition, global teams of technical and support personnel maintain collaborative partnerships with our customers and leading OEMs in order to help us maintain technological and product leadership. Our OEM marketing function and research and development function are tightly integrated, and both report to our Chief Technology Officer.

Our research and development activities are primarily focused on the following areas:

High-Speed / High-Frequency Applications—We are developing laminate materials and related resin formulations that can support increasingly critical high-speed/high-frequency applications. Specifically, we seek to continually develop improved dielectric platforms which deliver lower dissipation factors and lower, controlled dielectric constants, and improved performance. We are also developing PCB laminate materials that will support faster data transfer rates in order to enhance our portfolio of materials for radio frequency ("RF") applications. As a result of these development efforts, we plan to introduce two new products addressing these applications by the end of 2011: I-Speed, addressing the emerging high-speed applications that go beyond 10 Gigabit Ethernet; and I-Tera, a next generation product for lead-free, low-loss RF applications.

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High-Tg, Lead-Free Compatible and High Reliability Products—We are developing resins, PCB laminate materials and process enhancements that can support lead-free compatible, high-performance applications that are designed to address increasingly pervasive environmental regulations and lead-free initiatives. We are focusing on improving dielectric properties and reliability.

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Halogen-Free Platforms—We are currently developing more advanced halogen-free materials utilizing resin formulations with improved thermal and electrical properties to address the emerging needs of this market, and expect that these next generation halogen-free products are likely to command higher prices and provide improved margins.

In the six months ended July 2, 2011, we spent $5.2 on research and development activities and $0.5 million on capital expenditures related to these activities. In fiscal 2010 we spent $9.5 million on research and development activities and $0.7 million on capital expenditures related to these activities, in fiscal 2009 we spent $9.2 million on research and development activities and $0.4 million on capital expenditures related to these activities, and in fiscal 2008 we spent $10.7 on research and development activities and $0.1 million on capital expenditures related to these activities.

NOTABLE RESEARCH AND DEVELOPMENT ACCOMPLISHMENTS

We continually invest in research and development, as well as in our relationships with key customers and OEMs, in order to develop products that address the particular needs of the OEMs served by our customers. Many of our R&D efforts result in innovative new products that enable us to gain a "first mover" advantage over our competition and leading market share. Because many OEM products have life cycles of six to 10 years, our research and development efforts can result in long-term, sustainable benefits.

Set forth below are two examples of our R&D efforts.

370HR (High-Tg, Lead-Free)

Over the past several years, contract manufacturers and PCB fabricators have been compelled to use lead-free soldering alloys due to increasing consumer and regulatory pressure. These alloys require soldering temperatures significantly higher than lead-containing alloys, and thus the laminate materials industry had developed a cured laminate capable of withstanding the process. While the cured laminate chemistry solved the higher assembly temperature problem, it also introduced new problems such as thermal expansion and proved harder for PCB fabricators to drill and process. It was clear that a new laminate product was needed to address these issues.

Through a unique combination of our intellectual property and technical know-how, we developed a new, patented filler technology that significantly lowered the instance of thermal expansion and improved the processing attributes of the laminate. This technology was introduced as our 370HR product, which we believe was the first high-Tg, lead-free product of its kind to offer superior reliability and provide a compelling value proposition to OEMs.

Today, we believe that the 370HR is acknowledged as the "best in class" product for high reliability applications across the telecommunications, high-end computing and high-end automotive markets. We have a leading position in the high-Tg market segment, and enjoy numerous OEM design approvals for our products in this segment. By anticipating customer needs, we were able to gain a "first mover" advantage over our competition, and our continuing development efforts have allowed us to maintain our leadership.

FR408HR (High-Speed Digital)

The rapid growth of smart phones, the increased use of social media and the expansion of cloud computing have pressured OEMs to develop servers, routers and other infrastructure hardware that can operate at

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ever-higher speeds. Due to increasing consumer and regulatory pressure, the components of these devices have also needed to be lead-free.

To meet the requirements for increased speed and frequency, as well as environmental concerns, PCB fabricators needed a high-performance but cost-effective laminate that would be compatible with existing manufacturing processes, handle the transition to lead-free soldering, and allow for low-loss signal transmission, all at a reasonable price.

In early 2009, our research department began to address this industry-wide issue, initially using modeling and simulation programs to determine the efficacy of various potential chemical combinations. Within three months, we had developed a potential materials solution, which was field-tested in collaboration with several PCB fabricators, presenting the successful results to OEMs just weeks later. In total, it took us less than six months to go from concept to market introduction of our FR408HR laminate material, which we believe is the PCB industry's first and leading lead-free compatible, high-speed and low-loss laminate.

Today, the FR408HR is used by major high-end PCB fabricators globally and has been designed into several key OEM product lines. The FR408HR forms an important component of our high-speed digital product portfolio, which we have been able to grow significantly over the last five years by understanding the needs of our customers and developing innovative products.

LAMINATE MANUFACTURING PROCESS

Isola maintains 11 manufacturing facilities, strategically located in the United States, Europe and Asia, including nine fully integrated laminate facilities, one "pressing and finishing-only" facility to serve a customer in a relatively remote location in Asia and one fiberglass manufacturing facility in Italy. Our global network of plants facilitates quick-turn manufacturing and delivery of product, and minimizes customers' shipping costs and inventory levels. We employ "six sigma" business processes to improve working capital management and enhance factory productivity. We also employ manufacturing "best practices" throughout our 11 facilities and maintain a dedicated, internet-based private computer network for manufacturing personnel to share information.

The process for manufacturing our prepreg and laminates is capital intensive and requires sophisticated equipment as well as clean-room environments. The diagram below depicts the key steps in our manufacturing process.

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The preparation and formulation of specially designed resin systems.

2.
The impregnation of specially designed fiberglass fabric with the resin system and partial curing of the resulting prepreg.

3.
The assembly of single or multiple plies of prepreg and copper foil in a clean-room environment, which is referred to as "lay-up".

4.
The lamination of the copper-clad assemblies under simultaneous exposure to intense heat, pressure and vacuum conditions, which is referred to as "pressing".

5.
The sizing and packaging of the laminates to customer specifications.

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Prepreg is manufactured in a treater at the impregnation stage of the manufacturing process. A treater is a continually operating roll-to-roll machine that impregnates the fiberglass or other reinforcement fabric with a resin formulation and then sequences the resin-impregnated fabric through a series of ovens which partially cure the resin-fiberglass.

We manufacture CCL by assembling in a clean room one or more plies of prepreg stacked between sheets of specially manufactured copper foil purchased from outside vendors. Similar such assemblies are then inserted into a large, multiple-opening vacuum lamination press, which subjects the assemblies to intense heat, pressure and vacuum conditions. After the press cycle is completed, the laminates are removed from the press and sheeted, paneled and finished to customers' specifications. The CCL is then inspected and packaged for shipment to customers.

ENTERPRISE SOFTWARE

In 2010, Isola completed a long-term project to consolidate its laminate manufacturing facilities on a single ERP platform. Utilizing SAP ERP software, this system established a common template across all of our laminate operations for the finance/accounting, manufacturing and sales and service functions.

The global ERP template enables centralized financial planning and reporting and facilitates a fast and efficient financial closing process at the end of each fiscal period. This template provides a flexible and standardized methodology to support our anticipated growth. By eliminating older legacy systems and adopting this new system, we believe we have reduced business risk and achieved a high level of system and data integrity.

Our SAP ERP platform is tightly integrated with our global business intelligence system. This analytical environment provides our management with rapid insight into changing operational conditions. The business intelligence system offers a single source of information from multiple disciplines, including sales and marketing, supply-chain logistics, and financial planning and analysis. It also provides specific, periodic operational scorecards to guide the management team's ongoing business improvement efforts.

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 SOURCES OF RAW MATERIALS

Materials costs comprised approximately 70.6% of Isola's total cost of goods sold in the six months ended July 2, 2011, and 69.5% in fiscal 2010. Copper, resin and fiberglass are the principal raw materials used in the manufacture of our advanced PCB laminate materials.

We have developed close working relationships with multiple suppliers for each of our three key raw materials. Our suppliers are required to comply with our stringent specifications and technical requirements. In addition to copper, resin and fiberglass, Isola uses certain specialty materials for which it relies on a limited number of suppliers or a sole supplier. To date, we have not experienced any major supply disruptions.

Prices of raw materials, especially copper, are subject to price fluctuations. Historically, we have been able to pass through raw material price increases more readily in the high-performance segment of the market than for our mid- or low-Tg materials.

INTELLECTUAL PROPERTY

We hold a position of technology leadership within the laminate industry, providing our customers with innovative solutions to meet their application needs. This is a result of our significant investment in research and development, particularly with respect to innovative proprietary resin formulations and our comprehensive patent portfolio. As of August 4, 2011, we held a total of 172 patents (including foreign counterparts) in the United States, Europe and Asia. While these patents are primarily directed to our resin formulations, we also hold patents related to our thin-glass style and copper foil manufacturing processes. We continue to file new patent applications, for which terms extend up to 20 years from the filing date in the United States. Our key patents include:

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Drum Side Treated Foil, or DSTF, which enables the use of reverse treat copper technology widely used by the copper foil manufacturers;

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Styrene Maleic Anhydride, or SMA, which we have used to formulate many products providing us with a leading edge in high-speed and high-frequency markets; and

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two patents related to our proprietary Talc mineral-based fillers used in our lead-free compatible PCB laminate materials.

Our key U.S. patents described above have expiration dates ranging from 2015 to 2017.

In order to protect our intellectual property rights, we rely on a combination of patent, trade secret, copyright and trademark laws, as well as employee and third-party nondisclosure agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. We believe that while the protection afforded by patent, trademark and trade secret laws may provide some advantages, the competitive position of participants in our industry is principally determined by such factors as the technical and creative skills of their personnel, the frequency of their new product developments and their ability to anticipate and rapidly respond to evolving market requirements. Therefore, we have focused our efforts on developing substantial expertise and know-how in our industry, and protecting that know-how with confidentiality agreements and trade secrets.

In addition to confidentiality agreements, we rely on a variety of methods to protect unpatented proprietary technology and trade secrets. To protect our proprietary materials formulae, only a select few of our senior research and development employees have access to key resin formulations. In addition, we ship the ingredients for some of our resins to our offshore facilities in containers which do not identify by name the components of the resin.

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We rely on our trademarks, trade names and brand names to distinguish our products and services from the products and services of our competitors, and have registered or applied to register many of these trademarks.

We also license certain of our manufacturing processes to PCB fabricators and copper foil suppliers, from which we derive limited income.

We periodically evaluate our competitors' product offerings in order to identify potential infringements of our intellectual property rights. When deemed appropriate, we have aggressively defended our intellectual property rights through legal action.

COMPETITION

Isola has many competitors, ranging in size from large, international corporations, some of which are vertically integrated, to small regional producers. Some of our competitors are well-established and have a larger market share, as well as greater manufacturing, financial, research and development and marketing resources than we do. We compete for business in the PCB materials industry primarily on the basis of technology, product performance, innovative new product development, product qualification, price and customer responsiveness and service. Our primary global competitors in the high-performance market, which we consider to be our core competency, include Guangdong Shengyi Sci. Tech. Co., ITEQ, Panasonic, Park Electrochemical, Rogers Corp. and Taiwan Union Technology Corporation. Unlike many of our competitors, we are focused solely on the design, development and manufacturing of PCB laminate materials.

For a more complete description of the risks we face related to competition, see "Risk Factors—Risks Related to Our Industry and Business". We face intense competition within the PCB materials industry, including from diversified manufacturers and suppliers, which could negatively impact our results of operations and cause or market share to decline".

LEGAL PROCEEDINGS

From time to time, Isola is subject to various legal proceedings that arise in the normal course of our business activities. In addition, from time to time, third parties may assert intellectual property infringement claims against us. As of the date of this prospectus, we are not a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our results of operations or financial position.

REGULATION

Isola's operations are subject to various environmental laws and regulations that limit discharges into the environment, establish standards for the handling, generation, use, emission, release, discharge, treatment, storage and disposal of, or exposure to, hazardous materials, substances and waste, and require cleanup of contaminated soil and groundwater. These laws and regulations are complex, change frequently and have tended to become more stringent over time. Failure to comply with these laws and regulations could have a material adverse effect on our operations, including the temporary or permanent shut down of our facilities. Many of these laws and regulations provide for substantial fines and penalties and, in some cases, criminal sanctions for violations. Some of these laws and regulations may also impose liability for property damage and personal injury stemming from the presence of, or exposure to, hazardous substances. For example, under the Superfund Act and similar state laws in the United States, or under comparable laws in foreign jurisdictions, if one of our manufacturing facilities were to be identified by the applicable governmental authority as a hazardous waste disposal site or contaminated area, all parties who may have contributed to

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any waste, including us, could be jointly and severally liable for the cost of cleanup. Generally, these sites are locations at which numerous persons disposed of hazardous waste.

We are required to certify compliance with various material content restrictions in our products based on laws of various jurisdictions or territories, such as the Restriction of Hazardous Substances ("RoHS") directives in the European Union, and comparable directives in China, which restrict the use of various hazardous materials, including lead, in the manufacture of certain types of electronic and electrical equipment. The European Union's Registration, Evaluation, Authorization and Restriction of Chemicals regulations ("REACH"), requires companies manufacturing or importing certain chemical substances into the European Union to register those substances. Disclosure by manufacturers that they use such materials could result in pressure from customers and other constituencies. We do not believe that these laws or regulations currently apply to our operations, although we continually monitor changes in interpretations of these laws, and regulations adopted under them, for potential application to our operations. These laws and regulations provide for substantial fines and penalties for violations and, if applicable, could require the change or discontinuation of certain operations, any of which could have a material adverse effect on us.

Our operations are also governed by laws and regulations relating to workplace safety and worker health. We believe we are in material compliance with these laws and regulations. We also believe that we are in material compliance with applicable labor and employment laws and regulations.

EMPLOYEES

As of August 1, 2011, Isola had approximately 2,088 employees worldwide. Of these employees, 1,703 were engaged in manufacturing operations and 385 were employed in engineering, sales or administrative positions. We consider our employee relations to be good.

As of August 1, 2011, approximately 135 of our employees (or 6.5% overall) were members of one of the following unions: in Singapore, the United Workers of Electronic and Electrical Industries; in Germany, IG Metall; and in Italy, FEMCA CISL and FILTEA CGIL. Our relationship with these unions generally has been satisfactory. Within the last five years, we have not experienced any work stoppages at any of our facilities.

PROPERTIES AND FACILITIES

Isola's corporate headquarters are in leased office space located in Chandler, Arizona. We maintain manufacturing facilities and research and development laboratories globally. We believe that our facilities are adequate for our current and projected needs.

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The following table sets forth information concerning our principal facilities owned or leased by us.

Location	Owned / leased / land use rights	Approximate square footage	Expiration of lease or land use rights	Type of facility

Elk Grove, California	Owned	44,000	N/A	Manufacturing
Chandler, Arizona (3100 W. Ray Road)	Leased	18,500	May 31, 2013	Corporate and regional offices
Chandler, Arizona (165 S. Price Road)	Owned	97,000	N/A	Manufacturing; research and development
Franklin, New Hampshire(1)	Owned	99,700	N/A	Manufacturing
Fremont, California(1)	Owned	76,800	N/A	Manufacturing
Ridgeway, South Carolina	Owned	110,000	N/A	Manufacturing

Total in North America		446,000
Hong Kong	Leased	11,400	May 31, 2012	Regional offices
Taoyuan, Taiwan	Owned	138,600	N/A	Manufacturing
Yangmei, Taiwan	Owned	90,700	N/A	Manufacturing
Huizhou, China(2)	Land Use Right	220,500	January 1, 2048	Manufacturing
Suzhou, China(2)	Land Use Right	146,500	December 31, 2046	Manufacturing
Kuching, Malaysia	Leased	39,200	April 30, 2012	Manufacturing
Singapore	Leased	134,200	December 31, 2019	Manufacturing; research and development

Total in Asia		781,100
Duren, Germany	Owned	826,300	N/A	Manufacturing; regional offices; research and development
Brugherio, Italy (glass fabric)	Leased	252,000	March 9, 2023	Manufacturing

Total in Europe		1,078,300
TOTAL WORLDWIDE		2,305,400

(1)
These facilities have been closed and are currently being marketed for sale.

(2)
There is no private land ownership in China. Land in China is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a "land use right", which is sometimes referred to informally as land ownership. Land use rights are granted for specific purposes and for limited periods. Each period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We have been issued land use right certificates for our property located in Huizhou, China until 2048 by the municipal government of Boluo and for our property located in Suzhou, China until 2046 by the municipal government of Suzhou Industrial Park. Such certificates may be renewed upon our application and the municipal governments' approval.

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 FINANCIAL INFORMATION FOR SEGMENTS AND GEOGRAPHICAL AREAS

For information regarding revenues from external customers by segment and geographic area, measures of profit or loss and total assets by segment and long-lived assets by geographic area, see Note 14 to our consolidated financial statements and Note 12 to our unaudited interim financial statements, included elsewhere in this prospectus.

 Management

Prior to this offering, we were a private company controlled by our Sponsors. The following table sets forth certain information regarding our executive officers, other key employees and directors.

Name	Age	Position

Raymond Sharpe	62	President, Chief Executive Officer and Director
F. Gordon Bitter	68	Executive Vice President and Chief Financial Officer
Tarun Amla	47	Executive Vice President and Chief Technology Officer
Mathew LaRont	47	President, Asia and Global Supply Chain Officer
Robert Chaney	51	President, Americas
Karl Stollenwerk	53	President, Europe
Kevin Burns	47	Director
Donald Colvin	58	Director
H. McIntyre Gardner	50	Director
Jordon Kruse	40	Director
Jeffrey McCreary	54	Director
Eric Noeth	26	Director
Cassidy Traub	30	Director

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Raymond Sharpe is the President and Chief Executive Officer of Isola, a position that he has held since he joined us in June 2004. Mr. Sharpe has also served as a member of our board of directors since September 2011, and served as a member of the board of directors of the Sponsor Holding Company since June 2004. Prior to joining Isola, Mr. Sharpe was the Chief Executive Officer of Cookson Electronics and a member of the board of directors of Cookson Group Plc, a position he held for over ten years. Mr. Sharpe helped build Cookson Electronics into a leading global supplier of materials and equipment servicing the PCB, PCB assembly and semiconductor packaging markets. In addition, Mr. Sharpe served for ten years as a director for SPS Technologies, Inc., a NYSE-listed manufacturer of specialty materials for the aerospace industry. He also currently serves as a director of Cytec Industries Inc., a NYSE-listed specialty chemicals company. Mr. Sharpe received a bachelor of arts degree from East Carolina University and has over thirty years of experience in the electronics industry. In April 2011, Mr. Sharpe was elected to serve on the board of IPC, the industry association for printed circuit board and electronics manufacturing service companies. Mr. Sharpe was selected to serve as a member of our board of directors because of his extensive leadership experience in the electronics industry, his intimate knowledge of Isola's business and operations, and his deep understanding of both our markets and our competitors.

F. Gordon Bitter is the Executive Vice President and Chief Financial Officer of Isola, a position that he has held since he joined us in 2008. Prior to joining Isola, Mr. Bitter was the Senior Vice President and Chief Financial Officer of Plexus, a Nasdaq-listed contract manufacturer of high-end technology products servicing the wireless infrastructure, networking, medical and aerospace markets. Prior to his five year tenure at Plexus, Mr. Bitter was the Senior Vice President and Chief Financial Officer of Hadco Corporation, a NYSE-listed PCB manufacturer. Mr. Bitter received a bachelor of science degree in mathematics from Bucknell University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Tarun Amla is the Executive Vice President and Chief Technology Officer of Isola, and is responsible for our global research and technology and global OEM marketing programs with a focus on new product development. Prior to his current role, Mr. Amla served in various leadership capacities, including as Vice

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President of Operations and Technology and Vice President of Marketing and Technology. Prior to joining Isola, Mr. Amla was the Director of Operations for AlliedSignal Laminate Systems in Singapore. During his more than twenty years in the electronics industry, Mr. Amla has gained extensive experience in general management, manufacturing operations, engineering, product technology, marketing and sales. Mr. Amla received a bachelor of science degree in mechanical engineering from the National Institute of Technology Calicut in India, a master of science degree in engineering from Arizona State University with an emphasis on modeling and simulation, a master of science degree in mechanical engineering with a concentration in computational mechanics from Purdue University, and an M.B.A. from the Kellogg School of Management at Northwestern University.

Mathew LaRont is the President, Asia, a position he has held since June 2011. In July 2009, Mr. LaRont assumed additional responsibility as Isola's Global Supply Chain Officer, a position that he still holds. In his current roles, Mr. LaRont is responsible for all aspects of our Asian operations and oversees our strategic global supply chain, managing supply contracts and supplier licensing. Prior to his current position, Mr. LaRont served as the President, Americas and prior to that, Vice President, Sales and Marketing—Asia. Mr. LaRont joined Isola in 2004. Prior to joining Isola, Mr. LaRont held various positions with Solectron Corporation, a global electronics manufacturing company, including Director of Global Materials and General Manager in Taiwan. Prior to his tenure at Solectron Corporation, Mr. LaRont served as the Director of Sales and Operations for Sanmina-SCI Corporation, a Nasdaq-listed integrated electronics manufacturing service provider, and held various managerial positions with Praegitzer Industries, Inc., including Financial Controller and Regional Sales Manager for the West Coast. With over twenty years of electronics industry experience, Mr. LaRont brings a broad range of expertise to Isola.

Robert Chaney is the President, Americas, a position he has held since joining us in August 2011. In his current role, Mr. Chaney is responsible for all sales, customer service and manufacturing operations in the Americas. Prior to joining Isola, Mr. Chaney was President of the PCB Interconnect Technologies division at Sanmina-SCI Corporation, a position he held from June 2010 to December 2010. Prior to Sanmina-SCI, Mr. Chaney was President of First Mile Technologies, a provider of Internet, security monitoring, fiber connectivity, phone, and cable television services, a position he held from January 2004 to June 2010. Mr. Chaney has held senior-level positions with a number of other high-technology companies, including ATMI, Nanovation Technologies, AT&T and IBM. Mr. Chaney is a graduate of Purdue University and has more than twenty years of experience in the electronics industry.

Karl Stollenwerk is the President, Europe, a position he has held since May 2009. In his current role, Mr. Stollenwerk is responsible for managing all operations for the Isola and Isola Fabrics business in Europe. Before assuming his current position, Mr. Stollenwerk was Director of Sales, General Manager and Managing Director of our Isola Dueren operation. Mr. Stollenwerk joined Isola in October 1987 and, during his more than twenty years with Isola, he has acquired extensive experience in marketing and sales in the electronics industry. He has a broad knowledge of all customer-related aspects of the European PCB industry.

NONEMPLOYEE DIRECTORS

Kevin Burns has served as a member of our board of directors since September 2011, and served as a member of the board of directors of the Sponsor Holding Company since June 2004. Mr. Burns has been a Partner in the Operations Group of TPG Capital, a private equity investment firm, since 2003. In March 2008 he became the Partner in Charge of TPG Capital's Manufacturing/Industry Sector. Prior to joining TPG Capital, he served as Executive Vice President and Chief Materials Officer of Solectron Corporation, an electronics manufacturing services provider. Prior to joining Solectron, Mr. Burns served as Vice President of Worldwide Operations of the Power Generation Business Unit of Westinghouse Corporation, and President of Westinghouse Security Systems. Prior to Westinghouse, he was a consultant at

Management

McKinsey & Company, Inc. and spent three years at the General Electric Corporation in various operating roles. Mr. Burns received a bachelor of science degree in mechanical and metallurgical engineering (cum laude) from the University of Connecticut and received an M.B.A. from the Wharton School of the University of Pennsylvania. He currently serves on the boards of directors of Armstrong World Industries, Graphic Packaging Holding Co. and American Tire Distributors. From 2008 to 2011, Mr. Burns also served on the board of directors of Freescale Semiconductor Holdings I, Ltd. Mr. Burns was selected to serve as a member of our board of directors because of his extensive management expertise and his knowledge of both our Company and industry.

Donald Colvin has served as a member of our board of directors since September 2011. Mr. Colvin joined ON Semiconductor and SCI LLC as Senior Financial Director in March 2003 and currently serves as Executive Vice President and Chief Financial Officer. Before joining ON Semiconductor, beginning in 1998, Mr. Colvin served as Vice President of Finance and Chief Financial Officer at Atmel Corporation, a manufacturer of advanced semiconductors. Mr. Colvin served as Chief Financial Officer of a subsidiary of Atmel from 1995 to 1998. From 1985 to 1995, he held various positions with European Silicon Structures, most recently as Chief Financial Officer. Mr. Colvin also held various financial positions with Motorola Semiconductors Europe from 1977 to 1985. Mr. Colvin holds a bachelor of arts degree in economics and an M.B.A. from the University of Strathclyde, Scotland. From May 2007 to August 2011, Mr. Colvin served as a member of the board of directors of Applied Micro Circuits Corporation, a Nasdaq-listed provider of integrated circuits for processing, transporting and storing information. Mr. Colvin was selected to serve as a member of our board of directors because of his finance and accounting expertise, managerial experience and knowledge of our industry.

H. McIntyre Gardner has served as a member of our board of directors since September 2011. Mr. Gardner retired in 2008 from Merrill Lynch & Co., Inc. as the Head of Americas Region and Global Bank Group, Global Private Client. Prior to joining Merrill Lynch in July 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a Nasdaq-listed personal care products manufacturer. Mr. Gardner has also been a member of the board of directors of Spirit Airlines, a Nasdaq-listed provider of passenger airline services, since 2010. Mr. Gardner received a bachelor of arts degree from Dartmouth College. Mr. Gardner was selected to serve as a member of our board of directors because of his financial management expertise, qualifications as a business executive and his prior experience as a director of both public and private companies.

Jordon Kruse has served as a member of our board of directors since September 2011, and served as a member of the board of directors of the Sponsor Holding Company since October 2010. Mr. Kruse is a Managing Director at Oaktree Capital Management, LP, a Los Angeles based institutional money manager. He is a member of Oaktree's Principal Fund, which focuses on investments in private equity and distressed debt for control and is responsible for the aviation, packaging, chemicals, building products and consumer apparel sectors. Prior to joining Oaktree in 2001, Mr. Kruse was an attorney at the law firm of Kirkland & Ellis LLP, which he joined in 1997. Mr. Kruse serves on the board of directors of Spirit Airlines, Inc., a Nasdaq-listed provider of passenger airline services, Dayton Superior Corporation, a manufacturer and distributor of products used in concrete construction, Chesapeake UK Holding Ltd, a supplier of specialty paperboard packaging products in Europe, Nordenia International AG, a manufacturer of plastic films and flexible packaging, BP Clothing LLC, an apparel company, Cyanco Corporation, a manufacturer of sodium cyanide used in the gold mining industry, and CF Group Inc., a commercial furniture company. Mr. Kruse received a bachelor of arts degree from the University of Virginia and a J.D. from Northwestern University. Mr. Kruse was selected to serve as a member of our board of directors because of his financial expertise, knowledge of our Company and his general business experience.

Jeffrey McCreary has served as a member of our board of directors since September 2011, and served as a member of the board of directors of the Sponsor Holding Company since January 2006. Mr. McCreary is an

Management

independent management consultant who retired in 2005 as a Senior Vice President for Texas Instruments. In this capacity he was responsible for Texas Instruments' sales and account management, field technical support and channel marketing strategies around the globe. Prior to joining Texas Instruments, Mr. McCreary held engineering and strategic marketing positions within the Bell System. Mr. McCreary received a bachelor of science degree in electrical engineering and an honorary doctorate of engineering from the Rose-Hulman Institute of Technology. Mr. McCreary currently serves on the board of Gennum Corporation, a Toronto Stock Exchange-listed provider of semiconductor products and intellectual property cores for consumer connectivity, enterprise, video broadcast and data communications applications. Mr. McCreary was selected to serve as a member of our board of directors because of his international experience in business, his background in engineering, and his extensive experience in the technology industry.

Eric Noeth has served as a member of our board of directors since September 2011, and served as a member of the board of directors of the Sponsor Holding Company since October 2010. Mr. Noeth has been a member of the technology-focused investment practice of TPG Capital, a private equity investment firm, since August 2009. Prior to joining TPG Capital, Mr. Noeth worked in Morgan Stanley's Investment Banking Division, where he focused on advising companies in the technology and telecom industries. Mr. Noeth joined Morgan Stanley in 2007 after receiving a bachelor's degree in business administration from Indiana University, where he graduated with honors. Mr. Noeth was selected to serve as a member of our board of directors because of his finance and banking background and experience in the technology industry.

Cassidy Traub has served as a member of our board of directors since September 2011. Mr. Traub is a Vice President at Oaktree Capital Management, LP, a Los Angeles based institutional money manager. He is a member of Oaktree's Principal Fund, which focuses on investments in private equity and distressed debt for control, and is responsible for the packaging, chemicals, technology and business services sectors. Prior to joining Oaktree in 2005, Mr. Traub was an investment banker at UBS Investment Bank, which he joined in 2003. Mr. Traub serves on the board of directors of Crimson Exploration Inc., a Nasdaq-listed energy company, Chesapeake UK Holding Ltd, a supplier of specialty paperboard packaging, and Cyanco Corporation, a manufacturer of sodium cyanide used in the gold mining industry. Mr. Traub received a bachelor of arts degree in economics from Princeton University. Mr. Traub was selected to serve as a member of our board of directors because of his financial expertise, knowledge of our Company and his general business experience.

COMPOSITION OF THE BOARD OF DIRECTORS

Controlled Company Exemption.    After the completion of this offering, the Sponsors and their affiliates will control a majority of the voting power of our outstanding ordinary shares (approximately         % if the underwriters do not exercise their option to purchase additional shares). In addition, at the completion of this offering, we will enter into a shareholders agreement with our Sponsors that will give each of TPG Capital and Oaktree the right to nominate representatives to our board of directors, and require all of our Sponsors to vote for the election of these nominees to our board of directors, so long as TPG Capital and Oaktree own specified percentages of our outstanding voting securities. See "Certain Relationships and Related Party Transactions—Agreements with Our Sponsors—Shareholders and Registration Rights Agreement". As a result, we are a "controlled company" within the meaning of the Nasdaq corporate governance standards. Under the Nasdaq rules, if more than 50% of the voting power of a listed company is held by an individual, group or another company, the listed company is a "controlled company" and may elect not to comply with certain Nasdaq corporate governance standards, including:

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the requirement that a majority of our board of directors consist of independent directors;

Management

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the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We have adopted charters for our audit, nominating and corporate governance and compensation committees, intend to conduct annual performance evaluations for these committees, and initially expect all of our committee members and a majority of our board of directors to be considered independent directors under the independence criteria of Nasdaq. All of our directors, except Mr. Sharpe, are considered independent directors. Although we intend to comply with these listing requirements whether or not we are a controlled company, there is no guarantee that we will not take advantage of the controlled company exemptions in the future. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Any director may be removed from office by our shareholders. Our Principal Sponsors are together the beneficial owners of a majority of our ordinary shares and will be able to unilaterally remove directors.

BOARD COMMITTEES

Prior to the consummation of this offering, we anticipate that our board of directors will establish an audit committee, a compensation committee and a corporate governance and nominating committee, as discussed below.

Audit Committee.    Our audit committee will be responsible for, among other things, making recommendations concerning the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our audit committee will be comprised of Messrs. Colvin (chairman), Gardner and McCreary, each of whom is a financial expert for purposes of the Nasdaq rules.

Compensation Committee.    The compensation committee will be primarily concerned with administering programs and policies regarding the compensation of executive officers and employee benefit plans. The committee is responsible for determining compensation of our executive officers and other employees and overseeing the administration of all employee benefit plans and programs. Our compensation committee will be comprised of Messrs. Gardner (chairman), Burns and Kruse.

Corporate Governance and Nominating Committee.    The corporate governance and nominating committee will be primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the shareholders and reviewing our corporate governance policies. The committee will be responsible for reviewing director compensation and benefits, overseeing the annual self-evaluations of our board of directors and making recommendations to the board concerning the structure and membership of the other board committees. Our corporate governance and nominating committee will be comprised of Messrs. McCreary (chairman), Noeth and Traub.

For so long as we are a controlled company within the meaning of the Nasdaq listing standards, each of TPG Capital and Oaktree have the right to designate one member to our compensation committee, and one

Management

member to our corporate governance and nominating committee. See "Certain Relationships and Related Party Transactions—Agreements with Our Sponsors-Shareholders and Registration Rights Agreement".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no compensation committee interlocks; no executive officer of ours serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving on our board of directors.

 Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This section explains the material elements of the compensation of our named executive officers:

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Raymond Sharpe, President and Chief Executive Officer

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F. Gordon Bitter, Executive Vice President and Chief Financial Officer

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Tarun Amla, Executive Vice President and Chief Technology Officer

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Robert Haskins, former President, Asia

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Mathew LaRont, President, Asia and Global Supply Chain Officer

How have compensation decisions historically been made?

Prior to this offering, we were a privately held company controlled by our Sponsors. Accordingly, we have not been subject to stock exchange listing or SEC rules, including those requiring that a majority of our board of directors be independent or regarding the formation and functioning of board committees, such as the compensation committee. Prior to this offering, the non-employee members of the Sponsor Holding Company's board of managers, which we refer to in this section as our board of directors, have functioned as a compensation committee and established our general compensation philosophy. The board of directors has annually reviewed and approved any changes in the compensation of our executives and granted options, restricted units and other awards.

Historically, our chief executive officer has made recommendations to our board of directors and has participated in discussions regarding executive compensation, but has not participated in any discussions or decisions regarding his own compensation. Members of our corporate finance, legal and human resources staffs have provided data and analyses to the board of directors at their request.

In late 2009, we engaged Mercer, a global human resources and financial services consulting firm, to conduct a market review of our executive compensation program. To analyze our executive compensation program, Mercer used two market references to compare our compensation practices for our executives to those in our market:

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Published Compensation Surveys:    Two private surveys regarding executive compensation in the high technology industry: the Mercer US Global Premium Executive Remuneration Suite and the Towers Watson Top Management Compensation Survey; and

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Select Peer Group:    Publicly available data for a competitive peer group of publicly traded companies in the electronic manufacturing industry of similar revenue size and market capitalization.

Our 2010 peer group consisted of the following companies:

–> Merix Corp*	–> H.B. Fuller	–> Mentor Graphics
–> Powerwave Technologies	–> RF Micro Devices	–> Rogers Corporation
–> SMART Modular Technologies	–> TTM Technologies	–> Viasystems Group*
–> Zebra Technologies

*
Effective February 16, 2010, Merix Corp merged with Viasystems Group.

Executive Compensation

  Mercer benchmarked each of the elements of our 2010 executive compensation, including base salaries, performance-based annual incentives and long-term equity incentive awards, against those of other executives in the selected peer group as well as the published compensation surveys and reported their findings to management. Our chief executive officer then presented the Mercer analysis to our board of directors. The Mercer analysis indicated that the base salaries and the target annual incentives for each of our named executive officers were generally below the market median. Additionally, the Mercer analysis indicated that our long-term equity incentive levels (when a 3-year average grant was assumed, as we have not typically provided annual equity grants) were below the 25th percentile.

  The Mercer US Global Premium Executive Remuneration Suite included data from 2,757 companies in approximately 52 major industry classifications, including high tech manufacturing. The Towers Watson Data Services: Survey Report on Top Management Compensation included data from 3,422 companies in a variety of industries, including high tech manufacturing. The Mercer and Towers Watson survey data was equally weighted.

  For each reviewed position, Mercer blended peer group data with the broader surveys, equally weighing the selected peer group and broader published compensation survey data. This blended data was used to benchmark base salaries, annual incentive and long-term incentive opportunities as well as total compensation.

  In 2010, we again engaged Mercer to conduct a market overview of our executive compensation program for 2011.

How is the compensation program likely to evolve after the offering?

  In 2011, immediately prior to the completion of this offering, we will reorganize as a Cayman Islands company, Isola Group Ltd., and both the Sponsor Holding Company and the Sponsor Limited Partnership will be liquidated. In connection with this offering, the board of directors of our Cayman Islands company, which we refer to in this section as our new board of directors, will establish a compensation committee that will be comprised of only certain members of the new board of directors. For additional information regarding the compensation committee of our new board of directors that will oversee our compensation program following the completion of this offering, see "Management—Board Committees." We expect that our compensation committee will meet several times per year to determine the components and levels of compensation and the appropriate performance metrics. While we expect that our post-offering compensation plans and programs will not significantly differ from our historical practices, there may be changes to some of our compensation practices as a public company, such as annual equity incentive awards, long-term equity incentive awards and changes in the metrics that we use to make annual cash incentive awards, to help motivate executive officers to achieve and exceed our business objectives, and to align the incentives of our officers with the long-term interests of our shareholders.

What types of equity compensation awards have historically been made, and how will our equity compensation practices change after the offering?

  Historically, our equity compensation awards granted to executive officers and other employees have been made through awards to purchase limited partner common units in the Sponsor Limited Partnership (the "partnership units"), as well as profits interests in the Sponsor Limited Partnership ("profits interest units"). Prior to completion of this offering, the Sponsor Limited Partnership owns 100% of our current Luxembourg Holding Company, and is wholly-owned by the Sponsor Holding Company.

  In 2004, following the acquisition of Isola by TPG Capital and certain of our other Sponsors, the Sponsor Limited Partnership established a "profits interest program" under which the Sponsor Limited Partnership granted profits interest units to certain of our senior executives, including Mr. Sharpe and Mr. Amla. The

Executive Compensation

  Sponsor Limited Partnership's profits interest program allows participants to share in the increase in value of Isola above certain valuation thresholds related to the purchase price paid for Isola in the 2004 acquisition (in this case, at 2x and 3x such price). The program was intended to provide an incentive to management to keep focused on our long-term value. The profits interest units vest after our Sponsors have received certain returns on their investment. All profits interest units are expected to be redeemed prior to the consummation of this offering.

  In 2004, the Sponsor Limited Partnership also established an option plan (the "2004 Option Plan") to permit grants of options to purchase partnership units ("options") to our executive management and other employees.

  In 2007, the Sponsor Limited Partnership established a restricted unit plan (the "2007 Restricted Unit Plan") to allow us to make grants of restricted partnership units ("restricted units"). A number of grants of these restricted units were made to key employees to provide an economic incentive for them to enhance the value of the Company and as a retention vehicle.

  In the fourth quarter of 2010, we issued additional equity interests in the Sponsor Holding Company to the lenders who participated in our mezzanine credit agreement. The issuance of these equity interests substantially diluted the value of the partnership units. This dilution also diminished the value of the outstanding options that had been previously granted under the 2004 Option Plan. As a result, the outstanding option grants provided little or no incentives to the recipients, particularly since there was no public market for our securities.

  To address this reduction in the value of the outstanding options, our board of directors authorized two new programs. The first program for eligible participants was the offer to either retain their existing options with the originally issued terms or surrender their options for $0.53 in cash for each vested option payable immediately as well as $0.53 for each unvested option payable upon completion of the unvested option's original service-based vesting condition.

  The second program was the opportunity to participate in a cash incentive plan. Under this plan, the Company would accrue 5% of each participant's annual base salary and pay out these accrued amounts to participants at the end of 2012 provided that we achieved certain financial objectives and that a liquidity event, such as the public offering of our securities, occurred prior to December 31, 2012. Eligible employees were required to surrender their outstanding options in order to participate in these programs; all eligible employees agreed to participate.

  A small number of our most senior executives, including our named executive officers, were not eligible to participate in these two programs. Rather, this group agreed to the cancellation of their prior option grants in exchange for new equity awards comprised of new option and restricted unit grants, both of which were issued on October 8, 2010. Both the new option and restricted unit grants vest ratably over three years on the anniversary date of the initial award, assuming continued employment with the Company and, with respect to the restricted units, provided that there has been either (i) a change in control, or (ii) an initial public offering of equity securities of the Company and that the participant may sell such securities in a public market free of any "market stand-off" or "lock-up" restrictions.

  In connection with the completion of this offering, our new Cayman Islands company, Isola Group Ltd., will establish a new long-term incentive plan that will allow our executive management to receive equity awards, such as stock options, restricted stock and restricted stock units for ordinary shares of Isola Group Ltd. Except for the profits interest units, which are expected to be redeemed prior to the consummation of this offering, all of the existing ownership interests and equity awards of executive management and other employees in the Sponsor Limited Partnership, including the options and restricted

Executive Compensation

  units, will, concurrent with this offering, be converted into equivalent ordinary shares and awards for ordinary shares, respectively, of Isola Group Ltd., which will be publicly traded.

COMPENSATION PROGRAMS AND PRACTICES FOR 2010

What were the objectives and principles of our named executive officers' compensation?

  Our philosophy is to fairly compensate all of our employees, including our named executive officers, for their specific contributions to our success. Compensation is designed to both motivate and retain employees taking into account both short-term and long-term considerations, all within the context of our ability to finance any compensation programs. We consider, among other things, our financial condition, compensation practices of our peer group companies and the market surveys provided by Mercer, and general economic trends (including their likely effects on our projected profitability and cash flows) in making compensation decisions.

  Our 2010 executive compensation program was designed to achieve the following objectives:

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Attract, motivate and retain the talented people needed to lead a complex, high-technology business.

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Motivate executives to make decisions and pursue opportunities that are aligned with the interests of our Sponsors but without exposing us to undue risks.

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Balance our financial performance and the executive's contributions to that success, including by making variable cash compensation comprise a greater percentage of overall cash compensation for more senior executives.

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Emphasize a greater component of cash compensation in our overall compensation package, given the limited equity pool approved by our Sponsors from which to make grants to executives.

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Increase earnings and cash flow to meet debt service requirements and to generate funds to finance growth by establishing Consolidated Adjusted EBITDA (as defined under our senior secured credit agreement) targets to determine annual cash incentive awards.

What were the components of our named executive officers' 2010 compensation program and how did they reflect the objectives and principles described above?

  The principal components of our named executive officers' compensation program in 2010 were as follows:

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Base Salary.    This element provides a fixed component of compensation that is not tied to our financial or operational performance. Base salary offers regular compensation for the fulfillment of regularly assigned duties and responsibilities. Although salaries are typically reviewed each year, there are no assurances of annual increases.

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Annual Cash Incentive.    Our variable incentive compensation plan ("Bonus Plan") rewards executives for meeting or exceeding Consolidated Adjusted EBITDA (as defined under our senior secured credit agreement) targets tied to our financial plan for the year. The opportunity to earn a substantial cash award under the Bonus Plan places a significant percentage of total cash compensation "at risk" and dependent on achieving our annual earnings and cash flow objectives. Our board of directors looked at the selected peer group data and the market surveys provided by Mercer to determine the allocation between short-term cash incentives, including Bonus Plan awards, which are based on the current year's financial performance, and longer-term equity incentives for our executives. The variable portions of our executive compensation packages are designed to motivate our executives to pursue present opportunities that are aligned with the Company's long-term interests while not encouraging undue risk taking.

Executive Compensation

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Long-term Equity Incentives.    A substantial part of compensation which is also "at risk" is longer-term equity based compensation in the form of options, restricted units and profits interest units in the Sponsor Limited Partnership. The incentive to participants in these arrangements is not only related to our financial performance, but also to our ability to establish a market for our equity securities, either through a public offering of our securities or other liquidity event. Executives have typically been awarded one-time grants at or close to their date of hire. However, as previously discussed, when we refinanced our first-and second-lien credit facilities in the fourth quarter of 2010, we cancelled most of these outstanding options, which were then under water, and made new grants of options and restricted units to certain executive officers. All other holders of canceled options became participants in a long-term cash incentive plan.

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Employment and Change of Control Agreements.    We have employment agreements with our executive officers that set forth severance and other arrangements following the executive's termination "without cause" or a change in control which results in the executive's separation from the Company. We believe these arrangements with our executive officers are appropriate to ensure they will not be distracted by personal considerations in the case of a potential acquisition of the Company or other strategic transaction.

  Our named executive officers are eligible to participate in our employee benefit plans on the same terms as our other employees. These benefits include a 401(k) plan, group health insurance and short- and long-term disability insurance. We do not have an active defined benefit retirement plan, although Mr. Amla is a vested participant in our former pension plan which was frozen on December 31, 2003 and former supplemental executive retirement plan, or SERP, which was frozen on January 31, 2009.

  We believe that the combination of these components of compensation achieves the objectives and follows the principles that our board of directors has established. In the following sections, we provide more detail about the various components of our 2010 compensation programs and their roles in achieving our objectives consistent with our principles.

How were base salaries determined?

  In fiscal 2009, base salaries for our named executive officers were maintained at the same level as the prior year due to the impact of the global recession on our business. Improving business conditions in fiscal 2010, however, afforded us an opportunity to make selective salary increases, effective January 2010. The following chart sets forth the increases in the base salaries of our named executive officers as well as the percentage change between fiscal 2009 and 2010:

				Percentage deviation in 2010 base salary from 2009 market data(1)
			Percentage change 2009/2010
Named executive officer	2009 Base salary	2010 Base salary		25th Percentile	Median	75th Percentile

Raymond Sharpe	$546,364	$546,364	0%	6.1%	-6.8%	-14.8%
F. Gordon Bitter	330,000	330,000	0%	25.5%	6.8%	-10.6%
Tarun Amla	255,000	285,000	11.8%	1.8%	-7.5%	-20.8%
Robert Haskins	250,000	275,000	10.0%	16.5%	-9.2%	-20.1%
Mathew LaRont	240,000	265,000	10.4%	18.3%	-10.5%	-20.4%

(1)
Market data from 2009 used to benchmark our named executive officers' 2010 base salaries was weighted evenly among companies in our selected peer group and companies in proprietary compensation surveys, with 50% of the market data deriving from our peer group and 50% from proprietary compensation surveys. For more information on our selected peer group and the proprietary compensation surveys used to benchmark our named executive officers, see "—Compensation Discussion and Analysis—How have compensation decisions historically been made?".

Executive Compensation

  Neither Mr. Sharpe nor Mr. Bitter received an increase in base salary in fiscal 2010, although each of their target awards under our Bonus Plan was increased. Our board of directors believed that Mr. Sharpe and Mr. Bitter should have more compensation "at risk" during what was expected to be a turnaround year.

  The salary increases for Messrs. Amla, Haskins and LaRont were made in order to move their compensation closer to the market median, and, in the case of Mr. LaRont, to reflect his assumption of additional responsibilities for the supply chain function.

How was annual bonus compensation determined?

  Our board of directors established a Bonus Plan for fiscal 2010, in which our named executive officers and other executives participated. The award opportunities for each participant are expressed as a percentage of base salary. We chose Consolidated Adjusted EBITDA (as defined under our senior secured credit agreement) as the sole criterion to determine awards because of its emphasis on operational earnings and its ability to serve as a proxy for "cash flow". Achieving a certain level of Consolidated Adjusted EBITDA is also an element of a key covenant of our principal credit agreements, so its use as the criterion for the 2010 Bonus Plan aligns the interest of our executives with the corporate objective of ensuring compliance with these agreements.

  Consolidated Adjusted EBITDA (as defined under our senior secured credit agreement) is different than Adjusted EBITDA used elsewhere in this prospectus. Under our senior secured credit agreement, it includes additional add-backs to net income for certain pension costs and other taxes.

  The 2010 Bonus Plan had three target levels of Consolidated Adjusted EBITDA for determining bonus awards:

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a "threshold" level of Consolidated Adjusted EBITDA of $40.0 million for fiscal 2010, below which no bonus could be earned;

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a "target" level of Consolidated Adjusted EBITDA of $53.0 million for fiscal 2010, above which a bonus could be earned; and

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a "maximum" level of Consolidated Adjusted EBITDA of $65.0 million for fiscal 2010, beyond which no additional bonus could be earned.

  Each target level of Consolidated Adjusted EBITDA for fiscal 2010 was tied to our fiscal 2010 financial plan. Awards for attainment of Consolidated Adjusted EBITDA between the threshold and the target would have been determined by straight line interpolation, as was attainment of Consolidated Adjusted EBITDA between target and maximum.

  Actual Consolidated Adjusted EBITDA for fiscal 2010 was $89.7 million and well in excess of the $65.0 million maximum credited level of Consolidated Adjusted EBITDA achievement, so our named executive officers received the maximum bonuses achievable under the 2010 Bonus Plan in fiscal 2010. The chart below shows the bonus opportunity (expressed both as a dollar amount and as a percentage of base salary) at each level and the actual bonus amount and percentage of base salary that were paid to each named executive. For example, Mr. Sharpe received a bonus of $983,455, equal to 180% of his base salary. Had we only achieved the target level of Consolidated Adjusted EBITDA, his bonus would have been

Executive Compensation

  $491,728 (equal to 90% of his base salary). Had we only achieved the threshold level of Consolidated Adjusted EBITDA, Mr. Sharpe's bonus would have been $368,796 (equal to 67.5% of his base salary).

Named executive officer	Threshold	Target	Maximum	Actual

Raymond Sharpe	$368,796 (67.5)%	$491,728 (90)%	$983,455 (180)%	$983,455 (180)%
F. Gordon Bitter	160,875 (48.75)%	214,500 (65)%	429,000 (130)%	429,000 (130)%
Tarun Amla	106,875 (37.5)%	142,500 (50)%	285,000 (100)%	285,000 (100)%
Robert Haskins	103,125 (37.5)%	137,500 (50)%	275,000 (100)%	275,000 (100)%
Mathew LaRont	99,375 (37.5)%	132,500 (50)%	265,000 (100)%	265,000 (100)%

  Our named executive officers have a large percentage of their overall compensation at risk given they are instrumental to our overall success and have the greatest ability to impact our financial and operational results. This compensation allocation is consistent with executives at our peer group companies and the market surveys provided by Mercer.

  We do not have a policy to recover or "claw back" incentive compensation in an amount that exceeds the amount that would have been earned based on our actual financial performance determined after an accounting restatement due to material non-compliance with any financial reporting requirements of the securities laws. While we understand that legislative mandates will require such a policy in the future, we are waiting to see the final rules to be issued by the SEC before adopting a policy.

What types of long-term incentive compensation did the named executive officers receive?

  Historically, option grants have been made to executives and other management employees around the dates of their hire. We have also made grants of restricted units, profits interest units and options at other times as warranted by business conditions but have not done so on a consistent basis. Equity awards have been designed to align the incentives of our executives with the interests of our Sponsors and with our long-term success. Additionally, we believe that equity awards have enabled us to attract, motivate and retain executive talent.

  As previously discussed, in the fourth quarter of 2010, we cancelled substantially all grants of options under the 2004 Option Plan for participants, including our named executive officers. Our board of directors subsequently approved new equity-based compensation for a small group of our most senior executives, including our named executive officers, comprised of both options and restricted units, to strike a balance between equity grants that resulted in unit price appreciation (options) and grants that resulted in retention value (restricted units). Newly hired executives have received grants similar to those of the incumbent executives who agreed to the cancellation of earlier grants.

  The new option grants were made under the 2010 Option Plan and provide plan participants with non-qualified options to acquire partnership units. The option exercise price of the grants was $0.49 per partnership unit, which was slightly higher than the estimated value of the partnership units on the date of grant of $0.41 per partnership unit. The options have a 10-year term and are subject to a three-year ratable vesting schedule on the anniversary dates of the original grant.

Executive Compensation

  The new restricted unit grants were made under the 2010 Restricted Unit Plan. The estimated fair market value of the restricted units on the date of grant was $0.63 per partnership unit. The restricted units vest pursuant to a three-year ratable vesting schedule on the anniversary dates of the original grant, provided that there has been either (i) a change in control or (ii) an initial public offering of equity securities of the Company and that the participant may sell such securities in a public market free of any "market stand-off" or "lock-up" restrictions.

  The number of partnership units subject to each award was determined by our board of directors taking into account market surveys of equity grants conducted by Mercer, internal equity, and the size of the available equity pool. The equity grants for the named executive officers that were made in 2010 and the 2x and 3x profits interests that were granted to Mr. Sharpe and Mr. Amla in 2004 are reflected in the table below:

Name	Options (#)	Restricted units (#)	2X Profits interest units	3X Profits interest units

Raymond Sharpe	5,767,100	1,094,300	210,000	210,000
F. Gordon Bitter	1,537,900	465,100	—	—
Tarun Amla	1,252,500	458,400	10,000	10,000
Robert Haskins	1,200,000	400,000	—	—
Mathew LaRont	1,200,000	400,000	—	—

Do the named executive officers receive perquisites?

  To facilitate the attraction and retention of highly qualified executives, we provide our named executive officers with other specified benefits that we believe are limited and consistent with current market practices. We do not provide any tax gross-ups to our named executive officers. In 2010, all of our named executive officers were eligible for an executive physical and Mr. Sharpe and Mr. Haskins received supplemental life insurance.

  Under the terms of Mr. Sharpe's employment agreement, he receives an annual stipend of $35,000, which is paid in monthly installments, for a country club membership and a company car allowance.

  In 2010, Mr. Amla received an annual stipend of $12,000 for a company car allowance.

  Mr. Haskins, as an expatriate executive, received payments to cover housing, airfare for home leave for him and his family, automobile and other expenses, as well as tax equalization. We believe that these benefits are appropriate and in line with other similarly situated expatriate executives.

Do any of the components of our named executive officers' compensation provide benefits upon a termination of employment or a change in control?

  Our named executive officers have agreements that provide for severance benefits for specific involuntary terminations of employment, including termination "without cause" or in the event of a change of control. The terms and estimated amounts of these benefits are described below under "Potential Payments upon Involuntary Termination without Cause before a Change in Control" and "Potential Payments upon Involuntary Termination without Cause or by Executive for Good Reason after a Change in Control". Under the terms of the 2010 Option Plan and the 2010 Restricted Unit Plan, our board of directors may accelerate the vesting of all unvested awards in the event of a change of control, in its sole discretion. For a discussion of the terms of our 2011 Equity Incentive Plan see "Executive Compensation—Equity Incentive Plans". We believe these provisions are reasonable because the possibility of a change in control could cause uncertainty among our named executive officers and concern over potential loss of equity awards and therefore could result in their departure or distraction to the detriment of our Company and our

Executive Compensation

  shareholders. We believe the combination of severance and change in control arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize shareholder value.

Do we consider the tax impact of the compensation that we provided?

  Section 162(m) of the Internal Revenue Code limits the tax deductibility by a public company of compensation in excess of $1 million paid to certain of its most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

  The limitations of Section 162(m) have not been applicable to us prior to this offering. Following this offering, our compensation committee will consider the tax impact of all compensation arrangements in light of our overall compensation philosophy and objectives. However, there may be circumstances in which our and our shareholders' interests are best served by providing compensation that is not fully deductible and our ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

ACTIONS TAKEN IN FISCAL 2011

  As a part of its annual review of executive compensation, our board of directors made the following adjustments to the base salaries of our named executive officers for fiscal 2011, all of which were effective as of January 2011.

			Percentage deviation from 2010 market data(1)
Named executive officer	2011 Base salary	Percentage increase	25th Percentile	Median	75th Percentile

Raymond Sharpe	$600,000	9.8%	9.3%	-4.5%	-15.5%
F. Gordon Bitter	340,000	3.0%	20.1%	1.2%	-14.6%
Tarun Amla	315,000	10.5%	7.9%	-6.8%	-24.6%
Robert Haskins	285,000	3.6%	16.3%	-1.7%	-22.3%
Mathew LaRont	275,000	3.8%	16.5%	-3.2%	-20.5%

(1)
Market data from 2010 used to benchmark our named executive officers' 2011 base salaries was weighted evenly among companies in our selected peer group and companies in proprietary compensation surveys, with 50% of the market data deriving from our peer group and 50% from proprietary compensation surveys. For more information on our selected peer group and the proprietary compensation surveys used to benchmark our named executive officers, see "—Compensation Discussion and Analysis—How have compensation decisions historically been made?".

Mr. Sharpe had not received a salary increase in two years, and his salary was well below the median for chief executive officers of comparable experience and tenure. Accordingly, his salary was increased from $546,364 to $600,000, an increase of 9.8%. Mr. Sharpe's salary remains below the market median.

Mr. Amla's salary was increased from $285,000 to $315,000, an increase of 10.5%. Mr. Amla's increase reflected an adjustment to move his salary closer to the market median and to compensate him for the elimination of a car allowance. Mr. Amla's salary remains below the market median.

Messrs. Bitter, Haskins and LaRont received salary increases of 3% to 4%, to provide cost of living adjustments comparable to those extended to non-executive employees in the United States.

Mr. Haskins resigned as an officer of Isola, effective May 16, 2011.

Executive Compensation

We also adopted a Bonus Plan for 2011 that is similar in structure to the 2010 Bonus Plan. It is based on Consolidated Adjusted EBITDA (as defined under our senior secured credit agreement) and is tied to our current operating plan. The threshold level of Consolidated Adjusted EBITDA achievement for 2011 exceeds the 2010 maximum credited level of Consolidated Adjusted EBITDA achievement, reflecting the compensation committee's desire to continue to make the plan goals challenging to achieve:

Performance level	Threshold	Target	Maximum

Payout Trigger	75% of plan	100% of plan	115% of plan
Payout (as % of target)	75%	100%	200%

In connection with this offering, we anticipate implementing an omnibus incentive compensation plan that would enable us to grant a range equity-based incentive awards, including stock options, restricted stock, restricted stock units and stock appreciation rights, the vesting criteria of which may be performance- or time-based. See "Executive Compensation—Equity Incentive Plans".

COMPENSATION RISK ASSESSMENT

Our new board of directors reviewed our compensation policies and practices for all employees and determined that our compensation policies and programs are not structured to be reasonably likely to have a material adverse effect on Isola. Our new board of directors believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, based on the following:

–>
our allocation of compensation between cash compensation and long-term equity compensation, combined with our typical three year vesting schedule (with vesting at a rate of 33 1/3% for each year of continued employment following the grant date), discourages short-term risk taking;

–>
our approach of goal setting, setting of targets with payouts at multiple levels of performance, capping the amount of our incentive payouts, and evaluation of performance results assist in mitigating excessive risk-taking;

–>
our compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking; and

–>
our business does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk).

Executive Compensation

 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to our named executive officers for fiscal 2010:

Name and principal position	Year(1)	Salary ($)	Bonus(2) ($)		Stock awards(3)(5) ($)	Option awards(4)(5) ($)	All other compensation ($)		Change in pension value and non-qualified deferred compensation earnings ($)		Total ($)

Raymond Sharpe President and Chief Executive Officer	2010	$556,871	$983,455		$689,409	$2,028,431	$45,882	(6)	$—		$4,304,048
F. Gordon Bitter Executive Vice President and Chief Financial Officer	2010	336,346	429,000		293,013	510,539	—		—		1,568,898
Tarun Amla Executive Vice President and Chief Technology Officer	2010	292,673	385,000	(7)	288,792	445,725	17,493	(8)	15,000	(9)	1,444,683
Robert Haskins Former President, Asia(10)	2010	287,319	275,000		252,000	398,100	305,204	(11)	—		1,517,623
Mathew LaRont President, Asia and Global Supply Chain Officer, former President, North America(12)	2010	269,115	265,000		252,000	434,900	5,504	(13)	—		1,226,519

(1)
The base salary amounts, Mr. Sharpe's stipend and Mr. Amla's car allowance reflect the fact that fiscal 2010 had 53 weeks.

(2)
Except as otherwise described in the footnote below, represents cash bonuses paid under our 2010 Bonus Plan, our annual cash incentive plan that rewarded our named executive officers for meeting or exceeding Consolidated Adjusted EBITDA targets tied to our 2010 financial plan.

(3)
Represents restricted limited partner common units in the Sponsor Limited Partnership.

(4)
Represents options to purchase limited partner common units in the Sponsor Limited Partnership.

(5)
The amounts shown reflect the incremental fair value of each new award granted to our named executive officers in the fourth quarter of 2010 under the 2010 Option Plan in exchange for the cancellation of each existing award held by our named executive officers in the fourth quarter of 2010 granted under the 2004 Option Plan, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements included in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(6)
Represents the aggregate value during 2010 of all perquisites provided to Mr. Sharpe. Under the terms of Mr. Sharpe's employment agreement, he receives an annual stipend of $35,673, which is paid in monthly installments, for a country club membership and a car allowance. Also includes life insurance premiums for Mr. Sharpe in the amount of $7,057 and matching contributions made by the Company to his 401(k) account in the amount of $3,152.

(7)
Represents (a) a bonus of $285,000 under our 2010 Bonus Plan; and (b) a one-time bonus of $100,000 paid to Mr. Amla in connection with expenses he incurred as a result of his relocation from Singapore to the United States.

(8)
Represents the aggregate value during 2010 of all perquisites provided to Mr. Amla which includes $12,231 for a car allowance and matching contributions made by the Company to his 401(k) account in the amount of $5,262.

Executive Compensation

(9)
Represents an increase of: (i) $4,000 in Mr. Amla's qualified pension value; and (ii) $11,000 in Mr. Amla's supplemental executive retirement plan.

(10)
Mr. Haskins resigned from the Company, effective May 16, 2011.

(11)
Represents the aggregate value during 2010 of all perquisites provided to Mr. Haskins, including: (i) $17,813 for a club membership; (ii) $180,325 for rent, utilities and other housing related expenses; (iii) overseas allowance of $70,152; (iv) $6,606 for tax preparation services; (v) $2,922 for life insurance premiums; and (vi) $27,386 in contributions to the Mandatory Provident Fund in Hong Kong.

(12)
Mr. LaRont served as President, North America and Global Supply Chain Officer during 2010. He currently serves as President, Asia and Global Supply Chain Officer.

(13)
Represents the aggregate value during 2010 of all perquisites provided to Mr. LaRont which includes matching contributions made by the Company to his 401(k) account in the amount of $5,504.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

  The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal 2010 as well as information regarding certain options granted in prior years under the 2004 Option Plan that were cancelled and exchanged for new options granted under the 2010 Option Plan. Disclosure on a separate line item is provided for each grant of an award made to and each repriced option held by a named executive officer. The information in this table supplements the dollar value of options and other awards set forth in the "Summary Compensation Table" by providing additional details about the awards.

Name	Grant date(1)	Number of stock awards(2) (#)	Number of securities underlying options(3) (#)	Exercise of base price of option awards ($/unit)(4)	Grant date fair value of stock and option awards

Raymond Sharpe	10/8/2010	1,094,300			$689,409
	10/8/2010		5,767,100	$0.49	2,028,431
F. Gordon Bitter	10/8/2010	465,100			293,013
	10/8/2010		1,537,900	0.49	510,539
Tarun Amla	10/8/2010	458,400			288,792
	10/8/2010		1,252,500	0.49	445,725
Robert Haskins(5)	10/8/2010	400,000			252,000
	10/8/2010		1,200,000	0.49	398,100
Mathew LaRont	10/8/2010	400,000			252,000
	10/8/2010		1,200,000	0.49	434,900

(1)
The general partner of the Sponsor Limited Partnership approved the grants of the option and restricted unit awards on September 30, 2010. The actual grants were made as of the dates set forth in the table.

(2)
Represents restricted limited partner common units in the Sponsor Limited Partnership.

(3)
Represents options to purchase limited partner common units in the Sponsor Limited Partnership.

(4)
Represents the exercise price following repricing of the options that occurred on October 8, 2010.

(5)
Mr. Haskins resigned from the Company, effective May 16, 2011.

Executive Compensation

 OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL 2010

  The following table provides information concerning unexercised option awards and stock awards that have not vested for each of our named executive officers as of January 1, 2011:

	Option awards(1)
	Number of securities underlying unexercised options (#) exercisable				Stock awards(2)
Name		Unexercisable (#)	Option exercise price ($)	Option expiration date	Number of stock awards held that have not vested (#)	Market value of stock awards held that have not yet vested ($)(3)

Raymond Sharpe	—	5,767,100	$0.49	10/8/2020	1,094,300	$842,611
F. Gordon Bitter	—	1,537,900	0.49	10/8/2020	465,100	358,127
Tarun Amla	—	1,252,500	0.49	10/8/2020	458,400	352,968
Robert Haskins(4)	—	1,200,000	0.49	10/8/2020	400,000	308,000
Mathew LaRont	—	1,200,000	0.49	10/8/2020	400,000	308,000

(1)
Represents options to purchase limited partner common units in the Sponsor Limited Partnership. Each of the option grants shown in the table vests over a period of three years in equal installments on the anniversary date of the grant (i.e., the first third of the grant vests on October 8, 2011, the second third of the grant vests on October 8, 2012 and the remaining third of the grant vests on October 8, 2013).

(2)
Represents restricted limited partner common units in the Sponsor Limited Partnership. Each of the restricted unit grants shown in the table vests over a period of three years in equal installments on the anniversary date of the grant (i.e., the first third of the grant vests on October 8, 2011, the second third of the grant vests on October 8, 2012 and the remaining third of the grant vests on October 8, 2013), provided that there has been either (i) a change in control or (ii) an initial public offering of equity securities of the Company and that the participant may sell such securities in a public market free of any "market stand-off" or "lock-up" restrictions.

(3)
Represents the estimated market value of the restricted limited partner common units in the Sponsor Limited Partnership as of January 1, 2011.

(4)
Mr. Haskins resigned from the Company, effective May 16, 2011.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers had any vested equity grants in fiscal 2010 and as a result, there were no exercises of grants.

PENSION BENEFITS

Name	Plan name(1)		Number of years of credited service		Present value of accumulated benefit ($)	Payments during last fiscal year ($)

Raymond Sharpe	—		—		—	—
F. Gordon Bitter	—		—		—	—
Tarun Amla(2)	Retirement Plan	(3)	4	(5)	$29,609	0
	SERP	(4)	5.1	(6)	141,000	0
Robert Haskins	—		—		—	—
Mathew LaRont	—		—		—	—

(1)
Pension benefits are provided to the named executive officer under the Isola USA Corp. Retirement Plan ("Retirement Plan") and the Supplement Executive Retirement Plan ("SERP").

(2)
Mr. Amla is the only named executive officer who participated in the Retirement Plan or the SERP.

Executive Compensation

(3)
The Retirement Plan was frozen on December 31, 2003.

(4)
The SERP was frozen on January 31, 2009.

(5)
Mr. Alma's credited service in the Retirement Plan began on January 4, 2000 (when he became a U.S.-based employee of the Company) and terminated on December 31, 2003 when the Retirement Plan was frozen.

(6)
Mr. Alma's credited service in the SERP began on January 1, 2004 (when the SERP was established) and terminated on January 31, 2009 when the SERP was frozen.

  The benefit formulas and assumptions used to calculate these estimates are as follows:

  The Retirement Plan is a defined benefit plan that was frozen on December 31, 2003. The benefit formula for the annual annuity payable at age 65 is 1.3% of final average earnings (based on the highest 60 consecutive months of the last 120 months prior to the freeze date of W-2 earnings, not greater than the Internal Revenue Code limit for each year) times years of service. The actuarial assumptions used to determine the present value are the funding assumptions used under the Pension Protection Act funding rules as of January 1, 2011 (for the value as of December 31, 2010) and as of January 1, 2010 (for the value as of December 31, 2009). Specifically, the interest rates are funding segment rates of 3.78% for the first five years, 6.31% for the next 15 years, and 6.57% for the years beyond 20 years and the IRS 2011 Static Mortality Table, and 5.03% for the first 5 years, 6.73% for the next 15 years, and 6.82% for the years beyond 20 years and the IRS 2010 Static Mortality Table, respectively.

  The SERP is a defined benefit plan that was frozen January 31, 2009. The benefit formula is the same as the Retirement Plan, without the Retirement Plan compensation and benefit limitations. Service is credited from January 1, 2004 through the date of the freeze, January 31, 2009. The actuarial assumptions used to determine the present value are the assumptions specified in the SERP, the 30-year Treasury rate as of November of the prior year and GAR 1994 Mortality. The interest rates used are 4.19% as of December 31, 2010 and 4.31% as of December 31, 2009.

  Mr. Alma participated in the Retirement Plan from January 4, 2000, the date on which he became a U.S.-based employee of the Company, to December 31, 2003 when the Retirement Plan was frozen. The Retirement Plan is a qualified retirement plan in which all Company employees were eligible to participate. In January 2004, the Company established the SERP to replace the benefits provided under the Retirement Plan, which had been frozen, and to supplement the benefits provided under the Company's 401(k) plan. Participation in the SERP was limited to management or highly compensated employees who were relocated in connection with the Company moving its headquarters from LaCrosse, Wisconsin to Chandler, Arizona in 2004.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  Raymond Sharpe.    We entered into an employment agreement with Raymond Sharpe, our President and Chief Executive Officer, on June 2, 2004, which was amended and restated as of August 11, 2008. If we terminate Mr. Sharpe's employment without cause, he is entitled to receive his base salary at the monthly rate in effect as of the date of termination for a period of eighteen months. If we terminate Mr. Sharpe's employment without cause or he resigns for good reason within two years following a change in control, then Mr. Sharpe is entitled to a lump sum payment equal to 1.5 times his annual base salary at the date of termination plus his target bonus. In addition, for the eighteen month period following the date of termination, he is entitled to continued medical benefits that he was receiving at the date of termination. We pay Mr. Sharpe an annual stipend of $35,000 for a country club membership and a car allowance. Mr. Sharpe's employment agreement also includes non-competition and non-solicitation covenants by Mr. Sharpe for a one-year period following termination of his employment with us for any reason.

Executive Compensation

  F. Gordon Bitter.    We entered into an employment agreement with Gordon Bitter, our Executive Vice President and Chief Financial Officer, on June 30, 2009. If we terminate Mr. Bitter's employment without cause or he resigns for good reason following a change in control, Mr. Bitter is entitled receive his current monthly base salary for a period of 12 months in accordance with our normal payroll practices. During the period in which he is receiving severance benefits from us, Mr. Bitter is eligible to continue to participate in the health and benefit coverage that is available to our employees. Mr. Bitter's employment agreement also includes non-competition and non-solicitation covenants by Mr. Bitter for a one-year period following termination of his employment with us for any reason.

  Tarun Amla.    We entered into a restated employment agreement with Tarun Amla, our Executive Vice President and Chief Technology Officer, on October 1, 2004. If we terminate Mr. Amla's employment at any time for any reason, he is entitled receive his current monthly base salary for a period of 12 months in accordance with our normal payroll practices. Mr. Amla's employment agreement also includes non-competition and non-solicitation covenants by Mr. Amla for a one-year period following termination of his employment with us for any reason.

  Robert Haskins.    We entered into an employment agreement with Robert Haskins, our former President, Asia, on November 17, 2004 and amended the agreement as of March 10, 2005, March 28, 2006 and May 27, 2008. On March 1, 2011, Mr. Haskins voluntarily resigned from his position with Isola, effective May 16, 2011. Under the terms of his employment agreement, Mr. Haskins received his current base salary paid in accordance with our usual payroll procedures up until the effective date of his resignation, and participated in the health and benefit coverage that are available to our employees. Mr. Haskins did not receive any other severance benefits from us in connection with his resignation.

  Mathew LaRont.    We entered into an employment agreement with Mathew LaRont, our President, Asia and Global Supply Chain Officer on April 30, 2007. If we terminate Mr. LaRont's employment without cause, Mr. LaRont is entitled receive his current monthly base salary for a period of 12 months in accordance with our normal payroll procedures. During the period in which he is receiving severance benefits from us, Mr. LaRont is eligible to continue to participate in the health and benefit coverage that is available to our employees. Mr. LaRont's employment agreement also includes non-competition and non-solicitation covenants by Mr. LaRont for a one-year period following termination of his employment with us for any reason.

POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE BEFORE A CHANGE IN CONTROL

  The table below quantifies the potential payouts to each of the named executive officers upon involuntary termination without cause before a change in control. The potential payouts assume (a) the employment

Executive Compensation

  agreements were effective as of the last business day of our fiscal 2010 year and (b) no change in control occurred on or before such date.

Name	Cash payment	Continuation of health & welfare benefits

Raymond Sharpe	$819,546	$15,101	(1)
F. Gordon Bitter	330,000	10,108	(2)
Tarun Amla	285,000	13,963	(2)
Robert Haskins	275,000	13,963	(2)
Mathew LaRont	265,000	13,963	(2)

(1)
Represents cost to provide continuation of health and dental benefits to Mr. Sharpe for a period of 18 months pursuant to the terms of his employment agreement.

(2)
Represents cost to provide continuation of health and dental benefits to the named executive officer for a period of 12 months pursuant to the terms of his employment agreement.

POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON AFTER A CHANGE IN CONTROL

The table below quantifies the potential payouts to each of the named executive officers upon termination for good reason after a change in control. The potential payouts assume that (a) the employment agreements were effective as of the last business day of our fiscal 2010 year and (b) a change in control occurred on or before such date.

Name	Cash payment	Restricted unit vesting(1)	Option vesting(2)	Continuation of health & welfare benefits

Raymond Sharpe	$1,311,274	$842,611	$1,614,788	$15,101	(3)
F. Gordon Bitter	330,000	358,127	430,612	10,108	(4)
Tarun Amla	285,000	352,968	350,700	13,963	(4)
Robert Haskins	275,000	308,000	336,000	13,963	(4)
Mathew LaRont	265,000	308,000	336,000	13,963	(4)

(1)
The amounts shown for each named executive officer are calculated by multiplying the number of unvested restricted unit awards for such named executive officer with respect to which the vesting would accelerate as a result of termination under the circumstances noted by the price of a partnership unit on the last business day of our fiscal 2010 year, which was $0.77. Unvested restricted unit awards are set forth in the Outstanding Equity Awards at Fiscal Year-End table.

(2)
The amounts shown for each named executive officer are calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of termination under the circumstances noted by the difference between the exercise price and the price of a partnership unit on the last business day of our fiscal 2010 year, which was $0.77. The number of shares subject to unvested stock options and exercise prices thereof are shown above in the Outstanding Equity Awards at Fiscal Year-End table.

(3)
Represents cost to provide continuation of health and dental benefits to Mr. Sharpe for a period of 18 months pursuant to the terms of his employment agreement.

(4)
Represents cost to provide continuation of health and dental benefits to the named executive officer for a period of 12 months pursuant to the terms of his employment agreement.

Executive Compensation

 EQUITY INCENTIVE PLANS

Our 2011 Equity Incentive Plan, or the 2011 Plan, was approved by the board of directors and pre-initial public offering shareholders of Isola Group Ltd., in                    2011. It is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of share options, share appreciation rights, restricted shares, restricted share units, performance shares and units, and other cash-based or share-based awards.

A total of             ordinary shares will be initially authorized and reserved for issuance under the 2011 Plan. This reserve will automatically increase on January 1, 2012 and each subsequent anniversary through 2021, by an amount equal to the smaller of (a) 3.0% of the number of ordinary shares issued and outstanding on the immediately preceding December 31, or (b) a lesser amount determined by the board.

Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2011 Plan and in outstanding awards to prevent dilution or enlargement of participants' rights in the event of a share split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2011 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of share appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2011 Plan.

The 2011 Plan is generally administered by the compensation committee of our board of directors. Subject to the provisions of the 2011 Plan, the committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. The compensation committee has the authority to construe and interpret the terms of the 2011 Plan and awards granted under it. The 2011 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2011 Plan.

The 2011 Plan authorizes the compensation committee, without further shareholder approval, to provide for the cancellation of underwater share options or share appreciation rights in exchange for new at-the-money options or other equity awards or a cash payment.

Awards may be granted under the 2011 Plan to our employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards are evidenced by a written agreement between us and the holder of the award and may include any of the following:

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Share Options. We may grant nonstatutory share options or incentive share options (as described in Section 422 of the United Stated Internal Revenue Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of ordinary shares at an exercise price per share determined by the administrator, which may not be less than the fair market value of an ordinary share on the date of grant.

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Share Appreciation Rights. A share appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our ordinary shares between the date of grant of the award and the date of its exercise. We may pay the appreciation in ordinary shares or in cash.

Executive Compensation

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Restricted Shares. The administrator may grant restricted share awards either as a bonus or as a purchase right at such price as the administrator determines. Restricted shares remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted shares will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

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Restricted Share Units. Restricted share units represent rights to receive ordinary shares (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of restricted share units have no voting rights or rights to receive cash dividends unless and until ordinary shares are issued in settlement of such awards. However, the administrator may grant restricted share units that entitle their holders to dividend equivalent rights.

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Performance Shares and Performance Units. Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in ordinary shares, while performance unit awards are rights denominated in currency. The administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2011 Plan, such as revenue, gross margin, net income or total shareholder return. To the extent earned, performance share and unit awards may be settled in cash or in ordinary shares. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until ordinary shares are issued in settlement of such awards.

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Cash-based Awards and Other Share-based Awards. The administrator may grant cash-based awards that specify a monetary payment or range of payments or other share-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or ordinary shares, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until our ordinary shares are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other share-based awards.

In the event of a change in control as described in the 2011 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2011 Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2011 Plan also authorizes the compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per ordinary share in the change in control transaction over the exercise price per share, if any, under the award.

The 2011 Plan will continue in effect until its terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2011 Plan at any time, provided that without shareholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive share options or effect any other change that would require shareholder approval under any applicable law or listing rule.

Executive Compensation

 DIRECTOR COMPENSATION

Historically, other than Jeffrey McCreary, we have not compensated our non-employee directors for their service on our board of directors. Upon his appointment to our board of directors in 2006, Mr. McCreary received 15,000 fully-vested partnership units. In addition, from January 2006 through September 2010, Mr. McCreary received an annual cash retainer of $16,000 and received a meeting fee of $4,000 for each board meeting that he attended and, effective October 2010, Mr. McCreary began receiving an annual cash retainer of $75,000, which is paid in quarterly installments, and stopped receiving a separate meeting fee. In 2011, as part of our efforts to attract and retain additional highly qualified individuals to our new board of directors, we adopted a director compensation policy that provides for cash and equity compensation to our non-employee directors.

The purpose of our non-employee director compensation policy is to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber directors who are not employees or officers. Under our policy, our non-employee directors who are not associated with our Sponsors are entitled to cash compensation as set forth below for 2011:

Board of directors	Annual cash retainer

Directors	$75,000

Board committees	Annual cash retainer

Audit Committee Chairperson	$15,000
Compensation Committee Chairperson	15,000
Nominating and Corporate Governance Committee Chairperson	5,000
Other Audit, Compensation and Nominating and Corporate Governance Committee Members	0

Meetings	Per meeting attendance fee

Board Meetings	$0
Board Committee Meetings	0

In addition, each unaffiliated non-employee director is also entitled to annual compensation of $25,000 in restricted shares, with the first share grant effective at the close of market on the day this offering is completed. These awards vest in equal installments on the first three anniversaries of the date of grant provided the director remains on our board of directors at such time, and are subject to the terms and conditions of our 2011 Equity Incentive Plan.

We also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

We do not pay any compensation for serving on our board of directors to any employee directors or any director that is employed by one of our Sponsors. Accordingly, Mr. Sharpe does not receive additional compensation for his services as a member of our board of directors.

Executive Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2010:

Non-employee Director Compensation Table—2010

Name	Fees earned or paid in cash(1)	Option awards(2)	All other compensation	Total

Kevin Burns	—	—	—	—
Donald Colvin	—	—	—	—
H. McIntyre Gardner	—	—	—	—
Jordon Kruse	—	—	—	—
Jeffrey McCreary	$62,750	—	—	$62,750
Eric Noeth	—	—	—	—
Cassidy Traub	—	—	—	—

(1)
Represents the annual retainer earned by the respective director in 2010.

(2)
Amount reflects the incremental fair value of options repriced in 2010 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation. For a discussion of the assumptions used in the valuations, see Note 9 to our consolidated financial statements included elsewhere in this prospectus.

DIRECTOR LIMITATION OF LIABILITY AND INDEMNIFICATION ARRANGEMENTS

Our articles of association provide for, in the absence of knowing or reckless breach of duty or fraud, the indemnification of our directors and officers against liabilities, actions, proceedings, claims, damages, costs or expenses incurred by reason of any act or failure to act in the discharge of such directors' or officers' duties.

We have also entered into indemnification agreements with each of our directors. These agreements provide that we will indemnify each of our directors to the fullest extent permitted by the laws of the Cayman Islands and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance to provide insurance coverage to our directors and officers for losses arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage shareholders from bringing a lawsuit against our directors in the future for any breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

 Principal Shareholders

Prior to this offering, a substantial amount of the investment in Isola is represented by convertible preferred certificates issued by Isola's current Luxembourg Holding Company to the Sponsor Limited Partnership, which is controlled by our Sponsors. Immediately prior to this offering, we will reorganize as Isola Group Ltd., a Cayman Islands company, and all of the outstanding securities of the Luxembourg Holding Company, including the common shares and these convertible preferred certificates will be effectively converted into ordinary shares of Isola Group Ltd., as described in "Concurrent Transactions—Corporate Reorganization" (the "Corporate Reorganization and Conversion").

The following table provides information concerning beneficial ownership of our ordinary shares after giving effect to the Corporate Reorganization and Conversion (1) as of immediately prior to the consummation of this offering, and (2) as adjusted to reflect the sale of ordinary shares in this offering, by:

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each shareholder, or group of affiliated shareholders, that owns more than 5% of the outstanding ordinary shares;

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each of our named executive officers;

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each of our directors; and

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all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned after giving effect to the Corporate Reorganization and Conversion based on (1)               ordinary shares outstanding immediately prior to the consummation of this offering and (2)              ordinary shares outstanding upon the completion of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Ordinary shares subject to options or other awards that are currently exercisable or exercisable within 60 days of                           , 2011 are deemed outstanding and beneficially owned by the person holding those options or other awards for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all of our ordinary shares shown as beneficially owned by them.

Ordinary shares beneficially owned
Percent
Name	Number	Before offering(1)		After offering(1)(2)

5% Shareholders
TPG Capital Funds(3) 301 Commerce Street, Suite 3300 Fort Worth, Texas 71602			%		%
OCM PF Laminates, L.P.(5) 333 S. Grand Ave., 28th Floor Los Angeles, CA90071

Principal Shareholders

Ordinary shares beneficially owned
Percent
Name	Number	Before offering(1)		After offering(1)(2)

Directors and Named Executive Officers
Raymond Sharpe(6)		*		*
F. Gordon Bitter(7)	—	*		*
Tarun Amla(8)	—	*		*
Mathew LaRont(9)	—	*		*
Robert Haskins(10)	—	*		*
Kevin Burns(4)
Eric Noeth(4)
Jordon Kruse(5)
Cass Traub(5)	—
Jeff McCreary(11)	—	*		*
Donald Colvin	—	—		—
McIntyre Gardner	—	—		—
All current directors and executive officers as a group (13 persons)			%		%

*
Denotes beneficial ownership of less than 1%.

(1)
Except as otherwise indicated herein, the address for each of the named beneficial owners is c/o Isola Group Ltd. 3100 W. Ray Road, Suite 301, Chandler, Arizona 85226.

(2)
Assumes that the underwriters' option to purchase additional shares has not been exercised.

(3)
Includes             ordinary shares of the Company held by TPG Partners IV-AIV, L.P., a Cayman Islands exempted limited partnership ("Partners IV"), and             ordinary shares of the Company held by T3 Hattrick II, L.P., a Cayman Islands exempted limited partnership ("Hattrick II" and, together with Partners IV, the "TPG Funds") (such shares, collectively, the "TPG Shares"). The general partner of Partners IV is TPG GenPar IV-AIV, L.P., a Cayman Islands exempted limited partnership, whose general partner is TPG GenPar IV-AIV Advisors, Inc., a Cayman Islands exempted company, whose sole shareholder is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. ("Group Advisors"). The general partner of Hattrick II is T3 GenPar II-AIV, L.P., a Cayman Islands exempted limited partnership, whose general partner is T3 Advisors II-AIV Inc., a Cayman Islands exempted company ("Advisors II"). David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and Advisors II. Messrs. Bonderman and Coulter may be deemed to have investment power and beneficial ownership with respect to the TPG Shares. The address of each of Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

In connection with the Corporate Restructuring and Conversion described above, immediately prior to the commencement of the offering, (1) TPG Hattrick IV, LLC was liquidated and the             ordinary shares of the Company that it held were contributed to Partners IV and (2) T3 Hattrick II, LLC was liquidated and the              ordinary shares of the Company that it held were contributed to Hattrick II.

(4)
Kevin Burns and Eric Noeth were appointed to the board of directors by TPG Capital, which is an affiliate of each of the TPG Funds. Mr. Burns is a Partner of TPG Capital, and Mr. Noeth is an Associate at TPG Capital. Neither Mr. Burns nor Mr. Noeth has voting or investment power over, and each disclaims beneficial ownership of, the securities held by the TPG Funds. The address of each of Messrs. Burns and Noeth is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(5)
Includes             ordinary shares held directly by OCM PF Laminates, L.P., Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David M. Kirchheimer and Kevin L. Clayton, whom we refer to collectively as the "Oaktree Management Group" because they are members of the executive committee of Oaktree Capital Group Holdings GP, LLC. Oaktree Capital Group Holdings GP, LLC is the general partner of Oaktree Capital Group Holdings, L.P. Oaktree Capital Group Holdings, L.P. is the holder of the majority of the voting units of Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is the managing member of Oaktree Holdings, LLC. Oaktree Holdings, LLC is the managing member of

Principal Shareholders

  OCM Holdings I, LLC. OCM Holdings I, LLC is the general partner of Oaktree Capital I, L.P. Oaktree Capital I, L.P. is the general partner of Oaktree Fund GP I, L.P. Oaktree Fund GP I, L.P. is the managing member of Oaktree Fund GP, LLC. Oaktree Fund GP, LLC is the general partner of OCM PF Laminates, L.P. As such, each such entity and each member of the Oaktree Management Group may be deemed to have voting and dispositive power over the ordinary shares held by OCM PF Laminates, L.P. Each such entity and each member of the Oaktree Management Group disclaims beneficial ownership of the ordinary shares of the Company except to the extent of any pecuniary interest therein.

  Each entity listed herein whose shares are beneficially owned by the Oaktree Management Group has a principal business address of: c/o Oaktree Capital Management, 333 S. Grand Avenue, Los Angeles, California 90071.

(6)
Includes             ordinary shares.

(7)
Includes             ordinary shares and             ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after                           , 2011.

(8)
Includes                           ordinary shares and             ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after                           , 2011.

(9)
Includes             ordinary shares and             ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after                           , 2011.

(10)
Includes                           ordinary shares.

(11)
Includes                           ordinary shares.

 Certain Relationships and Related Party Transactions

Since January 1, 2008, there has not been any transaction, nor is there any proposed transaction to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than (i) as set forth below or (ii) the compensation, employment and other agreements and transactions, which are described in "Management" and "Executive Compensation" elsewhere in this prospectus.

AGREEMENTS WITH OUR SPONSORS

TPG Capital Management Agreement

In January 2005, we entered into a management agreement with TPG Capital, pursuant to which TPG Capital provides financial, advisory and consulting services to us (the "TPG Capital Management Agreement"). These services include executive and management services; the design of our equity capital structure and assistance with analysis of our structure for tax purposes; identification, support and analysis of acquisitions and dispositions; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; and various human resource functions, including the identification and hiring of directors and executive officers. There are no minimum levels of service required to be provided pursuant to the TPG Capital Management Agreement.

The TPG Capital Management Agreement also includes customary indemnification provisions in favor of TPG Capital, and customary limitations of TPG Capital's liability for services rendered under the TPG Capital Management Agreement provided TPG Capital is not grossly negligent or engages in willful misconduct.

Pursuant to the TPG Capital Management Agreement we are required to pay TPG Capital an aggregate annual monitoring fee of $2.0 million, plus reasonable out-of-pocket expenses of up to $50,000 per year. These fees and expenses are payable on a quarterly basis. We accrued approximately $2.1 million of fees and expenses in each of 2008, 2009, and 2010, all of which were paid in full by 2011, and accrued approximately $1.0 million of fees and expenses in the six months ended July 2, 2011. Concurrently with the closing of this offering, the TPG Capital Management Agreement will be terminated, provided that we will remain obligated to pay TPG Capital an $8 million transaction fee plus approximately $1.0 million in accrued management fees and related expenses through such date.

Insulectro Distributor Agreement and Redfern Partners, LLC Option Agreement

On June 1, 2004, we entered into an exclusive distributor agreement with Insulectro, a privately held company based in California. Insulectro is owned, controlled and managed by Timothy and Donald Redfern, who are affiliated with Redfern Partners, LLC, one of our Sponsors.

Pursuant to this distributor agreement, Insulectro serves as our exclusive distributor across the United States and British Columbia, serving PCB fabricators in these regions. Under the distributor agreement, we reserve the right to provide direct sales coverage to certain customers, and may provide direct sales coverage to other customers serviced by Insulectro, provided that we give 60 days notice to Insulectro and pay a commission to Insulectro to compensate Insulectro for lost sales to such customers. Such commission decreases by 50% after 30 days and ceases entirely after 60 days. We are required to allocate capacity for Insulectro up to Insulectro's weekly purchase volume for the last three months or based on Insulectro's monthly forecast volume, whichever is less. Increases over capacity allocation will be jointly agreed upon by

Certain Relationships and Related Party Transactions

the parties. We may set and change prices by giving Insulectro 40 days prior notice. In certain situations, such as when new territories arise, we are required to invite all interested potential distributors to present proposals and evaluate such proposals on criteria that shall be shared with all interested parties prior to review of such proposals. The current term of the distributor agreement ends in June 2014. Either party may terminate the agreement if the other party is in uncured material breach upon 90 days prior written notice.

Insulectro was the Company's sixth largest customer for the six months ended July 2, 2011, and the fifth largest customer for fiscal 2010, 2009 and 2008. Receivables from Insulectro totaled $4.3 million as of July 2, 2011, $4.4 million as of January 1, 2011, $4.1 million as of December 26, 2009, and $5.2 million as of December 27, 2008.

Also on June 1, 2004, the Sponsor Holding Company granted Redfern Partners, LLC an option to purchase 1,500,000 units of the Sponsor Holding Company at an exercise price equal to the U.S. dollar equivalent of €2 per unit using the spot price for the euro at the close of business for the Federal Reserve Bank of New York on May 31, 2004 (the "Original Option"). In connection with the liquidation of the Sponsor Holding Company as part of the corporate reorganization occurring concurrently with this offering, the Original Option will be terminated and substituted with a fully-vested option to purchase             ordinary shares at an exercise price of $             per share.

Sponsor Limited Partnership Notes

As of December 29, 2007, we had two notes receivable due from and three notes payable due to the Sponsor Limited Partnership for funds associated with the purchase of the Company. The notes receivable totaled $7.5 million and the notes payable amounted to $5.4 million as of December 27, 2008. All of the notes bore interest at a rate of the annual average of the six-month EURIBOR plus 5% (9.7% as of December 27, 2008). On December 27, 2008, we entered into an arrangement to net the five notes together, which resulted in an amount due from the Sponsor Limited Partner of $2.3 million. The note receivable was due on May 31, 2009 and bore an interest rate of the annual average of the six-month EURIBOR plus 5%. The note receivable was paid in full to us by the Sponsor Limited Partnership on May 29, 2009.

Loan Agreement and Private Placements of Securities

On September 30, 2010, we entered into a senior secured credit agreement and a mezzanine credit agreement with various lenders, including certain of the Sponsors, and issued voting and non-voting units of the Sponsor Holding Company to certain of the Sponsors. For a description of the senior secured credit agreement and mezzanine credit agreement, and equity interests issued to the Sponsors, see "Management's Discussion and Analysis—Liquidity and Capital Resources". In addition, proceeds from this offering will be used to partially retire amounts outstanding under the senior secured credit agreement and mezzanine credit agreement. For more information, see "Use of Proceeds".

As of the end of fiscal 2010 and July 2, 2011, we had not made any principal payments under either the senior secured credit agreement or the mezzanine credit agreement. As of the end of fiscal 2010, we had made interest payments totaling $5.4 million under the senior secured credit agreement and $3.5 million under the mezzanine credit agreement. For the six months ended July 2, 2011, we had made interest payments totaling $10.6 million under the senior secured credit agreement and $7.2 million under the mezzanine credit agreement.

Shareholders and Registration Rights Agreement

We and certain of our Sponsors and shareholders will become parties to a shareholders and registration rights agreement that will become effective shortly before this offering. The shareholders and registration rights agreement covers matters of corporate governance and registration rights.

Certain Relationships and Related Party Transactions

Corporate Governance

The shareholders and registration rights agreement provides that so long as they hold at least 20% of our outstanding voting securities, each of TPG Capital and Oaktree may nominate two members of our board of directors; so long as they hold at least 10% of our outstanding voting securities, each of TPG Capital and Oaktree may nominate one member of our board of directors; and the parties to the shareholders and registration rights agreement will vote their ordinary shares to elect the persons so nominated to our board of directors. Messrs. Burns and Noeth were nominated by TPG Capital and Messrs. Kruse and Traub were nominated by Oaktree. The shareholders and registration rights agreement also provides that our board of directors shall consist of eight members including, in addition to the TPG Capital and Oaktree nominees, our CEO and three nominees who are not affiliated with TPG Capital or Oaktree and who meet the independence requirements of the Exchange Act and the national securities exchange on which our ordinary shares are listed. The number of independent directors shall be increased accordingly should there by a reduction in the number of nominees TPG Capital or Oaktree are entitled to pursuant to the shareholders and registration rights agreement.

Registration Rights

Subject to the terms and conditions of the shareholders and registration rights agreement, TPG Capital and Oaktree will have the right to request two long-form demand registrations, arising after the expiration of a 180-day lock-up period but prior to the time when the Company becomes eligible to use a registration statement on Form S-3, and two additional demand registrations on Form S-3 once the Company becomes eligible to use a registration statement on Form S-3. The other shareholders party to the shareholders and registration rights agreement may elect to participate in such registrations.

In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration on Form S-8 or S-4 or successor forms, for our own account, the parties to the shareholders and registration rights agreement, including TPG Capital and Oaktree, will have the opportunity to participate in such registrations. Expenses relating to these "incidental registrations" are required to be paid by us.

If an incidental registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us, second priority shall be given to the shareholders party to the shareholders and registration rights agreement who elect to participate in such registration, and third priority shall be given to all other of our ordinary shares requested to be sold by such shareholders.

Corporate Reorganization

Prior to the completion of this offering, we intend to undertake a corporate restructuring that will create a new holding company in the Cayman Islands that will wholly own our current Luxembourg Holding Company, and therefore indirectly own the various subsidiaries of the Isola Group. In connection with this corporate restructuring, both the Sponsor Limited Partnership and the Sponsor Holding Company will be liquidated. This will result in each of the Sponsors separately owning a number of our Cayman ordinary shares equivalent to their pro rata investments in Isola. Please see "Concurrent Transactions—Corporate Reorganization" for more information on our corporate restructuring.

Certain Relationships and Related Party Transactions

 TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Equity Interests in the Sponsor Holding Company and Sponsor Limited Partnership

Please see "Executive Compensation—Compensation Discussion and Analysis" and "Prospectus Summary—Concurrent Transactions" for information on equity interests held by current and former members of management.

Indemnification Arrangements

Please see "Executive Compensation—Director Limitation of Liability and Indemnification Arrangements" for information on our indemnification arrangements with our directors.

Executive Compensation and Employment Arrangements

Please see "Executive Compensation—Outstanding Equity Awards as of December 31, 2010" and "Executive Compensation—Employment Agreements and Change in Control Agreements" for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

As provided by our Audit Committee charter to be effective upon completion of this offering, our Audit Committee will be responsible for reviewing and approving related party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties. We do not currently have a written policy for the review and approval of transactions with related parties.

 Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our ordinary shares. Based on the number of shares outstanding at                            , 2011, upon completion of this offering, we will have an aggregate of                            million ordinary shares outstanding on a fully-diluted basis. All of the shares that we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below. The remaining                            million of our ordinary shares that are outstanding after this offering, or         % of our ordinary shares, assuming the underwriters exercise their option to purchase additional shares in full, will be restricted shares under the terms of the Securities Act. All of these shares are subject to lock-up agreements as described in "Underwriting". Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

SALES OF RESTRICTED SECURITIES

In general, under Rule 144 as currently in effect on the date of this prospectus, persons who became the beneficial owner of our ordinary shares prior to the completion of this offering may not sell their shares until the earlier of (i) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale; or (ii) a one-year holding period.

If the six-month holding period applies, then at its expiration, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of our ordinary shares provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period only a number of ordinary shares that does not exceed the greater of either of the following:

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1% of the number of our ordinary shares then outstanding, which will equal approximately                           shares immediately after this offering, based on the number of our ordinary shares outstanding as of                           ; or

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the average weekly trading volume of our ordinary shares on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

If the one-year holding period applies, then at its expiration, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of our ordinary shares without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above. Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

EFFECTS OF SALES OF SHARES

No predictions can be made as to the effect, if any, that sales of our ordinary shares from time to time, or the availability of our ordinary shares for future sale, may have on the market price for our ordinary shares. Sales of substantial amounts of ordinary shares, or the perception that such sales could occur, could adversely affect prevailing market prices for our ordinary shares and could impair our future ability to obtain capital through an offering of equity securities.

Shares Eligible for Future Sale

 REGISTRATION RIGHTS

Upon the closing of this offering, the Sponsors and their affiliates, which will indirectly hold an aggregate of                           of our ordinary shares, will have the right to require us to register their shares under the Securities Act under specified circumstances. After registration and sale pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. Please see "Certain Relationships and Related Party Transactions—Shareholders and Registration Rights Agreement" for additional information regarding these registration rights.

 Description of Share Capital

As of the date of this offering, our authorized share capital will consist of 100,000,000 ordinary shares, par value $0.0001 per share, and 25,000,000 undesignated preferred shares, par value $0.0001 per share. As of                           , 2011,                           ordinary shares were issued and outstanding and no shares of undesignated preferred shares were outstanding. An additional                           ordinary shares may be issued upon exercise of options under our stock option plan. The following summary description relating to our share capital does not purport to be complete and is qualified in its entirety by our memorandum and articles of association, copies of which are available as set forth in the section captioned "Where You Can Find More Information".

ORDINARY SHARES

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by our directors out of funds legally available therefor. We have not in the past paid and do not expect for the foreseeable future to pay, dividends on our ordinary shares. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up.

There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

PREFERRED SHARES

Pursuant to our articles of association to be in effect upon the completion of this offering, our board of directors will be authorized, without any action by our shareholders, to designate and issue preferred shares in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of our ordinary shares. It is not possible to state the actual effect of the issuance of any shares of preferred shares upon the rights of holders of our ordinary shares until the board of directors determines the specific rights of the holders of such preferred shares. However, the effects might include, among other things:

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impairing dividend rights of our ordinary shares;

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diluting the voting power of our ordinary shares;

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impairing the liquidation rights of our ordinary shares; and

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delaying or preventing a change of control of us without further action by our shareholders.

Upon the completion of this offering, no shares of our preferred shares will be outstanding, and we have no present plan to issue any of our preferred shares following this offering.

LIMITATIONS ON THE RIGHT TO OWN OR VOTE SHARES

As a Cayman Islands company, we may not hold our own shares as a shareholder, save for shares that are acquired and held as treasury shares. We may not exercise any voting or other rights in respect of treasury shares nor may any dividend be declared or paid or other distribution be made in respect of treasury shares.

Description of Share Capital

However, bonus shares may be issued in respect of treasury shares although they will, in turn, be treated as treasury shares.

LIMITATIONS ON TRANSFER OF SHARES

Our articles of association give our directors, at their discretion, the right to decline to register any transfers of shares that are not fully paid-up shares.

DISCLOSURE OF SHAREHOLDER OWNERSHIP

There are no provisions in our memorandum of association or articles of association governing the ownership threshold above which shareholder ownership must be disclosed by any shareholder.

CHANGES IN SHARE CAPITAL

We may, from time to time, by ordinary resolution passed by a majority of the votes cast by shareholders present at a shareholder meeting entitled to vote on such resolution, or passed by a written consent of shareholders holding not less than a majority of our shares outstanding for so long as we are a controlled company, increase our share capital by such sum, to be allocated among shares of such par value, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, liens, transfers, transmissions, forfeitures and otherwise as the shares in the original share capital. We may by ordinary resolution passed at a shareholder meeting by a majority of the votes cast by shareholders present at such meeting and entitled to vote on such resolution, or passed by a written consent of shareholders holding not less than a majority of our shares outstanding for so long as we are a controlled company:

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consolidate our share capital into shares of larger par value than our existing shares;

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sub-divide our share capital into shares of smaller par value;

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divide our shares into multiple classes; and

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cancel any shares which, at the date of the passing of the resolution, have not been issued and diminish the amount of the shares so cancelled.

We may by special resolution passed by at least two-thirds of the votes cast by shareholders present at a shareholder meeting and entitled to vote on such resolution, or passed by a unanimous written consent of such persons, reduce our share capital or any capital redemption reserve fund or other undistributable reserve in any manner authorized by law.

Description of Share Capital

 DIFFERENCES IN CORPORATE LAW

The Cayman Islands Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States (particularly Delaware) and their shareholders.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of incorporation Bylaws	Memorandum of association Articles of association
Duties of Directors

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation's employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe a fiduciary duty to the their respective companies to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

-->a duty to act in good faith in the best interests of the company;

-->a duty not to personally profit from opportunities that arise from the office of director;

-->a duty to avoid conflicts of interest; and

-->a duty to exercise powers for the purpose for which such powers were intended.

A director of a Cayman Islands company also owes the company a duty to act with skill and care. A director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience.

Description of Share Capital

	Delaware	Cayman Islands
Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Law of the Cayman Islands has no equivalent provision to Delaware law regarding the limitation of director's liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director's liability to the extent that the liability is a consequence of the director committing a crime or of the director's own fraud or dishonesty.

Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person's own fraud or dishonesty.

Description of Share Capital

	Delaware	Cayman Islands
Interested Directors

Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Our articles of association contain provisions that permit a director to vote on a transaction in which he or she is interested provided he or she discloses such interest to the board of directors. As under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital, change of name, authorization of a plan of merger or consolidation or voluntary winding up the company.

Description of Share Capital

	Delaware	Cayman Islands

The Companies Law of the Cayman Islands requires that a special resolution be passed by a majority of two-thirds (66.66%) or such higher majority as set forth in the articles of association, of shareholders voting at a general meeting, or by unanimous written consent of shareholders.

Under our articles of association, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Law of the Cayman Islands defines "special resolutions" only. A company's articles of association can therefore tailor the definition of "ordinary resolutions" as a whole, or with respect to specific provisions. Our articles of association provide that with respect to the election of directors, an ordinary resolution shall be passed by a plurality vote.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the articles of association.
Directors' Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Description of Share Capital

	Delaware	Cayman Islands
Nomination and Removal of Directors and Filling Vacancies on Board

Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association. Our articles of association provide that only shareholders that beneficially own more than 15% of our outstanding ordinary shares (unless the Exchange Act and proxy rules provide otherwise) and comply with our advance notice provisions may nominate directors. Our articles of association also provide that shareholders may only remove directors for cause and with a supermajority of two-thirds. This right to remove directors may not be used to remove directors nominated by our Principal Sponsors. Under our articles of association, vacancies on the board are generally filled by the vote of a majority of the directors elected or then in office, subject to the rights of our Principal Sponsors.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Cayman Islands companies law has recently been amended to simplify mergers and consolidations where two or more companies are being formed into a single entity. The new legislation makes a distinction between a "consolidation" and a "merger". In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Description of Share Capital

Delaware	Cayman Islands

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the new rules, a plan of merger or consolidation shall be authorised by each constituent company by way of (a) a special resolution of the members of each such constituent company; and (b) such other authorisation, if any, as may be specified in such constituent company's articles of association.

Shareholder approval is not required where a parent company registered in the Cayman Islands seeks to merge with one or more of its subsidiaries registered in the Cayman Islands ("vertical amalgamation") and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Description of Share Capital

Delaware	Cayman Islands

Creditors must be asked approve the merger although application can be made to the Grand Court of the Cayman Islands to proceed notwithstanding a dissenting creditor. Where a foreign company wishes to combine with a Cayman company, consent or approval to the transfer of any security interest granted by the foreign company to the resulting Cayman entity in the transaction is required, unless otherwise released or waived by the secured party. If the merger plan is approved, it is then filed with the Cayman Islands General Registry along with a declaration by a director of each company. The Registrar of Companies will then issue a certificate formalizing the merger or consolidation. The surviving entity remains active while the other company or companies are automatically dissolved. Unless the shares of such shareholder are publicly listed or quoted, dissenting shareholders in a merger or consolidation of this type are entitled to payment of the fair value of their shares if such shareholder provides a written objection before the vote.

Description of Share Capital

Delaware	Cayman Islands

Cayman companies may also be restructured or amalgamated under supervision of the Grand Court of the Cayman Islands by way of a "scheme of arrangement." This option is not used with any frequency because a business transaction can be achieved through other means, such as a share capital exchange, merger (as described above), asset acquisition or control, through contractual arrangements, of an operating business. In the event that a business transaction is sought pursuant to a scheme of arrangement it would require the approval of a majority, in number, of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court the view that the transaction ought not be approved, the Court can be expected to approve the arrangement if it satisfies itself that:

-->the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

-->the shareholders have been fairly represented at the meeting in question;

-->the arrangement is such as a businessman would reasonably approve; and

Description of Share Capital

Delaware	Cayman Islands

-->the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law of the Cayman Islands or that would amount to a "fraud on the minority" (a legal concept, different than "fraud" in the sense of dishonesty).

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Description of Share Capital

	Delaware	Cayman Islands
Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

The rights of shareholders under Cayman Islands law are not as extensive as those under Delaware law. Class actions and derivative actions are generally not available to shareholders under Cayman Islands laws and our Cayman Islands counsel is not aware of a significant number of such reported actions having been brought in Cayman Islands courts. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, the Cayman Islands courts would ordinarily be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company's name to remedy a wrong done to it where the act complained of is alleged to be beyond the company's corporate power or is illegal or would result in the violation of its memorandum of association or articles of association or where the individual rights of the plaintiff shareholder have been infringed or are about to be infringed. Furthermore, consideration would be given by the court to acts that are alleged to constitute a "fraud on the minority" or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorney's fees incurred in connection with such action.

Description of Share Capital

	Delaware	Cayman Islands
Inspection of Corporate Records

Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records of the company. However, these rights may be provided in the company's articles of association.

Shareholder Proposals	Unless provided in the corporation's certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.

The Companies Law of the Cayman Islands does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company's articles of association.

Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

The Companies Law of the Cayman Islands allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association.

Our articles of association authorize such written consents while we are a "controlled company", but we believe that the unanimity requirement will make this option impractical after the consummation of this offering. Written consents are not authorized if we are not a "controlled company".

Description of Share Capital

	Delaware	Cayman Islands
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

The Companies Law of the Cayman Islands does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Our articles of association allow shareholders holding a majority of our stock to call special meetings while we are a "controlled company"; thereafter, shareholders will be precluded from calling special meetings.

STOCK OPTION PLAN

For information on our 2011 Equity Incentive Plan, please see "Executive Compensation—Compensation Discussion and Analysis".

REGISTRATION RIGHTS

For information on our Sponsors' registration rights, please see "Certain Relationships and Related Party Transactions—Agreements with Our Sponsors".

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

Upon completion of this offering, we will have                           ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

LISTING

We intend to apply for the listing of our ordinary shares on the Nasdaq Global Market under the symbol "ISLA".

TRANSFER AGENT AND REGISTRAR

We intend to engage                           to serve as the transfer agent and registrar for our ordinary shares.

 Description of Indebtedness

OUR NEW CREDIT FACILITIES

In connection with this offering, we intend to enter into a new senior secured credit facility consisting of a $              million senior secured term loan with a $              million senior secured revolving credit facility. The proceeds of the new term loan will be used to repay the portion of the loans under our existing senior secured credit agreement that is not repaid with the proceeds of this offering. We expect the new senior secured credit facility to be completed substantially concurrently with the closing of this offering. Our entry into the new senior secured credit facility is conditioned on the completion of this offering.

We anticipate that the new senior secured credit facility will reduce our annual interest expense and subject us to less restrictive financial covenants.

OUR EXISTING CREDIT AGREEMENTS

Prior to the offering, our primary lending arrangements consist of a senior secured credit agreement and a mezzanine credit agreement, each entered into on September 30, 2010 with a syndicate of lenders, including certain of our Sponsors. The principal terms of each are described below.

Senior Secured Credit Agreement

Our senior secured credit agreement consists of a senior secured term loan of $210.0 million, the full amount of which was drawn at closing on September 30, 2010. The proceeds were used to refinance part of our then-existing first- and second-lien term loans and to provide for the ongoing working capital and other general corporate purposes of the Company. Loans under the senior secured agreement bear interest, at our option, at a rate per annum equal either to a base rate (that can be no less than 3%, plus 7%), or an adjusted Eurodollar rate (that can be no less than 2%, plus 8%). The term loan under the senior secured credit agreement was issued at a discount of $28.5 million on September 30, 2010. As of July 2, 2011 we had $210.0 million outstanding under the senior secured credit agreement, bearing interest at 10% per annum. The unamortized discount was $25.3 million, resulting in a net balance of $184.7 million. Loans under this agreement mature on September 30, 2015. The borrower under this agreement is our wholly-owned subsidiary, Isola USA Corp., and loans under the agreement are guaranteed by various Isola group subsidiaries.

The senior secured credit agreement requires us to maintain certain covenants that restrict our ability to operate our business, including, but not limited to, restrictions on the ability of the borrower and certain Isola group subsidiaries to (i) dispose of assets or stock; (ii) incur additional indebtedness and guarantee obligations; (iii) pay certain dividends; (iv) create liens on assets; (v) make investments, loans or advances; (vi) restrict distributions to the borrowers or guarantors from their subsidiaries; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; (ix) incur additional negative pledges; (x) incur capital expenditures; (xi) change our fiscal year or accounting practices or the lines of business in which we and our subsidiaries are involved; (xii) enter into sale-leaseback transactions; (xiii) prepay principal of, premium, or interest on, or redeem, purchase, retire, defease, or create a sinking fund or make a similar payment with respect to, any subordinated indebtedness and certain other debt; (xiv) change the conduct of business; (xv) conduct activities of any parent holding company; (xvi) amend our organizational documents; (xvii) cease to keep in full force and effect our corporate existence and all rights, franchises, licenses and permits material to our business; (xviii) not pay our taxes or certain claims when they are due; or (xix) allow insurance to expire.

Our senior secured credit agreement also requires us to meet certain financial covenants that change over time. Specifically, we are required to comply with an interest coverage ratio and a leverage ratio.

Description of Indebtedness

The interest coverage ratio is the ratio of Consolidated Adjusted EBITDA to consolidated interest expense for a rolling four-fiscal quarter period. At July 2, 2011 the required interest coverage ratio was at 1.75:1.00, and our actual ratio was 2.81:1.00. The required interest coverage ratio increases over time, to 2.00:1:00 effective March 31, 2012 and increasing to 2.25:1:00 effective December 28, 2013.

The leverage ratio is the ratio of consolidated total secured debt to Consolidated Adjusted EBITDA for a rolling four-fiscal quarter period. At July 2, 2011, the maximum allowed leverage ratio was at 3.35:1.00, and our actual leverage ratio was 2.19:1.00. The maximum leverage ratio decreases over time, to 3.25:1.00 effective December 31, 2012 and decreasing to 2.25:1.00 effective June 28, 2014.

The definition of Consolidated Adjusted EBITDA under the senior secured credit agreement differs from Adjusted EBITDA used elsewhere in the prospectus. Under our senior secured credit agreement, Consolidated Adjusted EBITDA includes additional add-backs to net income for certain pension costs and other costs, fees, taxes, losses, charges, write-offs, write-downs and expenses.

Mezzanine Credit Agreement

On September 30, 2010, we issued an initial principal amount of $175.0 million in unsecured term loans pursuant to our mezzanine credit agreement. The proceeds were used in part to refinance our then-existing first- and second-lien term debt, as well as to pay other fees and expenses related to the mezzanine credit agreement. The unsecured term loans issued pursuant to the mezzanine credit agreement are subordinate and junior to the prior payment in full of all principal, interest and other obligations owed under the secured term loans issued under our senior secured credit agreement. The unsecured term loans issued pursuant to the mezzanine credit agreement bear interest at a rate of 16% per annum, payable quarterly each March 31, June 30, September 30 and December 31 of each year until maturity, with half (8% per annum) payable in cash and the other half (8% per annum) payable by accreting such amount to the outstanding principal amount of the unsecured term loans. The unsecured term loans under the mezzanine credit agreement were issued at a discount of $70.4 million on September 30, 2010. As of July 2, 2011, we had principal of $185.7 million outstanding under the mezzanine credit agreement, which included $10.7 million of accreted PIK interest and a net discount of $66.2 million. The unamortized discount was $66.2 million resulting in a net balance of $119.5 million. Loans under this agreement mature on March 24, 2016. The borrower under the mezzanine credit agreement is our wholly-owned subsidiary Isola USA Corp., and its obligations are guaranteed by various Isola Group subsidiaries.

Our mezzanine credit agreement requires us to maintain certain financial and operating covenants that are substantially similar to the covenants governing our senior secured credit agreement.

Mandatory Prepayments.    We are required to pay down the loans under our senior credit agreement under certain circumstances, such as upon the issuance of equity securities (such as this offering) or the issuance of debt, the sale of assets or, commencing with the fiscal year ending December 31, 2011, upon the accumulation of "excess cash flow" as defined in the agreements, with 75% of the proceeds going to pay down the loans under our senior secured credit agreement. We are required to pay down all amounts outstanding under our mezzanine credit agreement upon the occurrence of a change in control. We intend to use the net proceeds from this offering and a portion of the proceeds from the term loan described above under "Our New Credit Facilities" to repay loans under these credit agreements in their entirety.

Concurrent Equity Issuance.    In connection with the unsecured term loans, the mezzanine lenders purchased equity interests in the Sponsor Holding Company for an aggregate purchase price of $57.7 million approximately equal to                           of our ordinary shares, and our Luxembourg Holding Company issued Class C convertible preferred certificates with an aggregate par value of 43.5 million euro. These Class C convertible preferred certificates were issued at an aggregate discount of 25.3 million euro. As of July 2, 2011, these Class C convertible preferred certificates had $62.3 million in outstanding principal and an unamortized discount balance of $36.7 million, resulting in a net balance of $26.5 million.

 Taxation

CAYMAN ISLANDS TAXATION

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of ordinary shares. Even though the Cayman Islands has no direct taxation, it has entered into some limited tax treaties with certain countries. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

(1)   that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)   that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of twenty years from                           .

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of ordinary shares issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. The discussion applies to U.S. Holders (as defined below) who hold our ordinary shares as capital assets for tax purposes and it does not describe all of the tax consequences that may be relevant to holders subject to special rules, such as:

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certain financial institutions;

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insurance companies;

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dealers and traders in securities or foreign currencies;

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persons holding ordinary shares as part of a hedge, straddle, conversion transaction or other integrated transaction;

–>
persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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regulated investment companies;

–>
real estate investment trusts;

–>
tax-exempt organizations; or

–>
persons holding ordinary shares that own or are deemed to own ten percent or more of our stock as measured by vote or value.

This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Please consult your

Taxation

own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ordinary shares in your particular circumstances.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner in the partnership or other entity taxed as a partnership generally will depend on the status of the equity owner of such partnership or other entity taxed as a partnership and upon the activities of the partnership or other entity taxed as a partnership. Accordingly, if you are a partnership or other entity taxed as a partnership that holds our ordinary shares, or if you are an owner in such partnership or other entity taxed as a partnership, you are urged to consult your tax advisors regarding the specific U.S. federal income tax consequences of the ownership and disposition of our ordinary shares.

A U.S. Holder is a beneficial owner of ordinary shares that is, for U.S. federal tax purposes:

–>
an individual citizen or resident of the United States;

–>
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

–>
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

–>
a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

TAXATION OF DISTRIBUTIONS

Subject to the passive foreign investment company rules described below, distributions paid on ordinary shares will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to you as dividends. Subject to applicable limitations, dividends received by non-corporate U.S. Holders in taxable years beginning before January 1, 2013 will be taxable at a maximum rate of 15% provided that the U.S. Holder has held the shares for the required holding period set forth under the Internal Revenue Code. U.S. Holders should consult their own tax advisors regarding the implications of these rules in their particular circumstances. Distributions in excess of current and accumulated earnings and profits generally will be applied against and reduce your basis in our ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares as described below under the heading "Sale and Other Disposition of Ordinary Shares".

In general, dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Internal Revenue Code. Any dividends received will generally be treated as foreign-source dividend income to you.

SALE AND OTHER DISPOSITION OF ORDINARY SHARES

Subject to the passive foreign investment company rules described below, for U.S. federal income tax purposes, gain or loss you realize on the sale or other disposition of ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if you have held the ordinary shares for more than one year. The amount of your gain or loss will be equal to the difference between your tax basis in the ordinary shares disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to limitations. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Taxation

 PASSIVE FOREIGN INVESTMENT COMPANY RULES

We believe that we are not currently, and will not be considered in the future, a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes. However, since PFIC status depends upon the composition of a company's income and assets and the market value of its assets (including, among others, less than 25 percent owned equity investments) from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which you held our ordinary shares, certain adverse consequences could apply to you.

If we are treated as a PFIC for any taxable year, gain recognized by you on a sale or other disposition of an ordinary share would be allocated ratably over your holding period for the ordinary share. The amounts allocated to the taxable year of the sale or other exchange and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year. Further, to the extent that any distribution received by you in a taxable year exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or your holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. In addition, if we were to be treated as a PFIC for a taxable year in which we pay a dividend or for the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply. Certain elections may be available (described below) to U.S. Holders that may mitigate the adverse consequences resulting from PFIC status.

A U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election, provided that the ordinary shares are actively traded. We anticipate that the ordinary shares should qualify as being actively traded, but no assurances may be given in this regard. If a U.S. Holder of ordinary shares makes this election, the U.S. Holder of ordinary shares will generally (i) include as income for each taxable year the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as a loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.

A qualified electing fund election (a "QEF election") could also alleviate certain of the tax consequences referred to above. However, it is expected that the conditions necessary for making a QEF election will not apply in the case of our ordinary shares, because we do not expect to make available the information necessary for U.S. Holders to report income and certain losses in a manner consistent with the requirements for such elections.

If a U.S. Holder owns our ordinary shares during any taxable year that we are a PFIC, such U.S. Holder may be subject to certain reporting obligations with respect to our ordinary shares, including reporting on IRS Form 8621. In the case of a U.S. Holder that has held ordinary shares during any taxable year in respect of which we were classified as a PFIC and continued to hold such ordinary shares (or any portion thereof), and has not previously made a mark-to-market election, and that is now considering making a mark-to-market election for the first time, special tax rules may apply relating to purging the PFIC taint of such ordinary shares. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax

Taxation

consequences of purchasing, holding, and disposing ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to stock of a non-U.S. person, subject to certain exceptions (including an exception for stock held in custodial accounts maintained by a U.S. financial institution). U.S. Holders are urged to consult their tax advisors concerning the effect, if any, of this legislation on their ownership and disposition of ordinary shares.

 Underwriting

We are offering the shares of our ordinary shares described in this prospectus and the accompanying prospectus through the underwriters named below. UBS Securities LLC and Piper Jaffray & Co. are the joint book-running managers of this offering and the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase and we have agreed to sell to the underwriters, the number of ordinary shares listed next to its name in the following table.

Underwriters	Number of shares

UBS Securities LLC
Piper Jaffray & Co.
Needham & Company, LLC
Oppenheimer & Co. Inc.

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our ordinary shares are offered subject to a number of conditions, including:

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receipt and acceptance of our ordinary shares by the underwriters, and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of             additional ordinary shares. If the underwriters exercise their option in full, we will issue and sell up to             ordinary shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Sales of shares made outside the United States may be made by affiliates of the underwriters. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares from us.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             .

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors and certain holders of our outstanding ordinary shares, stock options and other equity awards that together hold at least         % of our outstanding ordinary shares have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our ordinary shares or securities convertible into or exchangeable or exercisable for our ordinary shares. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC, may, in its sole discretion, release some or all of the securities from these lock-up agreements.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET LISTING

Our ordinary shares are listed on the Nasdaq Global Market under the symbol "ISLA".

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ordinary shares, including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids; and

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syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ordinary shares while this offering is in progress. These transactions may also include making short sales of our ordinary shares, which involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be "covered

Underwriting

short sales", which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales", which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our ordinary shares. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

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the information set forth in this prospectus and otherwise available to representatives;

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our history and prospects and the history and prospects for the industry in which we compete;

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our past and present financial performance and an assessment of our management;

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our prospects for future earnings and the present state of our development;

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the general condition of the securities market at the time of this offering;

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the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

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other factors deemed relevant by the underwriters and us.

AFFILIATIONS

Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to the Company or its subsidiaries, for which they have in the past received, and may currently or in the future receive, customary fees and expenses.

Underwriting

 NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area.    In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

–>
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

–>
by the Bookrunners to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Bookrunners for any such offer; or

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in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in Australia.    This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering

Underwriting

memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong.    Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan.    Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan ("the Financial Instruments and Exchange Law") and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore.    This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Underwriting

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

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by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

–>
for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

–>
to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

–>
where no consideration is given for the transfer; or

–>
where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Notice to Prospective Investors in Switzerland.    The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in the United Kingdom.    This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)–(3) together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

 Validity of Ordinary Shares

Certain legal matters as to U.S. law in connection with this offering will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. The validity of the ordinary shares offered hereby and certain other matters will be passed upon for us by Appleby, Cayman Islands. Certain legal matters relating to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

Experts

The consolidated financial statements of Isola Group S.a.r.l. and Subsidiaries as of January 1, 2011 and December 26, 2009 and for each of the three years in the period ended January 1, 2011 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Such financial statements and financial statement schedules are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Isola Group Ltd. as of September 20, 2011 (its date of incorporation) included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our ordinary shares being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and our ordinary shares in the registration statement. You may read and copy the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains information that registrants, including us, file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC. Our website address is www.isola-group.com. The contents of our website are not part of this prospectus.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements of Isola Group S.a.r.l. and subsidiaries as of January 1, 2011 and December 26, 2009, and for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Stockholder's Deficiency and Comprehensive Income (Loss)	F-5
Consolidated Statements of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-9
Condensed Consolidated Financial Statements of Isola Group S.a.r.l. and subsidiaries as of July 2, 2011 and June 26, 2010, and for the Six Months Ended July 2, 2011 and June 26, 2010
Condensed Consolidated Balance Sheets (Unaudited)	F-56
Condensed Consolidated Statements of Operations (Unaudited)	F-57
Condensed Consolidated Statement of Stockholder's Deficiency and Comprehensive Loss (Unaudited)	F-58
Condensed Consolidated Statements of Cash Flows (Unaudited)	F-59
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-61
Balance Sheet of Isola Group Ltd. as of September 20, 2011
Report of Independent Registered Public Accounting Firm	F-85
Balance Sheet	F-86
Notes to Balance Sheet	F-87

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Isola Group, S.a.r.l. and subsidiaries
Chandler, Arizona

We have audited the accompanying consolidated balance sheets of Isola Group, S.a.r.l. and subsidiaries (the "Company") as of January 1, 2011 and December 26, 2009, and the related consolidated statements of operations, stockholder's deficiency and comprehensive income (loss), and cash flows for the years ended January 1, 2011, December 26, 2009, and December 27, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Isola Group, S.a.r.l. and subsidiaries as of January 1, 2011 and December 26, 2009, and the results of their operations and their cash flows for the years ended January 1, 2011, December 26, 2009, and December 27, 2008, in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
September 23, 2011

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

As of January 1, 2011 and December 26, 2009

	January 1, 2011	December 26, 2009

	(In thousands, except for share data)
ASSETS
CURRENT ASSETS:
Cash	$36,733	$38,932
Restricted cash	5,461
Accounts receivable—net of allowance for doubtful accounts of $3,896 and $3,823 at January 1, 2011 and December 26, 2009, respectively	103,489	95,326
Other receivables	2,739	2,815
Inventories	45,066	36,595
Deferred tax assets	2,697	2,785
Prepaid expenses and other current assets	5,023	1,909

Total current assets	201,208	178,362
RESTRICTED CASH	1,886	9,678
PROPERTY, PLANT, AND EQUIPMENT—Net	139,597	142,940
INTANGIBLE ASSETS—Net	7,421	8,670
DEFERRED TAX ASSETS	7,747	8,583
DEBT ISSUANCE COSTS AND OTHER ASSETS	19,335	9,619

TOTAL ASSETS	$377,194	$357,852

LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$70,156	$72,965
Short-term debt and current portion—long-term debt	21,084	316,582
Accrued liabilities	38,964	82,809
Deferred tax liabilities	277	1,449
Other current liabilities	1,122	6,656

Total current liabilities	131,603	480,461
LONG-TERM DEBT—Net of current portion	292,079
CONVERTIBLE PREFERRED CERTIFICATES	199,136	176,595
CAPITAL LEASE OBLIGATIONS—Net of current portion	14,468	16,408
EMBEDDED DERIVATIVE	66,395	27,513
PENSION AND OTHER RETIREMENT BENEFITS	42,532	35,129
UNCERTAIN TAX POSITIONS AND OTHER LIABILITIES	23,446	19,615
DEFERRED TAX LIABILITIES	5,099	489

Total liabilities	774,758	756,210

COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDER'S DEFICIENCY:
Common stock, 25 Euro par value ($31)—500 shares authorized, issued, and outstanding	15	15
Additional paid-in capital	30,652	28,160
Accumulated deficit	(394,602)	(399,684)
Accumulated other comprehensive loss	(33,629)	(26,849)

Total stockholder's deficiency	(397,564)	(398,358)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY	$377,194	$357,852

See notes to consolidated financial statements.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

	January 1, 2011		December 26, 2009	December 27, 2008

	(In thousands, except for share and per share data)
REVENUES		$611,987	$416,140	$570,333
COST OF GOODS SOLD		467,751	330,584	487,052

GROSS PROFIT		144,236	85,556	83,281

OPERATING EXPENSES
Sales, general, and administrative		65,271	59,656	62,763
Research and development		9,532	9,244	10,663
Restructuring		4,782	18,129	7,692
Goodwill impairment				8,513

Total operating expenses		79,585	87,029	89,631

OPERATING INCOME / (LOSS)		64,651	(1,473)	(6,350)
OTHER INCOME—Net		2,020	224	2,768
EMBEDDED DERIVATIVE GAIN / (LOSS)		25,030	(27,513)	115,352
INTEREST EXPENSE		(72,134)	(54,620)	(58,478)
INTEREST INCOME		339	453	1,307
FOREIGN EXCHANGE GAIN / (LOSS)—Net		9,596	(2,116)	(341)

INCOME / (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES		29,502	(85,045)	54,258
PROVISION FOR INCOME TAXES		(24,420)	(6,504)	(6,804)

NET INCOME / (LOSS) FROM CONTINUING OPERATIONS		5,082	(91,549)	47,454
LOSS FROM DISCONTINUED OPERATIONS			(9,177)	(11,655)

NET INCOME / (LOSS)		$5,082	$(100,726)	$35,799

NET INCOME / (LOSS) PER COMMON SHARE
Continuing operations		$10.16	$(183.10)	$94.91
Discontinued operations		—	(18.35)	(23.31)

		$10.16	$(201.45)	$71.60

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING
Basic		500	500	500

Diluted		500	500	500

PRO FORMA NET INCOME / (LOSS) PER ORDINARY SHARE (unaudited)
Basic	$

Diluted	$

WEIGHTED AVERAGE NUMBER OF ORDINARY AND POTENTIAL ORDINARY SHARES USED IN COMPUTING PRO FORMA NET INCOME / (LOSS) PER SHARE (unaudited)
Basic

Diluted

See notes to consolidated financial statements.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY AND COMPREHENSIVE INCOME (LOSS)

For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

	Common stock		Additional paid-in capital		Accumulated other comprehensive loss	Total stockholder's deficiency
				Accumulated deficit
	Shares	Amount

	(In thousands, except for share data)
BALANCE—December 29, 2007	500	$15	$25,181	$(334,757)	$(14,892)	$(324,453)
Stock-based compensation			1,222			1,222
Comprehensive income:
Net income				35,799		35,799
Other comprehensive gain / (loss) after tax:
Foreign currency translation adjustment					5,349	5,349
Changes in unamortized benefit plan costs (including tax of $493)					(20,475)	(20,475)

Total comprehensive income						20,673

BALANCE—December 27, 2008	500	$15	$26,403	$(298,958)	$(30,018)	$(302,558)

(Continued)

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY AND COMPREHENSIVE INCOME (LOSS) (Continued)
For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

	Common stock		Additional paid-in capital		Accumulated other comprehensive loss	Total stockholder's deficiency
				Accumulated deficit
	Shares	Amount

	(In thousands, except for share data)
BALANCE—December 27, 2008	500	$15	$26,403	$(298,958)	$(30,018)	$(302,558)
Stock-based compensation			1,757			1,757
Comprehensive loss:
Net loss				(100,726)		(100,726)
Other comprehensive gain / (loss) after tax:
Foreign currency translation adjustment					(2,827)	(2,827)
Changes in unamortized benefit plan costs (including tax of $476)					5,996	5,996
Total comprehensive loss						(97,557)

BALANCE—December 26, 2009	500	$15	$28,160	$(399,684)	$(26,849)	$(398,358)

(Continued)

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY AND COMPREHENSIVE INCOME (LOSS) (Continued)
For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

	Common stock		Additional paid-in capital		Accumulated other comprehensive loss	Total stockholder's deficiency
				Accumulated deficit
	Shares	Amount

	(In thousands, except for share data)
BALANCE—December 26, 2009	500	$15	$28,160	$(399,684)	$(26,849)	$(398,358)
Capital contribution			577			577
Stock-based compensation			1,915			1,915
Comprehensive loss:
Net income				5,082		5,082
Other comprehensive gain / (loss) after tax:
Foreign currency translation adjustment					1,804	1,804
Changes in unamortized benefit plan costs (net of tax of $77)					(8,584)	(8,584)

Total comprehensive loss						(1,698)

BALANCE—January 1, 2011	500	$15	$30,652	$(394,602)	$(33,629)	$(397,564)

(Concluded)

See notes to consolidated financial statements.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

	January 1, 2011	December 26, 2009	December 27, 2008

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$5,082	$(100,726)	$35,799
Adjustments to reconcile net income / (loss) to cash used in operating activities:
Depreciation and amortization	16,937	19,837	23,772
Provision for doubtful accounts	87	588	6,710
Change in fair value of derivatives	(25,091)	26,392	(111,582)
Foreign currency translation	(12,087)	(2,772)	(1,995)
Impairment of property, plant and equipment		4,122	3,338
Impairment of goodwill			8,513
Deferred income taxes	4,896	(1,416)	(1,789)
Amortization and write-off of debt issuance costs	4,629		4,173
Accreted interest on notes to stockholder		(68)	(233)
Accreted interest on debt and amortization of discount	5,900
Accreted interest on convertible preferred certificates and amortization of discount	10,636	10,454	15,079
Stock-based compensation expense	2,219	1,757	1,222
Loss from disposal of discontinued operations		7,037
Gain on dispositions	(484)	(224)	(2,797)
Change in operating assets and liabilities:
Accounts receivable	(6,702)	(8,081)	33,288
Other receivables	44	13	(176)
Inventories	(9,006)	(1,099)	14,408
Prepaid expenses and other current assets	(450)	130	1,753
Debt issuance costs and other assets	(1,434)	1,390	1,420
Accounts payable	(3,711)	(17,254)	(39,541)
Accrued liabilities	(44,770)	42,688	(8,895)
Other current liabilities	56	5,384	5,495
Pension and other postretirement employee benefits	(1,122)	1,077	(949)
Uncertain tax positions and other liabilities	(977)	(4,328)	(3,850)

Net cash used in operating activities	(55,348)	(15,099)	(16,837)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from release of restricted cash	2,007	2,272	3,466
Payments for restricted cash		(3,396)	(821)
Payments for acquisition of property, plant, and equipment	(15,681)	(6,200)	(11,285)
Proceeds from dispositions	4,396	350	4,882

Net cash used in investing activities	(9,278)	(6,974)	(3,758)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from financing transactions (Note 4)	376,393
Proceeds from debt	16,951	30,703	77,138
Payments of debt	(312,926)	(45,092)	(66,338)
Payments of debt issuance costs	(19,215)		(3,329)
Proceeds from capital contributions	577
Proceeds from note receivable—stockholder		2,349
Payments of capital leases	(839)	(1,032)	(1,713)
Payments for surrendered options	(299)

Net cash provided by / (used in) financing activities	60,642	(13,072)	5,758

EFFECT OF EXCHANGE RATES ON CASH	1,785	(7)	357

NET DECREASE IN CASH	(2,199)	(35,152)	(14,480)
CASH—Beginning of year	38,932	74,084	88,564

CASH—End of year	$36,733	$38,932	$74,084

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments during the year for:
Interest	$94,999	$7,493	$29,499

Income taxes	$10,936	$8,378	$11,112

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING TRANSACTIONS—Acquisition of fixed assets with a corresponding increase in accounts payable	$1,270	$598	$1,049

See notes to consolidated financial statements.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business—Isola Group, S.a.r.l. (the "Company") is a holding company incorporated in Luxembourg whose subsidiaries manufacture and sell laminate products across Europe, Asia, and the United States of America. Corporate headquarters are located in Chandler, Arizona. The Company is a wholly owned subsidiary of TPG Hattrick Partners, L.P. ("TPG" or the "sole stockholder").

The Company and certain of its subsidiaries were incorporated by TPG. TPG is a U.S. based limited partnership that was originally funded through the cash investments of two private equity funds affiliated with TPG and Redfern Partners, which is an affiliate of Insulectro, one of the Company's largest customers (see Note 13).

Reorganization—On September 20, 2011, TPG formed a new company, Isola Group Ltd., in the Cayman Islands. Isola Group Ltd. has been authorized by its board of directors to file a registration statement with the Securities and Exchange Commission ("SEC") permitting it to sell its ordinary shares in an initial public offering ("IPO"). Prior to the IPO the Company will undergo a corporate reorganization that will include the following steps:

–>
all of the outstanding securities of the Company, including common shares and convertible preferred certificates, will be contributed by TPG to Isola Group Ltd., which will result in Isola Group Ltd. becoming our new holding company and the Company becoming a subsidiary of Isola Group Ltd.;

–>
TPG , and TPG's general partner, TPG Hattrick Holdco, LLC, will be liquidated and the ordinary shares of Isola Group Ltd. will be distributed to their investors; and

–>
all outstanding stock based awards associated with TPG will be terminated and replaced with new awards for ordinary shares of Isola Group Ltd. that have the same value and substantially the same terms.

Collectively we refer to the above transactions as the "Reorganization." The pro forma impact of the Reorganization is discussed further in Note 16 to the consolidated financial statements.

Basis of Presentation and Consolidation—The consolidated financial statements consist of the accounts of the Company and subsidiaries and reflect the Company's financial position as of January 1, 2011 and December 26, 2009, and results of operations and cash flows for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). All intercompany balances and transactions have been eliminated.

The Company operates and reports financial results on a fiscal year of 52 or 53 weeks. The 2010 fiscal year consisted of 53 weeks and ended on January 1, 2011. The 2009 and 2008 fiscal years consisted of 52 weeks and ended on December 26, 2009 and December 27, 2008, respectively.

Events that occurred after January 1, 2011 and through September 23, 2011, the date the financial statements were available to be issued, were considered in the preparation of these financial statements.

Use of Estimates and Assumptions—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Significant items subject to such

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

estimates and assumptions include, but are not limited to, the useful lives of fixed assets and definite lived intangible assets, allowances for doubtful accounts, the valuation of derivative instruments, the valuation of deferred tax assets, the initial and recurring valuation of certain assets acquired through business combinations (including goodwill and indefinite lived intangible assets), stock-based compensation, reserves for employee benefit obligations, income tax uncertainties and other contingencies. Actual results could differ from these estimates under different assumptions or conditions.

Foreign Currency Transactions and Translation—The Company's functional currency and reporting currency is the U.S. dollar. Gains and losses from foreign currency transactions are included in the consolidated statement of operations in the period they occur. Foreign currency transaction gains and losses, unrealized translation gains and losses associated with certain foreign subsidiaries with a U.S. dollar functional currency that maintain their books of record in a currency other than the U.S. dollar and unrealized translation gains and losses on short-term intercompany and operating receivables and payables denominated in a currency other than the functional currency are included in foreign exchange gains and losses in the consolidated statements of operations.

For the purposes of presenting consolidated financial statements, the assets and liabilities of the Company's foreign operations where the local currency is also the functional currency are translated into U.S. dollars using exchange rates prevailing at the end of each reporting period. Revenue and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized as foreign currency translation gains and losses in other comprehensive loss on the consolidated balance sheet.

Cash Equivalents and Restricted Cash—The Company considers all highly liquid debt investments with a maturity of three months or less when purchased to be cash equivalents. These investments are stated at cost, which approximates market value. Restricted cash represents bank balances pledged as collateral, primarily for an entrustment loan held by the Company's subsidiary in Dalian, China. The loan is denominated in Chinese Renminbi.

Accounts Receivable—The Company's accounts receivable are recorded at cost on the balance sheet, net of allowances. Credit is extended based on an evaluation of the customer's financial condition and, generally, collateral is not required. Credit risk associated with the Company's accounts receivable is mitigated by ongoing credit evaluations of customers and frequent contact with customers, especially the most significant, which enables the Company to monitor changes in its customers' business operations and respond accordingly. The Company estimates credit risk associated with accounts receivable by analyzing the creditworthiness of its customers based on past experience, changes in customer demand, as well as the general economy and the industry as a whole.

Allowance for Doubtful Accounts—The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, general and specific economic conditions, and local market conditions. The Company reviews its allowance for doubtful accounts monthly. Past due balances meeting certain criteria are reviewed individually for collectability. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The Company does not have any off-balance-sheet credit exposure related to its customers.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

Inventories—Inventories include the cost of materials, direct labor, and related manufacturing overhead and are stated at the lower of cost (computed using the first-in, first-out method) or market. The Company adjusts inventory for estimated obsolescence or excess quantities based upon assumptions about future demand and market conditions.

Property, Plant, and Equipment—Property, plant, and equipment obtained through acquisitions are recorded at fair value. All other property, plant, and equipment acquisitions are recorded at cost. Provisions for depreciation are calculated using the straight-line method over the following estimated useful lives of the assets:

Years

Buildings and improvements	15–40
Machinery and equipment	2–15

Assets held under capital leases are depreciated over their expected useful lives on the same basis as owned assets. If there is not reasonable certainty that the Company will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the lease term or its estimated useful life. Leasehold improvements are depreciated over the estimated useful life of the related asset, or over the term of the lease, whichever is shorter.

Assets Held for Sale—In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant, and Equipment ("ASC 360"), the Company classifies assets and liabilities as held for sale when management, having the authority to approve the action, commits to a plan to sell the asset, the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets, an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated, the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale within one year. The carrying value of the assets held for sale are then recorded at the lower of their carrying value or fair value, less costs to sell. The Company did not have any assets classified as held for sale as of January 1, 2011. Net assets held for sale as of December 26, 2009, consist of land and buildings in Tao Yuan, Taiwan, which total $3.7 million and are included in debt issuance costs and other assets in the consolidated balance sheet.

Long-lived Assets—The Company reviews long-lived assets such as property, plant, and equipment, and acquired intangible assets subject to amortization for impairment whenever events and circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, the Company estimates the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition, in accordance with ASC 360. If an asset were deemed impaired, the amount of the impairment loss would be calculated based on the excess of the carrying amount of the asset over the estimated fair value. Fair value is determined through various valuation techniques including discounted cash flow models, market comparables and other information, as considered necessary. Impairment losses are recorded to expense in the period in which they are identified. During fiscal years 2009 and 2008, the Company recorded $4.1 million and $3.3 million, respectively, in asset impairments associated with the closure of manufacturing facilities, which are included in the consolidated statement of operations in restructuring. The estimation of future cash flows requires significant estimates of factors that include future sales growth and gross margin performance. If the Company's sales growth, gross margin performance or other estimated operating results are not achieved at or above their forecasted level, the

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

carrying value of asset groups may prove to be unrecoverable and the Company may incur impairment charges in the future.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, was $1.3 million, $1.6 million, and $1.9 million, respectively.

Goodwill and Other Intangible Assets—The Company accounts for goodwill and other intangible assets with indefinite lives in accordance with ASC 350, Goodwill and Other Intangible Assets ("ASC 350"). Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination and is not subject to amortization. ASC 350 requires that goodwill be tested for impairment at least annually, or more often if warranted by events and changes in circumstances indicating that the carrying value may exceed its fair value, and written down to fair value if impaired. The Company's testing approach utilized a discounted cash flow analysis and comparative market multiples to determine each reporting unit's fair value for comparison to its carrying value. As the Company's carrying value exceeded its estimated fair value as of December 27, 2008, the Company applied the approach prescribed in ASC 350-20 for determining the impairment amount. The results of ASC 350 impairment testing in 2008 indicated that the Company's goodwill balance was impaired and as a consequence, the Company reduced its goodwill balance by $8.5 million. The noncash charge of $8.5 million was due primarily to a reduction in business related to the general decline of the global economy. The carrying value of goodwill was zero thereafter.

Debt Issuance Costs and Discounts—Debt issuance costs and discounts are capitalized and amortized over the term of the related debt using the effective interest method. Upon the extinguishment of the related debt, any unamortized debt issuance costs and discounts are immediately expensed. Unamortized debt issuance costs were $18.3 million and $3.7 million at January 1, 2011 and December 26, 2009, respectively, and are included in other assets in the consolidated balance sheets. In fiscal 2010 and 2008, the Company wrote off $2.8 million and $4.2 million of previously recorded deferred financing costs, respectively. Amortization of debt discounts are further discussed in Note 4.

Fair Value Measurements—The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis. Fair value is defined as the amount that would be received from selling an asset or the amount that would be paid to settle a liability in an orderly transaction between willing market participants in the primary or most advantageous market for that asset or liability.

The Company's financial instruments that are recognized and disclosed at fair value on a recurring basis are comprised primarily of derivative instruments, which include interest rate swaps and embedded derivative instruments. The Company accounts for derivative instruments in accordance with the provisions of ASC 815, Derivative Instruments and Hedging Activities ("ASC 815"). ASC 815 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. ASC 815 requires the Company to record derivatives at their fair value on the balance sheet. At January 1, 2011 and December 26, 2009, the Company had embedded derivatives in its Convertible Preferred Certificates (see Note 5) and in its senior secured credit agreement and mezzanine credit agreement (see Note 4). Changes in the fair value of these embedded derivatives are recorded in the consolidated statements of operations.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis, including property, plant, and equipment, goodwill, and intangibles assets. These assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. A description of the valuation methodologies used for assets and liabilities measured at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy, is included in each footnote with fair value measurement present.

The Company's principal financial instruments are cash, trade receivables, bank lines of credit, short-term bank debt, trade payables and other accrued liabilities, long-term debt, including convertible preferred certificates, and derivative instruments. With the exception of the Company's derivative instruments, which are recorded at fair value, and the Company's long-term debt and convertible preferred certificates, the carrying value of these financial instruments approximates fair value either because of the short maturities of these instruments, or because the interest rates are based upon variable reference rates.

The fair value of the Company's long-term debt is computed based upon interest rates of similar debt instruments. The Company engaged a third-party consultant to assist in the determination of the estimated fair value of the Company's long-term debt and Convertible Preferred Certificates. As the Company was in default with respect to its debt as of December 26, 2009, it was impractical to estimate its fair value at that time. See Note 5, Convertible Preferred Certificates, for a further discussion regarding the Company's process for estimating fair value with respect to the Convertible Preferred Certificates. The carrying amount and the fair value of the Company's long-term debt and convertible preferred certificates are as follows (in millions):

	January 1, 2011	December 26, 2009

Long-term debt:
Carrying amount	$292.1

Fair value	$331.8

Convertible preferred certificates:
Carrying amount	$199.1	$176.6

Fair value	$161.2	$82.3

Accounting for Income Taxes—The Company accounts for income taxes under the asset and liability method under ASC 740, Income Taxes ("ASC 740"), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax assets and liabilities in the period when tax rates or the provisions of the income tax laws are enacted.

Deferred tax assets are recorded to the extent these assets are more likely than not to be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

and recent financial operations. Valuation allowances are recognized to reduce deferred tax assets if it is determined to be more likely than not that all or some of the potential deferred assets will not be realized.

The Company follows ASC 740-10, Income Taxes ("ASC 740-10"), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized based on the technical merits when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of ASC 740-10 and in subsequent periods. This standard also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Pension Plans—The Company sponsors several pension plans that include qualified, noncontributory nonunion pension plans for certain salaried and hourly employees, and bargaining unit pension plans covering retirees and vested former employees of the Company. The Company uses a December 31 measurement date for its pension and other postretirement employee benefit plans. The U.S. pension plans were frozen and curtailed prior to the 2004 acquisition of the Company.

Revenue Recognition—Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectibility is reasonably assured; and (d) title and the risks and rewards of ownership have substantially transferred to the customer. For a majority of the Company's sales transactions, revenue is recognized upon shipment of the finished product. Some shipping terms require the goods to be received by the customer before title passes. In those instances, revenues are not recognized until the customer has received the goods. The Company's sales arrangements do not provide for post-shipment obligations.

Shipping and Handling Costs—The Company classifies shipping and handling costs as a part of cost of goods sold. Amounts billed to customers for shipping and handling costs are included in revenues.

Certain Risks and Concentrations—Cash is maintained with several financial institutions. Deposits held with banks can exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk. The Company maintains its primary cash accounts with established banking institutions around the world. The Company estimates that approximately $25.4 million of these deposits were not insured by the Federal Deposit Insurance Corporation or similar entities outside of the United States as of January 1, 2011.

The Company sells a significant amount of its products through intermediaries, such as distributors. Revenue from sales to distributors represented 10.4%, 10.1%, and 9.9% of total revenues for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. If one of the Company's significant distributors terminates its distribution agreement, the Company could experience a significant interruption in the distribution of its products.

Concentration of credit risk with respect to the Company's trade receivables is limited by an ongoing credit evaluation process and the geographical dispersion of sales transactions. Collateral is generally not required

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

from the Company's customers. The allowance for doubtful accounts is based upon the expected collectability of all trade receivables. The Company had two customers that accounted for 27.6% of the outstanding receivables at January 1, 2011, and two customers that accounted for 28.8% of the outstanding trade receivables at December 26, 2009. The Company also had one customer that accounted for 12.8%, 11.9%, and 14.9% of revenues for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively.

Contingencies—The Company is subject to a range of claims, lawsuits and administrative proceedings that arise in the ordinary course of business. The Company accrues a liability and charges expense on the statement of operations for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated, in accordance with the recognition criteria of ASC Topic 450, Contingencies ("ASC 450"). Estimating liabilities and costs associated with these matters requires significant judgment and assessment based upon the professional knowledge and experience of management and its legal counsel.

Stock-based Compensation—Effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation to employees in accordance with ASC 718, Compensation—Stock Compensation ("ASC 718"). Under the fair value recognition provisions of ASC 718, the Company recognizes stock-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. The fair value method requires companies to estimate the fair value of stock-based payment awards on the grant date using an option pricing model. The Company adopted the fair value method using the prospective method which requires nonpublic entities that used the minimum value method for either pro forma or financial statement recognition purposes to apply the fair value method to stock-based awards issued on and after the date of adoption. Prior to the adoption of the fair value method, the Company accounted for stock-based compensation using the minimum-value method for financial statement recognition purposes. For awards that have not yet vested but were granted prior to the adoption of the fair value method, the Company continues to recognize stock-based compensation expense under the minimum value method. In addition, the Company continues to amortize any stock-based compensation from awards granted prior to January 1, 2006 and stock-based compensation from awards granted or modified after January 1, 2006 on a straight-line basis over the service period. The Company has elected to use the "with and without" approach in determining the order in which tax attributes are utilized. As a result, the Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, the Company incurred stock-based compensation expense of $2.2 million, $1.8 million, and $1.2 million, respectively. The Company's stock-based compensation awards are more fully described in Note 9.

Accumulated Other Comprehensive Loss—As of January 1, 2011, the Company's accumulated other comprehensive loss consisted of a cumulative foreign currency translation loss of $12.2 million, a cumulative loss related to foreign currency impact from changes in uncertain tax positions of $0.9 million, and a cumulative loss from unamortized benefit plan costs of $20.5 million, which is net of tax effect of $0.4 million. As of December 26, 2009, the Company's accumulated other comprehensive loss consisted of a cumulative foreign currency translation loss of $14.0 million, a cumulative loss related to foreign currency impact from changes in uncertain tax positions of $0.9 million, and a cumulative loss from unamortized benefit plan costs of $11.9 million, which is net of tax effect of $0.3 million.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

Recent Accounting Pronouncements—Changes to generally accepted accounting principles are established by the Financial Accounting Standards Board ("FASB") in the form of accounting standards updates ("ASU") to the FASB's Accounting Standards Codification.

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or not expected to have an immaterial impact on the Company's consolidated financial position and results of operations.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures About Fair Value Measurements ("ASU 2010-06"). ASU 2010-06 requires new disclosures regarding significant transfers in and out of Levels 1 and 2, as well as information about activity in Level 3 fair value measurements, including presenting information about purchases, sales, issuances and settlements on a gross versus a net basis in the Level 3 activity roll forward. In addition, ASU 2010-06 clarifies existing disclosures regarding input and valuation techniques, as well as the level of disaggregation for each class of assets and liabilities. ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to purchases, sales, issuances and settlements in the roll forward of Level 3 activity; those disclosures are effective for interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 in fiscal 2010 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

Standards Issued but Not Yet Effective—Other new pronouncements issued but not effective until after January 1, 2011 are not expected to have a material impact on the Company's consolidated financial statements.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

2. SELECTED CONSOLIDATED BALANCE SHEET DISCLOSURES

The following tables provide details of selected consolidated balance sheet items at January 1, 2011 and December 26, 2009 (in millions):

	January 1, 2011	December 26, 2009

Inventories:
Raw materials	$24.5	$13.5
Work in process	6.7	5.4
Finished goods	13.9	17.7

Total inventories	$45.1	$36.6

Property, plant, and equipment:
Land	$28.8	$29.6
Buildings and improvements	49.8	51.0
Machinery and equipment	143.8	137.2
Construction in progress	8.6	2.4

Total property, plant, and equipment	231.0	220.2
Less accumulated depreciation	91.4	77.3

Total property, plant, and equipment—net	$139.6	$142.9

Accrued liabilities:
Personnel related	$15.5	$14.3
Operating expenses	11.4	14.0
Tax	9.7	7.2
Management fees	1.0	2.0
Interest	0.5	44.7
Restructuring	0.2	0.4
Other	0.7	0.2

Total accrued liabilities	$39.0	$82.8

The Company capitalized interest expense incurred during the construction period for capital projects, primarily new machinery and equipment. Capitalized interest was $0.8 million and $0.3 million for the fiscal years ended January 1, 2011 and December 26, 2009, respectively. Capitalized interest is included in property, plant, and equipment in the consolidated balance sheets.

Depreciation expense for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, was approximately $15.6 million, $18.2 million, and $21.9 million, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

3. INTANGIBLE ASSETS

Intangible assets consist of the following (in millions):

		January 1, 2011
	Weighted average estimated useful life
		Gross amount	Accumulated amortization	Net amount

Patented Technology	10 years	$9.9	$(5.0)	$4.9
Customer Relationship	11 years	6.9	(4.7)	2.2
Trade Name	11 years	0.9	(0.6)	0.3

		$17.7	$(10.3)	$7.4

		December 26, 2009
	Weighted average estimated useful life
		Gross amount	Accumulated amortization	Net amount

Patented Technology	10 years	$9.9	$(4.1)	$5.8
Customer Relationship	11 years	6.9	(4.4)	2.5
Trade Name	11 years	0.9	(0.5)	0.4

		$17.7	$(9.0)	$8.7

The following is an expected amortization schedule for the intangible assets for fiscal year 2011 through fiscal year 2015 (in millions):

Fiscal years ending

2011	$1.2
2012	1.2
2013	1.2
2014	1.2
2015	0.8

Amortization expense attributed to intangible assets was $1.3 million, $1.6 million, and $1.9 million for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Amortization is included in sales, general, and administrative expense on the consolidated statements of operations. The Company found no indication of impairment of its intangible assets in fiscal years 2010, 2009, or 2008.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

4. DEBT

Debt at January 1, 2011 and December 26, 2009 consists of the following (in millions):

	January 1, 2011	December 26, 2009

Senior notes payable under senior secured credit agreement—secured, related party—net of unamortized discount of $27.5 million	$182.5	$—
Subordinated notes payable under mezzanine credit agreement—unsecured, related party—net of unamortized discount of $69.0 million	109.6
First-lien credit facility—term loan		169.1
First-lien credit facility—line of credit		31.9
Second-lien credit facility—term loan		95.0
Other debt—unsecured	15.6	15.3
Entrustment loan	5.5	5.3

Total debt outstanding	313.2	316.6
Current portion of long-term debt	(21.1)	(316.6)

Total long-term debt	$292.1	$—

The Company is required to make debt service payments under the terms of its debt arrangements. The obligated debt principal payments for 2011 are $21.1 million. Future obligated debt principal payments are $210.0 million in 2015 and $178.6 million in 2016.

In December 2006, the Company's subsidiary, Isola USA Corp., entered into two credit facilities for an aggregate amount of $325.0 million, which consisted of two term notes and a revolving line of credit. The credit agreements were co-arranged through UBS Securities LLC and Goldman Sachs Credit Partners L.P.

The first-lien credit facility was for an aggregate amount of $230.0 million, which consisted of a $190.0 million term loan and a $40.0 million revolving line of credit. There was an outstanding balance of $169.1 million against the term loan as of December 26, 2009. The loan was for a period of six years and called for quarterly principal payments of $0.5 million unless prepayments were made to reduce such scheduled payments. The Company was obligated to make prepayments against the note for 75% of annual excess cash flow as defined in the agreement. No payments were made in fiscal 2009 due to the event of default, which is discussed more fully later in this footnote.

The Company made elections as to the interest period term which could be one, two, three, or six months (or, if each affected lender so agreed, nine or 12 months) and interest rates varied based upon the loan type, which were defined as a Eurodollar (LIBOR) Loan or an Alternate Base Rate (ABR) Loan. The rates were also dependent upon the leverage ratio of the Company.

Effective August 2008, the Company amended the first-lien credit facility due to the fact that the Company exceeded the maximum leverage ratio covenant of the first-lien credit facility. The principal changes embodied in the amendment included increases to the interest spreads over LIBOR/ABR retroactive to June 30, 2008. Also amended was the maximum total leverage ratio covenant, which was increased for three fiscal quarters and then reverted to the original ratios. Included in the amendment were additional covenants requiring mandatory repayments of $6.25 million on September 30, 2008, and again on

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

December 31, 2008, and payment of amendment fees in August 2008 equivalent to 1% of the outstanding indebtedness under the agreements to the consenting lenders. In accordance with the amended first-lien, as of December 26, 2009, the notes were accruing interest at the rate of 13.0%, which was equal to ABR plus 9.75%.

At December 26, 2009, $31.9 million of the $40.0 million first-lien credit facility revolving line of credit was outstanding, which is included in short-term debt and current portion long-term debt on the consolidated balance sheet. The borrowings against the line of credit had an interest period of six months from the date of borrowing after which the Company could elect to extend the borrowing for an interest period term of one, two, three, or six months (or, if each affected lender so agreed, nine or 12 months), and interest rates varied based upon the loan type, which was defined as LIBOR or ABR. The rates were also dependent upon the leverage ratio of the Company. As of December 26, 2009, the outstanding revolving borrowings were accruing interest at the rate of 12.25%, which was equal to ABR plus 9.0%. Approximately $0.1 million of the revolving line of credit was utilized for outstanding letters of credit as of December 26, 2009. The balance of the revolving line of credit was unavailable for use by the Company as of December 26, 2009, due to an event of default on the first-lien, which is described below.

The second-lien credit facility was a term loan for an aggregate amount of $95.0 million. As of December 26, 2009, there was an outstanding balance of $95.0 million against the note. The note was for a period of seven years and was subordinated to the first-lien loans. The Company made elections as to the interest period term which could be one, two, three, or six months (or, if each affected lender so agreed, nine or 12 months) and interest rates varied based upon the loan type, which was defined as a LIBOR or an ABR Loan.

Effective August 2008, the Company amended the second-lien credit facility due to the fact that the Company exceeded the maximum leverage ratio covenant of the second-lien credit facility. The principal changes embodied in the amendment included increases to the interest spreads over LIBOR/ABR retroactive to June 30, 2008. Also amended was the maximum total leverage covenant, which was increased for three fiscal quarters and then reverted to the original ratios. In accordance with the second-lien credit amendment, as of December 26, 2009, the loan was accruing interest at the rate of 17.75%, which was equal to ABR plus 14.5%.

Both the first- and second-lien credit facilities, as originally issued and as amended, were secured by substantially all of the assets of the Company and were subject to various covenants including financial covenants relating to (1) maximum leverage ratio (as defined) and (2) limitations on capital expenditures.

In January 2009, the Company was not in compliance with certain covenants associated with the amended first- and second-lien credit agreements. As a result, the Company entered into a forbearance agreement with respect to the first-lien credit facility with the relevant financial institutions including UBS AG individually as a lender and as administrative agent for the lenders. The Company also entered into a forbearance agreement with respect to the second-lien credit facility with the relevant financial institutions including Wilmington Trust FSB in its capacity as administrative agent for the lenders as successor to Goldman Sachs Credit Partners L.P. In both forbearance agreements, the lenders and the administrative agents agreed to forebear from exercising their rights and remedies arising from the defaults specified in the forbearance agreements during the forbearance period. Both forbearance agreements required the Company to comply with certain conditions including the accrual of interest at the "default" interest rates specified in the first- and second-lien credit facilities, as amended. The use of the "default" interest rates

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

resulted in an additional 2% charge for interest. This additional 2% is included in the rates disclosed above as of December 26, 2009. As of December 26, 2009, the Company had accrued interest in the amount of $44.7 million, which is included in accrued liabilities on the consolidated balance sheet. Both forbearance agreements expired in May 2009 and the Company operated in default of both amended credit agreements until September 30, 2010, when the outstanding term loans under both the first- and second-lien credit facilities were paid in full using proceeds obtained through new credit agreements as discussed below. The outstanding balance of the first- and second-lien credit agreements are included in short-term debt and current portion of long-term debt on the consolidated balance sheet at December 26, 2009.

New Credit Arrangements—On September 30, 2010, the Company entered into a series of financing transactions including a senior secured credit agreement and a mezzanine credit agreement, each entered into with a syndicate of lenders, the majority of which are partial owners in an entity that is the Company's sole stockholder (collectively "the New Credit Arrangements"), as well as the issuance of 43,500,666 Class C Convertible Preferred Certificates issued to the Company's sole stockholder (collectively "the Financing Transaction"). The Company received $376.4 million in aggregate proceeds in connection with the Financing Transaction. The total proceeds were allocated among the instruments issued based upon the relative fair value of each instrument at the time of issuance, as follows:

As of September 30, 2010

Senior notes payable	$181.5
Embedded derivative—senior notes payable	1.1
Subordinated notes payable	104.6
Embedded derivative—subordinated notes payable	8.1
Convertible preferred certificates—Class C (Note 5)	24.8
Embedded derivative—convertible preferred certificates—Class C (Note 5)	56.3

Total allocated value	$376.4

The borrower under the New Credit Arrangements is the Company's wholly owned subsidiary, Isola USA Corp. The principal terms of each credit arrangement are described below. The Class C Convertible Preferred Certificates are discussed in Note 5.

Senior Secured Credit Agreement—The senior secured credit agreement consists of $210.0 million senior notes ("Senior Notes"), the full amount of which was drawn at closing on September 30, 2010. The proceeds were used to refinance part of the then-existing first-and second-lien credit facilities, as well as to pay other fees and expenses related to the new Senior Notes. The Senior Notes are secured by a first priority lien on substantially all of the assets of the Company, including a pledge of all of the equity interests of each domestic subsidiary and 65% of the equity interests of the first-tier foreign subsidiaries. The Company's other secured and unsecured obligations are subordinated in priority to payment of loans under the senior secured credit agreement.

The Company makes elections as to the interest period term which can be one, two, three, or six months in length. The Company also makes elections as to the loan type on which the interest is based. The Company can elect a Eurodollar Loan or an ABR Loan or a combination of the two. Eurodollar Loans accrue interest at a rate of LIBOR (with a minimum base rate of 2.0%) plus 8.0%. Eurodollar loan interest is payable on

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

the last day of the period term elected, provided, in the case of an interest period longer than three months, payments shall be due no more than three months after the commencement of the interest period term. ABR Loans accrue interest at a base rate plus 7%. The base rate is defined as the greater of the Prime Rate as identified and published in the Wall Street Journal or the Federal Funds Effective Rate as published by the Federal Reserve Bank of New York, on the date of election plus 1/2 of 1%. The base rate is to be a minimum of 3.0%. ABR loan interest is payable March 31, June 30, September 30, and December 31 of each year. As of January 1, 2011, the Company had elected Eurodollar loans for all Senior Notes, which were accruing interest at the rate of 10.0%, which is equal to the minimum LIBOR rate of 2.0% plus 8.0%.

The Senior Notes are due in full on September 30, 2015. Voluntary early payments are allowed but payments made prior to the first anniversary date are required to be made at 102% of the principal amount and payments made subsequent to the first anniversary date but prior to the second anniversary date are required to be made at 101% of the principal amount. Payments made subsequent to the second anniversary date shall be made at par value of the outstanding debt. The Company is obligated to make prepayments against the Senior Notes resulting from the following transactions or events as defined in the Senior Notes agreements:

–>
100% of proceeds from the sale of assets not reinvested in long-term productive assets within one year of the receipt of the sale proceeds, not to exceed $5.5 million in any fiscal year;

–>
100% of net insurance/condemnation proceeds in excess of $0.1 million for any casualty event and in excess of $1.0 million for all casualty events in any fiscal year which are not reinvested in long-term productive assets or used to repair, restore, or replace the assets subject to the applicable casualty event or events within one year of the receipt of the net proceeds;

–>
net proceeds of equity issuances by Isola Group S.a.r.l. in an aggregate amount of 75% of such proceeds provided that if, as of the last day of the most recently ended fiscal quarter, the senior secured leverage ratio shall be 2.50:1.00 or less but greater than 2.00:1.00, the amount shall be reduced to an aggregate amount equal to 50% of such proceeds, and provided that if, as of the last day of the most recently ended fiscal quarter, the senior secured leverage ratio shall be 2.00:1.00 or less, the amount shall be reduced to an aggregate amount equal to 25% of such proceeds;

–>
100% of net proceeds from the incurrence by Isola Group S.a.r.l. or its subsidiaries of any indebtedness not otherwise permitted by the Senior Note agreements; and

–>
75% of consolidated excess cash flow, provided, that if, as of the last day of the most recently ended fiscal year, the senior secured leverage ratio shall be 2.00:1.00 or less, the amount shall be reduced to 50% of consolidated excess cash flow.

The Senior Notes were issued at a discount of $28.5 million on September 30, 2010. As of January 1, 2011, there was $210.0 million of outstanding principal and $27.5 million of unamortized discount resulting in a net balance of $182.5 million in the consolidated balance sheet.

Mezzanine Credit Agreement—The mezzanine credit agreement consists of $175.0 million unsecured notes ("Subordinated Notes"), the full amount of which was drawn at closing on September 30, 2010. The proceeds were used to refinance part of the then-existing first-and second-lien credit facilities, as well as to pay other fees and expenses related to the new Subordinated Notes. The unsecured term loans issued pursuant to the mezzanine credit agreement are subordinate and junior to the obligations owed under the

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

senior secured credit agreement Notes facility. Obligations under the mezzanine credit agreement rank pari passu with the Company's other unsecured and unsubordinated obligations.

The unsecured term loans under the mezzanine credit agreement bear interest at a rate of 16.0% per annum, with half (8.0% per annum) payable in cash on March 31, June 30, September 30, and December 31, of each year until maturity and half (8.0% per annum) accreting on the outstanding principal amount of the unsecured term loans, due at maturity. The Subordinated Notes are due in full on March 24, 2016. Voluntary early payments are allowed subject to the prior discharge of the senior secured credit agreement obligations (except as otherwise permitted pursuant to the applicable senior secured credit agreement). The Company is obligated to repay the Subordinated Notes in full along with any unpaid interest upon the occurrence of a "Change in Control", as defined by the mezzanine credit agreement.

The Subordinated Notes were issued at a discount of $70.4 million on September 30, 2010. As of January 1, 2011, there was $178.6 million of outstanding principal, which consisted of $175.0 million in term loans and $3.6 million of accreted interest. The unamortized discount was $69.0 million at January 1, 2011, resulting in a net balance of $109.6 million in the consolidated balance sheet.

Embedded Derivative Liability—In accordance with ASC 815, the mandatory pre-payment features of the Senior and Subordinated Notes are considered embedded derivative liabilities. The values related to the embedded derivative liabilities are recognized at fair value in the consolidated balance sheet at each reporting period. At September 30, 2010 (issuance date) and January 1, 2011, the determined fair value of the embedded derivative liabilities was $9.2 million and $5.9 million, respectively. Any change in fair value of the embedded derivative liability is reflected in the consolidated statements of operations. For the fiscal year ended January 1, 2011, the Company's embedded derivative gain related to the Senior and Subordinated Notes was a combined $3.3 million.

Covenants—The Company's New Credit Arrangements require it to maintain certain financial and operating covenants. The financial covenants include separate ratios measuring both interest and secured debt against EBITDA, as defined in the New Credit Arrangements, as well as a limit on capital expenditures. The operating covenants impose limitations on business decisions, including, but not limited to, the ability to (i) dispose of assets or stock; (ii) incur additional indebtedness and guarantee obligations; (iii) pay certain dividends; (iv) create liens on assets; (v) make investments, loans or advances; (vi) restrict distributions to the borrowers or guarantors from its subsidiaries; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; (ix) incur additional negative pledges; (x) incur capital expenditures; (xi) change its fiscal year or accounting practices or the lines of business in which it and its subsidiaries are involved; (xii) enter into sale-leaseback transactions; (xiii) prepay principal of, premium, or interest on, or redeem, purchase, retire, defease, or create a sinking fund or make a similar payment with respect to, any subordinated indebtedness and certain other debt; (xiv) change the conduct of business; (xv) conduct activities of any parent holding company or (xvi) amend its organizational documents. The Company was in compliance with these covenants as of January 1, 2011. The Company was required to file its annual financial statements by April 30, 2011. The Company was not in compliance with this requirement and obtained a waiver of this covenant through September 30, 2011.

Other Unsecured Debt—The Company has two unsecured loan agreements from lenders in China that provide for a series of draw-downs as funds are required at the stated rate ranging from 4.26% to 5.04% per annum. Each draw-down has a one year maturity and is renewable on an annual basis. The Company

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

made draws and repayments on these facilities and had combined outstanding balances of $15.1 million and $14.6 million at January 1, 2011 and December 26, 2009, respectively.

The Company has an entrustment loan with $5.5 million and $5.3 million outstanding at January 1, 2011 and December 26, 2009, respectively. An entrustment loan is a means for one subsidiary to loan cash to another subsidiary with a bank acting as the intermediary. This is accomplished by a lending subsidiary depositing cash into a bank (which is shown as restricted cash on the consolidated balance sheets) and then requesting the bank to on-loan the cash to another subsidiary with the terms being specified by the subsidiary depositing the cash. The bank charges a minimal processing fee of 0.15% per annum of the outstanding balance to provide the service.

A subsidiary of the Company has unsecured short-term loan arrangements totaling $0.5 million and $0.7 million, bearing interest at an average interest rate of 1.9% and 1.4% as of January 1, 2011 and December 26, 2009, respectively.

Several of the Company's subsidiaries have entered into various lines of credit. These lines of credit provided total availability of $5.4 million and $4.9 million at January 1, 2011 and December 26, 2009, respectively. No balances were outstanding on these lines of credit as of January 1, 2011 and December 26, 2009. $0.6 million was pledged as guarantees as of both January 1, 2011 and December 26, 2009, leaving total credit available under the lines of $4.8 million and $4.3 million as of January 1, 2011 and December 26, 2009, respectively.

Several of the Company's subsidiaries have open letters of credit for the benefit of third-party vendors. The total letter of credit availability is $2.1 million at both January 1, 2011 and December 26, 2009, of which $1.1 million and $1.2 million has been committed as of January 1, 2011 and December 26, 2009, respectively. The letters of credit expire at various dates.

5. CONVERTIBLE PREFERRED CERTIFICATES

The Company has issued and outstanding three different classes of Convertible Preferred Certificates ("CPCs") as of January 1, 2011. The CPCs have characteristics of both debt and equity, but are considered to be legal form debt instruments in Luxembourg, and thus are accounted for as debt. For each of the years ended December 26, 2009 and December 27, 2008, the Company had 420,455 and 95,788,400, respectively, Class A and B CPCs authorized, issued and outstanding.

On September 30, 2010, the Company entered into the Financing Transaction consisting of the issuance of 43,500,666 Class C CPCs, and the New Credit Arrangements (see Note 4). The Company received gross proceeds of $376.4 million in connection the financing transactions which have been allocated among the instruments issued based upon the relative fair value of each at the time of issuance. In preparing the 2010 consolidated financial statements, the Company determined that historic valuations for the Class A and B contingent conversion feature discussed below did not appropriately consider the rights and preferences of the various instruments comprising the Company's capital structure. Accordingly, during 2011, the Company engaged a third-party consultant to assist in the determination of the estimated fair value of the Class C CPCs and to perform retrospective valuations with respect to the Class A and B CPCs, to assist in the determination of the fair value of the Class A and B contingent conversion feature. These retrospective valuations resulted in new estimates of fair value for the Class A and B contingent conversion feature. The revised fair values were utilized to prepare the Company's financial statements for all periods presented.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

In conducting the valuations, the Company used a methodology that is consistent with the methods outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The enterprise value inputs associated with the Company's valuations were derived using the income and market approaches. The income approach estimates the enterprise value of the Company by discounting the expected future cash flows of the Company to present value. Under the market approach, the total enterprise value of the Company is estimated by comparing the Company's business to similar businesses whose securities are actively traded in public markets, or businesses that are involved in a public or private transaction. The Company has selected valuation multiples derived from trading multiples of public companies that participate in the Company's industry. These valuation multiples were then applied to the equivalent financial metric of the Company's business, giving consideration to differences between the Company and similar companies for such factors as company size, leverage, and growth prospects.

The Company prepared financial forecasts to be used in the computation of the enterprise value for the income approach. The financial forecasts took into account the Company's past experience and future expectations. There is inherent uncertainty in these estimates. The risks associated with achieving the Company's forecasts were assessed in selecting the appropriate discount rates. If different discount rates had been used, the valuations would have been different.

The Company then allocated the resulting enterprise value among the instruments that comprise the Company's capital structure based upon rights and preferences of the instruments using the Option-Pricing Method ("OPM"). Under the OPM, the Company allocated the value of the CPCs and common stock of the Company based on a series of call options, representing the present value of the expected future returns for each instrument. The value of these options was estimated using the Black-Scholes option pricing model. The assumptions utilized in the model, including assumptions associated with volatility, were consistent with those selected to value the options to purchase partnership units, as discussed in Note 9, as the Company's operations represent substantially all of the net assets of the sole stockholder.

The OPM involves making estimates of the anticipated timing of a potential liquidity event such as a sale of the Company or an initial public offering, and estimates of the volatility of the Company's equity securities. The anticipated timing is based on the plans of the board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. The Company estimated the volatility of the stock based on available information on volatility of stocks of publicly traded companies in the industry. Had the Company used different estimates of volatility, the allocations between common stock and CPCs would have been different.

The 43,500,666 certificates of Class C CPCs carry an aggregate par value of 43.5 million Euro. There were no other CPC transactions during the years ended January 1, 2011, December 26, 2009, and December 27, 2008.

As of September 30, 2010, $24.8 million of the proceeds received in connection with the September 30, 2010 financing transactions were allocated to the Class C CPCs resulting in a discount of $34.5 million. As of January 1, 2011, the Company had outstanding Class C CPCs with par amount of 43.5 million Euro ($58.1 million), including accrued interest of $0.9 million and unamortized discount of $33.8 million, resulting in a carrying balance of $24.3 million in the consolidated balance sheet. During fiscal 2010, interest expense as a result of the amortization of the Class C CPC discount was immaterial, and loss related to foreign currency translation was $0.5 million. As of January 1, 2011 and December 26, 2009, the

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

carrying value of the Class A and B CPCs, combined, was $174.8 million and $176.6 million, respectively, including accrued interest of $45.7 million and $38.6 million, respectively.

The following is a summary of the rights, preferences and terms of the Company's outstanding series of CPCs:

Redemption and Optional Redemption

Class A and Class B CPCs mature on June 2, 2044, and Class C CPCs mature on September 30, 2050. The CPCs are mandatorily redeemable at these maturity dates at a price equivalent to par plus accrued and unpaid interest (the "Redemption Price"). The Company, within 15 days of a conversion event, as further discussed below, may elect an earlier redemption of any or all of the CPCs at the greater of the Redemption Price or a formula indexed to the adjusted net asset value of the Company, as further defined in the CPC agreements (the "Optional Redemption Price"). The Redemption Price of the Class A, B, and C CPCs totaled $232.9 million and $176.6 million as of January 1, 2011 and December 26, 2009, respectively. The Company may only elect optional redemption to the extent sufficient funds are available subsequent to redemption to satisfy all of the Company's other obligations, whether senior or pari passu to the CPCs.

Preferred interest

Class A and Class B CPCs carry a par value of one Euro and earn preferred interest based on the six-month EURIBOR plus 4.875% (6.1% and 5.9% as of January 1, 2011 and December 26, 2009, respectively). Class C CPCs carry a par value of one Euro and earn preferred interest based on the six-month EURIBOR plus 5.0% (6.3% as of January 1, 2011). The preferred interest is payable upon declaration by the Board of Directors and to the extent the Company possesses sufficient funds. Cumulative preferred interest of $46.6 million and $38.6 million has been recorded within convertible preferred certificates on the consolidated balance sheets as of January 1, 2011 and December 26, 2009, respectively.

Liquidation

In the event of liquidation, Class A, B, and C CPCs are redeemable at par value plus any accrued but unpaid interest. In liquidation, the CPCs rank pari passu among each class, rank senior in priority of payment to the Company's common stock and subordinate to all other obligations. After the payment of the applicable liquidation preference to the holders of the CPCs, the residual, if any, will be distributed pro rata among the common stockholders.

Voting and dividend rights

The CPCs do not include voting or dividend rights unless converted into common shares.

Contingent conversion feature

The CPC agreements provide both the Company and the holders certain rights to convert some or all of the CPCs into the Company's common shares upon the occurrence of certain events. A conversion event is defined as "after payment of or provision for other obligations, the Issuer has funds resulting, among others, from (i) dividend payments made by the subsidiaries or (ii) a sale of one of the subsidiaries by the Issuer to an affiliated or nonaffiliated party or (iii) any recapitalization or refinancing of any TPG Isola group of

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

companies." During a 15-day period subsequent to the occurrence of a conversion event, the Company shall have the right but not the obligation to convert any or all CPCs into common shares of the Company by requiring the holder to exchange CPCs for shares. Upon expiration of the Company's conversion rights, and for the following 15-day period, each holder shall have the right (subject to certain limitations) but not the obligation to have any or all of its CPCs converted into common shares of the Company. Any conversions will take place at a price equal to the conversion price defined in the CPC agreements. The number of common shares into which each CPC is convertible will be determined at the time of conversion as the conversion price is indexed to the greater of par value plus accrued and unpaid interest or the adjusted net asset value of the Company. Adjusted net asset value is most commonly indexed to the fair value of the Company's net assets and is therefore, determinable upon the occurrence of a conversion event. As of January 1, 2011, based solely upon the par plus accrued and unpaid interest feature of the conversion price, the Class A, B, and C CPCs were convertible into 569,151, 129,664,416 and 44,188,874 shares, respectively, of the Company's common stock.

Embedded derivative feature

In accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities, the conversion features that are included in the CPC agreements and are discussed above are considered an embedded derivative liability. At January 1, 2011 and December 26, 2009, the fair value of the embedded derivative liability was determined to be $60.5 million and $27.5 million, respectively, which was bifurcated from the CPCs and is stated separately on the consolidated balance sheets. The value related to the embedded derivative liability is recognized at fair value at each reporting period and any change in fair value is reflected in the consolidated statements of operations. The initial value of the embedded derivative on September 30, 2010 related to the Class C CPCs was $56.3 million. For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, the change in fair value of the embedded derivative liability related to the CPCs resulted in income of $21.7 million, expense of $27.5 million, and income of $115.4 million, respectively. Management determined the fair value of the embedded derivative with the assistance of a third-party consultant as described above. While these valuations were prepared beginning in 2005, contemporaneous with the Company's fiscal year-ends through 2010, the Company subsequently determined the historic valuations did not appropriately consider the rights and preferences of the various instruments comprising the Company's capital structure. Accordingly, during 2011 retrospective valuations were performed as of December 31, 2005, December 30, 2006, December 29, 2007, December 27, 2008, December 26, 2009, March 31, 2010, June 30, 2010, September 25, 2010, October 8, 2010, and January 1, 2011. The retrospective valuations resulted in new estimates of fair value at each respective period. The revised fair values were utilized to prepare the Company's consolidated financial statements for all periods presented.

6. INTEREST RATE SWAPS

In December 2010, a subsidiary of the Company entered into an interest rate swap with a notional amount of $25.0 million, which expires on December 31, 2013. The Company did not designate this swap agreement as a hedge and therefore, any change in fair value will be recorded in the consolidated statement of operations as interest expense. There was no change in fair value for the fiscal year ended January 1, 2011. The Company pays a fixed rate amount of 2.8% per annum and receives a variable rate based on the greater of 2.0% or the three-month LIBOR. Interest incurred or earned from this agreement is settled

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

quarterly on the last day of March, June, September, and December and commenced on March 31, 2011. The swap agreement is required under the terms of the Company's Senior Notes agreements, which require that a minimum of 50.0% of the principal of the Company's aggregate indebtedness bears interest at a fixed rate or is protected by an agreement to provide the same effect.

In May 2007, a subsidiary entered into two interest rate swaps with a combined notional amount of $14.6 million in order to mitigate the risks associated with fluctuations of the interest rate on a capital lease contract. One of the swaps expires in June 2012 and bears an interest rate of the three-month EURIBOR plus 0.52%. The Company pays a variable rate based on the three-month EURIBOR plus 0.52% with a maximum of 5.02% and receives a variable rate based on the three-month EURIBOR. The second swap expires in June 2014 and bears a fixed interest rate of 4.65%. The Company pays a fixed rate of 4.65% and receives a variable rate based on the three-month EURIBOR. Settlement dates occur quarterly on both swaps. The Company did not designate these swap agreements as hedges and therefore, any change in fair value is recorded in the consolidated statement of operations as interest expense. The Company recorded $0.1 million in interest income, and $0.1 million and $0.4 million as interest expense in the consolidated statements of operations for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. The combined fair value of these interest rate swaps was a liability of $0.6 million and $0.7 million at January 1, 2011 and December 26, 2009, respectively.

In February 2007, a subsidiary of the Company entered into an interest rate swap with a notional amount of $142.5 million under which the Company paid a fixed rate amount of 5.075% per annum and received variable quarterly payments based on the three-month LIBOR. The swap was scheduled to expire in March 2010. The Company did not designate this swap agreement as a hedge and therefore, any change in fair value was recorded in the consolidated statement of operations as interest expense. The Company recorded interest income of $1.5 million in the consolidated statement of operations for the fiscal year ended December 26, 2009, related to the change in swap fair value. In March 2009, the Company did not make a quarterly settlement payment as required by the interest rate swap agreement. According to the swap agreement, failure to make the quarterly settlement payment was considered an event of default resulting in a termination of the swap agreement in April 2009. Accordingly, the resulting liability to settle the swap of $5.6 million was recorded in other current liabilities on the consolidated balance sheet as of December 26, 2009. The outstanding balance of $5.6 million, along with accrued interest of $1.4 million, was paid on September 30, 2010, pursuant to the new credit agreements discussed above.

In January 2007, a subsidiary of the Company entered into an interest rate swap with a notional amount of $1.9 million in order to mitigate the risk associated with interest fluctuations on a $2.9 million loan. The swap was set to expire in December 2011 and bore interest at a fixed rate of 4.4%. Settlement dates occurred quarterly. The Company did not designate this swap agreement as a hedge and therefore, any change in fair value would ordinarily be recorded in the consolidated statement of operations as interest expense. The subsidiary that entered into this interest rate swap agreement was treated as a discontinued operation during 2009 and 2008 (see Note 16) and therefore, changes in the fair value of the interest rate swap are included in the results from the discontinued operations in the consolidated statements of operations. The swap agreement was settled and paid during fiscal 2009.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

7. PENSION AND OTHER RETIREMENT BENEFITS

The Company sponsors a number of defined benefit pension plans covering certain U.S. employees as well as certain non-U.S. employees of certain subsidiaries. A defined benefit plan specifies the amount of benefits a plan participant is to receive. Plans covering U.S. employees provide benefits of stated amounts generally based on years of service and compensation history. The qualified U.S. plans had been previously frozen and curtailed prior to the original Isola acquisition in 2004, such that no new participants were admitted into the plans and no additional benefits were accrued for participants already in the plans. Employees do not contribute to the plans.

In addition, the Company sponsors a Supplemental Employee Retirement Plan ("SERP"), which covers certain officers and highly compensated employees of the Company designated for participation by the plan document. In order to comply with changes required by Section 409A of the Internal Revenue Code of 1986, effective January 1, 2008, the Company amended the SERP to require that retirement benefits be paid in a single lump sum within 30 days following the participant's separation from service. Benefits for previously terminated employees were paid in January 2009. Also, effective February 1, 2009, participants of the SERP no longer accrue additional benefits. Benefits accrued through February 1, 2009 were not impacted.

The Company also provides postretirement benefits for certain employees of the Company and its subsidiaries, which include medical and life insurance. For the medical insurance plans, retirees make contributions to cover a portion of the plan costs. Effective March 1, 2009, the Company amended the medical insurance plan to increase the portion of the premiums paid by the retirees to 100%. This change took effect during 2009, but was prospectively accounted for during 2008 as a plan amendment. The plan is not eligible for the government subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") and the Company does not recognize any reduction in the benefit obligation. The medical insurance benefits are paid as incurred. For the life insurance plan, retirees do not make contributions. The Company retains the right to change or eliminate these benefits.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The components of net periodic benefit cost for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, are shown in the table below (in millions):

	Pension benefits
	U.S. plans	Non-U.S. plans	Other benefits

For year ended January 1, 2011:
Service cost	$0.3	$0.6	$—
Interest cost	4.4	0.8	0.1
Past service			(0.4)
Amortization of net (gain) / loss	0.8	0.1	(0.1)
Expected return on plan assets	(3.9)	(0.3)

Net periodic (benefit) / cost	$1.6	$1.2	$(0.4)

For year ended December 26, 2009:
Service cost	$0.3	$0.6	$—
Interest cost	4.4	0.7	0.1
Past service			(0.4)
Amortization of net (gain) / loss	1.5	(0.1)	(0.1)
Expected return on plan assets	(3.2)	(0.4)	0.0
Settlement / curtailment	0.2	0.4

Net periodic (benefit) / cost	$3.2	$1.2	$(0.4)

For year ended December 27, 2008:
Service cost	$0.2	$0.7	$—
Interest cost	4.4	0.7	0.4
Past service			(0.1)
Amortization of net (gain) / loss
Expected return on plan assets	(4.7)	(0.3)

Net periodic (benefit) / cost	$(0.1)	$1.1	$0.3

The estimated net actuarial loss, prior service benefit, and transition asset for the defined benefit pension plans that will be amortized from other comprehensive loss into net periodic benefit cost over the next fiscal year is $1.5 million, $0, and $0.1 million, respectively. The estimated net actuarial gain and prior service benefit for the defined benefit postretirement plans that will be amortized from other comprehensive loss into net periodic benefit cost over the next fiscal year is $0 and $0.4 million, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table provides details of the changes in benefit obligations for the fiscal years ended January 1, 2011 and December 26, 2009 (in millions):

	Pension benefits
	U.S. plans	Non-U.S. plans	Other benefits

Benefit obligation—December 27, 2008	$75.0	$15.2	$1.6
Service cost	0.3	0.6
Interest cost	4.4	0.7	0.1
Actuarial loss	1.3	3.6	0.1
Settlement/Curtailment	(0.1)
Benefits paid	(4.9)	(1.6)	(0.3)
Currency translation adjustments		0.5

Benefit obligation—December 26, 2009	76.0	19.0	1.5
Service cost	0.3	0.6
Interest cost	4.4	0.8	0.1
Actuarial loss	7.6	2.4	0.1
Benefits paid	(4.1)	(0.7)	(0.1)
Currency translation adjustments		0.2

Benefit obligation—January 1, 2011	$84.2	$22.3	$1.6

The following table provides details of the changes in fair value of the plan assets for the fiscal years ended January 1, 2011 and December 26, 2009 (in millions):

	Pension benefits
	U.S. plans	Non-U.S. plans	Other benefits

Fair value of plan assets—December 27, 2008	$43.6	$7.7	$—
Actual return on plan assets	11.6	1.0
Employer contributions	2.8	0.4	0.3
Benefit payments	(4.9)	(1.6)	(0.3)
Currency translation adjustments		0.4

Fair value of plan assets—December 26, 2009	53.1	7.9
Actual return on plan assets	4.8	0.8
Employer contributions	2.9	0.5	0.1
Benefit payments	(4.1)	(0.7)	(0.1)
Currency translation adjustments		0.1

Fair value of plan assets—January 1, 2011	$56.7	$8.6	$—

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

As of January 1, 2011 and December 26, 2009, the following table provides a reconciliation of the funded status of the plans to the amounts recognized on the consolidated balance sheets (in millions):

	Pension benefits
	U.S. plans		Non-U.S. plans		Other benefits
	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009

Funded status, current liability	$—	$—	$(0.3)	$(0.2)	$(0.2)	$(0.2)
Funded status, noncurrent liability	(27.6)	(22.9)	(13.5)	(10.9)	(1.4)	(1.3)
Funded status, noncurrent asset
Unrecognized actuarial loss / (gain)	23.0	17.0	4.7	2.6	(0.9)	(1.1)
Unrecognized transition			(0.2)	(0.2)		0.0
Prior service credit					(5.7)	(6.1)

Accrued pension cost	(4.6)	(5.9)	(9.3)	(8.7)	(8.2)	(8.7)
Net amount recognized in accumulated other comprehensive loss	(23.0)	(17.0)	(4.5)	(2.4)	6.6	7.2

Net amount recognized	$(27.6)	$(22.9)	$(13.8)	$(11.1)	$(1.6)	$(1.5)

The following table presents amounts for pension plans with accumulated benefit obligations in excess of fair value of plan assets (in millions):

	January 1, 2011	December 26, 2009

Projected benefit obligation	$106.6	$95.0
Accumulated benefit obligations	104.8	93.8
Fair value of plan assets	65.3	61.0

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table provides details regarding the amounts recognized in consolidated accumulated other comprehensive loss:

	Pension benefits
	U.S. plans	Non-U.S. plans	Other benefits	Total

As of January 1, 2011:
Unrecognized actuarial (gain) / loss	$23.0	$4.7	$(0.9)	$26.8
Unrecognized past service cost / (credit)			(5.7)	(5.7)
Unrecognized net transition asset or obligation		(0.2)		(0.2)

Net amount recognized in accumulated other comprehensive loss	$23.0	$4.5	$(6.6)	$20.9

As of December 26, 2009:
Unrecognized actuarial (gain) / loss	$17.0	$2.6	$(1.1)	$18.5
Unrecognized past service cost / (credit)			(6.1)	(6.1)
Unrecognized net transition asset or obligation		(0.2)		(0.2)

Net amount recognized in accumulated other comprehensive loss	$17.0	$2.4	$(7.2)	$12.2

The following table provides details regarding the weighted-average assumptions for both the pension and other benefits used to determine each respective benefit obligation and net periodic benefit cost for the fiscal years ended January 1, 2011 and December 26, 2009:

	Pension benefits
	U.S. plans		Non-U.S. plans		Other benefits
	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009

Weighted-average assumptions used to determine benefit obligations at year-end:
Discount rate	5.22%	5.98%	3.77%	4.48%	4.75%	5.50%
Rate of compensation increase	N/A	4.00	2.09	2.30	N/A	N/A
Weighted-average assumptions used to determine net (benefit) / cost:
Discount rate	5.99	6.50	4.55	4.18	5.50	6.25
Expected return on plan assets	7.44	7.44	4.50	5.07	N/A	N/A
Rate of compensation increase	N/A	4.00	1.85	1.11	N/A	N/A

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The Company sets the discount rate assumption annually for each of its retirement-related benefit plans at their measurement dates to reflect the yield of a portfolio of high quality, fixed-income debt instruments matched against the timing and amounts of projected future benefits. Assumptions regarding the health care cost trends and rates are as follows:

	January 1, 2011	December 26, 2009

Assumed health care trend rates:
Initial health care cost trend rate	9.0%	9.0%
Ultimate health care cost trend rate	5.0%	5.0%
Number of years to ultimate trend rate	8 years	4 years

A one percentage point increase or decrease in the initial assumed health care trend rate through ultimate assumed health care trend rates would have an immaterial effect on the accumulated postretirement benefit obligation at January 1, 2011.

The Company has selected a 7.05% weighted average expected rate of return on plan assets for the fiscal year ending December 31, 2011. The Company selected the expected long-term rate of return on plan assets by examining the past performance and the economic forecasts for the types and specific investments held by each plan on an annual basis. The Company believes a 7.05% rate of return to be reasonable given the historical performance of the current asset allocation and the expected future performance for each plan.

The following benefit payments and contributions are expected to be paid (in millions):

	Pension benefits		Other benefits
Fiscal years ending	U.S. plans	Non-U.S. plans	Gross benefit payments

2011	$4.1	$0.3	$0.2
2012	4.4	0.3	0.2
2013	4.2	0.4	0.2
2014	4.3	0.4	0.2
2015	4.3	0.6	0.2
2016-2020	23.8	3.6	0.6

The Company's overall asset investment strategy focuses on maintaining a diversified portfolio using various asset classes in order to achieve the long-term investment objectives on a risk adjusted basis. The actual invested positions in various securities change over time based on short- and long-term investment opportunities. The Company reviews its assets on a regular basis to ensure that they are within the targeted asset allocation ranges and, if necessary, asset balances are adjusted back within target allocations. Target allocation percentages differ by each individual plan but are relatively consistent with the allocation percentages shown in the table below.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table presents information about the Company's plan assets measured at fair value on a recurring basis at January 1, 2011, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value:

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Asset allocation percentages

As of January 1, 2011
Cash and deposits	$3.2	$3.2	$—	$—	5%
Equity securities:
U.S. Large Cap Growth(a)	3.7		3.7		6
U.S. Large Cap Value(a)	3.8		3.8		6
U.S. Mid Cap Growth(a)	2.2		2.2		3
U.S. Mid Cap Value(a)	2.2		2.2		3
U.S. Small Cap Growth(a)	1.7		1.7		3
U.S. Equity Index Fund(a)	1.1		1.1		2
U.S. Natural Resources(a)	2.8		2.8		4
International Blend(b)	7.2		7.2		11

Total equity securities	24.7		24.7		38%

Fixed income:
Guaranteed Deposit Fund(c)	12.8			12.8	20
Templeton Global Bond Fund ADVI(d)	7.8		7.8		12
Core Bond Enhanced Index / PIM Fund(d)	8.8		8.8		13
High Yield Bond / Caywood-Scholl Fund(d)	2.7		2.7		4
International Corporate Bonds	5.4		5.4		8

Total fixed income	37.5		24.7	12.8	57%

Total	$65.4	$3.2	$49.4	$12.8	100%

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Asset allocation percentages

As of December 26, 2009
Cash and deposits	$2.9	$2.9	$—	$—	5%
Equity securities:
U.S. Large Cap Growth(a)	4.7		4.7		8
U.S. Large Cap Value(a)	4.6		4.6		8
U.S. Mid Cap Growth(a)	1.3		1.3		2
U.S. Mid Cap Value(a)	1.3		1.3		2
U.S. Small Cap Growth(a)	2.8		2.8		5
U.S. Equity Index Fund(a)	2.7		2.7		4
International Blend(b)	8.6		8.6		14

Total equity securities	26.0		26.0		43%

Fixed income:
Guaranteed Deposit Fund(c)	10.6			10.6	17
Vanguard Inflation-Protected Securities(d)	5.1		5.1		8
Core Bond Enhanced Index / PIM Fund(d)	2.3		2.3		4
High Yield Bond / Caywood-Scholl Fund(d)	5.4		5.4		9
International Corporate Bonds	5.0		5.0		8

Total fixed income	28.4		17.8	10.6	46%

Real estate(e)	3.7			3.7	6%

Total	$61.0	$2.9	$43.8	$14.3	100%

(a)
U.S. equity securities are primarily invested in domestic equities. Securities in these funds are typically priced using the closing price from the applicable exchange(s).

(b)
International equity securities are typically priced using the closing price from the appropriate local exchange(s). Securities are evaluated by a third party which seeks to update prices in the event there are material market movements between local exchange closing times and the portfolio valuation time (4pm EST each day).

(c)
Assets consist of investments in interest rate-based funds. The value in these assets is calculated by multiplying the balance in the account by an established interest rate.

(d)
Assets are typically comprised of U.S. fixed-income securities. Securities are priced by an outside service using inputs such as benchmark yields, reported trades, broker/dealer quotes, and issuer spreads. The outside service also monitors market indices and industry and economic events, including credit rating agency actions.

(e)
The fair value of real estate funds is determined through an independent appraisal process. The fair value is based on the conventional approaches to value, all of which require the exercise of subjective judgment.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table presents the changes in Level 3 Plan assets measured on a recurring basis for the years ended January 1, 2011 and December 26, 2009 (in millions):

	Plan assets
	Guaranteed deposit fund	Real estate

Balance—December 27, 2008	$10.6	$2.1
Transfers into Level 3	1.6
Total gains or losses (realized/unrealized) included in changes in net asset	0.8	1.6
Purchases, issuances, sales and settlements:
Purchases	1.9
Sales	(4.3)

Balance—December 26, 2009	10.6	3.7
Transfers into Level 3	2.2
Total gains or losses (realized/unrealized) included in changes in net asset	1.5	0.3
Purchases, issuances, sales and settlements:
Purchases	2.9
Sales	(4.4)	(4.0)

Balance—January 1, 2011	$12.8	$—

A subsidiary of the Company also maintains a 401(k) defined contribution plan for the benefit of its U.S. employees. The Company's matching contributions for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008 were $0.5 million, $0.1 million, and $1.5 million, respectively. Effective February 2009, the Company suspended the 401(k) defined contribution plan matching program in the U.S. The Company resumed the matching program in April 2010.

8. COMMITMENTS AND CONTINGENCIES

Leases—The Company's principal noncancelable, long-term, operating lease obligations are for land, manufacturing equipment, and office and warehouse space. Rental expense for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, was $3.5 million, $4.3 million, and $5.6 million, respectively.

Property, plant, and equipment recorded under capital leases and related accumulated depreciation was $19.6 million and $2.6 million as of January 1, 2011, respectively, and $21.1 million and $2.1 million as of December 26, 2009, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

Future minimum lease payments under noncancelable operating and capital leases at January 1, 2011 are as follows (in millions):

Fiscal years ending	Operating leases	Capital leases

2011	$1.4	$1.3
2012	1.2	1.3
2013	0.7	1.3
2014	0.5	1.3
2015	0.4	1.3
Thereafter	1.8	12.9

Total minimum lease payments	$6.0	19.4

Less imputed interest		(4.2)

Present value of minimum lease payments		15.2
Current portion of capital lease obligations (included in other current liabilities)		(0.8)

Long-term portion of capital lease obligations		$14.4

The Company received approximately $2.0 million, $2.0 million, and $2.1 million of rental income from the sublease of certain office and warehouse space during the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Rental income was recorded as a reduction of cost of goods sold in the consolidated statements of operations. The sublease is expected to provide approximately $2.0 million in rental income during the fiscal year ending December 31, 2011 and $1.9 million for both fiscal years 2012 and 2013.

Legal Proceedings—From time to time, the Company is involved in legal proceedings and claims that occur in the normal course of business. Although there can be no assurance, the Company does not believe the results of these proceedings will have a material effect on its business, results of operations, financial position, or cash flows.

On February 15, 2010, the Company entered into a settlement agreement with a third party ending a dispute related to the use of patented technology. The agreement resulted in the Company receiving a settlement from the third party in the amount of $3.0 million which has been recorded in other income in the consolidated statement of operations during the fiscal year ended January 1, 2011. The agreement also requires the third party to pay royalties during the life of the patent.

9. STOCK-BASED COMPENSATION

Option Plans—Executives and other key employees have been granted options to purchase partnership units in the sole stockholder of the Company under terms of the 2004 Option Plan ("2004 Plan") and the Partnership 2010 Option Plan ("2010 Plan"). The Plans were adopted in June 2004 and September 2010, respectively, and are administered by a committee appointed by TPG (the "Committee"). The exercise price of the stock options granted are determined by the Committee. The options vest annually over a 2- to 5-year period beginning with the first anniversary of the grant date and bear a 10-year contractual life.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

Restricted Unit Plan—Executives and other key employees have been granted restricted units in the Limited Partner Common Units of the sole stockholder of the Company under terms of the 2007 Restricted Unit Plan ("2007 Unit Plan") as amended and restated as of September 30, 2010. The plan was adopted and is administered by the Committee. The fair value of the units granted is determined by the Committee at date of issuance. The units vest in accordance with the terms outlined in each individual restricted unit grant agreement. The restricted units or any such portion thereof that is not vested on the date the participant's services are terminated shall expire on such date.

As of January 1, 2011 and December 26, 2009, the Committee had authorized the issuance of an aggregate number of options and restricted units under the terms of the Plans discussed above of 21,697,494 and 6,812,671, respectively. The Company had a combined total of 16,834,000 and 5,184,000 options and restricted units outstanding as of January 1, 2011 and December 26, 2009, respectively.

The Company adopted the fair value method on January 1, 2006 in recognizing stock-based compensation expense. Under the fair value method, the Company estimates the fair value of each option award on the grant date using the Black-Scholes option pricing model and certain assumptions. The weighted average assumptions utilized for options granted during the fiscal years ended January 1, 2011 and December 27, 2008 are noted in the following table:

	January 1, 2011	December 27, 2008

Expected dividend rate	0%	0%
Expected stock price volatility	65.0%	71.8%
Risk free interest rate	1.43%	3.21%
Expected term of options	6.0 Years	6.5 Years

No options were granted during the fiscal year ended December 26, 2009.

The Company based expected volatility on the historical volatility of a peer group of publicly traded entities over a period consistent with the expected terms of the options as the Company did not have a sufficient trading history to use the volatility of the Company's common stock. The expected term of options represents the period that the options are expected to be outstanding and is based on management's best estimate. The risk-free interest rate used is based on the United States Treasury yield in effect at the time of grant for zero coupon United States Treasury notes with maturities approximating each grant's expected life. The Company does not have a history of issuing dividends and does not expect to issue dividends in the foreseeable future.

The Company calculates employee stock-based compensation expense based on awards ultimately expected to vest as reduced for estimated forfeitures. The fair value method requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates the forfeiture rate based on an analysis of actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated, the Company may be required to record adjustments to stock-based compensation expense in future periods.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

In conducting the valuation of the partnership units, the Company used a methodology that is consistent with the methods outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation. These valuations were prepared beginning in 2004, contemporaneous with the grant of stock-based payment awards. In preparing the 2010 consolidated financial statements, the Company determined that these historic valuations did not appropriately consider the rights and preferences of the Company's and the sole stockholder's share and partnership unit classes, respectively. Accordingly, during 2011, the Company engaged a third-party consultant to assist in the determination of the estimated fair value of the partnership units underlying the stock-based awards, as described in Note 5, and performed retrospective valuations for significant historical stock-based payment award dates. These retrospective valuations resulted in new estimates of fair value of the partnership units underlying the stock-based payment awards at each respective period. The revised fair values were utilized to prepare the Company's consolidated financial statements for all periods presented.

All of the allocated value associated with the Company's common stock and CPCs would be available to the Company's sole stockholder. Similar to the Company enterprise allocation described in Note 5, the OPM was used to allocate this value among the varying partnership interests, including the partnership units underlying the Company's stock-based payment awards. The Company allocated this value based on a series of call options using the Black-Scholes option pricing model and assumptions consistent with those selected to value the options to purchase partnership units, previously discussed. The estimates made with respect to the anticipated timing of a potential liquidity event and volatility were consistent with those associated with the allocation of enterprise value among the securities that comprise the Company's capital structure.

On October 8, 2010, certain of the Company's employees holding options (vested or unvested at that date) were given an offer to either retain their existing options with the originally issued terms or surrender their options for $0.53 in cash for each vested option payable immediately as well as $0.53 in cash for each unvested option payable upon completion of that unvested option's original service-based vesting condition.

In addition, on October 8, 2010, the remaining employees of the Company holding options (vested or unvested at that date) were given an offer to surrender all of their existing options (vested or unvested at that date) in exchange for a combination of new options ("New Options") and new restricted partnership units ("New Restricted Units") to be granted under the 2010 Plan and 2007 Unit Plan, respectively.

As of October 8, 2010, 4,562,000 options were outstanding and the holders thereof elected the following:

Action taken	Options

Vested options surrendered for cash	565,000
Unvested options surrendered for cash upon vesting	331,000
Options exchanged for new options and restricted units	3,630,000
Original options retained	36,000

Total	4,562,000

As a result, employees received $299,450 in cash for vested options surrendered and were entitled to $175,430 in cash for unvested options to be earned as those options vest under their original terms. The

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

consideration given for the vested options surrendered was in excess of the surrender date fair value by $175,610 and was recognized as compensation expense in 2010. As future service is required for payment of the options unvested as of October 8, 2010, the Company determined that the transaction was a modification under ASC 718 that changes the award classification from equity to liability. Incremental compensation cost for these modified awards, measured as the excess of their fair value over the fair value of the original awards immediately before the terms were modified, was not material.

A total of 13,460,500 New Options were issued and 3,337,500 New Restricted Units were issued in connection with the exchanges. Both the New Options and New Restricted Units are graded-vesting awards (one-third per year beginning on the first anniversary of the grant) containing only service vesting conditions. Both instruments are non-transferable and contain no voting or distribution rights and unvested awards are forfeited upon employee termination. The New Options expire 10 years after the grant date and contain no redemption rights. The New Restricted Units contain a feature whereby, upon vesting and the holder obtaining Limited Partner Common Units pursuant to the 2007 Unit Plan, the Partnership has a call right on those Limited Partner Common Units during the 90-day period after the later of: a) participant termination; or b) the date on which the participant has held Limited Partner Common Units acquired pursuant to the 2007 Unit Plan for at least 180 days, at fair value measured as of the date such right is exercised by the Partnership.

The Company determined the issuance of New Options and New Restricted Units was a modification under ASC 718 for substantially all of the exchanged options. Accordingly, the Company measured the incremental fair value of consideration given for these modified awards over that of the options tendered and determined there to be $6.8 million of additional value. This additional stock-based compensation, as well as $1.6 million of unrecognized stock-based compensation related to the options tendered in the modification, will be recognized over the vesting period of the New Options and New Restricted Units using the straight-line method.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

A summary of option activity as of January 1, 2011, and changes during the three years then ended follows:

	Options	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value

Balance outstanding—December 29, 2007	4,377,416	$1.22
Options granted	2,770,000	1.22
Options exercised	(10,000)	1.22
Options forfeited	(1,403,416)	1.22

Balance outstanding—December 27, 2008	5,734,000	1.22
Options granted
Options exercised
Options forfeited	(550,000)	1.22

Balance outstanding—December 26, 2009	5,184,000	1.22
Options granted	13,460,500	0.49
Options exercised
Options exchanged for cash	(896,000)	1.22
Options surrendered for new options and restricted units	(3,630,000)	1.22
Options forfeited	(622,000)	1.22

Balance outstanding—January 1, 2011	13,496,500	0.49	9.76	$3,768,940

Balance exercisable—January 1, 2011	24,000	$1.22	6.05	$—

The aggregate intrinsic value represents the total pretax intrinsic value (the difference between the exercise price and the sole stockholder's determined unit value at January 1, 2011, multiplied by the number of units whose fair value exceeded the exercise price at that date) that would have been received by the option holders if the options had been exercised on January 1, 2011. At January 1, 2011, there were 13,460,500 units whose fair value exceeded the exercise price at that date.

The weighted average grant date fair value of options granted during the fiscal years ended January 1, 2011 and December 27, 2008, was $0.41 and $1.24 per option, respectively. No options were exercised during the years ended January 1, 2011 and December 26, 2009. At January 1, 2011, the Company expects approximately 11,590,380 options to vest. At January 1, 2011, these options have an aggregate intrinsic value of $3,235,730, a weighted average remaining contractual term of 9.76 years and a weighted average exercise price of $0.49. The total weighted average grant date fair value of options vested during the years ended January 1, 2011, December 26, 2009, and December 27, 2008, was $1,614,060, $1,981,000, and 1,275,870, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

A summary of restricted unit activity as of January 1, 2011, and changes during the three years then ended follows:

Restricted units

Balance outstanding—December 29, 2007	7,500
Restricted units granted	15,000
Restricted units vested	(22,500)

Balance outstanding—December 27, 2008
Restricted units granted
Restricted units vested

Balance outstanding—December 26, 2009
Restricted units granted	3,337,500
Restricted units vested

Balance outstanding—January 1, 2011	3,337,500

The aggregate intrinsic value of restricted units outstanding at January 1, 2011 is $2,569,875.

Granted but unvested restricted units are forfeited upon termination of employment. At January 1, 2011, the Company expects approximately 2,738,660 restricted units to vest. At January 1, 2011, these restricted units have an aggregate intrinsic value of $2,108,768, a weighted average remaining contractual term of 2.77 years and a weighted average grant date fair value of $0.63.

A summary of the status of the Company's unvested options and restricted units as of January 1, 2011, and changes during the year ended January 1, 2011 follows:

	Options	Weighted- average grant date fair value

Unvested at December 26, 2009	2,700,000	$1.66
Granted	13,460,500	0.41
Vested	(854,000)	1.89
Forfeited	(102,000)	1.57
Exchanged for cash	(331,000)	1.45
Surrendered for new options and restricted units	(1,401,000)	1.57

Expired
Unvested at January 1, 2011	13,472,500	$0.41

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

	Restricted units	Weighted- average grant date fair value

Unvested at December 26, 2009	—	$0.00
Granted	3,337,500	0.63

Forfeited
Unvested at January 1, 2011	3,337,500	$0.63

As of January 1, 2011, there was $8,057,775 of total unrecognized compensation expense related to unvested stock-based compensation granted. The cost is expected to be recognized over a weighted average period of 2.77 years. As of January 1, 2011 and December 26, 2009, 24,000 and 2,484,000 options, respectively, were vested. As of January 1, 2011, the Company has 13,472,500 options that are unvested and 3,337,500 restricted units that are unvested.

10. FAIR VALUE MEASUREMENTS

Fair Value Measurements on Recurring Basis—The Company measures the fair value of certain assets and liabilities on a recurring basis based upon a fair value hierarchy in accordance with ASC 820, Fair Value Measurements and Disclosures, as follows:

Level 1—Observable inputs such as quoted prices in active markets;

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3—Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

Liabilities measured at fair value on a recurring basis include interest rate swaps and embedded derivatives. The following table presents information about the Company's liabilities measured at fair value on a recurring basis as of January 1, 2011 and December 26, 2009 (in millions):

		Fair value measurements at reporting date using
	Total carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

January 1, 2011:
Liabilities:
Interest rate swaps(1)	$0.6		$0.6
Embedded derivative liability	66.4			66.4
December 26, 2009:
Liabilities:
Interest rate swaps(1)	$0.7		$0.7
Embedded derivative liability	27.5			27.5

(1)
Included in other liabilities in the consolidated balance sheet.

The Company's interest rate swaps are determined based on market prices for similar instruments in active markets and are classified as Level 2. Valuations using discounted cash flows are classified within Level 3 as these valuations were determined by valuation techniques based upon assumed conversion feature activity and discounting those cash flows at a rate reflective of current market conditions and factors specific to the Company. The Company's embedded derivative liabilities are measured using Level 3 inputs.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table presents the changes in Level 3 liabilities measured on a recurring basis for the years ended January 1, 2011 and December 26, 2009 (in millions):

	Embedded derivative liability
	CPCs	Debt

Balance—December 27, 2008	$—	$—
Net change in fair value included in earnings	27.5
Translation adjustment

Balance—December 26, 2009	27.5	—
Initial fair value of Class C CPCs	56.3
Initial fair value of Senior Secured and Mezzanine Debt		9.2
Net change in fair value included in earnings	(21.7)	(3.3)
Translation adjustment	(1.6)

Balance—January 1, 2011	$60.5	$5.9

Fair Value Measurements on a Nonrecurring Basis—Certain assets and liabilities are not measured at fair value but are recognized and disclosed at fair value on a nonrecurring basis. During fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, such measures of fair value related primarily to the evaluation of impairment of property, plant, and equipment associated with closed manufacturing facilities and the impairment of goodwill. During fiscal years ended December 26, 2009 and December 27, 2008, property, plant, and equipment was determined to be impaired for certain assets and resulted in impairment charges of $4.1 million and $3.3 million, respectively. There were no such impairment charges for the fiscal year ended January 1, 2011.

11. RESTRUCTURING COSTS

During fiscal year 2010, the Company continued restructuring activities that began in fiscal year 2008 to streamline the Company's organizational structure, reduce labor costs and improve manufacturing capacity utilization. The Company recorded restructuring expense of $4.8 million, $18.1 million, and $7.7 million as a separate line item in the consolidated statements of operations for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Since the inception of this restructuring initiative, the Company has incurred costs totaling $30.6 million. All major restructuring activities are substantially complete and the Company expects restructuring expenses to be minimal in fiscal year 2011.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

A roll forward of accrued restructuring costs for the fiscal years ended January 1, 2011 and December 26, 2009, is presented as follows:

	Termination benefits	Facility closure costs	Professional fees	Total

Balance at December 27, 2008	$1.2	$—	$—	$1.2
Restructuring expense	2.4	7.5	8.2	18.1
Cash payments	(3.2)	(3.4)	(8.2)	(14.8)
Noncash charges(1)		(4.1)	0.0	(4.1)

Balance at December 26, 2009	$0.4	$—	$—	$0.4
Restructuring expense	0.3	1.2	3.3	4.8
Cash payments	(0.5)	(1.2)	(3.3)	(5.0)

Balance at January 1, 2011	$0.2	$—	$—	$0.2

12. INCOME TAXES

Geographic sources of income (loss) before taxes from continuing operations for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008 are as follows (in millions):

	January 1, 2011	December 26, 2009	December 27, 2008

U.S.	$(33.1)	$(34.8)	$(41.7)
Foreign	62.6	(50.2)	96.0

Total	$29.5	$(85.0)	$54.3

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

Significant components of the Company's income tax provision (benefit) from continuing operations for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008 are as follows (in millions):

	Current	Deferred	Total

Fiscal year ended January 1, 2011
U.S. Federal	$—	$—	$—
Foreign	19.3	4.9	24.2
U.S. State	0.2		0.2

Total	$19.5	$4.9	$24.4

Fiscal year ended December 26, 2009
U.S. Federal	$—	$—	$—
Foreign	7.9	(1.4)	6.5
U.S. State

Total	$7.9	$(1.4)	$6.5

Fiscal year ended December 27, 2008
U.S. Federal	$—	$—	$—
Foreign	8.5	(1.8)	6.7
U.S. State	0.1		0.1

Total	$8.6	$(1.8)	$6.8

The reconciliation between the Company's effective tax rate on income from continuing operations and the statutory tax rate is as follows for fiscal years 2010, 2009, and 2008:

	January 1, 2011	December 26, 2009	December 27, 2008

Income taxes at Luxembourg rate	28.6%	28.6%	29.6%
Foreign income tax rate differential	(0.3)%	1.3%	(2.9)%
Nondeductible expenses	0.0%	2.8%	5.7%
Goodwill impairment	0.0%	0.0%	6.2%
Change in uncertain tax positions	115.3%	(1.9)%	11.3%
Change in valuation allowance	(60.8)%	(38.4)%	(37.4)%

	82.8%	(7.6)%	12.5%

The Company's provision for income taxes from discontinued operations was not material for the years ended January 1, 2011, December 26, 2009, and December 27, 2008.

Deferred tax benefits recognized in income tax expense resulting from operating loss carryforwards were $0, $2.9 million, and $0.5 million for the years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Deferred tax benefit of approximately $0.3 million, $0.3 million, and $0.2 million and deferred tax expenses of approximately $0.3 million, $0.6 million, and $0.1 million were attributable to statutory rate change adjustments for the years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

An income tax provision has been recorded related to Taiwan withholding taxes in the amount of $0.8 million and $0.7 million for the years ended January 1, 2011 and December 26, 2009, respectively. No income tax provision has been made for the remaining amount of undistributed earnings of foreign subsidiaries deemed permanently reinvested or expected to be distributed in a tax-free transaction. Cumulatively these undistributed earnings were approximately $13.0 million and $10.0 million at January 1, 2011 and December 26, 2009, respectively.

Deferred tax assets and liabilities as of January 1, 2011 and December 26, 2009 are comprised of the following (in millions):

	January 1, 2011	December 26, 2009

Deferred tax assets:
Accounts receivable	$0.3	$0.7
Inventory	1.1	0.8
Property, plant, and equipment	7.2	8.4
Net operating losses	79.3	110.0
Accruals	3.7	3.2
Pensions	10.9	10.1
Derivatives	17.4	7.9
Other	8.5	8.1

Gross deferred tax assets	128.4	149.2
Valuation allowance	(104.9)	(126.6)

Total deferred tax assets	23.5	22.6

Deferred tax liabilities:
Property, plant, and equipment	(5.0)	(6.1)
Note discount	(10.0)	0.0
Intangible assets	(0.5)	(1.3)
Other	(3.0)	(5.8)

Total deferred tax liabilities	(18.5)	(13.2)

Net deferred tax assets	$5.0	$9.4

As of January 1, 2011, the Company had, for income tax reporting purposes, net operating loss carryforwards of approximately $292.3 million in various taxing jurisdictions, of which $20.5 million expire in varying amounts between 2011 and 2030.

Internal Revenue Code Section 382 ("Section 382") imposes limitations on the availability of a company's net operating losses after certain ownership changes occur. The Section 382 limitation is based upon certain conclusions pertaining to the dates of ownership changes and the value of the Company on the dates of the ownership changes. It was determined that an ownership change occurred in September 2010. The amount of the Company's net operating losses incurred prior to the ownership change is limited based on the value of the Company on the ownership change date. Management has determined the amount of net operating losses generated prior to the ownership change available to offset taxable income subsequent to the

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

ownership change to be nominal. Therefore, the Company has removed federal net operating loss carryforwards of $77.3 million and state net operating loss carryforwards of $65.5 million generated prior to the ownership change from its deferred tax assets accompanied by a corresponding reduction of the valuation allowance.

The Company records a valuation allowance on the deferred tax assets to reduce such assets to an amount management believes is more likely than not to be realized. The valuation decreased by $21.4 million during 2010. The valuation allowance as of January 1, 2011 and December 26, 2009, was principally to offset certain deferred income tax assets related to net operating loss ("NOL") carryforwards. Net deferred tax assets have been recognized in tax jurisdictions where management believes it is more likely than not that such assets will be realized.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows (in millions):

	January 1, 2011	December 26, 2009

Beginning unrecognized tax benefit	$19.3	$19.4
Gross increase in tax positions in prior period	18.2
Gross decrease in tax positions in prior period	(0.2)	(2.4)
Gross increase in tax positions in current period	15.1	2.5
Lapse of statute		(0.5)
Settlements	(0.3)
Foreign exchange differences	(0.8)	0.3

Ending unrecognized tax benefit	$51.3	$19.3

Of the total unrecognized tax benefits for the fiscal years ended January 1, 2011 and December 26, 2009, $50.5 million and $18.4 million, respectively, represent the amount that, if recognized, and prior to a consideration of the need for a valuation allowance, would have a favorable effect on the Company's effective tax rate in any future periods.

In accordance with its accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recorded tax-related interest expense of $0.9 million $0.1 million, and $0.4 million for the years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. The Company recorded no tax-related penalties for the years ended January 1, 2011 and December 29, 2009, and $0.2 million for the year ended December 27, 2008. The total gross amount of accrued interest is $2.0 million as of January 1, 2011 and $1.1 million as of December 26, 2009. The gross amount of accrued penalties is $0.2 million as of both January 1, 2011 and December 26, 2009.

The Company files income tax returns with federal, state, local, and foreign jurisdictions and is subject to reviews and U.S. audits of those returns. Currently, the Internal Revenue Service ("IRS") is examining the 2008 and 2009 federal income tax returns. The Company is no longer subject to IRS examination for periods prior to 2007, although carryforward attributes that were generated prior to 2007 may still be adjusted upon examination by the IRS if they either have been or will be used in a future period. The Company's German income tax returns are also under examination by taxing authorities for the years 2004 to 2007. With a few exceptions, the Company is no longer subject to examination for years prior to 2004.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

As a result of the settlements with taxing authorities, it is reasonably possible that the total amounts of unrecognized tax benefits as of January 1, 2011 will decrease by up to $11.7 million during the next twelve months. The amount of the reduction that would have a favorable impact on the Company's provision for income taxes is $10.9 million.

13. RELATED-PARTY TRANSACTIONS

On September 30, 2010, a subsidiary of the Company entered into the Financing Transaction (see Notes 4 and 5). The Company received $376.4 million in aggregate proceeds in connection with the Financing Transaction. A syndicate of lenders who obtained an ownership interest in the sole shareholder of the Company as part of the Financing Transaction provided $369.4 million of the aggregate proceeds.

Certain subsidiaries of the Company are party to a management services agreement with a related party to provide continuing business strategy, management consulting, and financial advisory services. The Company recorded $2.1 million in fees related to this agreement during each fiscal year ended January 1, 2010, December 26, 2009 and December 27, 2008, which is included in selling, general and administrative expense in the consolidated statement of operations. Amounts payable to the related party totaled $1.0 million and $2.0 million at January 1, 2011 and December 26, 2009, respectively.

In conjunction with the purchase of the Company in 2004, an exclusive distributorship right for the United States was granted to a noncontrolling owner of the sole stockholder. Sales to the related party totaled $33.8 million, $23.5 million and $34.8 million during the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Receivables from the related party totaled $4.4 million and $4.1 million at January 1, 2011 and December 26, 2009, respectively.

14. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

The Company manages the business through three reportable operating segments, which are defined by the geographic regions in which the Company operates (U.S., Europe, and Asia). Each region has separate management teams and reporting structures and provides similar products to a similar set of customers. Segment information is consistent with how the chief operating decision maker reviews the business, makes investing and resource allocation decisions and assesses overall operating performance. The Company evaluates performance based upon several factors, of which the primary financial measure is segment operating income (loss). Segment operating income (loss) does not include certain corporate operating costs such as administrative, legal, sales and marketing, and research and development costs. The Company believes that information about segment operating income (loss) assists all users of the Company's consolidated financial statements by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from nonoperational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. The accounting policies of the segments are the same as those described in Note 1.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table presents certain results of operations and balance sheet information by identified segments (in thousands):

	Asia	Europe	U.S.	Corporate	Total

Fiscal year ended January 1, 2011
External revenues	$349,421	$133,457	$129,109	$—	$611,987
Operating income / (loss)	58,777	3,958	16,900	(14,984)	64,651
Depreciation and amortization	6,603	4,229	5,564	541	16,937
Segment assets	205,792	73,804	72,580	25,018	377,194
Fiscal year ended December 26, 2009
External revenues	$226,588	$89,277	$100,275	$—	$416,140
Operating income / (loss)	21,755	(8,578)	2,561	(17,211)	(1,473)
Depreciation and amortization	7,754	5,803	5,833	447	19,837
Segment assets	193,800	81,191	81,771	1,090	357,852
Fiscal year ended December 27, 2008
External revenues	$310,379	$126,967	$132,987	$—	$570,333
Operating income / (loss)	27,684	(6,523)	(11,884)	(15,627)	(6,350)
Depreciation and amortization	9,335	6,609	7,470	358	23,772

Corporate expenses reflected in operating income (loss) consist primarily of administrative, legal, sales and marketing, and research and development costs.

Operating loss for the year ended December 27, 2008 reflects goodwill impairment charges of $8.5 million recorded in the U.S. segment. During fiscal years 2009 and 2008, the Company recorded $4.1 million and $3.3 million, respectively, in asset impairments related to the closure of manufacturing facilities in the Asia and U.S. segments, respectively.

One customer accounted for $78.0 million, $49.6 million, and $85.1 million of revenue for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Sales to that customer in the Asia segment were $63.8 million, $38.0 million, and $66.6 million for fiscal years 2010, 2009, and 2008, respectively. Sales to that customer in the U.S. segment were $14.2 million, $11.6 million, and $18.5 million for fiscal years 2010, 2009, and 2008, respectively. The Europe segment did not have any sales to the customer for the periods presented.

Revenue is attributable to geographic regions and countries based on the location where the transaction occurred and the product was manufactured.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table presents revenues according to the country of origin (in thousands):

	January 1, 2011	December 26, 2009	December 27, 2008

China	$139,119	$99,693	$121,485
Germany	131,509	87,714	123,934
Taiwan	91,265	52,506	65,616
Hong Kong	68,235	34,366	72,696
Other	52,750	41,586	53,615

Total foreign countries	482,878	315,865	437,346
United States	129,109	100,275	132,987

Totals	$611,987	$416,140	$570,333

The following table presents tangible long-lived assets based on the physical location of the asset:

	Long-lived assets
	January 1, 2011	December 26, 2009

Taiwan	$25,881	$24,371
Germany	26,088	28,144
China	23,671	24,435
Italy	18,813	20,743
Other	12,790	7,259

Total foreign countries	107,243	104,952
United States	32,354	37,988

Totals	$139,597	$142,940

15. DISCONTINUED OPERATIONS

During fiscal year 2009, the Company developed plans to cease operations and close one of its subsidiaries located in Italy. Closure of the subsidiary was necessitated by an increase in excess manufacturing capacity within the European business segment due to the overall decline in the global economy. The closure was completed in December 2009 when the Company received approval for a Concordato Preventivo from local authorities. A Concordato Preventivo is a legal process whereby the creditors of the Company and the Company reach a mutual agreement regarding repayment of outstanding debts. Upon approval from local authorities, the Company's interest in the subsidiary is essentially abandoned and all assets of the subsidiary become property of the courts to liquidate for the benefit of the creditors. For fiscal year 2009, the Company recorded a loss from operations of the subsidiary of $5.6 million and a loss from the disposal of the subsidiary of $3.6 million. In fiscal 2008, a loss from operations of the subsidiary of $11.7 million was recorded. Revenues from the subsidiary were $8.1 million and $33.2 million in the fiscal years ended December 26, 2009 and December 27, 2008, respectively. The tax impact for fiscal years 2009 and 2008 was not material.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

16. EARNINGS PER SHARE

Basic earnings per share ("EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted EPS is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period. The shares underlying the CPCs were not included in the computation of diluted EPS for any periods presented as the shares were considered contingently issuable (see Note 5).

The following table summarizes the computation of basic and diluted EPS for the fiscal years ended January 1, 2011, December 26, 2009 and December 27, 2008:

	January 1, 2011	December 26, 2009	December 27, 2008

	(In thousands, except for share and per share data)
Net income / (loss) from continuing operations	$5,082	$(91,549)	$47,454
Net income / (loss) from discontinued operations		(9,177)	(11,655)

Net income / (loss)	$5,082	$(100,726)	$35,799

Weighted average common shares outstanding—basic	500	500	500

Weighted average number of common and potential common shares outstanding—diluted	500	500	500

Basic and diluted net income / (loss) per common share
Continuing operations	$10.16	$(183.10)	$94.91
Discontinued operations	—	(18.35)	(23.31)

	$10.16	$(201.45)	$71.60

Unaudited Pro Forma Net Income / (Loss) Per Share

In connection with the Reorganization, all of the outstanding securities of Isola Group S.a.r.l, including the common shares and convertible preferred certificates, will be contributed by TPG to Isola Group Ltd., which will result in Isola Group Ltd. becoming our new holding company and Isola Group S.a.r.l. becoming a subsidiary of Isola Group Ltd. The unaudited pro forma basic and diluted net income (loss) per share for the year ended January 1, 2011 reflects the effective conversion of all outstanding common stock and convertible preferred certificates into ordinary shares of Isola Group Ltd. as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later. In addition, the pro forma amounts give effect to the termination of all outstanding stock-based awards associated with TPG and the replacement of such awards with awards of Isola Group Ltd., with substantially the same terms, as of the beginning of the period. The unaudited pro forma basic and diluted net income (loss) per share has been presented in accordance with SEC Staff Accounting Bulletin Topic I.B.3. The numerator in the pro forma basic and diluted net income (loss) per share calculation has been adjusted (i) to remove gains and losses resulting from the change in fair value of the embedded derivative liability related to the CPCs, (ii) to remove accreted interest expense related to the CPCs, and (iii) to remove foreign exchange gains and losses related to the CPCs and the associated embedded derivative liability.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

The following table summarizes the computation of pro forma basic and diluted EPS for the fiscal year ended January 1, 2011

January 1, 2011

(In thousands, except for share and per share data)
Net income / (loss)—basic
Pro forma adjustments
Accreted interest on CPCs and amortization of discount
Embedded derivative gain / (loss)—CPCs
Foreign exchange (gain) loss
Net income / (loss) used to compute pro forma net income / (loss) per share	$

Weighted average ordinary shares outstanding—basic
Pro forma adjustments—basic
Assumed weighted-average effect of conversion of CPCs

Pro forma weighted average ordinary shares outstanding—basic

Pro forma net income / (loss) per ordinary share—basic	$

Pro forma weighted average ordinary shares outstanding—basic
Pro forma adjustments—diluted
Assumed issuance of stock options and restricted units in Isola Group Ltd.

Pro forma weighted average ordinary shares outstanding—diluted

Pro forma net income / (loss) per ordinary share—diluted	$

Pro forma net income / (loss) per share excludes stock-based awards underlying                           ordinary shares of Isola Group Ltd. expected to be outstanding subsequent to the Reorganization because their effect would have been anti-dilutive.

17. RESTRICTED NET ASSETS

As specified in the credit arrangements entered into by the Company and its wholly-owned subsidiary, Isola USA Corp, the Company is required to maintain certain financial and operating covenants (See Note 4 to the consolidated financial statements). As a result of these covenants, the Company's subsidiaries are restricted in their ability to provide any dividends, loans or advances to the Parent Company, with the exception of limited circumstances, such as payments of regular management fees and out-of-pocket expenses, which are not to exceed certain dollar limits, and pursuant to a management services agreement entered into with a related party, as well as certain transactions in the ordinary course of business and consistent with past practices. As of January 1, 2011, the balance of the Subsidiary's restricted net assets amounted to $159.0 million, representing 94.1% of total consolidated net assets excluding subsidiaries with net liabilities.

******

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of July 2, 2011 and January 1, 2011

	Pro forma July 2, 2011	July 2, 2011	January 1, 2011

	(unaudited)	(unaudited)	(Note 1)
	(In thousands, except for share data)
ASSETS
CURRENT ASSETS:
Cash		$56,010	$36,733
Restricted cash			5,461
Accounts receivable, net of allowance for doubtful accounts of $3,837 and $3,896 at July 2, 2011 and January 1, 2011, respectively		118,304	103,489
Other receivables		2,294	2,739
Inventories		43,118	45,066
Deferred tax assets		2,783	2,697
Prepaid expenses and other current assets		6,028	5,023

Total current assets		228,537	201,208
RESTRICTED CASH		1,957	1,886
PROPERTY, PLANT, AND EQUIPMENT—Net		139,586	139,597
INTANGIBLE ASSETS—Net		6,796	7,421
DEFERRED TAX ASSETS		7,883	7,747
DEBT ISSUANCE COSTS AND OTHER ASSETS		17,607	19,335

TOTAL ASSETS	$0	$402,366	$377,194

LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES:
Accounts payable		$80,644	$70,156
Short-term debt and current portion—long-term debt		15,017	21,084
Accrued liabilities		52,396	38,964
Deferred tax liabilities		293	277
Other current liabilities		892	1,122

Total current liabilities		149,242	131,603
LONG-TERM DEBT—Net of current portion		304,168	292,079
CONVERTIBLE PREFERRED CERTIFICATES		224,679	199,136
CAPITAL LEASE OBLIGATIONS—Net of current portion		15,616	14,468
EMBEDDED DERIVATIVE		54,087	66,395
PENSION AND OTHER RETIREMENT BENEFITS		41,670	42,532
UNCERTAIN TAX POSITIONS AND OTHER LIABILITIES		25,306	23,446
DEFERRED TAX LIABILITIES		5,492	5,099

Total liabilities		820,260	774,758

COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDER'S DEFICIENCY:
Common stock, 25 Euro par value ($31)—500 shares authorized, issued, and outstanding		15	15
Additional paid-in capital		31,864	30,652
Accumulated deficit		(413,709)	(394,602)
Accumulated other comprehensive loss		(36,064)	(33,629)

Total stockholder's deficiency	0	(417,894)	(397,564)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY	$0	$402,366	$377,194

See accompanying notes to condensed consolidated financial statements (unaudited).

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended July 2, 2011 and June 26, 2010

	Six months ended
	July 2, 2011		June 26, 2010

	(In thousands, except for share and per share data)
REVENUES		$316,583	$306,957
COST OF GOODS SOLD		240,433	231,908

GROSS PROFIT		76,150	75,049

OPERATING EXPENSES
Sales, general, and administrative		38,371	31,343
Research and development		5,193	4,817
Restructuring		177	3,464

Total operating expenses		43,741	39,624

OPERATING INCOME		32,409	35,425
OTHER INCOME—Net		1,031	3,005
EMBEDDED DERIVATIVE GAIN / (LOSS)		17,472	(58,162)
INTEREST EXPENSE		(39,032)	(26,997)
INTEREST INCOME		94	159
FOREIGN EXCHANGE GAIN / (LOSS)—Net		(20,402)	27,863

LOSS BEFORE INCOME TAXES		(8,428)	(18,707)
PROVISION FOR INCOME TAXES		(10,679)	(11,818)

NET LOSS		$(19,107)	$(30,525)

NET LOSS PER COMMON SHARE:
Basic		$(38.21)	$(61.05)

Diluted		$(38.21)	$(61.05)

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING:
Basic		500	500

Diluted		500	500

PRO FORMA NET LOSS PER SHARE (unaudited)
ORDINARY SHARE:
Basic	$

Diluted	$

WEIGHTED AVERAGE NUMBER OF ORDINARY AND POTENTIAL ORDINARY SHARES USED IN COMPUTING PRO FORMA NET LOSS PER SHARE:
Basic

Diluted

See accompanying notes to condensed consolidated financial statements (unaudited).

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S DEFICIENCY AND COMPREHENSIVE LOSS (UNAUDITED)

For the six months ended July 2, 2011

	Common stock		Additional paid-in capital		Accumulated other comprehensive loss	Total stockholder's deficiency
				Accumulated deficit
	Shares	Amount

	(In thousands, except for share data)
BALANCE—January 1, 2011	500	$15	$30,652	$(394,602)	$(33,629)	$(397,564)
Stock-based compensation			1,212			1,212
Comprehensive loss:
Net loss				(19,107)		(19,107)
Other comprehensive loss after tax:
Foreign currency translation loss					(2,333)	(2,333)
Changes in unamortized benefit plan costs					(102)	(102)

Total comprehensive loss						(21,542)

BALANCE—July 2, 2011	500	$15	$31,864	$(413,709)	$(36,064)	$(417,894)

(concluded)

See accompanying notes to condensed consolidated financial statements (unaudited).

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended July 2, 2011 and June 26, 2010

	Six months ended
	July 2, 2011	June 26, 2010

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,107)	$(30,525)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	8,683	8,464
Provision of doubtful accounts	(265)	(314)
Change in fair value of derivatives	(17,472)	58,339
Foreign currency translation	19,874	(27,939)
Amortization of debt issuance costs	1,028	618
Accreted interest on debt and amortization of discount	12,211
Accreted interest on convertible preferred certificates and amortization of discount	7,750	4,748
Stock-based compensation expense	1,212	803
Gain on dispositions	(5)	(302)
Change in operating assets and liabilities:
Accounts receivable	(12,974)	(33,933)
Other receivables	484	(3,135)
Inventories	2,916	(13,262)
Prepaid expenses and other current assets	(964)	(1,091)
Debt issuance costs and other assets	761	61
Accounts payable	8,983	24,837
Accrued liabilities	12,366	34,798
Other current liabilities	(167)	1,298
Pension and other postretirement employee benefits	(1,541)	(525)
Uncertain tax positions and other liabilities	(47)	786

Net cash provided by operating activities	23,726	23,726

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from release of restricted cash	5,479	2,390
Payments for acquisition of property, plant and equipment	(4,798)	(4,236)
Proceeds from dispositions	392	308

Net cash provided by / (used in) investing activities	1,073	(1,538)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	4,027	(73)
Payments of debt	(10,462)	0
Payments of capital leases	(261)	(413)

Net cash used in financing activities	(6,696)	(486)

EFFECT OF EXCHANGE RATES ON CASH	1,174	(2,452)

NET INCREASE IN CASH	19,277	19,250
CASH—Beginning of period	36,733	38,932

CASH—End of period	$56,010	$58,182

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Continued)

For the fiscal six months ended July 2, 2011 and June 26, 2010

	Six months ended
	July 2, 2011	June 26, 2010

	(In thousands)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments during the period for:
Interest	$18,563	$1,159

Income taxes	$5,042	$7,093

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:
Acquisition of fixed assets with a corresponding increase in accounts payable	$562	$1,142

See accompanying notes to condensed consolidated financial statements (unaudited).

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of July 2, 2011 and for the six months ended July 2, 2011

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business—Isola Group, S.a.r.l. (the "Company") is a holding company incorporated in Luxembourg whose subsidiaries manufacture and sell laminate products across Europe, Asia, and the United States of America. Corporate headquarters are located in Chandler, Arizona. The Company is a wholly owned subsidiary of TPG Hattrick Partners, L.P. ("TPG" or the "sole stockholder").

The Company and certain of its subsidiaries were incorporated by TPG. TPG is a U.S. based limited partnership that was originally funded through cash investments by two Texas Pacific Group private equity funds and by Redfern Partners, which is an affiliate of Insulectro, one of the Company's largest customers (see Note 11).

Reorganization—On September 20, 2011, TPG formed a new company, Isola Group Ltd., in the Cayman Islands. Isola Group Ltd. has been authorized by its board of directors to file a Registration Statement with the Securities and Exchange Commission ("SEC") permitting it to sell its ordinary shares in an initial public offering ("IPO"). Prior to the IPO the Company will undergo a corporate reorganization that will include the following steps:

–>
all of the outstanding securities of the Company, including common shares and convertible preferred certificates, will be contributed by TPG to Isola Group Ltd., which will result in Isola Group Ltd. becoming our new holding company and the Company becoming a subsidiary of Isola Group Ltd.;

–>
TPG, and TPG's general partner, TPG Hattrick Holdco, LLC, will be liquidated and the ordinary shares of Isola Group Ltd. will be distributed to their sponsors; and

–>
all outstanding stock-based awards associated with TPG will be terminated and replaced with new options and restricted units of Isola Group Ltd.

Collectively we refer to the above transactions as the Reorganization. The pro forma impact of the Reorganization is discussed further below and in Note 13 to the condensed consolidated financial statements.

Unaudited Pro Forma Balance Sheet—The unaudited pro forma balance sheet gives effect to the Reorganization as if it had occurred on July 2, 2011. Accordingly, it reflects the conversion of all outstanding common stock and convertible preferred certificates of the Company into ordinary shares of Isola Group Ltd. Additionally, the unaudited pro forma balance sheet reflects the elimination of the embedded derivative liability associated with the convertible preferred certificates. The pro forma earnings per share impact of the Reorganization is discussed further in Note 13 to the condensed consolidated financial statements.

Basis of Presentation and Consolidation—The condensed consolidated financial statements consist of the accounts of the Company and subsidiaries, and reflect the Company's financial position as of July 2, 2011 and January 1, 2011, and results of operations and cash flows for the six months ended July 2, 2011 and June 26, 2010. The condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). All intercompany balances and transactions have been eliminated. The Company operates on either a 52- or 53-week fiscal year that ends on the Saturday closest to December 31. Both of the six month periods ended July 2, 2011 and June 26, 2010 consisted of 26 weeks.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

These condensed consolidated financial statements are unaudited and should be read in conjunction with the Company's historical annual audited consolidated financial statements and accompanying notes thereto. In the opinion of management, all adjustments, consisting of normal recurring adjustments, and considered necessary for a fair presentation, have been included in the condensed consolidated financial statements. The results of operations for the six-month period ended July 2, 2011 are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2011 or any future period. The condensed consolidated balance sheet at January 1, 2011 was derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Events that occurred after July 2, 2011 and through October 31, 2011, the date these financial statements were available to be issued, were considered in the preparation of these financial statements.

Use of Estimates and Assumptions—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives of fixed assets and definite lived intangible assets, allowances for doubtful accounts, the valuation of derivative instruments, the valuation of deferred tax assets, the initial and recurring valuation of certain assets acquired through business combinations (including goodwill and indefinite lived intangible assets), stock-based compensation, reserves for employee benefit obligations, income tax uncertainties and other contingencies. Actual results could differ from these estimates under different assumptions or conditions.

Foreign Currency Transactions and Translation—The Company's functional currency and reporting currency is the U.S. dollar. Gains and losses from foreign currency transactions are included in the condensed consolidated statement of operations in the period they occur. Foreign currency transaction gains and losses, unrealized translation gains and losses associated with certain foreign subsidiaries with a U.S. dollar functional currency that maintain their books of records in a currency other than the U.S dollar and unrealized translation gains and losses on short-term intercompany and operating receivables and payables denominated in a currency other than the functional currency are included in foreign exchange gain / (loss) in the condensed consolidated statement of operations.

For the purposes of presenting condensed consolidated financial statements, the assets and liabilities of the Company's foreign operations where the local currency is also the functional currency are translated into U.S. dollars using exchange rates prevailing at the end of each reporting period. Revenue and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized as foreign currency translation gains or losses in other comprehensive loss on the condensed consolidated balance sheet.

Cash Equivalents and Restricted Cash—The Company considers all highly liquid debt investments with a maturity of three months or less when purchased to be cash equivalents. These investments are stated at cost, which approximates market value. Noncurrent restricted cash primarily relates to support letters of credit and retirement obligations in Germany and restricted cash in current assets on the condensed consolidated balance sheet represents bank balances pledged as collateral, primarily for an entrustment loan held by the Company's subsidiary in Dalian, China. The loan was denominated in Chinese Renminbi (see Note 4).

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

Accounts Receivable—The Company's accounts receivable are recorded at cost on the condensed consolidated balance sheet, net of allowances. Credit is extended based on an evaluation of the customer's financial condition. Generally, collateral is not required. Credit risk associated with the Company's accounts receivable is mitigated by ongoing credit evaluations of and frequent contact with customers, especially the most significant customers, which enables the Company to monitor changes in its customers' business operations and respond accordingly. The Company estimates credit risk associated with accounts receivable by analyzing the creditworthiness of its customers based on past experience, changes in customer demand, as well as the general economy and the industry as a whole.

Allowance for Doubtful Accounts—The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, general and specific economic conditions, and local market conditions. The Company reviews its allowance for doubtful accounts monthly. Past due balances meeting certain criteria are reviewed individually for collectability. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories—Inventories include the cost of materials, direct labor, and related manufacturing overhead and are stated at the lower of cost (computed using the first-in, first-out method) or market. The Company adjusts inventory for estimated obsolescence or excess quantities based upon assumptions about future demand and market conditions.

Property, Plant, and Equipment—Property, plant, and equipment obtained through acquisitions are recorded at fair value. All other property, plant, and equipment acquisitions are recorded at cost. Provisions for depreciation are calculated using the straight-line method over the following estimated useful lives of the assets:

Years

Buildings and improvements	15–40
Machinery and equipment	2–15

Assets held under capital leases are depreciated over their expected useful lives on the same basis as owned assets. If there is not reasonable certainty that the Company will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the lease term or its estimated useful life. Leasehold improvements are depreciated over the estimated useful life of the related asset, or over the term of the lease, whichever is shorter.

Long-lived Assets—The Company reviews long-lived assets such as property, plant, and equipment, and acquired intangible assets subject to amortization for impairment whenever events and circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, the Company estimates the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition in accordance with Accounting Standards Codification ("ASC") Property, Plant and Equipment ("ASC 360"). If an asset were deemed impaired, the amount of the impairment loss would be calculated based on the excess of the carrying amount of the asset over the estimated fair value. Fair value is determined through various valuation techniques including discounted cash flow models, market comparables and other information, as considered necessary. Impairment losses are recorded to expense in

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011 the period in which they are identified. The estimation of future cash flows requires significant estimates of factors that include future sales growth and gross margin performance. If the Company's sales growth, gross margin performance or other estimated operating results are not achieved at or above their forecasted level, the carrying value of asset groups may prove to be unrecoverable and the Company may incur impairment charges in the future.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense was $0.6 million for the six months ended both July 2, 2011 and June 26, 2010.

Debt Issuance Costs and Discounts—Debt issuance costs and discounts are capitalized and are amortized over the term of the related debt using the effective interest method. Upon the extinguishment of the related debt, any unamortized debt issuance costs and discounts are immediately expensed. Unamortized debt issuance costs were $17.4 million and $18.3 million at July 2, 2011 and January 1, 2011, respectively, and are included in other assets in the condensed consolidated balance sheets. Amortization of debt discounts is discussed further in Note 4.

Fair Value Measurements—The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis. Fair value is defined as the amount that would be received from selling an asset or the amount that would be paid to settle a liability in an orderly transaction between willing market participants in the primary or most advantageous market for that asset or liability.

The Company's financial instruments that are recognized and disclosed at fair value on a recurring basis are comprised primarily of derivative instruments, which include interest rate swaps and embedded derivative instruments. The Company accounts for derivative instruments in accordance with the provisions of ASC 815, Derivative Instruments and Hedging Activities ("ASC 815"). ASC 815 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. ASC 815 requires the Company to record derivatives at their fair value on the balance sheet. At July 2, 2011 and January 1, 2011, the Company had embedded derivatives in its convertible preferred certificates (see Note 5) and in its senior and mezzanine credit agreements (see Note 4). Changes in the fair value of these embedded derivatives are recorded in the condensed consolidated statement of operations.

Certain non-financial assets and liabilities are measured at fair value on a non-recurring basis, including property, plant, and equipment, goodwill, and intangibles assets. These assets are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. A description of the valuation methodologies used for assets and liabilities measured at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy is included in each footnote with fair value measurement present.

The Company's principal financial instruments are cash, trade receivables, bank lines of credit, short-term bank debt, trade payables and other accrued liabilities, long-term debt, including CPCs, and derivative instruments. With the exception of the Company's derivative instruments, which are recorded at fair value, and the Company's long-term debt and CPCs, the carrying value of these financial instruments approximate fair values either because of the short maturities of these instruments, or because the interest rates are based upon variable reference rates. The fair value of the Company's long-term debt is computed based upon interest rates of similar debt instruments. The Company engaged a third party consultant to assist in the determination of the estimated fair value of the Company's long-term debt and CPCs.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

See Note 5, Convertible Preferred Certificates, for further discussion regarding the Company's process for estimating fair value with respect to the CPCs.

The carrying value and the fair value of the Company's long-term debt and CPCs are as follows (in thousands):

	July 2, 2011	January 1, 2011

Long-term debt:
Carrying value	$304.2	$292.1

Fair value	$337.7	$331.8

Convertible preferred certificates:
Carrying value	$224.7	$199.1

Fair value	$224.0	$161.2

Accounting for Income Taxes—The Company accounts for income taxes recorded in interim periods in accordance with ASC 740, Income Taxes ("ASC 740") where the income tax provision is recorded based on an estimated annual effective tax rate applied to pre-tax net income, adjusted for discrete items that occurred during the period. The Company does not adjust deferred tax assets and liabilities in interim periods.

The Company follows ASC 740-10, Income Taxes ("ASC 740-10"), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized based on the technical merits when it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of ASC 740-10 and in subsequent periods. This standard also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Pension Plans—The Company sponsors several pension plans that include qualified, noncontributory nonunion pension plans for certain salaried and hourly employees, and bargaining unit pension plans covering retirees and vested former employees of the Company. The Company uses a December 31 measurement date for its pension and other postretirement employee benefit plans. The U.S. pension plans were frozen and curtailed prior to the 2004 acquisition of the Company.

Revenue Recognition—Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) title and the risks and rewards of ownership have substantially transferred to the customer. For the majority of the Company's sales transactions, revenue is recognized upon shipment of the finished product. Some shipping terms require the goods to be received by the customer before title passes. In those instances, revenue is not recognized until the customer has received the goods. The Company's sales arrangements do not provide for post-shipment obligations.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

Shipping and Handling Costs—The Company classifies shipping and handling costs as a part of cost of goods sold. Amounts billed to customers for shipping and handling costs are included in revenues.

Certain Risks and Concentrations—Cash is maintained with several financial institutions. Deposits held with banks can exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk. The Company maintains its primary cash accounts with established banking institutions around the world. The Company estimates that approximately $34.1 million of these deposits were not insured by the Federal Deposit Insurance Corporation or similar entities outside of the United States as of July 2, 2011.

The Company sells a significant amount of its products through intermediaries, such as distributors. Revenue from sales to distributors represented 9.5% and 10.5% of total revenues for six months ended July 2, 2011 and June 26, 2010, respectively. If one of the Company's significant distributors terminates its distribution agreement, the Company could experience a significant interruption in the distribution of its products.

Concentration of credit risk with respect to the Company's trade receivables is limited by an ongoing credit evaluation process and the geographical dispersion of sales transactions. Collateral is generally not required from the Company's customers. The allowance for doubtful accounts is based upon the expected collectability of all trade receivables. The Company had two customers that accounted for 30.3% of the outstanding receivables at July 2, 2011 and two customers that accounted for 27.6% of the outstanding trade receivables at January 1, 2011. The Company also had one customer that accounted for 12.5% and 12.8% of revenues for the six months ended July 2, 2011 and June 26, 2010, respectively.

Contingencies—The Company is subject to a range of claims, lawsuits and administrative proceedings that arise in the ordinary course of business. The Company accrues a liability and charges expense on the statement of operations for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated, in accordance with the recognition criteria of ASC Topic 450, Contingencies ("ASC 450"). Estimating liabilities and costs associated with these matters requires significant judgment and assessment based upon the professional knowledge and experience of management and its legal counsel.

Stock-based Compensation—Effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation to employees in accordance with ASC 718, Compensation—Stock Compensation ("ASC 718"). Under the fair value recognition provisions of ASC 718, the Company recognizes stock-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. The fair value method requires companies to estimate the fair value of stock-based payment awards on the grant date using an option pricing model. The Company adopted the fair value method using the prospective method which requires nonpublic entities that used the minimum-value method for either pro forma or financial statement recognition purposes to apply the fair value method to stock-based awards issued on and after the date of adoption. Prior to the adoption of the fair value method, the Company accounted for stock-based compensation using the minimum-value method for financial statement recognition purposes. For awards that have not yet vested but were granted prior to the adoption of the fair value method, the Company continues to recognize stock-based compensation expense under the minimum value method. In addition, the Company continues to amortize any stock-based compensation from awards granted prior to January 1, 2006 and stock-based compensation from awards granted or modified after January 1, 2006 on a straight-line basis over the service period. The Company has elected to

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011 use the "with and without" approach in determining the order in which tax attributes are utilized. As a result, the Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. For the six months ended July 2, 2011 and June 26, 2010, the Company incurred stock-based compensation expense of $1.2 million and $0.8 million, respectively.

On January 22, 2011, the Company granted 96,100 options to purchase partnership units in the sole stockholder of the Company. These options have an exercise price of $0.49 per unit and a grant date fair value of $0.64 per unit. The options vest annually on the anniversary of the grant date over a three year period and bear a ten year contractual life.

On January 22, 2011, the Company also granted 54,700 restricted partner units in the limited partner common units of the sole stockholder of the Company. These restricted units have a grant date fair value of $0.83 per unit and vest annually on the anniversary of the grant date over a three year period.

Accumulated Other Comprehensive Loss—As of July 2, 2011, the Company's accumulated other comprehensive loss consisted of a cumulative foreign currency translation loss of $14.5 million, a cumulative loss related to foreign currency impact from changes in uncertain tax positions of $0.9 million, and a cumulative loss from minimum pension liability adjustments of $20.6 million, which is net of tax effect of $0.4 million. As of January 1, 2011, the Company's accumulated other comprehensive loss consisted of a cumulative foreign currency translation loss of $12.2 million, a cumulative loss related to foreign currency impact from changes in uncertain tax positions of $0.9 million, and a cumulative loss from minimum pension liability adjustments of $20.5 million, which is net of tax effect of $0.4 million.

Recent Accounting Pronouncements—Changes to generally accepted accounting principles are established by the Financial Accounting Standards Board ("FASB") in the form of accounting standards updates ("ASUs") to the FASB's Accounting Standards Codification.

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or not expected to have minimal impact on the Company's consolidated financial position and results of operations.

In June 2011, the FASB issued an amendment to the existing guidance on the presentation of comprehensive income. Under the amended guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Entities no longer have the option of presenting the components of other comprehensive income within the statement of changes in stockholders' equity. This amendment is effective on a retrospective basis for interim and annual periods beginning after December 15, 2011, which for the Company begins with the first quarter of 2012. The adoption of this amendment will result in a change to the Company's current presentation of comprehensive income, but will not have any impact on the Company's consolidated financial position or results of operations.

Standards Issued but Not Yet Effective—Other new pronouncements issued but not effective until after July 2, 2011 are not expected to have a material impact on the Company's consolidated financial statements.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

2. SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DISCLOSURES

The following tables provide details of selected condensed consolidated balance sheet items at July 2, 2011 and January 1, 2011 (in millions):

	July 2, 2011	January 1, 2011

Inventories:
Raw materials	$21.0	$24.5
Work in process	9.0	6.7
Finished goods	13.1	13.9

Total inventories	$43.1	$45.1

Property, plant, and equipment:
Land	$29.7	$28.8
Buildings and improvements	53.3	49.8
Machinery and equipment	153.4	143.8
Construction in progress	4.6	8.6

Total property, plant, and equipment	241.0	231.0
Less accumulated depreciation	101.4	91.4

Total property, plant, and equipment—net	$139.6	$139.6

Accrued liabilities:
Personnel related	$17.0	$15.5
Operating expenses	13.1	11.4
Tax	17.5	9.7
Management fees	1.1	1.0
Interest	0.4	0.5
Other	3.3	0.9

Total accrued liabilities	$52.4	$39.0

The Company capitalized interest expense incurred during the construction period for capital projects, primarily new machinery and equipment. Interest capitalized during the six months ended July 2, 2011 and June 26, 2010 was $0.4 million and $0.3 million, respectively. Capitalized interest is included in property, plant, and equipment in the condensed consolidated balance sheets.

Depreciation expense for the six months ended July 2, 2011 and June 26, 2010, was approximately $8.1 million and $7.9 million, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

3. INTANGIBLE ASSETS

Intangible assets consist of the following (in millions):

		July 2, 2011
	Weighted average estimated useful life
		Gross amount	Accumulated amortization	Net amount

Patented Technology	10 years	$9.9	$(5.5)	$4.4
Customer Relationship	11 years	6.9	(4.8)	2.1
Trade Name	11 years	0.9	(0.6)	0.3

		$17.7	$(10.9)	$6.8

		January 1, 2011
	Weighted average estimated useful life
		Gross amount	Accumulated amortization	Net amount

Patented Technology	10 years	$9.9	$(5.0)	$4.9
Customer Relationship	11 years	6.9	(4.7)	2.2
Trade Name	11 years	0.9	(0.6)	0.3

		$17.7	$(10.3)	$7.4

The following is a schedule of expected amortization for the intangible assets for the remainder of fiscal year 2011 through fiscal year 2016 (in millions):

2011 (remaining six months)	$0.6
2012	1.2
2013	1.2
2014	1.2
2015	0.8
2016	0.8

Amortization expense attributed to intangible assets was $0.6 million for the six months ended both July 2, 2011 and June 26, 2010. Amortization is included in sales, general, and administrative expense on the condensed consolidated statement of operations. The Company found no indication of impairment of its intangible assets in fiscal year 2010 through the six months ended July 2, 2011.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

4. DEBT

Debt at July 2, 2011 and January 1, 2011, consists of the following (in millions):

	July 2, 2011	January 1, 2011

Senior notes payable—secured, related party, net of unamortized discount of $25.3 million and $27.5 million at July 2 and January 1, 2011, respectively	$184.7	$182.5
Subordinated notes payable—unsecured, related party, net of unamortized discount of $66.2 million and $69.0 million as of July 2 and and January 1, 2011, respectively	119.5	109.6
Other debt—unsecured	15.0	15.6
Entrustment loan	—	5.5

Total debt outstanding	319.2	313.2
Current portion long-term debt	(15.0)	(21.1)

Total long-term debt	$304.2	$292.1

The Company is required to make debt service payments under the terms of its debt arrangements. The obligated debt payments for the remaining six months of 2011 are $11.4 million. Future obligated debt payments are $3.6 million in 2012, $210.0 million in 2015 and $185.7 million in 2016.

New Credit Arrangements—On September 30, 2010, the Company entered into a series of financing transactions including a senior secured credit agreement and a mezzanine credit agreement, each entered into with a syndicate of lenders, the majority of which are partial owners in an entity that is the Company's sole stockholder (collectively "the New Credit Arrangements"), as well as the issuance of 43,500,666 Class C CPCs issued to the Company's sole stockholder (collectively "the Financing Transaction"). The Company received $376.4 million in aggregate proceeds in connection with the Financing Transaction. At the time of issuance, the total proceeds were allocated among the instruments issued based upon the relative fair value of each instrument, as follows:

As of September 30, 2010

Senior notes payable	$181.5
Embedded derivative—senior notes payable	1.1
Subordinated notes payable	104.6
Embedded derivative—subordinated notes payable	8.1
Convertible preferred certificates—Class C (Note 5)	24.8
Embedded derivative—convertible preferred certificates—Class C (Note 5)	56.3

Total allocated value	$376.4

The borrower under the New Credit Arrangements is the Company's wholly owned subsidiary, Isola USA Corp. The principal terms of each credit arrangement are described below. The Class C CPCs are discussed in Note 5.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

As of July 2, 2011 and for the six months ended July 2, 2011

Senior Secured Credit Agreement

The senior secured credit agreement consists of $210.0 million senior notes ("Senior Notes"), the full amount of which was drawn at closing on September 30, 2010. The proceeds were used to refinance part of the then-existing debt, as well as to pay other fees and expenses related to the Senior Notes. The Senior Notes are secured by a first priority lien on substantially all of the assets of the Company, including a pledge of all of the equity interests of each domestic subsidiary and 65% of the equity interests of the first-tier foreign subsidiaries. The Company's other secured and unsecured obligations are subordinated in priority to payment of the Senior Notes.

The Company makes elections as to the interest period term which can be one, two, three, or six months in length. The Company also makes elections as to the loan type on which the interest is based. The Company can elect a Eurodollar Loan or an ABR Loan or a combination of the two. Eurodollar Loans accrue interest at a rate of LIBOR (with a minimum base rate of 2.0%) plus 8.0%. Eurodollar loan interest is payable on the last day of the period term elected, provided, in the case of an interest period longer than 3 months, payments shall be due no more than 3 months after the commencement of the interest period term. ABR Loans accrue interest at a base rate plus 7%. The base rate is defined as the greater of the Prime Rate as identified and published in the Wall Street Journal or the Federal Funds Effective Rate as published by the Federal Reserve Bank of New York, on the date of election, plus 1/2 of 1%. The base rate is to be a minimum of 3.0%. ABR loan interest is payable March 31, June 30, September 30, and December 31 of each year. As of July 2, 2011, the Company had elected Eurodollar loans for all Senior Notes, which were accruing interest at the rate of 10.0%, which is equal to the minimum LIBOR rate of 2.0% plus 8.0%.

The Senior Notes are due in full on September 30, 2015. Voluntary early payments are allowed but payments made prior to the first anniversary date are required to be made at 102% of the principal amount and payments made subsequent to the first anniversary date but prior to the second anniversary date are required to be made at 101% of the principal amount. Payments made subsequent to the second anniversary date shall be made at par value of the outstanding debt. The Company is obligated to make prepayments against the Senior Notes resulting from the following transactions or events as defined in the Senior Notes agreements:

–>
100% of proceeds from the sale of assets not reinvested in long-term productive assets within one year of the receipt of the sale proceeds, not to exceed $5.5 million in any fiscal year;

–>
100% of net insurance/condemnation proceeds in excess of $0.1 million for any casualty event and in excess of $1.0 million for all casualty events in any fiscal year which are not reinvested in long-term productive assets or used to repair, restore, or replace the assets subject to the applicable casualty event or events within one year of the receipt of the net proceeds;

–>
net proceeds of equity issuances by Isola Group S.a.r.l. in an aggregate amount of 75% of such proceeds provided that if, as of the last day of the most recently ended fiscal quarter, the senior secured leverage ratio shall be 2.50:1.00 or less but greater than 2.00:1.00, the amount shall be reduced to an aggregate amount equal to 50% of such proceeds, and provided that if, as of the last day of the most recently ended fiscal quarter, the senior secured leverage ratio shall be 2.00:1.00 or less, the amount shall be reduced to an aggregate amount equal to 25% of such proceeds;

–>
100% of net proceeds from the incurrence of any indebtedness by Isola Group S.a.r.l. and its subsidiaries not otherwise permitted by the Senior Notes agreements;

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

–>
75% of consolidated excess cash flow, provided, that if, as of the last day of the most recently ended fiscal year, the senior secured leverage ratio shall be 2.0:1.0 or less, the amount shall be reduced to 50% of consolidated excess cash flow.

The Senior Notes were issued at a discount of $28.5 million on September 30, 2010. As of July 2, 2011, there was $210.0 million outstanding principal and $25.3 million of unamortized discount resulting in a net balance of $184.7 million in the condensed consolidated balance sheet. As of January 1, 2011, there was $210.0 million of outstanding principal and $27.5 million of unamortized discount resulting in a net balance of $182.5 million in the condensed consolidated balance sheet.

Mezzanine Credit Agreement

The mezzanine credit agreement consists of $175.0 million unsecured notes ("Subordinated Notes"), the full amount of which was drawn at closing on September 30, 2010. The proceeds were used to refinance part of the then-existing debt, as well as to pay other fees and expenses related to the Subordinated Notes. The unsecured term loans issued pursuant to the Subordinated Notes agreements are subordinate and junior to the obligations owed under the senior secured credit agreement. Obligations under the mezzanine credit agreement rank pari passu with the Company's other unsecured and unsubordinated obligations.

The unsecured term loans under the mezzanine credit agreement bear interest at a rate of 16.0% per annum, with half (8.0% per annum) payable in cash on March 31, June 30, September 30, and December 31 of each year until maturity and half (8.00% per annum) accreting on the outstanding principal amount of the unsecured term loans, due at maturity. The Subordinated Notes are due in full on March 24, 2016. Voluntary early payments are allowed subject to the prior discharge of the senior secured credit agreement obligations (except as otherwise permitted pursuant to the applicable senior secured credit agreement). The Company is obligated to repay the Subordinated Notes in full along with any unpaid interest upon the occurrence of a "Change in Control", as defined by the mezzanine credit agreement.

The Subordinated Notes were issued at a discount of $70.4 million on September 30, 2010. As of July 2, 2011, there was $185.7 million of outstanding principal, which consisted of $175.0 million in term loans and $10.7 million of accreted interest. As of January 1, 2011, there was $178.6 million of outstanding principal, which consisted of $175.0 million in term loans and $3.6 million of accreted interest. The unamortized discount was $66.2 million and $69.0 million at July 2, 2011 and January 1, 2011, respectively, resulting in a net balance of $119.5 million at July 2, 2011 and $109.6 million at January 1, 2011 in the condensed consolidated balance sheet.

Embedded Derivative Liability

In accordance with ASC 815 the mandatory pre-payment features of the Senior and Subordinated Notes are considered embedded derivative liabilities. The values related to the embedded derivative liabilities are recognized at fair value in the condensed consolidated balance sheet at each reporting period. At July 2, 2011 and January 1, 2011, the determined fair value of the embedded derivative liabilities was $0.3 million and $5.9 million, respectively. Any change in fair value of the embedded derivative liability is reflected in the condensed consolidated statement of operations. For the six-month period ended July 2, 2011, the Company's embedded derivative gain related to the Senior and Subordinated Notes was a combined $5.6 million.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

Covenants

The Company's New Credit Arrangements require it to maintain certain financial and operating covenants. The financial covenants include separate ratios measuring both interest and secured debt against EBITDA, as defined in the New Credit Arrangements, as well as a limit on capital expenditures. The operating covenants impose limitations on business decisions, including, but not limited to, the ability to (i) dispose of assets or stock; (ii) incur additional indebtedness and guarantee obligations; (iii) pay certain dividends; (iv) create liens on assets; (v) make investments, loans or advances; (vi) restrict distributions to the borrowers or guarantors from its subsidiaries; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; (ix) incur additional negative pledges; (x) incur capital expenditures; (xi) change its fiscal year or accounting practices or the lines of business in which it and its subsidiaries are involved; (xii) enter into sale-leaseback transactions; (xiii) prepay principal of, premium, or interest on, or redeem, purchase, retire, defease, or create a sinking fund or make a similar payment with respect to, any subordinated indebtedness and certain other debt; (xiv) change the conduct of business; (xv) conduct activities of any parent holding company or (xvi) amend its organizational documents. The Company was in compliance with these covenants as of July 2, 2011. The Company was required to file its annual financial statements by April 30, 2011. The Company was not in compliance with this requirement and obtained a waiver of this covenant through September 30, 2011. The Company was in compliance after filing the audited financial statements on September 29, 2011.

Other Unsecured Debt—The Company has two unsecured loan agreements from lenders in China that provide for a series of draw-downs as funds are required at the stated rate ranging from 4.26% to 5.04% per annum. Each draw-down has a one year maturity and is renewable on an annual basis. The Company made draws and repayments on these facilities and had combined outstanding balances of $15.0 million and $15.1 million at July 2, 2011 and January 1, 2011, respectively.

The Company had an entrustment loan with $5.5 million outstanding at January 1, 2011. An entrustment loan is a means for one subsidiary to loan cash to another subsidiary with a bank acting as the intermediary. This is accomplished by a lending subsidiary depositing cash into a bank (which is shown as restricted cash on the consolidated balance sheets) and then requesting the bank to on-loan the cash to another subsidiary with the terms being specified by the subsidiary depositing the cash. The bank charges a minimal processing fee of 0.15% per annum of the outstanding balance to provide the service.

Several of the Company's subsidiaries have open letters of credit for the benefit of third-party vendors. The total letter of credit availability is $5.5 million and $2.1 million at July 2, 2011 and January 1, 2011, respectively, of which $3.2 million and $1.1 million has been committed as of July 2, 2011 and January 1, 2011, respectively. The letters of credit expire at various dates.

Several of the Company's subsidiaries have entered into various lines of credit. These lines of credit provided total availability of $10.5 million and $5.4 million at July 2, 2011 and January 1, 2011, respectively. No balances were outstanding on these lines of credit as of either July 2, 2011 or January 1, 2011. $0.6 million was pledged as guarantees in addition to the letters of credit as of July 2, 2011 and January 1, 2011, respectively, leaving total credit available under the lines of $6.7 million and $4.8 million as of July 2, 2011 and January 1, 2011, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

5. CONVERTIBLE PREFERRED CERTIFICATES

The Company has issued and outstanding three different classes of Convertible Preferred Certificates ("CPCs") as of July 2, 2011. The CPCs have characteristics of both debt and equity, but are considered to be legal form debt instruments in Luxembourg, and thus are accounted for as debt. For each of the periods ended July 2, 2011 and January 1, 2011, the Company had 420,455 and 95,788,400 Class A and B CPCs authorized, issued and outstanding.

On September 30, 2010, the Company entered into the Financing Transaction consisting of the issuance of 43,500,666 Class C CPCs and the New Credit Arrangements (see Note 4). The Company received gross proceeds of $376.4 million in connection with the Financing Transaction which have been allocated among the instruments issued based upon the relative fair value of each at the time of issuance.

In valuing the CPCs, the Company used a methodology that is consistent with the methods outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The enterprise value inputs associated with the Company's valuations were derived using the income and market approaches. The income approach estimates the enterprise value of the Company by discounting the expected future cash flows of the Company to present value. Under the market approach, the total enterprise value of the Company is estimated by comparing the Company's business to similar businesses whose securities are actively traded in public markets, or businesses that are involved in a public or private transaction. The Company has selected valuation multiples derived from trading multiples of public companies that participate in the Company's industry. These valuation multiples were then applied to the equivalent financial metric of the Company's business, giving consideration to differences between the Company and similar companies for such factors as company size, leverage, and growth prospects.

The Company prepared financial forecasts to be used in the computation of the enterprise value for the income approach. The financial forecasts took into account the Company's past experience and future expectations. There is inherent uncertainty in these estimates. The risks associated with achieving the Company's forecasts were assessed in selecting the appropriate discount rates. If different discount rates had been used, the valuations would have been different.

The Company then allocated the resulting enterprise value among the instruments that comprise the Company's capital structure based upon rights and preferences of the instruments using the Option-Pricing Method ("OPM"). Under the OPM, the Company allocated the value of the CPCs and common stock of the Company based on a series of call options, representing the present value of the expected future returns for each instrument. The value of these options was estimated using the Black-Scholes option pricing model. The assumptions utilized in the model, including assumptions associated with volatility, were consistent with those selected to value the options to purchase partnership units, as discussed in Note 9, as the Company's operations represent substantially all of the net assets of the sole stockholder.

The OPM involves making estimates of the anticipated timing of a potential liquidity event such as a sale of the Company or an initial public offering, and estimates of the volatility of the Company's equity securities. The anticipated timing is based on the plans of the board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. The Company estimated the volatility of the stock based on available information on volatility of stocks of publicly traded companies in the industry. Had the Company used different estimates of volatility, the allocations between common stock and CPCs would have been different.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

The 43,500,666 certificates of Class C CPCs carry an aggregate par value of 43.5 million Euro. There were no other CPC transactions during the periods ended July 2, 2011 and January 1, 2011.

Convertible preferred certificates liability at July 2, 2011 and January 1, 2011 consists of the following (in millions):

	July 2, 2011	January 1, 2011

Outstanding Class A and B CPCs	$139.5	$128.2
Outstanding Class C CPCs(1), net of unamortized discount of $36.7 and $33.8 million as of July 2 and and January 1, 2011, respectively	26.5	24.3
Accrued interest:
Class A and B CPCs	55.6	45.7
Class C CPCs	3.1	0.9

Total convertible preferred certificate liability	$224.7	$199.1

(1)
Par value 43.5 million Euros

The following is a summary of the rights, preferences and terms of the Company's outstanding series of CPCs:

Redemption and optional redemption

Class A and Class B CPCs mature on June 2, 2044 and Class C CPCs mature on September 30, 2050. The CPCs are mandatorily redeemable at these maturity dates at a price equivalent to par plus accrued and unpaid interest (the "Redemption Price"). The Company, within 15 days of a conversion event, as further discussed below, may elect an earlier redemption of any or all of the CPCs at the greater of the Redemption Price or a formula indexed to the adjusted net asset value of the Company, as further defined in the CPC agreements (the "Optional Redemption Price"). The Redemption Price of the Class A, B and C CPCs totaled $261.4 million and $232.9 million as of July 2, 2011 and January 1, 2011, respectively. The Company may only elect optional redemption to the extent sufficient funds are available subsequent to redemption to satisfy all of the Company's other obligations, whether senior or pari passu to the CPCs.

Preferred interest

Class A and Class B CPCs carry a par value of one Euro and earn preferred interest based on the six-month EURIBOR plus 4.875% (6.6% and 6.1% as of July 2, 2011 and January 1, 2011, respectively). Class C CPCs carry a par value of one Euro and earn preferred interest based on the six-month EURIBOR plus 5.0% (6.7% and 6.3% as of July 2, 2011 and January 1, 2011, respectively). The preferred interest is payable upon declaration by the Board of Directors and to the extent the Company possesses sufficient funds. Cumulative preferred interest of $58.7 million and $46.6 million has been recorded within convertible preferred certificates on the condensed consolidated balance sheet as of July 2, 2011 and January 1, 2011, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

Liquidation

In the event of liquidation, Class A, B and C CPCs are redeemable at par value plus any accrued but unpaid interest. In liquidation, the CPCs rank pari passu among each class, rank senior in priority of payment to the Company's common stock and rank subordinate to all other obligations. After the payment of the applicable liquidation preference to the holders of the CPCs, the residual, if any, will be distributed pro rata among the common stockholders.

Voting and dividend rights

The CPCs do not include voting or dividend rights unless converted into common shares.

Contingent conversion feature

The CPC agreements provide both the Company and the holders certain rights to convert some or all of the CPCs into the Company's common shares upon the occurrence of certain events. A conversion event is defined as "after payment of or provision for other obligations, the Issuer has funds resulting, among others, from (i) dividend payments made by the subsidiaries or (ii) a sale of one of the subsidiaries by the Issuer to an affiliated or non-affiliated party or (iii) any recapitalization or refinancing of any TPG Isola group of companies." During a 15-day period subsequent to the occurrence of a conversion event, the Company shall have the right but not the obligation to convert any or all CPCs into common shares of the Company by requiring the holder to exchange CPCs for shares. Upon expiration of the Company's conversion rights, and for the following 15-day period each holder shall have the right (subject to certain limitations) but not the obligation to have any or all of its CPCs converted into common shares of the Company. Any conversions will take place at a price equal to the conversion price defined in the CPC agreements. The number of common shares into which each CPC is convertible will be determined at the time of conversion and is indexed to the greater of par value plus accrued and unpaid interest or the adjusted net asset value of the Company, as further defined in the CPC agreements. As of July 2, 2011, the class A, B and C CPCs were convertible into 587,016; 133,734,451 and 45,601,553 shares, respectively of the Company's common stock based solely upon the par plus accrued and unpaid interest feature of the conversion price.

Embedded derivative feature

In accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities, the conversion features that are included in the CPC agreements and are discussed above are considered an embedded derivative liability. At July 2, 2011 and January 1, 2011, the fair value of the embedded derivative liability was determined to be $53.8 million and $60.5 million, respectively, which was bifurcated from the CPCs and is stated separately on the condensed consolidated balance sheets. The value related to the embedded derivative liability is recognized at fair value at each reporting period and any change in fair value is reflected in the condensed consolidated statement of operations. For the six months ended July 2, 2011 and June 26, 2010, the change in fair value of the embedded derivative liability related to the CPCs resulted in income of $11.9 million and a loss of $58.2 million, respectively. Management determined the fair value of the embedded derivative with the assistance of a third-party consultant as described above.

6. INTEREST RATE SWAPS

In December 2010, a subsidiary of the Company entered into an interest rate swap with a notional amount of $25.0 million which expires on December 31, 2013. The Company did not designate this swap agreement

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011 as a hedge and therefore, any change in fair value is recorded in the condensed consolidated statement of operations as interest expense. The change in the combined fair value of the change in interest rate swaps was immaterial for the six-month periods ended July 2, 2011. The Company pays a fixed rate amount of 2.8% per annum and receives a variable rate based on the greater of 2.0% or the three-month LIBOR. Interest incurred or earned from this agreement is settled quarterly on the last day of March, June, September, and December and commenced on March 31, 2011. The swap agreement is required under the terms of the Company's Senior Notes agreements, which require that a minimum of 50.0% of the principal of the Company's aggregate indebtedness bears interest at a fixed rate or is protected by an agreement to provide the same effect.

In May 2007, a subsidiary entered into two interest rate swaps with a combined notional amount of $15.8 million in order to mitigate the risks associated with fluctuations of the interest rate on a capital lease contract. One of the swaps expires in June 2012 and bears an interest rate of the three-month EURIBOR plus 0.52%, the Company pays a variable rate amount based on the three month EURIBOR plus 0.52% and receives a variable rate based on the three-month EURIBOR. The second swap expires in June 2014 and bears a fixed interest rate of 4.65%; the Company pays a fixed rate of 4.65% and receives a variable rate based on the three-month EURIBOR. Settlement dates occur quarterly on both swaps. The Company did not designate these swap agreements as hedges and therefore, any change in fair value is recorded in the condensed consolidated statement of operations as interest expense.

The combined fair value of these interest rate swaps was a liability of $0.6 million at each of July 2, 2011 and January 1, 2011.

7. PENSION AND OTHER RETIREMENT BENEFITS

The Company sponsors a number of defined benefit pension plans covering certain U.S. employees as well as certain non-U.S. employees of certain subsidiaries. A defined benefit plan specifies the amount of benefits a plan participant is to receive. Plans covering U.S. employees provide benefits of stated amounts generally based on years of service and compensation history. The qualified U.S. plans had been previously frozen and curtailed prior to the original Isola acquisition in 2004, such that no new participants were admitted into the plans and no additional benefits were accrued for participants already in the plans. Employees do not contribute to the plans.

In addition, the Company sponsors a Supplemental Employee Retirement Plan ("SERP"), which covers certain officers and highly compensated employees of the Company designated for participation by the plan document. In order to comply with changes required by Section 409A of the Internal Revenue Code of 1986, effective January 1, 2008, the Company amended the SERP to require that retirement benefits be paid in a single lump sum within 30 days following the participant's separation from service. Benefits for previously terminated employees were paid in January 2009. Also, effective February 1, 2009, participants of the SERP no longer accrue additional benefits. Benefits accrued through February 1, 2009 were not impacted.

The Company also provides postretirement benefits for certain employees of the Company and its subsidiaries, which include medical and life insurance. For the medical insurance plans, retirees pay 100% of plan premiums. The plan is not eligible for the government subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") and the Company does not recognize any reduction in the benefit obligation. The medical insurance benefits are paid as incurred. For the life

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011 insurance plan, retirees do not make contributions. The Company retains the right to change or eliminate these benefits.

The components of net periodic benefit cost for the six-month periods ended July 2, 2011 and June 26, 2010 are shown in the table below (in millions):

	Pension benefits
			Other benefits
	U.S. plans	Non-U.S. plans

For six months ended July 2, 2011
Service cost	$0.2	$0.3	$—
Interest cost	2.2	0.4	—
Amortization of net (gain) / loss	0.4	0.1	—
Expected return on plan assets	(2.0)	(0.2)	(0.2)

Net periodic (benefit) / cost	$0.8	$0.6	$(0.2)

For six months ended June 26, 2010
Service cost	$0.2	$0.3	$—
Interest cost	2.2	0.4	—
Amortization of net (gain) / loss	0.4	0.1	—
Expected return on plan assets	(2.0)	(0.2)	(0.2)

Net periodic (benefit) / cost	$0.8	$0.6	$(0.2)

8. COMMITMENTS AND CONTINGENCIES

Leases—The Company's principal non-cancelable, long-term, operating lease obligations are for land, manufacturing equipment, and office and warehouse space. Rental expense for these operating leases for the six-month periods ended July 2, 2011 and June 26, 2010 was $1.5 million and $1.8 million, respectively.

Property, plant, and equipment recorded under capital leases and related accumulated depreciation were $21.4 million and $3.2 million as of July 2, 2011, respectively, and $19.6 million and $2.6 million as of January 1, 2011, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

Future minimum lease payments under noncancelable operating and capital leases at July 2, 2011, are as follows (in millions):

Fiscal years ending	Operating leases	Capital leases

2011 (remaining 6 months)	$0.7	$0.7
2012	1.2	1.5
2013	0.7	1.5
2014	0.5	1.5
2015	0.4	1.5
2016	0.4	1.5
Thereafter	1.4	12.4

Total minimum lease payments	$5.3	20.6

Less imputed interest		(4.3)

Present value of minimum lease payments		16.3
Current portion of capital lease obligations (included in other current liabilities)		(0.7)

Long-term portion of capital lease obligations		$15.6

The Company received approximately $1.1 million and $0.9 million of rental income from the sublease of certain office and warehouse space during the six-month periods ended July 2, 2011 and June 26, 2010, respectively. Rental income was recorded as a reduction of cost of goods sold in the condensed consolidated statement of operations. The sublease is expected to provide approximately $1.1 million in rental income during the remainder of the fiscal year ending December 31, 2011.

Legal Proceedings—From time to time, the Company is involved in legal proceedings and claims that occur in the normal course of business. Although there can be no assurance, the Company does not believe the results of these proceedings will have a material adverse effect on its business, results of operations, financial position, or cash flows.

9. FAIR VALUE MEASUREMENTS

Fair Value Measurements on Recurring Basis.    The Company measures the fair value of certain assets and liabilities on a recurring basis based upon a fair value hierarchy in accordance with ASC 820, Fair Value Measurements and Disclosures, as follows:

  Level 1—Observable inputs such as quoted prices in active markets;

  Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

  Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Liabilities measured at fair value on a recurring basis include interest rate swaps and embedded derivatives.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

The following table presents information about the Company's liabilities measured at fair value on a recurring basis as of July 2, 2011 and January 1, 2011 (in millions):

		Fair value measurements at reporting date using
	Total carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

July 2, 2011:
Liabilities:
Interest rate swaps(1)	$0.6		$0.6
Embedded derivative liability	54.1			54.1
January 1, 2011:
Liabilities:
Interest rate swaps(1)	$0.6		$0.6
Embedded derivative liability	66.4			66.4

(1)
Included in other liabilities in the consolidated balance sheet.

The Company's interest rate swaps are determined based on market prices for similar instruments in active markets and are classified as Level 2. Valuations using discounted cash flows are classified within Level 3 as these valuations were determined by valuation techniques based upon assumed conversion feature activity and discounting those cash flows at a rate reflective of current market conditions and factors specific to the Company. The Company's embedded derivative liabilities are measured using Level 3 inputs.

The following table presents the changes in Level 3 liabilities measured on a recurring basis for the six months ended July 2, 2011 (in millions):

	Embedded derivative liability
	CPCs	Debt	Total

Balance—January 1, 2011	$60.5	$5.9	$66.4
Net change in fair value included in earnings	(11.9)	(5.6)	(17.5)
Translation adjustment	5.2	—	5.2

Balance—July 2, 2011	$53.8	$0.3	$54.1

10. INCOME TAXES

Income tax expense for the six months ended July 2, 2011 and June 26, 2010 is $10.7 million and $11.8 million, respectively. The Company's forecasted annualized effective rate for the six months ended July 2, 2011 and June 26, 2010 is (146.3)% and (60.3)%, respectively. The Company's interim income tax

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011 provision is calculated based on an estimated annual effective tax rate applied to pre-tax net income, adjusted for discrete items that occurred within the period. The expense is primarily a result of tax in the Company's profitable jurisdictions, establishment of valuation allowances in loss jurisdictions and uncertain tax positions.

The total unrecognized tax benefits for the six months ended July 2, 2011 and the fiscal year ended January 1, 2011 was $54.0 million and $51.3 million, respectively, of which $53.2 million and $50.5 million, respectively, represent the amount that, if recognized, and prior to a consideration of the need for a valuation allowance, would have a favorable effect on the Company's effective tax rate in any future periods. The Company's unrecognized tax benefits increased by $2.7 million for the six months ended July 2, 2011. As a result of settlements with taxing authorities, it is reasonably possible that the total amounts of unrecognized tax benefits as of July 2, 2011 will decrease by up to $11.7 million during the next 12 months. The amount of the reduction that would have a favorable impact on the Company's provision for income taxes is $10.9 million.

In accordance with its accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company has recorded tax-related accrued interest at July 2, 2011 and January 1, 2011 of $2.2 million and $2.0 million, respectively. The Company has also recorded a gross amount of accrued penalties at each of July 2, 2011 and January 1, 2011 of $0.2 million.

The Company files income tax returns with federal, state, local, and foreign jurisdictions and is subject to reviews and U.S. audits of those returns. Currently, the Internal Revenue Service ("IRS") is examining the 2008 and 2009 federal income tax returns. The Company is no longer subject to IRS examination for periods prior to 2007, although carryforward attributes that were generated prior to 2007 may still be adjusted upon examination by the IRS if they either have been or will be used in a future period. The Company's German income tax returns are also under examination by taxing authorities for the years 2004 to 2007. With a few exceptions, the Company is no longer subject to examination for years prior to 2004.

11. RELATED-PARTY TRANSACTIONS

On September 30, 2010, a subsidiary of the Company entered into the Financing Transaction (see Notes 4 and 5). The Company received $376.4 million in aggregate proceeds in connection with the Financing Transaction. A syndicate of lenders who obtained an ownership interest in the sole shareholder of the Company as part of the Financing Transaction provided $369.4 million of the aggregate proceeds.

Certain subsidiaries of the Company are party to a management services agreement with a related party to provide continuing business strategy, management consulting, and financial advisory services. The Company recorded $1.0 million in fees related to this agreement during each of the six-month periods ended July 2, 2011 and June 26, 2010, which is included in selling, general, and administrative expense in the condensed consolidated statement of operations. Amounts payable to the related party totaled $1.1 million and $1.0 million at July 2, 2011 and January 1, 2011, respectively.

In conjunction with the purchase of the Company in 2004, an exclusive distributorship right for the United States was granted to a noncontrolling owner of the sole stockholder. Sales to the related party totaled $15.1 million and $16.8 million for the six-month periods ended July 2, 2011 and June 26, 2010, respectively. Receivables from the related party totaled $4.3 million and $4.4 million at July 2, 2011 and January 1, 2011, respectively.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

12. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

The Company manages the business through three reportable operating segments, which are defined by the geographic regions in which the Company operates (U.S., Europe and Asia). Each region has separate management teams and reporting structures and provides similar products to a similar set of customers. Segment information is consistent with how the chief operating decision maker reviews the business, makes investing and resource allocation decisions and assesses overall operating performance. The Company evaluates performance based upon several factors, of which the primary financial measure is segment operating income (loss). Segment operating income (loss) does not include certain corporate operating costs such as administrative, legal, sales and marketing, and research and development costs. The Company believes that information about segment operating income (loss) assists all users of the Company's condensed consolidated financial statements by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. The accounting policies of the segments are the same as those described in Note 1.

The following table presents certain results of operations and balance sheet information by identified segments (in thousands):

	Asia	Europe	U.S.	Corporate	Total

Six months ended July 2, 2011
External revenues	$185,165	$74,562	$56,856	—	$316,583
Operating income / (loss)	32,569	6,299	7,957	(14,416)	32,409
Segment assets	218,177	92,005	68,775	23,409	402,366
Six months ended June 26, 2010
External revenues	$176,480	66,730	$63,747	—	$306,957
Operating income / (loss)	33,997	1,775	9,696	(10,043)	35,425
Segment assets	242,591	80,977	88,496	1,007	413,071

Corporate expenses reflected in operating income (loss) consist primarily of administrative, legal, sales and marketing and research and development costs.

13. EARNINGS PER SHARE

Basic earnings per share ("EPS") is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted EPS is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period. The shares underlying the CPCs were not included in the computation of diluted EPS for any periods presented as the shares were considered contingently issuable (see Note 5). The Company has no potentially dilutive common shares.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

The following table summarizes the computation of basic and diluted EPS for the six-month periods ended July 2, 2011 and June 26, 2010:

	Six months ended
	July 2, 2011	June 26, 2010

	(In thousands, except for share and per share data)
Net loss	$(19,107)	$(30,525)

Weighted average common shares outstanding—basic	500	500
Weighted average number of common and potential common shares outstanding—diluted	500	500
Basic and diluted net loss per common share	$(38.21)	$(61.05)

Unaudited Pro Forma Net Loss Per Share

In connection with the Reorganization, all of the outstanding securities of Isola Group S.a.r.l, including the common shares and convertible preferred certificates, will be contributed by TPG to Isola Group Ltd., which will result in Isola Group Ltd. becoming our new holding company and Isola Group S.a.r.l. becoming a subsidiary of Isola Group Ltd. The unaudited pro forma basic and diluted net income (loss) per share for the year ended July 2, 2011 reflects the conversion of all outstanding common stock and convertible preferred certificates into ordinary shares of Isola Group Ltd. as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later. In addition, the pro forma amounts give effect to the termination of all outstanding stock-based awards associated with TPG and the replacement of such awards with awards of Isola Group Ltd., with substantially the same terms, as of the beginning of the period. The unaudited pro forma basic and diluted net income (loss) per share has been presented in accordance with SEC Staff Accounting Bulletin Topic I.B.3. The numerator in the pro forma basic and diluted net income (loss) per share calculation has been adjusted (i) to remove gains and losses resulting from the change in fair value of the embedded derivative related to the CPCs, (ii) to remove accreted interest expense related to the CPCs, and (iii) to remove foreign exchange gains and losses related to the CPCs and the embedded derivative liability.

ISOLA GROUP S.A.R.L. AND SUBSIDIARIES,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)
As of July 2, 2011 and for the six months ended July 2, 2011

The following table summarizes the computation of pro forma basic and diluted EPS for the six months ended July 2, 2011:

Six months ended
July 2, 2011

(In thousands, except for share and per share data)
Net income / (loss)—basic
Pro forma adjustments
Accreted interest on CPCs and amortization of discount
Embedded derivative (gain) / loss—CPCs
Foreign exchange (gain) loss
Net income / (loss) used to compute pro forma net income / (loss) per share	$

Weighted average ordinary shares outstanding—basic
Pro forma adjustments—basic
Assumed weighted-average effect of conversion of CPCs

Pro forma weighted average ordinary shares outstanding—basic

Pro forma net income / (loss) per ordinary share—basic	$

Pro forma weighted average ordinary shares outstanding—basic
Pro forma adjustments—diluted
Assumed issuance of stock options and restricted units in Isola Group Ltd.

Pro forma weighted average ordinary shares outstanding—diluted

Pro forma net income / (loss) per ordinary share—diluted	$

Pro forma net loss per share excludes stock-based awards underlying                  ordinary shares of Isola Group Ltd. expected to be outstanding subsequent to the Reorganization because their effect would have been anti-dilutive.

********

ISOLA GROUP LTD.
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Isola Group Ltd.
Chandler, Arizona

We have audited the accompanying balance sheet of Isola Group Ltd. (the "Company") as of September 20, 2011 (date of incorporation). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of September 20, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
September 23, 2011

ISOLA GROUP LTD.
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

BALANCE SHEET

As of September 20, 2011

September 20, 2011

TOTAL ASSETS	$0

TOTAL LIABILITIES	0

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
Common stock, $.0001 par value—100,000,000 shares authorized, one share issued and outstanding	0
Preferred stock, $.0001 par value—25,000,000 shares authorized, zero shares issued and outstanding	0
Retained Earnings	0
Total stockholder's equity	0

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$0

See notes to consolidated financial statements.

ISOLA GROUP LTD.,
A WHOLLY OWNED SUBSIDIARY OF TPG HATTRICK PARTNERS, L.P.

NOTES TO BALANCE SHEET

As of September 20, 2011

1. ORGANIZATION

Isola Group Ltd. (the "Company") was incorporated in the Cayman Islands on September 20, 2011. The Company is a wholly-owned subsidiary of TPG Hattrick Partners, L.P. ("TPG"). The Company had no operations and has been created for the purpose of effecting a reorganization merger with Isola Group S.a.r.l., a wholly-owned subsidiary of TPG, further described below.

There has been no activity and, therefore, the statement of operations, the statement of stockholder's equity and the statement of cash flow are not presented.

2. REORGANIZATION MERGER

On September 20, 2011, TPG formed a new company, Isola Group Ltd., in the Cayman Islands. Isola Group Ltd. has been authorized by its board of directors to file a registration statement with the Securities and Exchange Commission ("SEC") permitting it to sell its ordinary shares in an initial public offering ("IPO"). Prior to the IPO the Company will undergo a corporate reorganization that will include the following steps:

–>
all of the outstanding securities of the Company, including common shares and convertible preferred certificates, will be contributed by TPG to Isola Group Ltd., which will result in Isola Group Ltd. becoming our new holding company and the Company becoming a subsidiary of Isola Group Ltd.;

–>
TPG , and TPG's general partner, TPG Hattrick Holdco, LLC, will be liquidated and the ordinary shares of Isola Group Ltd. will be distributed to their investors; and

–>
all outstanding stock-based awards associated with TPG will be terminated and replaced with new awards for ordinary shares of Isola Group Ltd. that have the same value and substantially the same terms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the FINRA fee are estimated. The missing amounts will be filed by amendment.

SEC Registration Fee	$
Nasdaq Listing Fee
FINRA Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses
Miscellaneous
Total	$

Item 14.    Indemnification of Directors and Officers.

        A Cayman Islands exempted company is a company incorporated under the laws of the Cayman Islands whose business is conducted mainly outside the Cayman Islands. As a Cayman Islands exempted company, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of our directors and officers. Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to the provision of indemnification against the consequences of committing a crime or against the indemnified person's own fraud or dishonesty.

        Our articles of association provide that each of our directors and officers shall be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses incurred by him as a result of any act or failure to act in carrying out his functions other than such liability, if any, that he may incur by his own fraud or knowing or reckless breach of duty. No such director or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the fraud or knowing or reckless breach of duty of such director or officer.

        We have also entered into indemnification agreements with our directors and executive officers under which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

        The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of us and our executive officers and directors, and indemnification of the underwriters by us, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

        In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.    Recent Sales of Unregistered Securities.

Isola Group Ltd.

        During the three years preceding the filing of this registration statement, Isola Group Ltd., the registrant, has not sold any of its securities without registration under the Securities Act of 1933, as amended, except as described below:

  •
  On September 20, 2011, Isola Group Ltd. issued one ordinary share to Reid Services Limited at par value in connection with its incorporation under the laws of the Cayman Islands. The offer, sale and issuance of this security was deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters were involved in the foregoing sale of the security. Reid Services Limited subsequently transferred the one ordinary share held by it to the Sponsor Limited Partnership.

  •
  On                  , 2011, Isola Group Ltd. issued 9,999 ordinary shares to the Sponsor Limited Partnership at par value. The offer, sale and issuance of these securities was deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters were involved in the foregoing sale of securities.

  •
  Immediately prior to the completion of this offering and in connection with the corporate reorganization described in "Summary—Concurrent Transactions—Corporate Reorganization," all of the ordinary shares of Isola Group Ltd. will be contributed (i) first, to the Sponsor Holding Company in connection with the liquidation of the Sponsor Limited Partnership, and (ii) second, to the Sponsors in connection with the liquidation of the Sponsor Holding Company. The offer, sale and issuance of these securities will be deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering or Section 3(a)(9) of the Securities Act as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. No underwriters will be involved in the foregoing sales of securities.

  •
  Immediately prior to the completion of this offering and in connection with the corporate reorganization described in "Summary—Concurrent Transactions—Corporate Reorganization," Isola Group Ltd. will grant options to purchase                        ordinary shares to certain shareholders, directors, employees and former service providers of Isola in exchange for the termination of all outstanding options held by such persons to purchase equity interests in the Sponsor Limited Partnership and Sponsor Holding Company. The offer, sale and issuance of these securities will be deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering, Section 3(a)(9) of the Securities Act as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange or Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. No underwriters will be involved in the foregoing sales of securities.

Luxembourg Holding Company

        During the three years preceding the filing of this registration statement, the Luxembourg Holding Company, the predecessor of Isola Group Ltd. and the holding company of Isola immediately prior to the completion of this offering (See "Summary—Concurrent Transactions—Corporate Reorganization") has not sold its securities without registration under the Securities Act of 1933, as amended, except as described below:

  •
  On September 30, 2010 the Luxembourg Holding Company issued 43,500,666 class C convertible preferred certificates ("Class C CPCs") with a nominal value of EUR 1.- per Class C CPC for a total amount of EUR 43,500,666 to the Sponsor Limited Partnership. The offer, sale and issuance of these securities were deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters were involved in the foregoing sales of securities.

Item 16.    Exhibits and Consolidated Financial Statement Schedules.

  (a)
  Exhibits

Exhibit No.		Exhibit Description
1.1	**	Form of Underwriting Agreement among Isola Group Ltd. and the Underwriters.
3.1	*	Memorandum and Articles of Association of Isola Group Ltd.
4.1	**	Shareholders and Registration Rights Agreement dated as of , 2011 by and between Isola Group Ltd. and the shareholders party thereto.
4.2	**	Contribution Agreement dated as of , 2011 by and between Isola Group Ltd. and TPG Hattrick Partners, L.P.
4.3	**	Specimen of Ordinary Share certificate.
5.1	**	Opinion of DLA Piper LLP (US).
5.2	**	Opinion of Appleby (Cayman Islands).
10.1	**	Form of Indemnification Agreement.
10.2	**	Isola Group Ltd. 2011 Equity Incentive Plan.
10.3	**	Form of Share Option Agreement (U.S. Participant).
10.4	**	Form of Share Option Agreement (Non-U.S. Participant).
10.5	**	Form of Restricted Shares Agreement (U.S. Participant).
10.6	**	Form of Restricted Shares Agreement (Non-U.S. Participant).
10.7	**	Amended and Restated Employment Agreement dated as of August 11, 2008 by and between Isola USA Corp. and Raymond P. Sharpe.
10.8	**	Amendment to Amended and Restated Employment Agreement dated as of September 30, 2010 by and between Isola USA Corp. and Raymond P. Sharpe.
10.9	**	Employment Agreement dated as of June 30, 2009 by and between Isola USA Corp. and F. Gordon Bitter.
10.10	**	Employment Agreement dated as of April 30, 2007 by and between Isola USA Corp. and Mathew R. LaRont.

Exhibit No.		Exhibit Description
10.11	**	Restated Employment Agreement dated as of October 1, 2004 by and between Isola USA Corp. and Tarun Amla.
10.12	**	Employment Agreement dated as of July 21, 2011 by and between Isola USA Corp. and Robert Chaney.
10.13	**	Employment Agreement dated as of February 17, 2006 by and between Isola GmbH and Karl Stollenwerk.
10.14	**
Credit and Guaranty Agreement dated as of September 30, 2010 by and between Isola USA Corp., Isola Group, Hattrick Lux No. 2 S.á.r.l., Hattrick Lux No. 4 S.á.r.l., Hattrick Holdings U.S. Inc, the Lenders party thereto from time to time, and Goldman Sachs Lending Partners LLC, as syndication agent, as administrative agent, as collateral agent and as documentation agent.
10.15	**
Waiver and Amendment No. 1 dated as of May 19, 2011 to the Credit and Guaranty Agreement dated as of September 30, 2010 by and between Isola USA Corp., Isola Group, Hattrick Lux No. 2 S.á.r.l., Hattrick Lux No. 4 S.á.r.l., Hattrick Holdings U.S. Inc., the Lenders party thereto, and Goldman Sachs Lending Partners LLC, as administrative agent.
10.16	**
Waiver and Amendment No. 2 dated as of June 30, 2011 to the Credit and Guaranty Agreement dated as of September 30, 2010 by and between Isola USA Corp., Isola Group, Hattrick Lux No. 2 S.á.r.l., Hattrick Lux No. 4 S.á.r.l., Hattrick Holdings U.S. Inc., the Lenders party thereto, and Goldman Sachs Lending Partners LLC, as administrative agent.
10.17	**
Mezzanine Credit and Guaranty Agreement dated as of September 30, 2010 by and between Isola USA Corp., Isola Group, Hattrick Lux No. 2 S.á.r.l., Hattrick Lux No. 4 S.á.r.l., Hattrick Holdings U.S. Inc. and the Lenders party thereto.
10.18	**
Waiver and Amendment No. 1 dated as of May 19, 2011 to the Mezzanine Credit and Guaranty Agreement dated as of September 30, 2010 by and between Isola USA Corp., Isola Group, Hattrick Lux No. 2 S.á.r.l., Hattrick Lux No. 4 S.á.r.l., Hattrick Holdings U.S. Inc. and the Lenders party thereto.
10.19	**
Waiver and Amendment No. 2 dated as of June 24, 2011 to the Mezzanine Credit and Guaranty Agreement dated as of September 30, 2010 by and between Isola USA Corp., Isola Group, Hattrick Lux No. 2 S.á.r.l., Hattrick Lux No. 4 S.á.r.l., Hattrick Holdings U.S. Inc. and the Lenders party thereto.
21	**	Subsidiaries of Isola Group Ltd.
23.1	**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
23.2	*	Consent of Deloitte & Touche LLP.
23.3	*	Consent of Deloitte & Touche LLP.
24.1	*	Powers of Attorney (included on signature pages of Part II to this Registration Statement).

*
Filed herewith

**
To be filed by amendment

  (b)
  Financial Statement Schedules

  Schedule 1—Financial Statements of Parent Company as of January 1, 2011 and December 26, 2009

Financial Information of Parent Company
Isola Group S.a.r.l.

CONDENSED BALANCE SHEETS
As of January 1, 2011 and December 26, 2009

	January 1, 2011	December 26, 2009
	(In thousands, except share amounts)
ASSETS
CURRENT ASSETS:
Cash	$6	$3
Receivables from subsidiaries	23	24

Total current assets	29	27

TOTAL ASSETS	$29	$27

LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	—	44
Payables to subsidiaries	5	7
Accrued taxes payable	359	274

Total current liabilities	364	325
OBLIGATION FROM INVESTMENT IN SUBSIDIARY—NET	137,634	193,952
CONVERTIBLE PREFERRED CERTIFICATES	199,136	176,595
EMBEDDED DERIVATIVE	60,459	27,513

Total liabilities	397,593	398,385
STOCKHOLDER'S DEFICIENCY:
Common stock, 25 Euro par value ($31)—500 shares authorized, issued, and outstanding	15	15
Additional paid-in capital	30,652	28,160
Accumulated deficit	(394,602)	(399,684)
Accumulated other comprehensive loss	(33,629)	(26,849)

Total stockholder's deficiency	(397,564)	(398,358)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY	29	27

See notes to condensed financial statements.

 Financial Information of Parent Company
Isola Group S.a.r.l.

CONDENSED STATEMENTS OF OPERATIONS
For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

	January 1, 2011	December 26, 2009	December 27, 2008
	(In thousands)
OPERATING EXPENSES
Sales, general, and administrative	$165	$177	$94

Total operating expenses	165	177	94

OPERATING LOSS	(165)	(177)	(94)
OTHER INCOME—Net	212	132	116
INTEREST EXPENSE	(10,631)	(10,454)	(15,079)
INTEREST INCOME	10,890	11,115	15,116
INCOME / (LOSS) ON EQUITY INVESTMENT IN SUBSIDIARIES	4,863	(101,245)	35,939
FOREIGN EXCHANGE GAIN / (LOSS)—Net	(1)	1	(23)

INCOME / (LOSS) BEFORE TAXES	5,167	(100,628)	35,975
PROVISION FOR INCOME TAXES	(85)	(98)	(176)

NET INCOME / (LOSS)	$5,082	$(100,726)	$35,799

See notes to condensed financial statements.

 Financial Information of Parent Company
Isola Group S.a.r.l.

CONDENSED STATEMENTS OF CASH FLOWS
For the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008

	January 1, 2011	December 26, 2009	December 27, 2008
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$5,082	$(100,726)	$35,799
Adjustments to reconcile net income / (loss) to cash used in operating activities:
Equity in net (income) / loss of subsidiaries	(4,863)	101,245	(35,939)
Foreign currency translation	—	0	20
Accreted interest expense on convertible preferred certificates and amortization of discount	10,631	10,454	15,079
Accreted interest income on convertible preferred certificates in subsidiary and amortization of discount	(10,890)	(11,115)	(15,116)
Change in operating assets and liabilities:
Receivables from subsidiaries	2	(1)	1
Account payable	(44)	(7)	35
Accrued taxes payable	85	98	176

Net cash used in operating activities	3	(52)	55
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary	(57,707)	—	—

Net cash used in investing activities	(57,707)	—	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from financing transactions	57,130
Proceeds of capital contributions	577	—	—

Net cash provided by / (used in) financing activities	57,707	—	—

CASH—Beginning of year	3	55	0

CASH—End of year	$6	$3	$55

See notes to condensed financial statements.

Financial Information of Parent Company
Isola Group S.a.r.l.

NOTES TO CONDENSED FINANCIAL STATEMENTS
As of January 1, 2011 and December 26, 2009, and for the fiscal years ended
January 1, 2011, December 26, 2009, and December 27, 2008

1. BASIS OF PRESENTATION

        Isola Group S.a.r.l. (the "Parent Company") is a holding company incorporated in Luxembourg whose subsidiaries manufacture and sell laminate products across Europe, Asia, and the United States of America. Substantially all of its business operations are conducted through its subsidiaries. We refer to the Parent Company and its subsidiaries collectively as the Company.

        The accompanying condensed financial statements of the Parent Company have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the Parent Company's subsidiaries exceed 25% of the consolidated net assets of the Company. Accordingly, these statements have been prepared on a "parent-only" basis.

        Under presentation on a parent-only basis, the Parent Company's investment in its consolidated subsidiaries is presented using the equity method of accounting.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, these parent-only statements should be read in conjunction with the notes to the consolidated financial statements of the Company included elsewhere herein.

2. CONVERTIBLE PREFERRED CERTIFICATES

        Convertible Preferred Certificates ("CPCs") were issued to the sole shareholder of the Parent Company. In conjunction with each issuance of CPCs to the sole shareholder, the Parent Company was issued CPCs from its subsidiary with the equivalent terms, interest rates, conditions and amounts, with the exception of the original issuance of Class A and Class B CPCs. A CPC liability and embedded derivative liability with an offsetting CPC asset and embedded derivative asset were recorded with the issuance of the Class C CPCs. See Note 5 to the consolidated financial statements. The following table presents the carrying value of the CPCs at January 1, 2011 and December 26, 2009:

	Investment in CPCs	CPC Liability
January 1, 2001
Class A & B, combined	$128,797	$128,249
Class C	24,293	24,294
Accreted interest	47,524	46,593

Total, January 1, 2011	$200,614	$199,136

December 26, 2009
Class A & B, combined	$138,548	$137,958
Accreted interest	39,352	38,637

Total, December 26, 2009	$177,900	$176,595

        The investment in CPCs is included in the Obligation from Investment in Subsidiary—net on the consolidated balance sheet as there is a right of offset. Due to the offsetting effect of the embedded derivative asset and liability, the change in the fair value of the derivative is zero and not presented on the statement of operations.

3. COMMITMENTS AND CONTINGENCIES

        Obligation from investment in subsidiary—The carrying value of an investment in one of the Company's subsidiaries reflects a negative balance as a result of the recognition of cumulative reported losses. As the Company has the intention to fund current and any future losses, the Company continues to apply the equity method of accounting for the investment in the subsidiary.

        The Parent Company's subsidiary, Isola USA Corp., entered into a series of financing transactions on September 30, 2010, including a senior secured credit agreement and a mezzanine credit agreement, with a syndicate of lenders, the majority of which are partial owners in an entity that is the Parent Company's sole stockholder (collectively "the Credit Agreements"). The Parent Company guarantees the obligations of the borrower, Isola USA Corp., under the Credit Agreements. As of January 1, 2011, there was $210.0 million of outstanding principal related to the senior secured credit agreement. As of January 1, 2011, there was $178.6 million of outstanding principal, which consisted of $175.0 million in term loans and $3.6 million of accreted interest related to the mezzanine credit agreement. Additionally, see Note 8 of the Company's consolidated financial statements for a discussion of its commitments and contingencies.

  Schedule 2—Valuation and Qualifying Accounts

        The following table provides details of the Company's valuation and qualifying accounts (in millions):

	Beginning
					Ending balance
	Balance	Additions	Deductions	Other(1)
Fiscal Year Ended January 1, 2011
Valuation allowance for doubtful accounts	$3.8	$—	$—	$0.1	$3.9
Valuation allowance for deferred income taxes	126.6	19.9	(43.3)	1.7	104.9
Fiscal Year Ended December 26, 2009
Valuation allowance for doubtful accounts	$21.3	$0.6	$(17.0)	$(1.1)	$3.8
Valuation allowance for deferred income taxes	121.2	35.0	(26.2)	(3.4)	126.6
Fiscal Year Ended December 27, 2008
Valuation allowance for doubtful accounts	$17.0	$6.7	$(2.0)	$(0.4)	$21.3
Valuation allowance for deferred income taxes	154.6	26.5	(68.4)	8.5	121.2

(1)
Includes foreign currency translation amounts and other comprehensive loss adjustments

Item 17.   Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and conformed in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the security offered therein and the offering of such securities on such form shall be deemed to be the initial bona fide offering thereof.

  (b)
  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on October 31, 2011.

ISOLA GROUP LTD.
By:	/s/ RAYMOND P. SHARPE
Name:	Raymond P. Sharpe
Title:	President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ F. GORDON BITTER
Name:	F. Gordon Bitter
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
By:	/s/ NINA HARALAMBIDIS
Name:	Nina Haralambidis
Title:	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

POWERS OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints F. Gordon Bitter and Michael S. Rafford, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAYMOND P. SHARPE Raymond P. Sharpe	Director, President and Chief Executive Officer	October 31, 2011

Signature	Title	Date

/s/ KEVIN R. BURNS Kevin R. Burns	Director	October 31, 2011
/s/ DONALD A. COLVIN Donald A. Colvin	Director	October 31, 2011
/s/ H. MCINTYRE GARDNER H. McIntyre Gardner	Director	October 31, 2011
/s/ JORDON L. KRUSE Jordon L, Kruse	Director	October 31, 2011
/s/ JEFFREY S. MCCREARY Jeffrey S. McCreary	Director	October 31, 2011
/s/ ERIC W. NOETH Eric W. Noeth	Director	October 31, 2011
/s/ CASSIDY J. TRAUB Cassidy J. Traub	Director	October 31, 2011